EXHIBIT 99

THIS PROPOSED DISCLOSURE STATEMENT IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS PROPOSED DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF CALIFORNIA
x
:
In re	:	Chapter 11 Case No.
:
PACIFIC GAS AND ELECTRIC COMPANY,	:	01-30923-DM
:
Debtor.	:
:
x

DISCLOSURE STATEMENT
FOR PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR PACIFIC GAS AND ELECTRIC COMPANY PROPOSED BY
PACIFIC GAS AND ELECTRIC COMPANY AND PG&E CORPORATION
Counsel for the Debtor, Pacific Gas and Electric Company: HOWARD, RICE, NEMEROVSKI, CANADY, FALK & RABKIN Three Embarcadero Center, 7th Floor San Francisco, California 94111 (415) 434-1600	Counsel for PG&E Corporation: WEIL, GOTSHAL & MANGES LLP 700 Louisiana, Suite 1600 Houston, Texas 77002 (713) 546-5000
Co-Counsel to PG&E Corporation for Constitutional Law Matters: Professor Laurence Tribe Hauser Hall 420 1575 Massachusetts Avenue Cambridge, Massachusetts 02138 (617) 495-4621	DEWEY BALLANTINE LLP 1301 Avenue of the Americas New York, New York 10019-6092 (212) 259-8000

Dated: September 20, 2001
San Francisco, California

TABLE OF CONTENTS

I. INTRODUCTION 1

A. OVERVIEW OF CHAPTER 11. 2

B. BACKGROUND AND OVERVIEW OF THE PLAN. 3

C. HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE. 5

D. VOTING PROCEDURES. 6

1. General. 6

2. Beneficial Owners of Bonds, Notes, Debentures or Shares of Stock. 7

3. Nominees of Beneficial Owners of Bonds, Notes, Debentures or Shares of Stock. 7

4. Securities Clearing Agency. 8

E. CONFIRMATION HEARING. 8

F. MISCELLANEOUS. 8

II. OVERVIEW OF CLAIMS AND EQUITY INTERESTS 10

III. DESCRIPTION AND HISTORY OF BUSINESS 19

A. OVERVIEW. 19

B. OPERATIONS. 19

C. REGULATION. 20

IV. EVENTS PRECEDING THE COMMENCEMENT OF THE CHAPTER 11 CASE AND FILING OF THE PLAN 21

A. SUMMARY. 21

B. MATERIAL EVENTS LEADING TO THE FILING OF THE PLAN OF REORGANIZATION. 23

V. THE REORGANIZATION CASE 41

A. COMMENCEMENT OF THE CHAPTER 11 CASE. 41

B. ADMINISTRATION OF THE CHAPTER 11 CASE. 42

1. First Day Orders. 42

2. Second Day Orders. 42

3. Third Day Orders. 42

4. Creditors' Committee. 42

5. Public Purpose Programs. 43

6. Assumption of Hydroelectric Power Purchases. 43

7. Pre-Petition Property Taxes. 43

8. Request for Preliminary Injunction Against the ISO. 43

9. Denial of Ratepayers' Committee. 44

10. Authorization of Employee Related Matters. 44

11. Transition Period Accounting Proposal. 44

12. Extension of the Exclusivity Period. 45

13. Omnibus Motions. 45

14. Extension of Time for Assuming or Rejecting Real Property Leases. 45

15. QF Agreements. 45

VI. THE PLAN OF REORGANIZATION 47

A. OVERVIEW. 47

B. RESTRUCTURING OF THE ELECTRIC TRANSMISSION BUSINESS. 51

1. General. 51

2. Formation and Capitalization. 51

3. Operational Control of ETrans Assets. 52

4. Management and Employees. 52

5. Regulation. 53

a. Regulatory Approvals for Restructuring. 53

b. Post Restructuring Regulation of ETrans. 54

C. RESTRUCTURING OF THE GAS TRANSMISSION BUSINESS. 55

1. General. 55

2. Formation and Capitalization. 55

3. Transition to FERC Jurisdiction. 55

4. Management and Employees. 55

5. Regulation. 56

a. Regulatory Approvals for Restructuring. 56

b. Post-Restructuring Regulation of GTrans. 57

D. RESTRUCTURING OF THE GENERATION BUSINESS. 57

1. General. 57

2. Formation and Capitalization. 57

3. Sale of Gen Output. 58

4. Management and Employees. 58

5. Regulation. 58

a. Regulatory Approvals for Restructuring. 58

b. Post Restructuring Regulation of Gen. 60

E. RESTRUCTURING OF THE DISTRIBUTION BUSINESS. 61

1. General. 61

2. Capitalization and Spin-Off. 61

3. Management and Employees. 62

4. Regulation. 62

a. Regulatory Approvals for Restructuring. 62

b. Post-Restructuring Regulation of the Reorganized Debtor. 63

F. CERTAIN CONTRACTS. 64

1. Gen and Reorganized Debtor Power Purchase Agreement. 64

2. GTrans and Reorganized Debtor Transmission and Storage Agreement. 64

G. NET OPEN POSITION. 65

H. LITIGATION. 66

1. Rate Recovery Litigation. 66

2. Compressor Station Chromium Litigation. 66

3. BFM Contract Seizure Litigation. 67

4. Claims Against the State. 68

I. DISPOSITION OF SURPLUS PROPERTY AND PROPERTY RIGHTS. 68

J. SEPARATION. 68

K. HUMAN RESOURCES. 70

1. Employees. 70

2. Benefit Plans. 70

3. Unions. 70

4. Workers' Compensation Obligations. 71

L. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS. 71

1. Administrative Expense Claims. 72

2. Professional Compensation and Reimbursement Claims. 73

3. Priority Tax Claims. 73

4. Class 1 - Other Priority Claims. 74

5. Class 2 - Other Secured Claims. 74

6. Class 3a - Secured Claims Relating to First and Refunding Mortgage Bonds. 74

7. Class 3b - Secured Claims Relating to Replaced First and Refunding Mortgage Bonds. 75

8. Class 4a - Mortgage Backed PC Bond Claims. 75

9. Class 4b - MBIA Insured PC Bond Claims. 76

10. Class 4c - MBIA Claims. 77

11. Class 4d - Letter of Credit Backed PC Bond Claims. 77

12. Class 4e - Letter of Credit Bank Claims. 78

13. Class 4f - Prior Bond Claims. 79

14. Class 4g - Treasury PC Bond Claims. 80

15. Class 5 - General Unsecured Claims. 81

16. Class 6 - ISO, PX and Generator Claims. 81

17. Class 7 - ESP Claims. 82

18. Class 8a - Environmental and Tort Claims for Actual Damages. 82

19. Class 8b - Environmental and Tort Claims for Punitive Damages. 82

20. Class 9a - Chromium Litigation Claims for Actual Damages. 83

21. Class 9b - Chromium Litigation Claims for Punitive Damages. 83

22. Class 10 - Convenience Claims. 83

23. Class 11 - QUIDS Claims. 83

24. Class 12 - Preferred Stock Equity Interests. 84

25. Class 13 - Common Stock Equity Interests. 84

M. SECURITIES ISSUED UNDER THE PLAN; WORKING CAPITAL FACILITIES. 84

1. Equity Securities. 84

2. Debt Securities. 84

3. Working Capital Facilities. 85

N. METHOD OF DISTRIBUTION UNDER THE PLAN. 85

O. TIMING OF DISTRIBUTIONS UNDER THE PLAN. 86

P. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. 86

Q. PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS. 88

R. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN. 89

S. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN. 90

T. IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THE PLAN. 91

U. DISCHARGE AND INJUNCTION. 91

V. VOTING. 92

1. Voting of Claims. 92

2. Elimination of Vacant Classes. 92

3. Nonconsensual Confirmation. 92

W. SUMMARY OF OTHER PROVISIONS OF THE PLAN. 92

1. Amendment or Modification of the Plan. 92

2. Cancellation of Existing Securities and Agreements. 93

3. Revocation or Withdrawal of the Plan. 93

4. Termination of Committee. 93

5. Effectuating Documents and Further Transactions. 93

6. Exculpation. 93

7. Release of Parent. 94

8. Plan Supplement. 94

9. Retention of Jurisdiction. 94

10. Exemption from Transfer Taxes. 95

11. Fees and Expenses. 96

12. Payment of Statutory Fees. 96

13. Severability. 96

14. Binding Effect. 96

15. Governing Law. 96

16. Withholding and Reporting Requirements. 97

17. Sections 1125 and 1126 of the Bankruptcy Code. 97

18. Allocation of Plan Distributions. 97

19. Minimum Distributions. 97

20. Notices. 97

VII. CONFIRMATION AND CONSUMMATION PROCEDURE. 99

A. SOLICITATION OF VOTES. 99

B. THE CONFIRMATION HEARING. 99

C. CONFIRMATION. 100

1. Acceptance. 100

2. Unfair Discrimination and Fair and Equitable Tests. 101

3. Feasibility. 101

4. Best Interests Test. 102

D. CONSUMMATION. 103

VIII. FINANCIAL INFORMATION. 104

IX. SECURITIES LAWS MATTERS. 104

A. BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS. 104

X. CERTAIN RISK FACTORS TO BE CONSIDERED. 107

A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS. 107

B. CERTAIN RISKS RELATING TO THE RESTRUCTURING TRANSACTIONS. 107

C. RISKS RELATING TO THE BUSINESSES AFTER THE EFFECTIVE DATE. 109

D. RISKS RELATING TO THE ISSUANCE OF NEW DEBT SECURITIES. 111

XI. DESCRIPTION OF CERTAIN CLAIMS. 112

A. POLLUTION CONTROL BONDS. 112

XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. 118

A. INTRODUCTION. 118

B. CONSEQUENCES TO THE DEBTOR AND THE PARENT. 119

C. CONSEQUENCES TO HOLDERS OF IMPAIRED CLAIMS OTHER THAN HOLDERS OF POLLUTION CONTROL BONDS. 120

XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN. 126

A. LIQUIDATION UNDER CHAPTER 7. 126

B. ALTERNATIVE PLAN OF REORGANIZATION. 126

C. LIQUIDATION UNDER CHAPTER 11. 126

XIV. CONCLUSION AND RECOMMENDATION. 126

INDEX OF EXHIBITS

EXHIBIT A Plan of Reorganization

EXHIBIT B Disclosure Statement Order

EXHIBIT C Projected Financial Information

EXHIBIT D Summary of Terms of Long-Term Debt

  INTRODUCTION

Pacific Gas and Electric Company (the "Debtor"), together with the Debtor's parent company, PG&E Corporation, as co-proponent ("Parent" and, together with the Debtor, the "Proponents"), submit this Disclosure Statement for Plan of Reorganization of Pacific Gas and Electric Company (the "Disclosure Statement") under section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims against and Equity Interests in the Debtor in connection with (i) the solicitation of acceptances of the Proponents' Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company, dated September 20, 2001 (as the same may be amended from time to time, the "Plan"), filed by the Proponents with the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court"), and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled on _________, 2002.

Attached as Exhibits to this Disclosure Statement are copies of the following documents:

    The Plan (Exhibit A);

    Order of the Bankruptcy Court dated __________, 2002 (the "Disclosure Statement Order") approving, among other things, this Disclosure Statement, setting dates for the confirmation hearing and for filing objections to the Plan, and establishing procedures for the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

    Projected Financial Information (Exhibit C); and

    Summary of Terms of Long-Term Debt (Exhibit D).

In addition, the Proponents have filed the following documents with the U.S. Securities and Exchange Commission ("SEC") which are incorporated herein by reference:

    Annual Report on Form 10-K of the Parent and the Debtor for the year ended December 31, 2000;

    2000 Annual Report to Shareholders of the Parent and the Debtor;

    Quarterly Report on Form 10-Q of the Parent and the Debtor for the quarter ended March 31, 2001;

    Quarterly Report on Form 10-Q of the Parent and the Debtor for the quarter ended June 30, 2001; and

    Various Current Reports on Form 8-K filed since the Petition Date.

Such documents and other information are available at a website maintained by the SEC at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically with the SEC.

A Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Equity Interests that are or may be entitled to vote to accept or reject the Plan.

On __________, 2002, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical reasonable investors typical of the holders of Claims against and Equity Interests in the Debtor to make an informed judgment in voting to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order sets forth the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes (the "Voting Record Date"), the applicable standards for tabulating Ballots, and the date of the hearing to consider confirmation of the Plan. In addition, detailed voting instructions accompany each Ballot. Before voting on the Plan, each holder of a Claim or Equity Interest entitled to vote on the Plan should read this Disclosure Statement (including the documents incorporated herein by reference), the Plan, the Disclosure Statement Order, the instructions accompanying the Ballot and the other exhibits attached to this Disclosure Statement. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes on the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In considering how to vote on the Plan, no holder of a Claim or Equity Interest or any other party should rely on any information relating to the Debtor and its business other than that contained, or incorporated by reference, in this Disclosure Statement, the Plan, or as otherwise approved by the Bankruptcy Court.

Capitalized terms used in this Disclosure Statement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. An Index of Defined Terms is attached to this Disclosure Statement immediately following the signature page.

    OVERVIEW OF CHAPTER 11.

    Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

    The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the Petition Date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

    The principal objective of a chapter 11 case is the confirmation and consummation of a plan. A plan sets forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan by the bankruptcy court binds, among others, the debtor, any issuer of securities under the plan, any entity acquiring property under the plan, and any creditor or equity interest holder of the debtor. Subject to certain limited exceptions, the order approving confirmation of a chapter 11 plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

    Pursuant to section 1123(a) of the Bankruptcy Code, the Bankruptcy Code preempts any otherwise applicable non-bankruptcy law that may be contrary to its provisions. Accordingly, a plan may contain certain provisions that would not normally be permitted under non-bankruptcy law. For example, section 1123(a)(5) of the Bankruptcy Code authorizes a debtor to dispose of some or all of its assets and to take certain other actions under a plan notwithstanding otherwise applicable non-bankruptcy law to the contrary.

    Certain holders of allowed claims against and equity interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires approval by the bankruptcy court of a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan.

    BACKGROUND AND OVERVIEW OF THE PLAN.

    Prior to the summer of 2000, the Debtor was one of the healthiest energy utilities in the United States, enjoying investment grade credit ratings and consistently paying dividends to its shareholders. As a regulated public utility, the Debtor operated under the historical (and constitutionally-required) "regulatory compact." Under that compact, the Debtor undertook to serve all the electric and gas customers in its service territory in exchange for rates that allowed it to cover its costs of providing service, recover its investment in facilities serving the public and the opportunity to earn a reasonable rate of return.

    Beginning in June 2000, prices for power purchased on the wholesale market began to increase. Prices moderated somewhat in the fall before spiking to unprecedented levels in November and subsequent months. The Debtor filed this Chapter 11 Case after the California Public Utilities Commission (the "CPUC") ignored the Debtor's repeated requests to allow it to recover in its retail rates the costs the Debtor was incurring to buy electricity for its customers. The Debtor first requested relief from the CPUC in August 2000, continued its requests through the fall, and made a specific proposal for emergency rate relief in November 2000 to provide rate stability to its customers while the Debtor continued to use its good credit to buy power on their behalf. However, the CPUC and the State of California reacted to the Debtor's requests either by taking steps that were directly counter to the Debtor's financial preservation or by failing to act in a timely manner on the Debtor's requests. By April 6, 2001 (the "Petition Date"), the Debtor had incurred approximately $8.9 billion in procurement costs, including $2.3 billion attributable to the Debtor's generation, that the CPUC refused to allow the Debtor to collect from its customers, and had billions of dollars in defaulted debt and unpaid bills. All of the major credit rating agencies had downgraded the Debtor to uncreditworthy ratings, which precluded the Debtor from purchasing power in the wholesale markets under federally-approved tariffs. As a result, the Debtor turned to the Bankruptcy Court for relief. For a more detailed description of the events leading to the commencement of the Chapter 11 Case and the filing of the Plan, see Section IV of this Disclosure Statement.

    It is against this backdrop that the Proponents have developed a Plan designed to reaffirm the Debtor's financial viability and provide for the payment in full of all Allowed Claims. See Sections II and VI.L of this Disclosure Statement for detailed information regarding the payment of Allowed Claims. Pursuant to the Plan, the Debtor will create three new limited liability companies and separate its operations into four lines of business based on the Debtor's historical functions: retail gas and electric distribution; electric transmission; interstate gas transmission; and electric generation. The companies are referred to herein as the Reorganized Debtor, ETrans, GTrans and Gen, respectively. The Reorganized Debtor will also create a corporation to hold the membership interests of ETrans, GTrans and Gen and will ultimately declare and pay a dividend of the outstanding common stock of such corporation to the Parent. The Debtor may also create indirect subsidiaries or affiliates to hold other assets. On or as soon after the Effective Date as practicable, the Parent will declare and pay a dividend of the outstanding common stock of the Reorganized Debtor held by the Parent to its existing shareholders and the Reorganized Debtor will be separated from the current ownership structure of the Parent and thereafter operate as a stand alone local electric and gas distribution business. As a result of the restructuring, the electric transmission, interstate gas transmission and generation businesses will be under the exclusive ratemaking jurisdiction of the Federal Energy Regulatory Commission (the "FERC") after the Effective Date. The gas and electric distribution business will remain under the jurisdiction of the CPUC. For a more detailed description of the Plan, see Section VI of this Disclosure Statement.

    The following illustration represents the corporate structure of the Parent and the Debtor following consummation of the transactions contemplated by the Plan, but does not include the intermediate corporation which will hold the membership interests of ETrans, GTrans and Gen or any other subsidiaries or affiliates of such entities:

    [Graphic illustration representing the corporate structure of the Parent and the Debtor following consummation of the transactions contemplated by the Plan (but excluding the intermediate corporation which will hold the membership interests of ETrans, GTrans and Gen or any other subsidiaries or affiliates of such entities) has been omitted.]

    The purpose of the Plan is to realize the inherent value of the Debtor's asset portfolio, pay all Allowed Claims in full, and allow the Debtor to emerge from the Chapter 11 Case with a strong and sustainable business. See Sections II and VI.L of this Disclosure Statement for detailed information regarding the payment of Allowed Claims. The value created by the Plan will provide cash and increased debt capacity to enable the Debtor to repay its creditors in full and restructure its existing debt. The Plan will also create businesses that will be financially sound going forward, thus providing the necessary assurance that the Reorganized Debtor and the disaggregated entities will be able to service the debt issued or reinstated under the Plan.

    The Proponents believe that the Plan is workable, fair and in the public interest. The Plan provides for the continued ownership of the Debtor's assets by California companies that will continue to operate the Debtor's assets consistent with sound business and environmental policies. The Plan positions the Debtor to regain financial viability, resume procurement of power for its retail customers, and participate actively in Western energy markets by the end of 2002.

    Without raising retail electricity rates above current levels, the Plan provides a safe, reliable and long-term electric supply to California's electric customers. The Plan enables the Debtor to maintain a qualified workforce and keep the Debtor's generating assets intact and integrated, rather than selling them piecemeal to satisfy its debts. Finally, the Debtor's restructured gas and electric distribution, gas and electric transmission and generating assets will continue to be regulated to protect the public interest.

    The Debtor's assets will continue to be subject to rate regulation under the Plan. For the electric transmission assets, FERC will continue to have exclusive jurisdiction over rates and terms of service. The generation and gas transmission assets will be subject to long-term contracts with the Reorganized Debtor for continued use in serving its retail electric and gas customers on a non-discriminatory basis at rates regulated by FERC. The CPUC will continue to have jurisdiction over the Debtor's retail electric and gas distribution assets, rates and services, including the manner in which the Reorganized Debtor's retail costs are allocated among various classes of California's energy customers. Finally, the Debtor's assets will continue to be subject to public health and safety regulation by numerous other state, local, and federal agencies.

    The Proponents believe that the Plan will enable the Debtor to successfully reorganize its business and accomplish the objectives of chapter 11, and that acceptance of the Plan is in the best interests of the Debtor, its creditors and all parties in interest.

    HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE.

    The Bankruptcy Code provides that only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and are not deemed to have rejected a proposed chapter 11 plan are entitled to vote to accept or reject such plan. Classes of claims or equity interests in which the holders are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders will receive no recovery under a chapter 11 plan are impaired, but are deemed to have rejected the plan and are also not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section VI.L. of this Disclosure Statement.

    The following classes of Claims and Equity Interests are impaired, will receive distributions under the Plan and are entitled to vote to accept or reject the Plan: Class 3a - Secured Claims Relating to First and Refunding Mortgage Bonds, Class 3b - Secured Claims Relating to Replaced First and Refunding Mortgage Bonds, Class 4a - Mortgage Backed PC Bond Claims, Class 4b - MBIA Insured PC Bond Claims, Class 4c - MBIA Claims, Class 4d - Letter of Credit Backed PC Bond Claims, Class 4e - Letter of Credit Bank Claims, Class 4f - Prior Bond Claims, Class 5 - General Unsecured Claims, Class 6 - ISO, PX and Generator Claims, Class 7 - ESP Claims, Class 9a - Chromium Litigation Claims for Actual Damages, Class 9b - Chromium Litigation Claims for Punitive Damages, Class 11 - QUIDS Claims, Class 12 - Preferred Stock Equity Interests, and Class 13 - Common Stock Equity Interests.

    The following classes of Claims and Equity Interests are unimpaired and, therefore, are conclusively presumed to have accepted the Plan: Class 1 - Other Priority Claims, Class 2 - Other Secured Claims, Class 4g - Treasury PC Bond Claims, Class 8a - Environmental and Tort Claims for Actual Damages, Class 8b - Environmental and Tort Claims for Punitive Damages, and Class 10 - Convenience Claims.

    No class of Claims or Equity Interests will receive no recovery under the Plan. Accordingly, none of the classes of Claims or Equity Interests is deemed to have rejected the Plan.

    The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in such class holding at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the allowed claims in such class casting ballots for acceptance or rejection of the plan. The Bankruptcy Code defines "acceptance" of a plan by a class of equity interests as acceptance by holders in such class holding at least two-thirds (2/3) in amount of the allowed interests casting ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VII.C. of this Disclosure Statement.

    If one or more classes of Claims or Equity Interests entitled to vote on the Plan rejects the Plan, the Proponents reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. If at least one class of Claims that is impaired under the Plan has accepted the Plan (determined without including any acceptance of the Plan by any insider), Section 1129(b) permits the confirmation of the Plan notwithstanding its rejection by one or more impaired classes of Claims or Equity Interests. Under that section, the Plan may be confirmed by the Bankruptcy Court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class of Claims or Equity Interests. For a more detailed description of the requirements for confirmation of a plan not accepted by all voting classes, see Section VII.C.2. of this Disclosure Statement.

    VOTING PROCEDURES.

      General.

      If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. Please vote and return your Ballot to the Voting Agent at the following address:

      Phone: ___________________

      Facsimile: ________________

      Attention: ________________

      DO NOT RETURN ANY SECURITIES OF PACIFIC GAS AND ELECTRIC COMPANY WITH YOUR BALLOT.

      TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY THE VOTING AGENT AT THE ABOVE ADDRESS OR FACSIMILE NUMBER NO LATER THAN 11:00 P.M., PACIFIC TIME, ON ______________, 2002 (THE "VOTING DEADLINE"). ANY EXECUTED BALLOTS RECEIVED TIMELY BY THE VOTING AGENT THAT DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

      Pursuant to the Disclosure Statement Order, the Bankruptcy Court set _________, 2002 as the Voting Record Date. Accordingly, only holders of record of Claims and Equity Interests as of the Voting Record Date that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

      If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact the Voting Agent at ___________________.

      Please note the following special instructions for holders of certain Claims and Equity Interests.

      Beneficial Owners of Bonds, Notes, Debentures or Shares of Stock.

      If you are the beneficial owner of bonds, notes, debentures or shares of stock of the Debtor as of the Voting Record Date and such bonds, notes, debentures or shares are registered in your name, please complete the information requested on the Ballot, sign, date and indicate your vote, and return the Ballot to the Voting Agent at the address set forth above on or prior to the Voting Deadline.

      If you are the beneficial owner of bonds, notes, debentures or shares of stock of the Debtor as of the Voting Record Date, such bonds, notes, debentures or shares are registered in "street name," AND YOUR BALLOT HAS BEEN PREVALIDATED BY YOUR NOMINEE, please complete the information requested on the Ballot, sign, date and indicate your vote, and return the Ballot to the Voting Agent at the address set forth above on or prior to the Voting Deadline.

      If you are the beneficial owner of bonds, notes, debentures or shares of stock of the Debtor as of the Voting Record Date, such bonds, notes, debentures or shares are registered in "street name," AND YOUR BALLOT HAS NOT BEEN PREVALIDATED BY YOUR NOMINEE, sign, date and indicate your vote, and return your Ballot to your nominee with enough time for your nominee to forward the Ballot to the Voting Agent prior to the Voting Deadline.

      Nominees of Beneficial Owners of Bonds, Notes, Debentures or Shares of Stock.

      If you are the nominee for a beneficial owner of bonds, notes, debentures or shares of stock of the Debtor as of the Voting Record Date, please forward a copy of this Disclosure Statement and the appropriate Ballot to each beneficial owner. If you do not prevalidate the Ballots, the Ballots must be collected by you so that you can deliver them to the Voting Agent prior to the Voting Deadline.

      Securities Clearing Agency.

    If you are a securities clearing agency, please arrange for your participants to vote on the Plan by executing an omnibus proxy in their favor.

    CONFIRMATION HEARING.

    Pursuant to section 1128 of the Bankruptcy Code and the Disclosure Statement Order, the Confirmation Hearing to consider confirmation of the Plan will be held on ________, 2002, commencing at _____ a.m., Pacific Time, before the Honorable Dennis James Montali, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Northern District of California, 235 Pine Street, San Francisco, California 94014, or such other location as the Bankruptcy Court directs. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received no later than _______, 2002, at ____ p.m., Pacific Time, in the manner described below in Section VII.B. of this Disclosure Statement. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court without further notice except for announcement of the continuation date made at the Confirmation Hearing.

    MISCELLANEOUS.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN. THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN HAS NOT CHANGED AFTER THE DATE HEREOF. HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN AND THE OTHER EXHIBITS, PRIOR TO VOTING ON THE PLAN.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE PROPONENTS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, TOGETHER WITH THE PROJECTED FINANCIAL INFORMATION ANNEXED HERETO AS EXHIBIT C AND THE ASSUMPTIONS UNDERLYING SUCH PROJECTED FINANCIAL INFORMATION, BY NATURE, ARE FORWARD-LOOKING AND SUBJECT TO THE VARIOUS RISKS AND UNCERTAINTIES DESCRIBED IN SECTION X OF THIS DISCLOSURE STATEMENT. ACTUAL OUTCOMES MAY DIFFER MATERIALLY FROM THOSE EXPRESSED, IMPLIED OR ASSUMED FROM SUCH FORWARD-LOOKING STATEMENTS. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN SECTION X OF THIS DISCLOSURE STATEMENT.

SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT AND TO ALL OF THE PROVISIONS OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

  OVERVIEW OF CLAIMS AND EQUITY INTERESTS

  The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan. See Section VI.L of this Disclosure Statement for a more detailed discussion of the treatment of Claims and Equity Interests under the Plan. See Section XI of this Disclosure Statement for a detailed description of the PC Bond obligations and the defined terms used in the discussion of Class 4.

  Allowed Claims include the amounts owed with respect to the period prior to the Petition Date and applicable interest accrued during such period. Holders of Allowed Claims will also be paid in Cash any accrued and unpaid interest due on the principal amount of such Allowed Claims through the Effective Date (assumed to be December 31, 2002), except as otherwise provided, at the lowest non-default rate specified in the applicable indenture or instrument governing such Allowed Claim. If no such instrument exists, or if the applicable instrument does not specify a non-default rate of interest, interest will be paid on the principal amount of such Allowed Claim in Cash from the Petition Date until the Effective Date at the Federal Judgment Rate. The Debtor will pay all accrued pre-petition and post-petition interest on all Allowed General Unsecured Claims, Allowed ISO, PX and Generator Claims and Allowed ESP Claims within ten (10) days of the Confirmation Date or as soon as practicable thereafter. In addition, thereafter, the Debtor will pay accrued interest in arrears on a quarterly basis on all Allowed General Unsecured Claims, Allowed ISO, PX and Generator Claims and Allowed ESP Claims through the earlier of certain events affecting the Plan and the Effective Date. In the event that certain events occur affecting the Plan, the Debtor reserves the right to recharacterize as payment of principal amounts paid on account of post-petition interest. See Section VI.O of this Disclosure Statement for more information regarding the timing of distributions under the Plan.

  To the extent allowed by law, the fees of the Bond Trustees and the trustees under the Debtor's Mortgage and indentures (acting in their capacities as trustees and, if applicable, acting in their capacities as disbursing agents), the Issuer of the PC Backed Mortgage Bonds and their professionals shall be paid by the Debtor pursuant to the Confirmation Order. Upon payment of such fees and expenses, such trustees will be deemed to have released their liens securing payment of their fees and expenses for all fees and expenses payable through the Effective Date.

Class	Claim/Interest	Treatment of Allowed Claim/Interest	Estimated Aggregate Amount of Allowed Claims (in millions)	Estimated % Recovery on Allowed Claims
--	Administrative Expense Claims	Unimpaired - Paid in full in Cash.	Unknown	100%
--	Professional Compensation and Reimbursement Claims	Unimpaired - Paid in full in Cash.	Unknown	100%
--	Priority Tax Claims	Unimpaired - Paid in full in Cash.	$2	100%
1	Other Priority Claims	Unimpaired - Paid in full in Cash.	Nominal	100%
2	Other Secured Claims	Unimpaired - Paid in full in Cash.	Nominal	100%
3a	Secured Claims Relating to First and Refunding Mortgage Bonds	Impaired - Paid in full in Cash. Allowed Secured Claims Relating to First and Refunding Mortgage Bonds will not include any prepayment or other penalties associated with the repayment of the Mortgage Bonds.	$3,330	100%
3b	Secured Claims Relating to Replaced First and Refunding Mortgage Bonds	Impaired - Each holder of a Mortgage Bond will receive Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Mortgage Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. Each outstanding Mortgage Bond will be replaced with a New Mortgage Bond.	$345	100%
4a	Mortgage Backed PC Bond Claims

  Impaired - Each series of Mortgage Backed PC Bonds will remain outstanding. Each holder of a Mortgage Backed PC Bond will receive Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Mortgage Backed PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreements will also be paid in Cash. The Reorganized Debtor will continue to be solely liable for the Debtor's obligations under the PC Bond Documents related to the Mortgage Backed PC Bonds; provided, however, that all property transferred or sold by the Debtor pursuant to the Plan will be released from the lien of the Mortgage and the Mortgage Backed PC Bonds will be backed by New Mortgage Bonds.

			$345	100%
4b	MBIA Insured PC Bond Claims

  Impaired - The MBIA Insured PC Bonds will remain outstanding. Each holder of a MBIA Insured PC Bond will receive Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such MBIA Insured PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the Loan Agreement will also be paid in Cash. The Reorganized Debtor will continue to be solely liable for the Debtor's obligations under the PC Bond Documents related to the MBIA Insured PC Bonds.

			$200	100%
4c	MBIA Claims

  Impaired - Each holder of an Allowed MBIA Claim will receive Cash in an amount equal to its pro rata share of the aggregate amount paid by MBIA to the Bond Trustee with respect to the payment of interest on the MBIA Insured PC Bonds during the period from the Petition Date to and including the last scheduled interest payment date preceding the Effective Date, together with its pro rata share of all other amounts due and owing to MBIA under the terms of the MBIA Reimbursement Agreement through the Effective Date, including interest at the non-default rate due on such amounts to the extent provided in the MBIA Reimbursement Agreement. The Reorganized Debtor will continue to be solely liable under the MBIA Reimbursement Agreement.

			Nominal	100%
4d	Letter of Credit Backed PC Bond Claims

  Impaired - The Letter of Credit Backed PC Bonds will remain outstanding. Each holder of a Letter of Credit Backed PC Bond will receive Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Letter of Credit Backed PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreements will also be paid in Cash. With respect to each series of Letter of Credit Backed PC Bonds, the applicable Loan Agreement(s) and related PC Bond Documents will be modified on the Effective Date to provide that the Reorganized Debtor, ETrans, GTrans and Gen shall each be severally, but not jointly, liable for its PC Allocable Share of the payment obligations of the Debtor under the original Loan Agreement and the other PC Bond Documents arising from and after the Effective Date. The PC Allocable Shares of the Reorganized Debtor, ETrans, GTrans and Gen will be approximately 26%, 17%, 14% and 43%, respectively.

			$610	100%
4e	Letter of Credit Bank Claims

  Impaired - Each holder of an Allowed Letter of Credit Bank Claim will receive Cash in an amount equal to its pro rata share of the aggregate amount paid by the respective Letter of Credit Issuing Bank to the respective Bond Trustee under the terms of the applicable Letter of Credit with respect to the payment of the interest on the Letter of Credit Backed PC Bonds to which such Letter of Credit Bank Claim relates during the period from the Petition Date to and including the last scheduled interest payment date on such Letter of Credit Backed PC Bonds preceding the Effective Date, together with its pro rata share of all other amounts then due and owing to the respective Letter of Credit Issuing Bank and the applicable Banks, if any, under the terms of the respective Reimbursement Agreement through the Effective Date, including interest at the non-default rate due on such amounts to the extent provided in the respective Reimbursement Agreements. Each Reimbursement Agreement between the Debtor and a Letter of Credit Issuing Bank and the applicable Banks, if any, will be modified on the Effective Date to provide that the Reorganized Debtor, ETrans, GTrans and Gen shall each be severally, but not jointly, liable for its PC Allocable Share of the payment obligations of the Debtor to such Letter of Credit Issuing Bank and the applicable Banks, if any, under the original Reimbursement Agreement arising from and after the Effective Date. Each Letter of Credit Issuing Bank shall extend the expiration date of its outstanding Letter(s) of Credit to a date five (5) years after the Effective Date.

			Nominal	100%
4f	Prior Bond Claims

  Impaired - Each holder of an Allowed Prior Bond Claim will receive Cash in an amount equal to its pro rata share of (i) the accrued and unpaid interest at the non-default rate due on the outstanding Reimbursement Obligation of the Debtor to such holder under the respective Prior Reimbursement Agreement in accordance with the terms thereof to and including the Effective Date, (ii) all other amounts (other than the Reimbursement Obligation) due and owing to the respective Prior Letter of Credit Issuing Bank under the terms of the respective Prior Reimbursement Agreement through the Effective Date and (iii) sixty percent (60%) of such outstanding Reimbursement Obligation. Each Prior Reimbursement Agreement between the Debtor and a Prior Letter of Credit Issuing Bank will be modified on the Effective Date to provide that the Reorganized Debtor shall remain solely liable thereunder for the remaining forty percent (40%) of the respective Reimbursement Obligation which shall be payable in ten (10) years and bear interest at the same rate as the Reorganized Debtor's notes with a ten-year maturity, unless and until Refunding Bonds are issued with respect thereto secured by, among other things, a new letter of credit issued by such Prior Letter of Credit Issuing Bank as set forth herein.

			$450	100%
4g	Treasury PC Bond Claims

  Unimpaired - Each Allowed Treasury PC Bond Claim shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. Each series of Treasury PC Bonds will remain outstanding. The Debtor's obligations under PC Bond Documents related to the Treasury PC Bonds will remain solely the obligation of the Reorganized Debtor. Each holder of a Treasury PC Bond will receive Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Treasury PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreements will also be paid in Cash.

			$80	100%
5	General Unsecured Claims	Impaired - Each holder of an Allowed General Unsecured Claim will receive (i) Cash in an amount equal to sixty percent (60%) of such Allowed Claim and (ii) long-term notes from each of ETrans, GTrans and Gen having an aggregate face value equal to forty percent (40%) of such Allowed Claim. In addition, each holder of an Allowed General Unsecured Claim will receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Classes 5, 6, 7 and 9a.	$4,580	100%
6	ISO, PX and Generator Claims	Impaired - Each holder of an Allowed ISO, PX and Generator Claim will receive (i) Cash in an amount equal to sixty percent (60%) of such Allowed Claim and (ii) long-term notes from each of ETrans, GTrans and Gen having an aggregate face value equal to forty percent (40%) of such Allowed Claim. In addition, each holder of an Allowed ISO, PX and Generator Claim will receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Class 5, 6, 7 and 9a.	$1,060	100%
7	ESP Claims	Impaired - Each holder of an Allowed ESP Claim will receive (i) Cash in an amount equal to sixty percent (60%) of such Allowed Claim and (ii) long-term notes from each of ETrans, GTrans and Gen having an aggregate face value equal to forty percent (40%) of such Allowed Claim. In addition, each holder of an Allowed ESP Claim will receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Class 5, 6, 7 and 9a.	$420[4]	100%
8a	Environmental and Tort Claims for Actual Damages	Unimpaired - Each Allowed Environmental and Tort Claim for Actual Damages shall be satisfied in full in the ordinary course of business at such time and in such manner as the Reorganized Debtor, ETrans, GTrans or Gen, as the case may be, is obligated to satisfy such Allowed Claim under applicable law.	$350	100%
8b	Environmental and Tort Claims for Punitive Damages	Unimpaired - Each Allowed Environmental and Tort Claim for Punitive Damages shall be satisfied in full in the ordinary course of business at such time and in such manner as the Reorganized Debtor, ETrans, GTrans or Gen, as the case may be, is obligated to satisfy such Allowed Claim under applicable law.	Unknown	100%
9a	Chromium Litigation Claims for Actual Damages

  Impaired - On the later of the Effective Date and such date as an Allowed Chromium Litigation Claim for Actual Damages becomes due and payable, each holder of an Allowed Chromium Litigation Claim for Actual Damages will receive (i) Cash in an amount equal to sixty percent (60%) of such Allowed Claim and (ii) long-term notes from each of ETrans, GTrans and Gen having an aggregate face value equal to forty percent (40%) of such Allowed Claim. In addition, each holder of an Allowed Chromium Litigation Claim for Actual Damages will receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Classes 5, 6, 7 and 9a. The aggregate after-tax amount of any Allowed Chromium Litigation Claim for Actual Damages will be divided among the Reorganized Debtor, ETrans, GTrans and Gen approximately as follows: 50%, 12.5%, 12.5% and 25%, respectively.

			$160	100%
9b	Chromium Litigation Claims for Punitive Damages

  Impaired - On the later of the Effective Date and such date as an Allowed Chromium Litigation Claim for Punitive Damages becomes due and payable, each holder of an Allowed Chromium Litigation Claim for Punitive Damages will receive long-term subordinated notes from each of the Reorganized Debtor, ETrans, GTrans and Gen (which notes will be subordinated to all other debt of such entities, including other subordinated debt) having an aggregate face value equal to one hundred percent (100%) of such Allowed Claim. The aggregate after-tax amount of any Allowed Chromium Litigation Claim for Punitive Damages will be divided among the Reorganized Debtor, ETrans, GTrans and Gen approximately as follows: 50%, 12.5%, 12.5% and 25%, respectively.

			Unknown	100%
10	Convenience Claims	Unimpaired - Paid in full in Cash.	$40	100%
11	QUIDS Claims

  Impaired - Each holder of an Allowed QUIDS Claim will receive (i) Cash in an amount equal to accrued but unpaid interest on the principal amount of such Allowed Claim from January 1, 2001 to the Effective Date and (ii) long-term subordinated notes of each of ETrans, GTrans and Gen having an aggregate face value equal to one hundred percent (100%) of such Allowed Claim, excluding the pre-petition interest portion of the Allowed Claim to be paid in Cash pursuant to clause (i). The aggregate amount of such long-term subordinated notes will be divided among ETrans, GTrans and Gen approximately as follows: 27.5%, 19.8% and 52.7%, respectively.

			$310	100%
12	Preferred Stock Equity Interests	Impaired - Each holder of a Preferred Stock Equity Interest will retain its Preferred Stock in the Reorganized Debtor and will receive in Cash any dividends and sinking fund payments accrued in respect of such Preferred Stock through the last scheduled payment date prior to the Effective Date.	$430	100%
13	Common Stock Equity Interests

  Impaired - Each holder of a Common Stock Equity Interest will retain its Common Stock in the Debtor, but the Common Stock directly held by the Parent will be distributed to the shareholders of the Parent pursuant to the Plan.

			N/A	N/A

  DESCRIPTION AND HISTORY OF BUSINESS

    OVERVIEW.

    The Debtor, Pacific Gas and Electric Company, a California corporation, was incorporated in 1905. Effective January 1, 1997, the Debtor and its subsidiaries became subsidiaries of the Parent, a California corporation, whose common stock and related preferred stock purchase rights are publicly traded (NYSE:PCG). In the holding company reorganization, the outstanding common stock of the Debtor was converted on a share-for-share basis into common stock of the Parent. The Debtor's debt securities and preferred stock were unaffected by the holding company reorganization and, other than those debt securities repaid or preferred stock redeemed or repurchased prior to the Petition Date, remain issued and outstanding securities of the Debtor. The Debtor is an operating public utility engaged principally in the business of providing electric generation and electric and natural gas distribution and transmission services throughout most of Northern and Central California. The Debtor's service territory covers approximately 70,000 square miles with an estimated population of approximately 13 million and includes all or a portion of 48 of California's 58 counties.

    OPERATIONS.

      Electric Utility Operations.

      The Debtor owns and operates electric generation facilities and an electric transmission and distribution system in Northern and Central California. As of December 31, 2000, the Debtor's generation facilities, consisting primarily of hydroelectric and nuclear generating plants, had an aggregate net operating capacity of 6,649 megawatts ("MW"). During 2000, the Debtor's own generation and generation purchased by the Debtor under contracts with qualifying facilities ("QFs") and other power suppliers represented approximately two-thirds of the demand of the Debtor's retail electric customers. To transport electricity to load centers, as of December 31, 2000, the Debtor owned 18,376 miles of interconnected transmission lines of 60 kilovolts ("kV") to 500 kV and transmission substations having a capacity of approximately 39,859,000 kilovolt-amperes ("kVa"). The Debtor distributes electricity to its customers through 115,131 circuit miles of distribution system and distribution substations having a capacity of approximately 23,524,000 kVa. In connection with the California electric industry restructuring, the Debtor relinquished operational control, but not ownership, of its electric transmission facilities to the California Independent System Operator ("ISO"). The ISO controls the operation of the transmission system, is responsible for assuring the reliability of the electric system and provides open access transmission service on a nondiscriminatory basis. See Section IV.B. of this Disclosure Statement for a more detailed discussion of electric industry restructuring.

      Gas Utility Operations.

    The Debtor owns and operates gas transmission, storage and distribution assets in California. The Debtor offers gas transmission, storage and distribution services as separate and distinct services to its customers. Industrial and larger commercial gas (non-core) customers have the opportunity to select from a menu of services offered by the Debtor and pay only for the services they use. Access to the gas transmission system is possible for all gas marketers and shippers, as well as non-core end-users. The Debtor's residential and smaller commercial gas (core) customers may select the commodity gas supplier of their choice, but the Debtor continues to purchase gas as a regulated supplier for those core customers who do not select another supplier. As of December 31, 2000, the Debtor's gas system consisted of 6,261 miles of transmission pipelines, three gas storage facilities and 37,958 miles of gas distribution lines.

    REGULATION.

  The Debtor is currently subject to both federal and state regulation. At the federal level, the FERC regulates, among other things, electric transmission rates and access, interconnections, operation of the ISO and terms and rates of wholesale electric power sales. The ISO has responsibility for meeting applicable reliability criteria, planning transmission additions and assuring the maintenance of adequate reserves and is subject to FERC regulation of tariffs and conditions of service. In addition, most of the Debtor's hydroelectric facilities operate pursuant to licenses issued by the FERC.

  The Nuclear Regulatory Commission ("NRC") oversees the licensing, construction, operation and decommissioning of nuclear facilities, including the Debtor's Diablo Canyon Power Plant and the retired Humboldt Bay Power Plant Unit 3. NRC regulations require extensive monitoring and review of the safety, radiological and certain environmental aspects of the Debtor's nuclear facilities.

  At the State level, the CPUC has jurisdiction to set retail rates and conditions of service for the Debtor's electric distribution, gas distribution and gas transmission services in California. The CPUC also has jurisdiction over the Debtor's sales of securities, dispositions of utility property, energy procurement on behalf of its electric and gas retail customers, and certain aspects of the Debtor's siting and operation of its electric and gas transmission and distribution systems. In an order issued on December 15, 2000 addressing the dysfunctional California electric market, the FERC ordered the elimination of the CPUC imposed requirement that all generation owned or controlled by the Debtor be sold for resale into the California Power Exchange ("PX"). Thus, ratemaking for retail sales from the Debtor's remaining generation facilities is under the jurisdiction of the CPUC. To the extent such power is sold for resale into wholesale markets, it is under the ratemaking jurisdiction of the FERC.

  The California Energy Commission ("CEC") has jurisdiction over the siting and construction of new electric generating facilities 50 MW and greater in size. The CEC also makes electric demand forecasts for California and other specific territories. Based upon its forecasts, the CEC determines the need for additional energy sources and conservation programs. The CEC sponsors alternative energy research and development projects, promotes energy conservation programs and maintains a statewide plan of action in case of energy shortages. In addition, the CEC administers funding for public purpose research and development and renewable technologies programs.

  The Debtor's operations and assets are also regulated by a variety of other federal, state and local agencies.

  EVENTS PRECEDING THE COMMENCEMENT OF THE CHAPTER 11 CASE AND FILING OF THE PLAN

    Summary.

    The deregulation of California's electric market was implemented beginning in 1998, based on CPUC decisions issued in 1995 and restructuring legislation passed in 1996. As part of this deregulation, the Debtor and the other California investor-owned utilities were strongly encouraged to divest a large portion of their generation assets. In addition, the investor-owned utilities were required to sell their remaining power output into a central power pool (i.e., the PX) and to meet all of the power requirements of their retail customers from this same pool. Retail rates were frozen during a transition period to end no later than March 31, 2002, which was intended to provide an opportunity for the utilities to recover the costs of their generation assets that were presumed to be above the costs representative of a fully competitive market. For the first two years, the wholesale power market created through the restructuring produced prices that were generally less than the generation costs included in retail rates. Based on the resulting net revenues and proceeds received by the Debtor from the divestiture of its fossil fueled and geothermal generation assets, it appeared that the costs of utility generation assets would be recovered prior to March 31, 2002, thus allowing the rate freeze to end sooner than the statutory end date. In fact, the rate freeze ended in mid-1999 for San Diego Gas & Electric Company, one of California's three investor-owned utilities.

    However, beginning in June 2000, market prices for wholesale electricity in California began to escalate. Prices moderated somewhat in September and October, only to skyrocket unexpectedly to much higher levels in mid-November and December. This forced the Debtor to pay far more to purchase electricity from the PX and the ISO at FERC-authorized market-based rates than it could collect from its customers at the CPUC-regulated frozen retail rates, resulting in a growing undercollection of the Debtor's electric procurement costs. The Debtor had made repeated requests to the CPUC over a four-year period to allow it to hedge its exposure to potentially volatile prices characteristic of the PX's and ISO's spot market. While the Debtor did receive authority to participate in the PX's newly-created block forward market in 1999, this market proved to be thinly-traded and of limited use for hedging purposes. The Debtor did not receive authority to procure outside of the PX until August 2000 and, even then, the CPUC did not provide (nor has it subsequently provided) the cost pass-through criteria it had promised. Nevertheless, the Debtor continued to finance power purchases on behalf of its customers and to seek a solution to the crisis in conjunction with a number of external parties and elected officials. Under the electric industry restructuring framework, and consistent with federal law, the Debtor is entitled to recover its FERC-authorized wholesale power purchase costs from ratepayers. The Debtor advised the CPUC in September 2000, and again in October, that the conditions for ending the rate freeze had already been met and requested the CPUC to reach such a determination, in which case the higher market costs could be passed through in rates consistent with state law. Despite providing favorable indications during October, the CPUC refused to take any prompt action. The Debtor also joined other parties, beginning in July 2000, in requesting that the FERC and the ISO take actions to constrain wholesale market prices, particularly in light of evidence that the market had not produced just and reasonable rates. These actions led to FERC's November 1 and December 15, 2000 findings that the rates were not just and reasonable as of October 2, 2000.

    On November 22, 2000, the Debtor applied to the CPUC for an emergency rate increase to recover its uncollected wholesale power costs, combined with a rate stabilization proposal to buffer ratepayers from extreme volatility. The CPUC continued to delay action even after wholesale prices remained excessive, and by December 31, 2000, the Debtor's undercollection had increased to $6.6 billion. On January 4, 2001, the CPUC granted a temporary rate increase of $0.01/kWh. This rate increase was grossly insufficient to restore the Debtor to financial health, and was followed immediately by two downgrades of the Debtor's credit ratings, rendering it unable to obtain further financing or to acquire power for its retail customers through the PX and the ISO, other than scheduling its own and contracted-for generation.

    As the Debtor was no longer creditworthy and consequently unable to continue buying power from the PX and the ISO on behalf of its customers, the California Department of Water Resources ("DWR") was authorized by an order issued by the Governor on January 17, 2001 and new emergency laws enacted on January 19 and February 1, 2001 to buy power to fill the net open position on behalf of the utilities' customers (the amount of power not provided through the Debtor's generation and long-term contracts). However, instead of purchasing power to cover the Debtor's full net open position, the DWR announced that it would only purchase power at what it considered to be "reasonable prices," leaving the ISO to purchase high-priced emergency power to avoid blackouts. Statements from the ISO indicated its intentions to assess the Debtor and other utilities for these additional amounts. As of February 28, 2001, the Debtor's estimated undercollection had increased to approximately $8.9 billion, including estimated charges from the ISO for power purchased through February 2001 (which the Debtor believes were inappropriately assessed due to FERC restrictions associated with the Debtor's uncreditworthy status) and $2.3 billion attributable to the Debtor's generation.

    In March 2001, the CPUC issued a series of decisions which (1) made "permanent" the January 4, 2001 $0.01/kWh rate increase; (2) granted a further $0.03/kWh rate increase, but prohibited the increase from being applied to any prior unpaid power bills; (3) ordered the Debtor to pay the DWR the generation-related component of the Debtor's retail rate for each kWh sold by the DWR; (4) adopted a calculation method for determining the "California Procurement Adjustment" required under the new law that had the potential to leave the Debtor unable to pay for certain of its own generation costs; (5) adopted what the Debtor believes to be an illegal and retroactive accounting change that would further handicap the Debtor's financial position; and (6) ordered the Debtor to pay the QFs in full even though the Debtor was, at the time, only recovering approximately 15% of its QF costs in rates.

    The Debtor made numerous attempts to seek a solution with the Governor and his representatives over the prior six-month period. However, despite several encouraging indications during the process, the Governor's representatives slowed progress to the point where it became evident that the negotiations would not resolve the crisis. As a result of (1) the failure by the DWR to assume the full procurement responsibility for the Debtor's net open position, (2) the negative impact of the CPUC's March 2001 decisions that created new payment obligations for the Debtor and further hampered its ability to recover its past wholesale power costs and return to financial viability, and (3) a lack of progress in negotiations with the State of California to provide a solution to the energy crisis, the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code on April 6, 2001.

    MATERIAL EVENTS LEADING TO THE FILING OF THE PLAN OF REORGANIZATION.

      California Electric Industry Restructuring.

      Prior to 1995, California's investor-owned electric utilities, including the Debtor, were traditional utilities which owned and operated power generating plants, electric transmission lines and electric distribution facilities needed to provide integrated (or "bundled') electricity service to retail electricity customers in defined service areas. In return for agreeing to provide service to all retail customers at all times on a non-discriminatory basis, the utilities were entitled to receive rates from retail customers sufficient to provide the utilities with a reasonable opportunity to recover their capital and operating costs and a reasonable profit on the capital their equity holders had invested to serve those customers. Under cost-of-service regulation there is a quid pro quo in which the utilities undertake a continuing obligation under state law to serve their customers, in return for which the utilities are authorized to charge regulated rates sufficient to recover their costs of service, including timely recovery of their operating expenses and a reasonable return on their invested capital. Such arrangement is known throughout the country as the "regulatory compact" between utilities and their regulators.

      However, beginning in the early 1990s, California regulators, customer groups and policymakers began to consider fundamental modifications to the traditional regulatory compact. Under these proposed modifications, competition and customer choice would be introduced into the power generation segment of bundled electric utility service. These proposed modifications stemmed in part from federal legislation in 1978 and 1992, in which wholesale power generating facilities were significantly freed from federal price and market entry regulation.

      In California, the modifications to the regulatory compact also stemmed from the response of the CPUC to requests by customer groups for lower electricity prices during the economic downturn of the early 1990s. Policymakers at the CPUC concluded that the most economically efficient means of reducing California's high retail electricity prices was to introduce competition, deregulation and customer choice into retail markets for the buying and selling of power produced by generating plants, while retaining traditional regulation of the delivery of that power over utility-owned transmission and distribution lines.

      Under this new market approach proposed by the CPUC, the principal economic problem to be solved before competition could be introduced was how to ensure that the investor-owned utilities, who had invested billions of dollars building powerplants and entering into long-term federally-mandated power purchase contracts with QFs, could recover the costs and value of those above-market investments as promised under the traditional regulatory compact if those investments were no longer economic in newly deregulated generation markets. In addition, regulators and policymakers were concerned that continued bundled utility ownership and operation of electric generating plants and transmission facilities might give the utilities the ability to stifle competition from so-called "independent power producers" and other power marketers who did not own integrated utility systems.

      In December 1995, the CPUC issued its Preferred Policy Decision calling for the restructuring of the California electric industry. The decision contemplated the creation of the PX, a five-year phase-in of direct access for customers where power could be procured by those customers from any one of a number of independent sources and wheeled over the power lines of the local utility, and the creation of the ISO to provide non-discriminatory access by generators to the transmission grid. Upon commencement of the new market structure, customers would be permitted to choose to purchase electric power from alternative providers (including independent power generators and retail electricity providers such as marketers, brokers, and aggregators). For those customers who did not choose direct access to an alternative provider, investor-owned utilities were to continue to purchase electric power on their behalf. Furthermore, the CPUC required that the utilities bid all their generation output into the PX and purchase all their energy from the PX at "spot" market prices during the five-year transition period, although participation by other parties in the PX would be voluntary. The CPUC specified that the PX would manage bids for energy, set the market clearing price, and then submit its delivery schedule to the ISO for dispatch. The CPUC also provided that, at the end of the transition period, utility-owned generation plants would be allowed to compete with other generators in deregulated wholesale power markets.

      In 1996, California enacted Assembly Bill 1890 ("AB 1890") which generally codified selected elements of the market structure provisions of the CPUC's December 1995 Preferred Policy Decision and otherwise left much of this structure intact.

        Generation Divestiture and Market Valuation.

        The CPUC concluded in its 1995 Preferred Policy Decision that the divestiture of the utilities' generation facilities was necessary for wholesale power competition to flourish. The Debtor was required by the CPUC to file a plan to "voluntarily" divest at least 50% of its fossil fueled generation. To encourage divestiture, the decision proposed an increase of up to 10 basis points in the equity return on the undepreciated net book value of fossil fuel generation assets for each 10% of fossil fuel generation capacity divested. Moreover, in part to induce the Debtor to sell the remainder of its generation assets, the CPUC reduced the return on equity the Debtor could earn on any generation asset it did not sell substantially below its otherwise authorized return to a level equivalent to 90% of the Debtor's embedded cost of debt (or 6.77%). As a result, the Debtor sold virtually all of its fossil fuel and geothermal generation capacity with CPUC authorization and approval. By January 2000, the Debtor owned only its large nuclear power generating facility at Diablo Canyon, its hydroelectric generation facilities and two smaller, older fossil facilities. As the amount of the Debtor's own generation resources decreased, the Debtor was forced to rely on power supplied by third party power producers through the PX to meet the needs of its customers.

        The structure of the transition to a fully competitive generation market established by AB 1890 also required all of the Debtor's generation assets to be market valued, if not through sale, then through appraisal or other divestiture. The CPUC was required by AB 1890 to complete market valuation of all generation assets by December 31, 2001. Under AB 1890, once an asset had been market valued, it was no longer subject to rate regulation by the CPUC. The market valuation process was intended to be an integral and essential step in recovering stranded assets and measuring whether the transition period had ended. The stranded costs eligible for recovery were to be calculated by netting above-market assets against below-market assets. Once market valuation had occurred, the end of the rate freeze date was to be computed retroactively to the point all transition costs had been recovered. To date, the only assets of the Debtor that the CPUC has valued have been those that were divested via sale, with one minor exception. Despite proceedings initiated over two years ago, and repeated requests by the Debtor to complete these proceedings, the CPUC has failed to complete the market valuation process for the balance of the Debtor's assets subject to this requirement.

        In January 2001, the California legislature enacted Assembly Bill 6X ("AB 6X") which amended AB 1890 to preclude the CPUC from approving divestiture of generating assets owned by California utilities before January 1, 2006 and to require such assets to be dedicated to the benefit of California retail customers. AB 6X repealed the deregulation of generating assets upon market valuation, but did not repeal the statutory requirement that those assets be market valued by December 31, 2001. The Debtor believes that any effort to preclude the market valuation of those assets would be unlawful and any action in turn to set the ratemaking for those retained assets at less than the market valuation determined as required under AB 1890 would represent an unconstitutional taking of the Debtor's property. The CPUC currently is conducting a proceeding to establish ratemaking for the Debtor's retained generating assets, and an administrative law judge has issued a proposed decision recommending that the CPUC reject the Debtor's proposal that ratemaking for its generating assets should be based on the market value of those assets as required by AB 1890.

        The Power Exchange, the Independent System Operator and the Buy/Sell Requirement.

        To jump start the electric power market in California, AB 1890 provided for the creation of the PX, as specified by the CPUC's 1995 Preferred Policy Decision. The PX structure and tariffs were subject to FERC jurisdiction and approval, and PX prices were set by the market pursuant to FERC-authorized tariffs. The PX provided an auction process, intended to be competitive, to establish hourly transparent market clearing prices for electricity in the markets operated by the PX. The PX operated two energy spot markets: the day-ahead market where market participants purchase power for their customers' needs on the following day and the day-of market where market participants purchase power needed to serve their customers on the same day. The CPUC required the California investor-owned utilities to sell into the PX all of their generated and contracted-for electric power. At the same time, the CPUC required the California investor-owned utilities to buy all of the power needed to serve their retail customers through the PX. This short-term spot market approach represented a dramatic shift from the existing pricing approach based on a portfolio of short and longer term contracts. At the time the PX was formed and in several subsequent decisions, the CPUC ruled that prices paid by utilities to the PX under the CPUC's "buy-sell" mandate were presumed to be prudent and reasonable for the purpose of recovery in retail rates.

        AB 1890 also created the ISO, as specified in the CPUC's Preferred Policy Decision. The ISO, a FERC jurisdictional entity, exercises centralized operational control of the statewide transmission grid. The Debtor and other public utilities were obligated to transfer control, but not ownership, of their transmission systems to the ISO. The ISO is responsible for ensuring the reliability of the transmission grid and keeping momentary supply and demand in balance.

        The PX market was augmented by a spot "real-time" market maintained by the ISO. If enough power was not purchased and scheduled to meet the actual, real-time demands for power being placed on the transmission system, then the ISO was authorized under its FERC-approved tariffs to purchase and provide the electricity from any other sources within or outside of California, often at high last-minute rates, to make up the difference in order to keep the electrical grid operating reliably. The ISO billed the PX for such power deficiencies, and the PX in turn billed the Debtor and the other utilities to the extent those utilities were unable to purchase sufficient supply from the PX for their retail customers.

        AB 1890 also required that the wholesale market structure created by the PX and ISO be competitive and free from market power and market manipulation. On October 30, 1997, the FERC approved the market auction mechanisms of the ISO and the PX. As part of the same order and consistent with the requirements of AB 1890, the FERC directed the ISO and the PX to prescribe mitigation standards to address potential market power. Specifically, FERC recognized that the California market remained highly concentrated, and that the ability of the PX and ISO mechanisms to restrain market power were unclear. Accordingly, the FERC required that the ISO and PX develop unit availability standards and variable cost-based bid ceilings for each generating unit, as well as a schedule of penalties and defined triggers so that such protections could be imposed as necessary, if market power or manipulation became apparent. Notwithstanding the FERC order, the PX and ISO never developed such measures.

        In an attempt to reduce any potential price volatility associated with the PX, the Debtor applied to the CPUC in 1996 for authority to purchase power outside of the spot markets maintained by the PX and the ISO and to employ financial hedging instruments. The CPUC denied these requests in August 1997. In May 1999, the PX obtained FERC approval to operate the block forward market ("BFM"). The BFM was an exchange that matched bids to buy a specific amount of power for one month (and later one-quarter and annual terms) with offers to sell power for the same period in advance of the contracted delivery date. In July 1999, the Debtor obtained CPUC authority to participate in the BFM. The BFM provided the Debtor a limited opportunity to hedge against prices in the PX day-ahead market only; it did not enable the Debtor to hedge against ISO real-time market prices.

        Importantly, the Debtor was prohibited, until as late as August 2000, from entering into longer-term purchase contracts outside of the PX that would have allowed the Debtor to fix its wholesale electricity costs. When the CPUC did grant such authority on August 3, 2000, prices had already begun to escalate and the CPUC failed to specify the criteria under which such contracts would be deemed reasonable, despite the Debtor's request for such criteria and the CPUC's statements that it would establish such criteria. Without reasonableness criteria, the CPUC could second-guess with the benefit of hindsight the Debtor's decision to enter into the contracts, and thereby prohibit the Debtor from recovering its contract costs from ratepayers. Despite the lack of established criteria for cost recovery, the Debtor entered into several bilateral forward contracts in October 2000 at prices that have proven to be favorable to the Debtor's customers. In December 2000, the Debtor again solicited offers from power suppliers. However, the Debtor received offers from only three bidders, all of which were higher than the forward price curve. Each offer would have immediately triggered the provision for credit requirements, which could have required the Debtor to post margins. Furthermore, the CPUC had not adopted, and still has not adopted, criteria for cost recovery of long-term bilateral contracts. Therefore, the Debtor did not enter into any additional contracts.

        The Rate Freeze and Transition Cost Recovery.

        As required by AB 1890, beginning January 1, 1997, electric rates for all customers were frozen at the level in effect on June 10, 1996, except that rates for residential and small commercial customers were reduced by 10% from their 1996 levels and frozen at that level. Under AB 1890, the rate freeze is supposed to end when the investor-owned utility has recovered its eligible "transition" costs (costs of utility generation-related assets and obligations that were presumed to become uneconomic under a competitive generation market structure), but in no event later than March 31, 2002. Based on the presumption that market-based revenues would not be sufficient to recover the utilities' historic generation-related costs, AB 1890 provides the investor-owned utilities a reasonable opportunity to recover their transition costs during this transition period. Under limited circumstances, some transition costs could be recovered after the transition period. Costs eligible for recovery as transition costs, as determined by the CPUC, include (1) above-market sunk costs (i.e., costs associated with utility generating facilities that are fixed and unavoidable and that were included in customer rates on December 20, 1995) and future unavoidable above-market firm obligations, such as costs related to plant removal, (2) costs associated with pre-existing long-term contracts to purchase power at above-market prices from QFs and other power suppliers, and (3) generation-related regulatory assets and obligations.

        Transition costs were offset by or recovered through (1) "headroom" (i.e., the amount of revenues collected through frozen rates that remains, if any, after paying authorized operating costs, including power procurement costs); (2) the portion of the market value of generation assets sold by the Debtor or market valued by the CPUC that is in excess of book value; (3) revenues greater than the allowed revenue requirements associated with energy sales from the utilities' remaining electric generation facilities; and (4) the amount by which pre-existing long-term contract prices to purchase electricity were lower than the PX price.

        In order to track the recovery of the utilities' costs during the rate freeze period, the CPUC established two accounting mechanisms: the Transition Revenue Account ("TRA") and the Transition Cost Balancing Account ("TCBA"). In general, the TRA was used to account for the Debtor's revenues from the provision of electric service to retail customers, the Debtor's costs of procuring wholesale electricity for resale to retail customers, the costs of operating its electric transmission and distribution system and other operating costs. Prior to a CPUC-mandated accounting change, the TRA recorded PX and ISO charges, transmission rates authorized by FERC, and distribution and other rates authorized by the CPUC. If those charges and rates for a given month exceeded the Debtor's retail revenues, the TRA was "undercollected" for that period. During the same period, the TCBA generally was used to record the Debtor's transition costs, the revenues from the wholesale sales of electricity generated by the Debtor's retained generation facilities, and the gain on sale (or on market valuation) of the Debtor's generation assets in excess of such assets' book value. Under CPUC rules in effect until the adoption of the retroactive accounting changes in March 2001 (see Section IV.B.6.d below), to the extent the Debtor's revenues from retail electricity sales exceeded its costs in any given month, the resulting positive balance in the TRA (referred to as "headroom") was transferred on a monthly basis to the TCBA and applied to recover the Debtor's transition costs. To the extent revenues from frozen rates were insufficient to cover operating costs recorded in the TRA, the account accumulated an "undercollection," and the undercollection was carried over to the following period for recovery.

        In September 2000, the Debtor advised the CPUC that, based on a credit to the Debtor's TCBA for the above-market estimated market valuation of its hydroelectric generation assets ordered to be made by the CPUC in February 2000, the Debtor had recovered its transition costs at least by August 2000, and possibly earlier depending on the final valuation of the hydroelectric assets. In October and November 2000, the Debtor again requested the CPUC to lift the rate freeze as required by AB 1890 and the CPUC's prior decisions. Although the CPUC had specifically ruled in October 1999 that the rate freeze would end on the basis of either an estimated or final market valuation, it did not act to grant the Debtor's request.

        The CPUC Prohibition Against Post-Rate Freeze Recovery of Costs Incurred During the Rate Freeze.

      The CPUC set forth principles for setting the Debtor's retail rates after the end of Debtor's rate freeze period in its "Post-Transition Electric Ratemaking" proceeding. In January 1999, in compliance with the CPUC's direction, the Debtor filed an application for authority to establish post-freeze electric ratemaking mechanisms to recover its uncollected costs of utility operations, including its interstate electric transmission and wholesale power purchase costs, in retail rates after the end of its rate freeze period. In Decision No. 99-10-057, issued on October 21, 1999 over the Debtor's objections, the CPUC ruled that AB 1890 prohibited Debtor from carrying over past the end of its rate freeze period any undercollection accumulated in the TRA or other balancing accounts during the rate freeze, thereby preventing the Debtor from recovering the costs of procuring power on behalf of its retail customers as allowed under federal law. The Debtor filed a timely application for rehearing of the CPUC's decision, which the CPUC denied in relevant part in Decision No. 00-03-058, issued on March 16, 2000. In its rehearing order, the CPUC reaffirmed that the rate freeze should end as early as it could be determined on a forecast basis that the Debtor had fully recovered its utility generation-related transition costs.

      In June 2000, the Debtor filed petitions for review of the CPUC's denial with the California Court of Appeal and, in September 2000, the Debtor and Southern California Edison asked the California Supreme Court to order the CPUC to reopen its prior decisions which prohibited post-freeze recovery of wholesale power costs incurred, but not collected, during the rate freeze. The CPUC opposed both requests and the courts denied the requests.

      Increasing Wholesale Prices and the Debtor's Financing Efforts.

      Beginning in June 2000, the wholesale spot prices of electricity began to escalate. While forward and spot prices moderated somewhat in September and October, such prices skyrocketed in November and December to levels substantially higher than during the summer months. As the Debtor and other utilities effectively had been prohibited from entering into bilateral contracts to secure long-term supplies, the Debtor and other California utilities were exposed to extraordinarily high and volatile wholesale power costs from the PX and ISO. The Debtor has been prevented from recovering these costs in retail rates.

      For example, the unweighted average wholesale price of electricity purchased by the Debtor for the benefit of its customers was $0.153 per kWh for the period of June 1 through August 31, 2000, $0.137 per kWh for the period of September 1 through October 31, 2000, and $0.268 per kWh for the period of November 1 through December 31, 2000. Such prices were significantly higher in comparison to the price of $0.042 per kWh during the period of June 1 through December 31, 1999. During the same June through December 2000 period, the Debtor was only permitted to collect approximately $0.054 per kWh in rates from its customers for its costs of electric power purchases. The Debtor continued to finance the higher costs of wholesale electric power while it worked with interested parties to evaluate various solutions to the energy crisis. During the third and fourth quarters of 2000, with the approval of the CPUC, the Debtor increased its lines of credit to $1.85 billion (net increase of $850 million), issued $1.24 billion of 364-day notes, and issued $680 million of five-year notes. By December 31, 2000, the Debtor had borrowed or raised more than $3.0 billion under its various credit facilities to pay its energy costs.

      The Debtor's Attempts to Recover Undercollections.

      The substantial increase in the Debtor's power procurement costs, coupled with the CPUC's refusal to allow recovery of those costs in rates, eroded the Debtor's financial stability. As a result, the Debtor sought relief through regulatory filings with the CPUC and the FERC, through a federal court action (the "Rate Recovery Litigation"), and through efforts to reach a negotiated solution with the State of California.

        Applications to the FERC.

        On August 2, 2000, San Diego Gas & Electric Company filed a petition at FERC seeking FERC intervention in the California wholesale markets, including imposition of price caps on market transactions, because such markets had ceased to be workably competitive. On August 14, 2000, the Debtor intervened in the FERC proceeding, concurring that the markets had ceased to be workably competitive and requesting that FERC immediately impose mitigation measures on the market and initiate an investigation in order to develop lasting market reforms. In response, on August 23, 2000, the FERC initiated formal proceedings under Section 206 of the Federal Power Act ("FPA") to investigate the justness and reasonableness of the rates of public utility sellers in the California wholesale markets, and to investigate whether the tariffs, contracts, institutional structures, and bylaws of the ISO and PX were adversely affecting the efficient operation of competitive wholesale power markets in California. The FERC held the proceeding in abeyance pending the results of a separate FERC Staff investigation of electric market operations in the Western United States. On August 23, 2000, the FERC instituted a formal order.

        On September 22, 2000, the Debtor sought rehearing of certain aspects of the FERC's August 23, 2000 order, requesting that the FERC modify the effective date it established for refunds, and provide for refunds accordingly. The Debtor also requested that the FERC implement immediate relief in the form of the price cap remedy requested by San Diego Gas & Electric, immediately implement market mitigation measures, and immediately commence the proceedings established, but deferred, by the August 23, 2000 order.

        On October 16, 2000, the Debtor joined with Southern California Edison and The Utility Reform Network ("TURN") in filing a petition with the FERC requesting that the FERC (i) immediately find the California wholesale electricity market to be not workably competitive and the resulting prices to be unjust and unreasonable; (ii) immediately impose a cap on the price for energy and ancillary services; and (iii) institute further expedited proceedings regarding the market failure, mitigation of market power, structural solutions, and responsibility for refunds.

        On November 1, 2000, though its Staff Report was not yet complete, the FERC proposed specific remedies that it felt addressed the dysfunctions in California's wholesale power markets. In this order, the FERC found that the prices in the California wholesale markets were unjust and unreasonable, and set a refund effective date of October 2, 2000.

        On November 22, 2000, the Debtor filed comments, a motion for expedited relief, and an application for rehearing of the FERC's November 1, 2000 order. In its filing, the Debtor requested modifications to the FERC's proposals in order to remedy flaws and provide relief associated with the problems in the California wholesale market. Among other things, the Debtor asked FERC to enforce the findings of the FERC October 30, 1997 order, in which FERC had ordered that cost-based caps be imposed in the event of the exercise of market power.

        On December 15, 2000, the FERC issued an order adopting remedies for what the FERC characterized as the seriously flawed electric power markets in California. Among other matters, the FERC (i) eliminated the requirement imposed by the CPUC that the California investor-owned utilities sell all of their generation into and buy all of their energy needs from the PX, a requirement that had resulted in an over reliance on spot market purchases, (ii) returned to CPUC rate jurisdiction the output of generation under control of the investor-owned utilities to the extent that output was now sold directly to retail customers of the investor-owned utilities, (iii) encouraged investor-owned utilities to enter into long-term power supply contracts and adopted a price benchmark at $74 per MWh to be used by the FERC in assessing prices of five-year energy supply contracts, (iv) permitted penalties to be imposed on market participants who do not schedule at least 95% of their load in advance of the ISO's real-time market (through self-scheduling, bilateral contracts, or the PX markets), to reduce the reliance on the ISO's real-time market to meet supply, and (v) established an interim $150 per MWh "soft cap" modification of the single price auction so that bids above $150 MWh will not set the market clearing prices paid to sellers in the PX or the ISO. The FERC's order kept intact the market-based rates and market-based pricing authority for sellers in those markets.

        While the FERC actions reflected positive steps, the Debtor believed the actions outlined in the order would not provide a complete solution to ensure reliability of the State's electric supply and relief from future price increases, particularly since the FERC order did not require sellers to enter into forward contracts at reasonable prices, and did not provide an effective "hard" price cap. In addition, the FERC order did not address issues associated with refunds or other remedies for overcharges incurred since the California wholesale power markets became dysfunctional in late May 2000.

        The Debtor filed an emergency request for rehearing of the December 15, 2000 order on December 20, 2000. The Debtor requested that the FERC immediately revoke the authority of sellers to sell at market-based rates in California, immediately revoke the market mechanisms in the ISO and PX Tariffs, and require immediate cost of service filings for all sellers that sold into these markets. The Debtor further urged the FERC to order that, until it made a determination of just and reasonable rates, all sales into the California markets would be the subject of a subsequent order directing refunds of any amounts paid above those rate levels later deemed to be just and reasonable. On January 16, 2001, the Debtor filed a supplemental request for rehearing of the December 15, 2000 FERC order, in which it sought that the FERC mandate cost-based pricing for forward contract transactions and require that at least three quarters of the generators in California be required to commit to such agreements. The Debtor also urged that the FERC replace the market monitoring and enforcement measures announced in the December 15, 2000 order with cost-based remedies. In a number of subsequent filings, the Debtor challenged the market-based rate authority of individual sellers into the California wholesale markets, arguing that such authority should be suspended until the fundamental problems in the California market were resolved.

        Rate Recovery Litigation.

        In the Rate Recovery Litigation, the Debtor asked the court for declaratory and injunctive relief compelling the State to recognize the Debtor's right to recover in retail rates the costs which it is required to bear in the wholesale market. Pacific Gas and Electric Co. v. Loretta Lynch, et al., case no. C-00-4128-SBA (N.D. Cal., filed Nov. 8, 2000). The Debtor argued that the wholesale power costs which it incurred were paid pursuant to filed rates that the FERC authorized and approved and, under the United States Constitution and numerous court decisions, such costs could not be disallowed by state regulators, as such actions would be preempted, unlawfully interfere with interstate commerce and result in an unlawful taking and confiscation of the Debtor's property.

        On January 29, 2001, the case was transferred to the United States District Court for the Central District of California, where a similar case filed by Southern California Edison was pending. On March 19, 2001, the court heard argument on the CPUC's motion to dismiss the Debtor's amended complaint. On May 2, 2001, District Court Judge Ronald Lew dismissed the Debtor's amended complaint, without prejudice to refiling at a later date, on the ground that the Rate Recovery Litigation was premature since the challenged CPUC decisions were not yet final. The court rejected all of the CPUC's other arguments against the Debtor in the case, including the CPUC's claims that the CPUC commissioners were immune from suit under the constitutional right of sovereign immunity and that the court did not have jurisdiction to hear the case.

        On August 6, 2001, the Debtor refiled its Rate Recovery Litigation case in the United States District Court for the Northern District of California, based on the Debtor's belief that the CPUC decisions related to this issue had become final.

        The Debtor's Rate Stabilization Plan.

        The Debtor also petitioned the CPUC for emergency rate relief. In early September 2000, the CPUC acknowledged its obligation to review the Debtor's cost recovery problems under a joint resolution passed by the legislature. Also in September 2000, senior officers of the Debtor met with CPUC commissioners and senior staff, informing them of the Debtor's financial and cost recovery problems, and asking them to reverse the prior CPUC decisions precluding recovery of uncollected wholesale power costs incurred during the rate freeze. Also in September 2000, various news media reported that the Debtor and Southern California Edison were accruing uncollected wholesale power costs in the billions of dollars. The Governor also publicly stated that the utilities should not be left "holding the bag" as a result of problems with the State's deregulation law as long as they acted responsibly. Although it gave favorable indications that it would address these problems in October, the CPUC ultimately failed to take any action during 2000 in response to these reports or the Governor's statements.

        In early October 2000, the Debtor filed an Emergency Petition at the CPUC, asking the CPUC to reverse its previous decisions that precluded recovery of uncollected wholesale power costs incurred during the rate freeze. Although in mid-October 2000 the CPUC indicated that it intended to review these decisions, it failed to act promptly on these requests. When the CPUC finally did act on these accounting issues in March 2001, it confirmed the prior ruling and made additional retroactive accounting changes adverse to the Debtor as described below.

        In November 2000, the Debtor filed its application with the CPUC seeking approval of a five-year rate stabilization plan ("RSP") designed to protect the Debtor's customers from the high and volatile wholesale power prices, while increasing rates effective January 1, 2001, to allow the Debtor to begin recovery of its past and ongoing wholesale power purchase costs. The Debtor again asserted that the rate freeze had ended at least as early as August 2000 and that it should be permitted to recover its wholesale power costs through retail rates in accordance with prior CPUC decisions. The Debtor requested an immediate and interim rate increase of approximately $0.03 per kWh, plus the adoption of a mechanism by which additional rate increases would be provided, as necessary, if unrecovered costs built up to a predetermined level. The Debtor also filed the tariff changes needed to end the freeze as required by the CPUC's previous decisions finding that the rate freeze should end as soon as the costs associated with the Debtor's utility generation assets and obligations were recovered. The CPUC has not acted on the Debtor's end-of-rate freeze tariff filing.

        After a month of procedural delays, the CPUC held emergency hearings in late December 2000 and early January 2001. During the hearings, the CPUC ordered further audits of the utilities' financial conditions, and refused to consider the utilities' evidence that the they had met the conditions for ending the rate freeze and thus should be permitted to recover past uncollected wholesale power costs. On January 4, 2001, the CPUC granted a rate increase of $0.01 per kWh on a temporary 90-day basis and subject to refund. The CPUC decision found that the utilities' financial conditions justified the increase but refused to lift the rate freeze or grant a rate increase sufficient to avoid further accrual of uncollected wholesale power costs, which all parties acknowledged were then running several times the amounts available to cover such costs under the current rate freeze. The CPUC rejected requests by Debtor's senior officers, including the Chairman of the Board of the Debtor, that a substantially larger rate increase was necessary for the Debtor to remain creditworthy and continue borrowing to finance ongoing costs of utility service.

        Furthermore, the CPUC specifically stated that the rate increase could only be applied to ongoing power costs. The CPUC also rejected the Debtor's request for adoption of a mechanism which would provide for subsequent rate increases triggered by growing undercollections. The rate adjustment was projected to raise only approximately $70 million in cash per month for three months, an amount that was clearly inadequate in light of the approximately $210 million that the Debtor was paying per week in net power purchases. Thus, the rate increase was grossly insufficient to raise enough cash for the Debtor to pay its ongoing procurement bills, pay its past power bills or make further borrowing possible. As described in Section IV.B.4.a below, the Debtor was promptly downgraded by financial rating agencies and thereafter precluded from purchasing power on the wholesale market.

        Negotiations with the State of California.

      On August 30, 2000, recognizing that increasing wholesale electricity prices were threatening the economic well-being of California customers and businesses and the financial viability of the utilities that serve them, the California Assembly issued Joint Resolution No. 77 ("AJR 77") requiring the CPUC to issue an order instituting an investigation to review the impact of the electricity crisis on customers and the electric utilities subject to the rate freeze, with emphasis on the options for correcting the electricity market, methods to eliminate price volatility for customers, and methods of cost recovery and allocation. Despite this early legislative action, the Debtor's efforts to achieve a comprehensive solution to the energy crisis with the Governor's office that would protect customers from the volatility of electric prices and provide a fair and reasonable mechanism for the Debtor to recover its past undercollected wholesale power costs were unsuccessful. The Debtor met with the Governor and his representatives numerous times over a six-month period prior to the Petition Date. However, while there were several indications that a successful resolution could be reached, the Governor's representatives slowed progress to the point where it became evident that the crisis would not be resolved through a negotiated governmental agreement.

      The Downgraded Credit Ratings and Debtor's Inability to Obtain Wholesale Power.
        Downgraded Credit Ratings.

        On December 11, 2000, Moody's Investor Services, Inc. ("Moody's"), a principal credit rating agency, placed the securities of the Debtor under review for possible downgrade. On December 13, 2000, another principal credit rating agency, Standard & Poor's ("S&P"), placed the securities of the Debtor on credit watch with negative implications. The credit agencies cited concerns about the escalating financial burdens placed on the Debtor and the absence of short-term or long-term regulatory or legislative mechanisms for recovery of the undercollections. S&P additionally noted the problem was "exacerbated by the absence of a vehicle for either the near or long-term recovery of the shortfall due to the continued inaction of state legislators and regulators."

        On January 4, 2001, S&P reduced the Debtor's corporate credit ratings from A to BBB- and its commercial paper ratings from A-3 to A-1 (minimum investment grade). S&P noted that the downgrades reflected the failure of the CPUC's January 4, 2001 $0.01 per kWh increase to meaningfully address a market structure that compelled the Debtor to serve its customers at prices that a substantially below the cost of procuring wholesale power. On January 5, 2001, Moody's similarly lowered the ratings on the Debtor's senior secured debt and commercial paper to Baa3 (minimum investment grade), stating that the downgrades reflected the generally weak January 4, 2001 rate order. Both S&P and Moody's noted that the ratings could decline below investment grade unless immediate state or federal actions were taken.

        In light of the continuing financial crisis, on January 10, 2001, the Board of Directors of the Parent suspended the payment of its fourth quarter 2000 common stock dividend of $0.30 per share declared by the Board of Directors of the Parent on October 18, 2000, and payable on January 15, 2001 to shareholders of record as of December 15, 2000. On the same date, the Board of Directors of the Debtor suspended the payment of its fourth quarter 2000 common stock dividend in an aggregate amount of $110 million declared by the Board of Directors of the Debtor on October 18, 2000, and payable on January 15, 2001 to the Parent and PG&E Holdings, LLC, a subsidiary of the Debtor. In addition, the Debtor's Board of Directors decided not to declare the regular preferred stock dividends.

        On January 16, 2001, S&P reduced the long-term corporate credit ratings of the Parent and the Debtor to CC from BBB-. On January 17, 2001, Moody's further reduced the Debtor's senior unsecured debt rating to Caa2 from Baa3 and reduced its short term rating for commercial paper and extendible commercial notes to Not Prime from Prime-3. Moody's also reduced the Parent's issuer rating to Caa3 from Baa3 and its short-term commercial paper rating to Not Prime from Prime-3. On January 19, 2001, S&P further downgraded the ratings on the Parent's and the Debtor's commercial paper programs to D from C in response to the companies' failure to pay maturing commercial paper that came due on January 17, 2001. As a result of the defaults, the companies' long- and short-term corporate credit ratings were also downgraded to D/D from CC/C.

        After these downgrades to below minimum investment grade ratings, the Debtor was unable to obtain further financing for its power purchases. As the Debtor's credit ratings fell, its bank group refused to fund further loan requests triggering the Debtor's inability to pay maturing commercial paper. The downgrade resulted in an event of default under the Debtor's $850 million revolving credit facility, while the Debtor's non-payment of commercial paper exceeding $100 million constituted events of default under both the $1 billion and $850 million revolving credit facilities.

        Debtor's Inability to Obtain Wholesale Power.

      Due to increasing uncertainty over the Debtor's financial condition, in December 2000 sellers of wholesale electric power were refusing to enter into transactions to sell power either directly or indirectly to the Debtor. It became increasingly difficult for the ISO to ensure that sufficient power was being provided into the transmission system on a real-time basis to maintain system reliability. In December 2000, the United States Secretary of Energy issued an order finding that an emergency existed in California by reason of a shortage of electric energy and ordered certain electric generators and marketers who had previously sold power into California to sell their available power to the ISO upon the request of the ISO.

      Under the ISO's tariff, the ISO is allowed to schedule third party transactions only with creditworthy buyers or creditworthy counterparties. As a result of the early January 2001 credit ratings downgrade, the Debtor failed to meet the ISO's creditworthiness criteria, spelled out in the ISO tariff, for scheduling third party power transactions through the ISO. On January 4, 2001, the ISO applied to the FERC to modify the standards (which request was opposed by power sellers). On February 14, 2001, the FERC rejected the ISO's request and ruled that the ISO could not waive the creditworthiness requirement applicable to third party power purchases. However, the FERC permitted the ISO to continue to schedule power from the Debtor as long as it was from the Debtor's own or contracted-for generation to serve the Debtor's retail customers. Despite the ruling, the ISO continued to charge the Debtor for the ISO's third party power purchases that were made to serve the Debtor's retail customers. These ISO charges contributed to the Debtor's enormous undercollection of procurement costs. On April 6, 2001, the same day that the Debtor filed for bankruptcy, the FERC issued an order granting a motion filed by several California generators to compel the ISO to comply with the February 14, 2001 order, affirming the FERC's prior conclusion that the ISO Tariff did not permit the ISO to make third party power purchases for parties that failed to meet the Tariff creditworthiness provisions.

      Due to the downgrades in the Debtor's credit ratings and the Debtor's alleged failure to post collateral for all market transactions, the PX suspended the Debtor's market trading privileges as of January 19, 2001. Further, the PX sought to liquidate the Debtor's BFM contracts for the purchase of power. On February 5, 2001, the Governor, acting under California's Emergency Services Act, commandeered the contracts for the benefit of the State. Under the Act, the State must pay the Debtor the reasonable value of the contracts, although the PX may seek to recover the monies that the Debtor owes to the PX from any proceeds realized from those contracts. The Debtor subsequently filed a complaint against the State to recover the value of the seized contracts, which action is now pending.

      The State Procures Power in Place of the Debtor.

      On January 17, 2001, the Governor signed an order declaring an emergency and authorizing the DWR to purchase power to maintain the continuity of supply to retail customers. On January 18, 2001, the California Assembly passed Senate Bill 7X ("SB 7X") that appropriated $400 million and authorized the DWR to use such funds to purchase power at no more than $0.055 per kWh (far less than the wholesale market rates in early 2001) and then resell it to the Debtor at cost to enable the Debtor to continue to serve its customers. Under SB 7X, signed into law on January 19, 2001, the DWR was authorized to purchase power through January 31, 2001. On February 1, 2001, the California Governor signed Assembly Bill No. 1 of the first extraordinary session ("AB 1X"). AB 1X authorized the DWR to enter into contracts for the purchase of electric power, but prohibited the DWR from entering into such contracts after January 1, 2003. AB 1X required the DWR to sell power that it purchases directly to retail end use customers, except as may be necessary to maintain system integrity. AB 1X also required the Debtor to deliver the power purchased by the DWR over its distribution systems and act as a billing agent on behalf of DWR, without taking title to such power or reselling it to its customers.

      AB 1X initially appropriated approximately $496 million for the DWR's power costs and authorized the DWR to borrow form the State's General Fund in order to finance its power purchases until such borrowings are reimbursed through the DWR's issuance of revenue bonds to finance its power purchase program. AB 1X provides that the appropriation and the bonds are to be repaid from the funds collected from the sales of power and associated payments from retail customers of the utilities.

      AB 1X directs the CPUC to calculate the California Procurement Adjustment ("CPA"), which is the portion of the electrical corporation's retail rates relating to generation, representing the difference between the generation-related component of the electrical corporation's retail rate effective on January 5, 2001, and the total of its costs of generation, purchases of power under existing bilateral contracts and QF contracts, and its cost of ancillary services. The CPUC is also directed to determine the amount of the CPA that is allocable to power sold by the DWR. This portion of the money collected by the electrical corporations is called the "Fixed Department of Water Resources Set-Aside." The DWR may issue revenue bonds secured by retail revenues in an amount of up to $13.4 billion.

      Furthermore, AB 1X allows the DWR to recover as a revenue requirement, among other things: (i) amounts needed to pay the principal and interest on bonds issued to finance the purchase of power; (ii) amounts necessary to pay for the power and associated transmission and related services; (iii) administrative costs of implementing the program; and (iv) certain other amounts associated with the program. This may include moneys expended for power purchases pursuant to the Governor's emergency proclamation of January 17, 2001. AB 1X authorizes the CPUC to set rates to cover the DWR's revenue requirements (but prohibits the CPUC from increasing electric rates for residential customers who use less power than 130 percent of their existing baseline quantities) until the DWR has recovered the costs of power it has purchased for retail customers.

      All money collected for the power acquired and sold by the DWR under AB 1X or the Governor's January 17, 2001 emergency proclamation by electrical corporations "shall constitute property of the department" and is to be segregated from other funds of those corporations and held in trust for the benefit of the DWR until transferred to the DWR.

      The DWR has purchased power on the spot market and negotiated long-term power purchase agreements in fulfillment of its procurement obligations pursuant to AB 1X. While the details of these agreements were confidential initially, the DWR made public certain details in July 2001. The DWR has continued to enter into additional contracts for which it had previously negotiated agreements in principle. According to information presented by the DWR in late July 2001, its spot purchases and long-term contract costs are estimated to cost retail ratepayers approximately $68 billion over the next 10 years, at average prices ranging between $54 and $269 per MWh.

      Adverse CPUC Decisions.

      The CPUC issued a series of decisions on or around March 27, 2001, a number of which implemented AB 1X in a manner that magnified the Debtor's inability to recover past debts and increased its exposure to the continuing accrual of additional costs in the hundreds of millions of dollars per month. These decisions were issued despite the prior credit downgrades of the Debtor and Southern California Edison and evidence that the ISO was continuing to accrue hundreds of millions of dollars of emergency power purchase costs for which it threatened to bill the Debtor because the DWR was refusing to take financial responsibility for such costs. The CPUC also conducted its own audit and determined that the Debtor had accurately portrayed the accounting on which the Debtor had calculated that the rate freeze had ended, the depletion of its cash reserves and its inability to access the capital markets to finance its ongoing costs of utility service. Individually and collectively, these decisions further eroded the Debtor's financial position and contributed to its decision to seek protection under chapter 11 of the Bankruptcy Code.

        Payment Order.

        On March 27, 2001, the CPUC issued a decision ordering the Debtor and the other California investor-owned utilities to pay the DWR the full generation-related portion of retail rates for every kWh of electricity sold by the DWR to the respective utility's customers without regard to whether overall retail rates were adequate to cover the utilities' costs of service. For the Debtor, the CPUC determined that the generation-related portion of its retail rate was $0.09471 per kWh (including the January 2001 $0.01 kWh and the March 27, 2001 $0.03 kWh increases). The CPUC ordered the utilities to pay the DWR within 45 days after the DWR supplies power to their retail customers, subject to penalties for each day that payment is late.

        The payments associated with the power supplied to retail end-use customers after March 27, 2001, for which payment would be due to the DWR by the Debtor pursuant to the March 27, 2001 order, were required by the CPUC to be based on the product of the number of kWh that the DWR provided 45 days earlier and $0.09471, reflecting the additional $0.03 per kWh surcharge described below.

        Since the CPUC's order was neither derived using the final DWR set-aside nor the DWR's stated revenue requirement, the Debtor sought rehearing of the order. The CPUC subsequently denied rehearing and the Debtor filed a petition with the California Supreme Court seeking review of the lawfulness of the order.

        The CPA Calculation Decision.

        On April 3, 2001, the CPUC adopted a method to calculate the CPA. However, the CPUC made clear that it would not, without further consideration, use the CPA to determine a Fixed Department of Water Resources Set-Aside, or to establish an amount to be provided to the DWR. As was provided in AB 1X at the time, the CPUC used each utility's adopted CPA to determine the amount of "AB 1X" bonds the DWR may issue. Since that time, a new law has been enacted deleting the requirement that the CPA be used to determine the amount of DWR bonds to be issued.

        The CPUC decided that the CPA should be a set rate calculated by determining each utility's generation related-revenues (for the Debtor the CPUC determined that this amount equals $0.06471 per kWh, raised to $0.09471 per kWh as of March 27, 2001, multiplied by total kWh sales by the Debtor and the DWR to the Debtor's retail customers), then subtracting each utility's statutorily authorized generation-related costs, and dividing the result by each utility's total kWh sales.

        In adopting the CPA rate, the CPUC rejected the Debtor's assertions that the CPA overstated the residual revenues available to DWR from Debtor's existing rates by over $2 billion annually. Thus, the CPUC decision immediately exposed the Debtor to a regulatory requirement that potentially would increase Debtor's accrual of unfinanced debt by several hundred million dollars per month. The Debtor's application for rehearing on this decision was denied. The Debtor's appeal of the CPUC decision in the California Court of Appeal was filed in June, 2001 and is still pending.

        The Three Cent Rate Increase.

        Also, on March 27, 2001, the CPUC authorized the Debtor to add an average $0.03 per kWh surcharge to current rates and ordered that the emergency $0.01 per kWh surcharge adopted by the CPUC on January 4, 2001 be made permanent. However, although finding that the Debtor was experiencing loss of credit capability and impending default, the CPUC stated that the decision was intended "to assure the continued viability of California's electric power supply, to safeguard the viability of the State's General Fund, and to minimize credit-related supply disruptions." Thus, the CPUC mandated that the revenue generated by the $0.03 rate increase was to be used only for electric power procurement costs incurred after March 27, 2001, not for any prior unpaid power bills or debts of the Debtor. The CPUC also refused to consider whether the rate freeze had already ended and refused to end it prospectively, despite the reports of its auditors confirming the accounting on which the Debtor's calculation of the end of the rate freeze was based and proposals from its staff and key customer advocates that the rate freeze should be ended. Rather, as discussed below, the CPUC made a retroactive accounting change that attempted to erase from Debtor's regulatory books the financial evidence that Debtor had fully met the conditions for an end to the rate freeze.

        Adoption of TURN Accounting Proposal.

        In the decision adopting the $0.03 per kWh rate increase, the CPUC also adopted a proposal submitted by a customer group to change its previously adopted accounting rules governing entries to the TRA, the TCBA and the Generation Memorandum Accounts. These accounting mechanisms had been adopted by the CPUC in 1998 to account for transition recovery and determine when the rate freeze had ended. In the March 27, 2001 retroactive accounting decisions, the CPUC decided that the Debtor should restate its TRA and TCBA, retroactive to January 1, 1998, by transferring on a monthly basis the balance in the Debtor's TRA to the Debtor's TCBA. Thus, rather than transferring only the monthly "headroom" to pay down transition costs in the months that revenues exceeded the costs of service, the CPUC changed the accounting rules to require the transfer of the monthly balance in the TRA, regardless of whether it was overcollected or undercollected. The effect of this decision was to retroactively restate past recovery of transition costs and apply the some headroom against procurement costs, rather than against transition costs. The CPUC also ordered that the utilities restate and record their generation memorandum account balances to the TRA on a monthly basis before any transfer of generation revenues to the TCBA. This meant that any generation revenues in excess of costs were used first to pay wholesale power costs, if any, rather than using those revenues to offset transition costs.

        The retroactive transfer of a TRA undercollection has the effect of increasing the amount of transition costs still to be recovered from June 2000 onward. By this retroactive change, the CPUC increased the market valuation of generation assets required to end the rate freeze in the latter part of 2000, ensuring that the previous market valuation recorded by the Debtor was no longer sufficient to end the rate freeze in August 2000. The change had the effect of retroactively erasing from the Debtor's books and records the evidence that the Debtor had previously presented demonstrating that the rate freeze had ended. The CPUC thus refused to end the rate freeze, thereby extending the period during which the Debtor was forced by the CPUC, in violation of federal law and the CPUC's prior decisions, to absorb high wholesale power market costs that it was prohibited from passing through to retail ratepayers for whom these costs have been incurred.

        The Debtor filed for an Application for Rehearing of the CPUC's retroactive accounting change alleging that the adoption of the accounting changes violates AB 1890 and the CPUC's authority, constitutes an unconstitutional taking of the Debtor's property, violates the Debtor's federal and state due process and equal protection rights and constitutes unlawful retroactive ratemaking. The CPUC has not acted on the Application for Rehearing. Nonetheless, the CPUC's decision does not alter or otherwise affect the amount or nature of wholesale electricity procurement and transmission costs that the Debtor has incurred or the amount of the Debtor's retail rate revenues available to pay for those wholesale costs. The Debtor believes the decision neither complies with controlling federal law nor furnishes a basis for the CPUC to avoid such compliance. The Debtor requested that the Bankruptcy Court enjoin the CPUC from requiring the Debtor to implement the regulatory accounting changes. On June 1, 2001, the Bankruptcy Court denied the Debtor's application for a preliminary injunction and an appeal of the Bankruptcy Court's decision is now pending. See Section V.B.11 of this Disclosure Statement for more information.

        The QF Decision.

      At the end of January 2001, as a result of its inability to borrow and continue to incur excessive procurement costs, the Debtor began paying the QFs the pro rata amount the Debtor was then recovering in rates to cover its procurement costs, which was only approximately 15% of amounts due the QFs. In a decision issued on March 27, 2001, the CPUC ordered the Debtor and the other California investor-owned utilities to pay QFs fully for energy deliveries made on and after March 27, 2001, within 15 days of the end of the QFs' billing period. The decision permits QFs to establish a 15-day billing period as compared to the contractual monthly billing period. The CPUC noted that its change to the payment provision was required to maintain energy reliability in California and thus provided that failure to make a required payment would result in a fine in the amount owed to the QF. The decision also adopted a revised pricing formula relating to the California border price of gas applicable to energy payments to all QFs, including those that do not use natural gas as a fuel.

      Although the revised pricing formula would reduce the Debtor's 2001 average QF energy and capacity payments assuming the differentials between the two gas price indices remained constant, the decision ultimately required the Debtor to pay the QFs money it was not then collecting in retail rates, accelerating the Debtor's deteriorating financial condition.

      Filing of the Chapter 11 Petition.

      As of February 28, 2001, the Debtor's estimated undercollected balance in its TRA was approximately $8.9 billion, including $2.3 billion attributable to the Debtor's generation. The Debtor included certain costs in its estimated TRA balance although the Debtor believes it should not be responsible for such costs. Included are estimated charges from the ISO for its power purchases to meet the amount of the Debtor's net open position not met through the DWR's purchases from the date on which the Debtor failed to meet the ISO's creditworthiness standards, and charges for an allocated portion of defaulted payments owed to the PX by another California investor-owned utility. As the treatment of these costs has not been clarified, the Debtor included them in its estimated TRA balance.

      At March 29, 2001, the Debtor's cash reserves were $2.6 billion. If the Debtor had been current with all payments to its creditors on that date (including a $938.5 million balance of its bank loans which the lenders agreed to forbear from accelerating until April 13, 2001), the Debtor's cash position would have been negative $1.8 billion. As previously discussed, the Debtor temporarily suspended the payment of certain obligations.

      Moreover, the CPUC decisions approved on March 27, 2001, coupled with the DWR's refusal to confirm that it would be financially responsible for the ISO emergency power purchase costs incurred since the Debtor became uncreditworthy in January, 2001, exposed the Debtor to an indefinite period of accrual of additional massive debt. The CPUC refused to (a) lift the Debtor's rate freeze, allow any rate relief so the Debtor could pay past unpaid power bills, (b) provide the Debtor with access to the market value of its retained generating assets, or (c) order the DWR to cover the Debtor's potential costs to the ISO. The CPUC also ordered a punitive retroactive accounting change intended to interfere with the Debtor's legal claims for cost recovery under both state and federal law and initiated a diversion of the Debtor's existing revenues to the DWR that, if implemented, would have increased the Debtor's prospective debt accrual by hundreds of millions of dollars a month. Finally, the CPUC ordered the Debtor to immediately begin paying higher contract prices to certain third party power suppliers despite the Debtor's obvious inability to finance the portion of those additional costs not recoverable in current retail rates.

      On April 6, 2001, the Debtor filed a petition for relief under chapter 11 of the Bankruptcy Code. The Debtor's goal was to halt the steady deterioration of its financial position and propose feasible alternatives allowing the Debtor to prevent liquidation, restore the company to financial health and continue supplying electricity and gas in the ordinary course of its business. The Plan described herein is, in the Proponents' reasoned opinion, the only reasonable solution for obtaining these results.

      FERC Actions Subsequent to Filing of the Chapter 11 Petition.

      The FERC issued a series of significant orders in the spring and summer of 2001 that prescribed prospective price mitigation relief. First, on April 26, 2001, the FERC issued an order that prescribed price mitigation for those hours in which the ISO declared an emergency, and imposed a requirement that all generators in California offer available generation for sale to the ISO's real-time energy market during all hours. While the Debtor recognized the importance of FERC's action, it sought rehearing of the April 26, 2001 order on the premise that the price mitigation methodology could be made more comprehensive, both in terms of the hours in which it was to be applied and the types of transactions that it covered.

      On June 19, 2001, the FERC issued a further order on prospective price mitigation for the wholesale spot markets throughout both California and the Western Systems Coordinating Council ("WSCC") that established the current mitigation methodology going forward. Among the features of this current price mitigation methodology is its extension to all hours of the day; the reaffirmation of its requirement that all generators in California offer available generation for sale to the ISO's real-time energy market; the establishment of a single market clearing price in the ISO's spot markets in emergency hours; and the establishment of a maximum market clearing price for spot market sales in all hours. FERC ordered the mitigation to remain in effect until September 2002. The FERC also established a settlement conference whereby all sellers and buyers in the ISO markets could discuss refunds of any overcharges incurred during prior periods.

      From June 25 though July 10, 2001, the FERC's chief administrative law judge conducted settlement negotiations in Washington D.C. among power generators, officials representing the State of California and representatives from the State utilities. The FERC ordered the negotiations in an attempt to resolve disputes between State officials, the utilities and power generators regarding past power sales. The State, led by the Governor, represented that it and the California utilities are owed $8.9 billion for electricity overcharges by the generators. The negotiations did not result in a settlement, but the judge concluded that refunds or offsets should be provided for overcharges from October 2000 through May 2001 and recommended that the FERC conduct further hearings to determine what the power sellers and buyers are each owed. On July 25, 2001, FERC issued an order establishing a methodology to provide refunds for certain overcharges for the period October 2, 2000 through June 20, 2001. FERC ordered a hearing to consider factual issues relating to implementation of the refund methodology, and that hearing is currently set to be conducted November 14 through November 20, 2001.

      CPUC Actions Subsequent to Filing of the Chapter 11 Petition.

  In late April 2001, the Debtor asked the CPUC to grant rehearing of its retroactive accounting order issued on March 27, 2001. However, the CPUC has failed to respond to Debtor's request for rehearing. In mid and late April 2001, the Debtor requested rehearing of the two CPUC orders establishing the terms and conditions of the Debtor's payments to the DWR for its power costs. As stated above, the CPUC rejected both requests, and the Debtor is currently seeking judicial review of the CPUC orders in the First District, California Court of Appeal and California Supreme Court.

  In mid-June 2001, the CPUC ordered Debtor, Southern California Edison and San Diego Gas & Electric to file within three business days their proposed ratemaking for retained utility generation facilities and procurement costs still incurred by the utilities. The Debtor's proposal requested that the ratemaking for its retained generating facilities be set in accordance with previous and still effective CPUC decisions under AB 1890. Under the CPUC's AB 1890 decisions, the ratemaking for the Debtor's non-nuclear generating facilities is based on their market valuation through appraisal or divestiture, and the ratemaking for the Debtor's Diablo Canyon Power Plant is based on a specific "benefit sharing" formula established in a 1997 CPUC decision. Under Public Utilities Code Section 377, as amended in January 2001, utilities are prohibited from divesting their retained generating plants before January 1, 2006. However, Section 377 as amended does not modify or repeal Public Utilities Code Section 367, which still requires the CPUC to market value the generating assets of each utility by no later than December 31, 2001 based on appraisal, sale, or other divestiture.

  Hearings have been completed on the Debtor's utility retained generation ratemaking proposal, but the full CPUC has not yet issued a decision. On September 14, 2001, the CPUC issued a proposed decision recommending denial of the Debtor's proposal to base ratemaking for its non-nuclear generating assets on their market value. At the same time, the proposed decision would defer again any decision regarding the market valuation of the assets under AB 1890. Under the emergency state statute authorizing the DWR to procure and sell power, its revenue requirement may not be recovered from retail customers unless and until the DWR has conducted a review to determine whether the revenue requirement is just and reasonable, and the CPUC has issued a decision implementing the ratemaking for allocation and recovery of the revenue requirement from retail customers. In early May 2001, the DWR submitted its proposed revenue requirement to the CPUC to recover its cost of procuring power for the customers of the Debtor, Southern California Edison and San Diego Gas & Electric Company. The CPUC did not take any action on the DWR revenue requirement request.

  In mid-June 2001, the Debtor requested that the CPUC consolidate the DWR's revenue requirement request with the CPUC's proceedings to establish ratemaking for the Debtor's retained generating plants and third party procurement costs, in order to ensure that the DWR revenue requirement is recovered without diverting revenues needed by the Debtor for its retained generation. The CPUC rejected the request.

  In late July 2001, the DWR filed a revised revenue request for approval at the CPUC, stating that it had determined the revised request to be just and reasonable and requesting immediate approval by the CPUC without hearings. Over the protests of numerous parties, including the Debtor, the CPUC determined that it could implement the DWR revenue requirement request without hearings. In addition, the CPUC issued for public comment a proposed rate agreement, under which the CPUC would agree to implement changes in the DWR's revenue requirement automatically on 30 to 90 days notice over the next 15 years. Finally, the CPUC proposed to grant the DWR's request that it order the Debtor to enter into a servicing agreement to act as the DWR's billing and collection agent for recovery of its costs from retail customers, despite the Debtor's protests that the servicing agreement was unreasonable and unfair. On September 10, 2001, the CPUC issued an order requiring that the Debtor enter into the servicing agreement as requested by the DWR.

  After numerous parties filed lengthy data requests questioning the accuracy and reasonableness of the DWR's July 23, 2001, revenue requirement request, the DWR filed a third revenue requirement request on August 7, 2001. However, numerous parties, including the Debtor, continued to protest the DWR request as inaccurate, unreasonable and not sufficiently documented.

  On August 21, 2001, the Debtor filed a petition for mandamus against the DWR in California Superior Court in Sacramento, asking the court to order the DWR to hold a public hearing as required by state law before determining whether its power costs are just and reasonable and therefore recoverable from the Debtor and its retail customers. The petition is currently pending before the court.

  On August 27, 2001, the CPUC held a press conference in Sacramento, at which it announced that it would issue for comment a draft decision revising the DWR's revenue requirement request in order to shift over $600 million in DWR power costs from Southern California customers of Southern California Edison and San Diego Gas & Electric to Northern and Central California customers of the Debtor. The CPUC proposed to require the Debtor's customers to pay 40% to 55% higher rates for the DWR power than customers of Southern California Edison and San Diego Gas & Electric. The CPUC cost-shifting proposal was contrary to the DWR's own recommendation that its power costs be allocated pro rata throughout the state at a uniform rate. Numerous parties, including the Debtor and most customer groups, have protested the CPUC cost-shifting proposal as lacking any record support. The CPUC initially proposed to act on its cost-shifting proposal at its September 6, 2001, meeting, but did not issue an administrative law judge Draft Decision until September 4. As a result, the CPUC postponed action on the proposal and the DWR's revenue requirement until no earlier than September 20, 2001.

  THE REORGANIZATION CASE

    COMMENCEMENT OF THE CHAPTER 11 CASE.

    The Chapter 11 Case was commenced on April 6, 2001 and the Plan was filed on September 20, 2001. The Debtor continues to operate its business and manage its properties as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

    ADMINISTRATION OF THE CHAPTER 11 CASE.

      First Day Orders.

      On the Petition Date, the Debtor obtained a series of orders from the Bankruptcy Court designed to minimize any disruption of its business operations and to facilitate its reorganization. The Bankruptcy Court entered orders authorizing the Debtor, among other things, to pay pre-petition employee compensation and benefits and to continue to use its bank accounts, cash management system and corporate investment policy.

      Second Day Orders.

      On April 9, 2001, the Debtor obtained various orders from the Bankruptcy Court designed to enable the Debtor to continue to fulfill post-petition obligations to suppliers and other creditors without disruption. The Bankruptcy Court granted the Debtor the authority to continue to use its natural gas revenues to secure supplies in an effort to avoid the disruption of service for millions of natural gas customers. In addition, the Bankruptcy Court authorized the interim use of cash collateral in which mortgage bondholders have a beneficial interest and scheduled deadlines relating to a final hearing on the issue.

      Third Day Orders.

      On April 10, 2001, the Debtor obtained various orders from the Bankruptcy Court that allowed the Debtor to satisfy certain obligations to its customers without disruption. The Bankruptcy Court granted the Debtor the authority to issue refunds of security deposits to residential and non-residential customers as those deposits become eligible for refund through the Debtor's existing deposit refund policies. Based on historical averages, the Debtor refunds approximately $3.5 million in residential and non-residential customer deposits per month. The Bankruptcy Court also granted the Debtor the authority to issue refunds of mainline extension service deposits to individual residential customers pursuant to an order issued the following day. These deposits are required when engineering and construction work is needed to develop bare lots or add new loads to existing service.

      Creditors' Committee.

      Section 1102 of the Bankruptcy Code requires that as soon as practicable after the commencement of a chapter 11 case, the United States Trustee must appoint an official committee of unsecured creditors. On April 11, 2001, the United States Trustee appointed an Official Committee of Unsecured Creditors (the "Committee"). The Committee is comprised of Enron Corp., Dynegy Power Marketing, Inc., P-E Berkeley, Inc., GWF Power Systems Company, Inc., Bank of America, N.A., Morgan Guaranty, Merrill Lynch, Davey Tree Expert Co., the City of Palo Alto, California, the State of Tennessee and Pacific Investment Management Company LLC. Morgan Guaranty and Pacific Investment Management Company were appointed by the United States Trustee on April 20, 2001 and August 8, 2001, respectively, to replace U.S. Bank and the Bank of New York, respectively, which were initially appointed to, but later resigned from, the Committee. The Committee has retained Milbank, Tweed, Hadley & McCloy LLP as its legal counsel, PriceWaterhouseCoopers as its accounting advisor and Saybrook Capital as its financial advisor.

      Public Purpose Programs.

      On April 24, 2001, the Debtor filed a motion with the Bankruptcy Court asking the court to confirm that the funds collected by the Debtor for its Public Purpose Programs - including energy efficiency, low income, research and development and renewable generation programs - are not part of the bankruptcy estate and can be used to honor pre-petition obligations incurred in connection with the programs. At the time of the motion, the Debtor owed approximately $37 million to customers who requested rebates and contractors who performed work in homes and businesses to make them more energy efficient. The Debtor operates the most extensive energy efficiency programs in the nation and argued that the continued vitality of the programs is critical to reduce the State's capacity constraints. The Bankruptcy Court approved the Debtor's motion on May 16, 2001.

      Assumption of Hydroelectric Power Purchases.

      On April 25, 2001, the Debtor filed a motion with the Bankruptcy Court asking the court to authorize it to pay past-due amounts for hydroelectric power purchased under contracts with several California irrigation districts and water agencies. Prior to the Petition Date, the Debtor had made all regular payments due to these irrigation districts and water agencies. As a result of bankruptcy law prohibitions against post-petition payment for services rendered but not yet paid for prior to the Petition Date, however, the Debtor was unable to make $1.6 million in payments. The Bankruptcy Court approved the Debtor's motion on May 25, 2001.

      Pre-Petition Property Taxes.

      On April 26, 2001, the Debtor filed a motion with the Bankruptcy Court asking the court to authorize payment of the unpaid pre-petition portion of its property taxes. The Debtor pays property taxes in 49 counties. The Debtor filed the motion to allow it to immediately pay up to $41.2 million, its portion of property taxes accrued prior to the Petition Date. The Debtor's total property tax accrued through March 31, 2001 was $78.5 million, and it paid the post-petition portion of $37.3 million on or before April 10, 2001. The Debtor sought court authorization to pay its pre-petition portion of the property taxes because counties depend on taxes paid by the Debtor to fund many services and the Debtor wanted to limit the impact of the Chapter 11 Case on local governments. The Bankruptcy Court approved the Debtor's motion with some modifications on May 16, 2001.

      Request for Preliminary Injunction Against the ISO.

      On May 3, 2001, the Debtor filed an adversary action and a motion for a preliminary injunction in the Bankruptcy Court, asking the court to direct the ISO to comply with bankruptcy law, its tariff, and a recent FERC ruling by ceasing to purchase wholesale power on behalf of the Debtor or billing the Debtor for such purchases. The ISO had sent the Debtor a bill for spot market purchases over a two-month period that totaled nearly $1 billion. The Debtor's adversary action, which included a request for a preliminary injunction, asked the court to enjoin the ISO from requiring the Debtor to pay costs the ISO has incurred and continues to incur to purchase wholesale power on its behalf, unless the Debtor can fully recover these costs. The motion was premised upon a FERC order specifying that since the Debtor failed to satisfy the credit requirements under the ISO tariffs, it was not a creditworthy buyer and, consequently, the ISO lacked authority to make real time purchases on its behalf.

      On June 26, 2001, the Bankruptcy Court issued an injunction prohibiting the ISO from violating the FERC orders discussed above. The Bankruptcy Court noted that the FERC orders permit the ISO to schedule transactions that involve either a creditworthy buyer or a creditworthy counterparty, but recognized that there are unresolved issues regarding how to ensure these requirements for real-time transactions when the ISO has ordered power sellers to respond to the ISO's emergency dispatch orders. The Bankruptcy court noted that it would consider the foregoing and other appropriate factors if and when it is asked to take action for any violation of its order or is asked to deny a claim arising out of any purchases arranged by the ISO.

      Denial of Ratepayers' Committee.

      On May 4, 2001, the United States Trustee appointed a Ratepayers' Committee. On May 9, 2001, the Debtor filed a motion with the Bankruptcy Court asking the court to vacate the United States Trustee's appointment of the Ratepayers' Committee. The filing indicated that the creation of a Ratepayers' Committee exceeded the authority of the United States Trustee because it was inconsistent with express provisions of the Bankruptcy Code. On May 18, 2001, the Bankruptcy Court granted the Debtor's motion and vacated the Ratepayers' Committee. On July 10, 2001, the Bankruptcy Court denied a motion by the United States Trustee and the putative Ratepayers' Committee for reconsideration of its order vacating the Ratepayers' Committee.

      Authorization of Employee Related Matters.

      On May 25, 2001, the Debtor filed a motion requesting authorization with respect to a variety of employee-related matters, including: making pre-petition payments for severance and transition to employees who worked on now-divested power plants; making pre-petition payments to administrative, technical and lower-level management employees (including hundreds of first-line supervisors) under various existing incentive and recognition programs; implementing a retention program designed to retain a small number of essential employees who are necessary to the reorganization process and the continuation of the operation and maintenance of the gas and electric transmission and distribution facilities and generation facilities; and continuing its existing severance program. The Bankruptcy Court approved the Debtor's motion regarding each employee-related matter, other than the management retention program, on June 28, 2001, and approved the Debtor's motion regarding the management retention program on July 13, 2001.

      Transition Period Accounting Proposal.

      On March 27, 2001, the CPUC issued a regulatory accounting order (the "TURN Accounting Order") that required the Debtor to restate all of its regulatory books and accounts retroactively to January 1, 1998, by transferring on a monthly basis the balance in the Debtor's TRA to the Debtor's TCBA. Thus, rather than transferring only the monthly "headroom" to pay down transition costs in the months that revenues exceeded the costs of service, the CPUC changed the accounting rules to require the transfer of the monthly balance in the TRA, regardless of whether it was overcollected or undercollected. The retroactive transfer of a TRA undercollection has the effect of reversing some previously recorded transition cost recovery, and instead applying the prior headroom to offset the undercollection of some procurement costs. Depending on the amount and timing of generation valuation, it is possible that the effect of the TURN Accounting Order would be that such transition costs have not been fully recovered and the conditions for meeting the rate freeze have not been met. See Section IV.B.6.d of this Disclosure Statement for a more detailed discussion of the TURN Accounting Order.

      In accordance with the automatic stay provision of the Bankruptcy Code, on April 9, 2001, the Debtor asked the Bankruptcy Court to stay the CPUC's TURN Accounting Order. On June 1, 2001, the Bankruptcy Court denied the Debtor's request for a stay and an injunction on the transition period accounting proposal. The Debtor appealed the Bankruptcy Court's decision to the United States District Court for the Northern District of California. The Debtor's application for rehearing of the TURN Accounting Decision also remains pending at the CPUC.

      Extension of the Exclusivity Period.

      The Bankruptcy Code allows a debtor the exclusive right for 120 days to prepare and file a plan with the Bankruptcy Court. If a plan is filed within the 120 day exclusivity period, the exclusivity period is automatically extended to 180 days to allow the debtor to confirm its plan. A debtor's exclusivity period in which to file the Plan may be extended or reduced by the court. After the exclusivity period has expired, a creditor, a committee or other party in interest may file a plan. On July 3, 2001, the Debtor filed a motion with the Bankruptcy Court to extend the exclusivity period until December 6, 2001. Under the original timeline, the exclusivity period would have expired on August 6, 2001. On July 20, 2001, the Bankruptcy Court approved the Debtor's motion and extended the exclusivity period for filing a plan to December 6, 2001 (and, assuming a plan is filed by such date, extending the time to confirm such plan until February 4, 2002).

      Omnibus Motions.

      On June 6, 2001, the Debtor, with the approval of the Committee, filed a series of "omnibus" motions with the Bankruptcy Court requesting authorization for the Debtor to enter into a range of transactions in the course of its business within certain specified parameters and without further motion or court approval. These motions included requests for authorization for the Debtor to settle post-petition third party claims, to make capital expenditures, and to continue its environmental programs, in each case subject to specified per transaction or aggregate dollar limitations. The Bankruptcy Court approved all of the omnibus motions at the hearing on the motions held June 26, 2001, and subsequently issued its orders granting the motions.

      Extension of Time for Assuming or Rejecting Real Property Leases.

      Under the Bankruptcy Code, the Debtor is allowed sixty (60) days from the Petition Date to assume, assume and assign, or reject most types of real property leases, unless the Bankruptcy Court for cause shown extends such sixty (60) day period. Pursuant to two separate motions filed in June 2001, the Debtor sought and obtained an extension of time until October 5, 2001 (without prejudice to the Debtor's right to seek further extensions) to take action to assume, assume and assign, or reject substantially all of its real property leases.

      QF Agreements.

  On July 6, 2001, in order to resolve a substantial dispute with Calpine Corporation-related QFs (the "Calpine QFs") regarding the rights and obligations of the parties under the power purchase agreements between the Debtor and Calpine QFs, the Debtor entered into a stipulation and agreement with the Calpine QFs providing that the Debtor would (a) assume its power purchase agreements with the Calpine QFs, (b) stipulate to the amount of pre-petition defaults, subject to the outcome of certain proceedings before the CPUC, and (c) cure such pre-petition defaults on the Effective Date. The stipulation and agreement provided that the Calpine QFs would waive claims to receive the "market rate" for energy delivered and for additional "pecuniary losses," and that the power purchase agreements would be amended to take advantage of a price modification permitted under a recent CPUC decision. On July 12, 2001, the Bankruptcy Court approved the stipulation and agreement with the Calpine QFs. This transaction served as a prototype for the Debtor's resolution of similar disputes with over 200 other QFs (and the Bankruptcy Court's approval thereof) in the following two-month period.

  THE PLAN OF REORGANIZATION

    OVERVIEW.

    As described in Section IV, the Debtor was one of the healthiest energy utilities in the United States prior to the summer of 2000, enjoying investment grade credit ratings and consistently paying dividends to its shareholders. As a regulated public utility, the Debtor operated under the historical (and constitutionally-required) "regulatory compact." Under that compact, the Debtor undertook to serve all the electric and gas customers in its service territory in exchange for rates that allowed it to cover its costs of providing service, recover its investment in facilities serving the public and the opportunity to earn a reasonable rate of return.

    Beginning in June 2000, prices for power on the wholesale market began to increase. Prices moderated somewhat in the fall before spiking to unprecedented levels in November and subsequent months. The Debtor filed this Chapter 11 Case after the CPUC ignored the Debtor's repeated requests to allow it to recover in its retail rates the costs the Debtor was incurring to buy electricity for its customers. The Debtor first requested relief from the CPUC in August 2000, continued its requests through the fall, and made a specific proposal for emergency rate relief in November 2000 to provide rate stability to its customers while the Debtor continued to use its good credit to buy power on their behalf. However, the CPUC and the State reacted to the Debtor's requests either by taking steps that were directly counter to the Debtor's financial preservation or by failing to act in a timely manner on the Debtor's requests. By the Petition Date, the Debtor had incurred approximately $8.9 billion in procurement costs, including $2.3 billion attributable to the Debtor's generation, that the CPUC refused to allow it to collect from its customers, and had billions of dollars in defaulted debt and unpaid bills. All of the major credit rating agencies had downgraded the Debtor to uncreditworthy ratings, which precluded the Debtor from purchasing power in the wholesale markets under federally approved tariffs. As a result, the Debtor turned to the Bankruptcy Court for relief.

    It is against this backdrop that the Proponents have developed a Plan designed to reaffirm the Debtor's financial viability and provide for payment in full of all Allowed Claims. To implement the Plan, the Debtor will disaggregate and restructure its business by creating new limited liability companies and transferring certain assets of the business lines to each of the entities. The majority of the assets and liabilities associated with the electric transmission business of the Debtor will be transferred to ETrans LLC ("ETrans"), the majority of the assets and liabilities associated with the gas transmission business of the Debtor will be transferred to GTrans LLC ("GTrans"), and the majority of the assets and liabilities associated with the generation business of the Debtor will be transferred to Gen LLC ("Gen"). The Debtor may also create subsidiaries or affiliates of ETrans, GTrans and Gen to hold specific assets related to the respective line of business or create special purpose entities to hold certain assets not directly related to any particular line of business. In addition, the Debtor will create a separate corporation ("Newco") to hold the membership interests of each of ETrans, GTrans and Gen. The Debtor will be the sole shareholder of Newco. Certain other assets of the Debtor deemed not essential to operations will be sold under the Plan. After the assets are transferred to the newly-formed entities, the Debtor will declare and pay a dividend of the outstanding common stock of Newco to the Parent, and each of ETrans, GTrans and Gen will thereafter be an indirect wholly-owned subsidiary of the Parent (the foregoing transactions are referred to herein collectively as the "Internal Restructurings"). The Reorganized Debtor will retain the name "Pacific Gas and Electric Company."

    The assets not transferred or sold as described above will be retained by the Reorganized Debtor, which will continue to conduct the local electric and gas distribution operations and associated customer services as of and after the Effective Date. The Reorganized Debtor will continue to procure natural gas on behalf of its core customers. The Debtor will, however, seek a Bankruptcy Court ruling whereby the Reorganized Debtor will be prohibited from assuming the net open position of its electric customers not already provided through the DWR's contracts until the following conditions are met: (1) the Reorganized Debtor establishes an investment grade credit rating from S&P and Moody's; (2) the Reorganized Debtor receives assurances from S&P and Moody's that the Reorganized Debtor's credit rating will not be downgraded as a result of the reassumption of the net open position; (3) there is an objective retail rate recovery mechanism in place pursuant to which the Reorganized Debtor is able to fully recover in a timely manner its wholesale costs of purchasing electricity to satisfy the net open position; (4) there are objective standards in place regarding pre-approval of procurement transactions; and (5) subsequent to reassumption of the net open position, the conditions in clauses (3) and (4) remain in effect.

    Following completion of the Internal Restructurings and on, or as soon as practicable after, the Effective Date, the Parent will declare and pay a dividend of all of the common stock of the Reorganized Debtor held by the Parent to the shareholders of the Parent (the "Reorganized Debtor Spin-Off"). The Internal Restructurings and the Reorganized Debtor Spin-Off, together with the disposition of certain property described in Section VI.I of this Disclosure Statement, are referred to collectively herein as the "Restructuring Transactions."

    The following illustration represents the corporate structure of the Parent and the Debtor following consummation of the transactions contemplated by the Plan, but does not include Newco, the intermediate corporation which will hold the membership interests of ETrans, GTrans and Gen, or any other subsidiaries or affiliates of such entities:

    [Graphic illustration representing the corporate structure of the Parent and the Debtor following consummation of the transactions contemplated by the Plan (but excluding the intermediate corporation which will hold the membership interests of ETrans, GTrans and Gen or any other subsidiaries or affiliates of such entities) has been omitted.]

    Pursuant to the Plan, the Debtor will satisfy Allowed Claims (other than Allowed Claims representing the various PC bond-related obligations, including the Mortgage Bonds securing certain of such PC Bond obligations, Allowed Environmental and Tort Claims for Actual Damages and Allowed Environmental and Tort Claims for Punitive Damages) either (i) in Cash; (ii) with long-term subordinated notes issued by each of ETrans, GTrans and Gen; or (iii) with a combination of Cash and long-term notes issued by each of ETrans, GTrans and Gen and, in the case of certain Allowed Chromium Litigation Claims, long-term subordinated notes issued by each the Reorganized Debtor, ETrans, GTrans and Gen. The long-term notes and the long-term subordinated notes issued by each of ETrans, GTrans and Gen will be issued to the Debtor as partial consideration for the operating assets transferred to such entities or their wholly-owned subsidiaries. The Reorganized Debtor will then transfer the long-term notes and the long-term subordinated notes issued by each of ETrans, GTrans and Gen to creditors and, when taken together with any long-term subordinated notes issued by the Reorganized Debtor, such notes will represent the portion of an Allowed Claim to be satisfied by long-term notes and long-term subordinated notes. For a more detailed description of such long-term notes, see the Summary of Terms attached hereto as Exhibit D.

    The various combinations described above represent satisfaction in full of Allowed Claims, other than Allowed Claims representing the various PC bond-related obligations, including those in respect of Mortgage Bonds securing certain of such PC Bond obligations, and Environmental and Tort Claims. Holders of Allowed Claims in Classes 1, 2, 3a, and 10 will receive payment of all of their Allowed Claims in Cash. Holders of Allowed Claims in Class 11 will receive payment of their Allowed Claims (excluding the pre-petition portion of the Allowed Claims in Class 11 which will be paid in Cash) with long-term subordinated notes issued by each of ETrans, GTrans and Gen. Holders of Allowed Claims in Classes 5, 6, and 7 will receive payment of their Allowed Claims through a combination of Cash and long-term notes issued by each of ETrans, GTrans and Gen. Holders of Allowed Claims in Class 9a will receive payment of their Allowed Claims through a combination of Cash and long-term notes issued by each of ETrans, GTrans and Gen and holders of Allowed Claims in Class 9b will receive payment of their Allowed Claims through long-term subordinated notes issued by each of the Reorganized Debtor, ETrans, GTrans and Gen. Accrued and unpaid interest due on all Allowed Claims will be paid in Cash, other than for Allowed Claims representing the various PC Bond-related obligations, including those in respect of the Mortgage Bonds securing certain of such PC Bond obligations.

    Holders of Allowed Claims representing the various PC Bond-related obligations will receive payment of their Allowed Claims through a combination of Cash, the reinstatement of all or a portion of the Debtor's obligations under the Reimbursement Agreements, the MBIA Reimbursement Agreement, the Prior Reimbursement Agreements and the other PC Bond Documents, all subject to certain modifications, the assumption by ETrans, GTrans and Gen of certain of the Debtor's obligations thereunder, and, in the case of the Mortgage Bonds securing the Mortgage Backed PC Bonds, by substitution of New Mortgage Bonds. Allowed Environmental and Tort Claims for Actual Damages and Allowed Environmental and Tort Claims for Punitive Damages and will be satisfied in full in the ordinary course of business.

    The long-term notes and long-term subordinated notes issued by each of the Reorganized Debtor, ETrans, GTrans and Gen will be several and independent and will not be cross-defaulted with the corresponding long-term notes of any of the other operating companies. The Debtor will satisfy any Cash requirements through its current cash reserves, proceeds of the sale of certain assets, and proceeds raised through new debt financings consummated by each of the Reorganized Debtor, ETrans, GTrans and Gen as of the Effective Date. See Section VI.M. of this Disclosure Statement for a further discussion of the various debt financings contemplated by the Plan.

    The Proponents believe that the Plan is workable, fair and in the public interest. The Plan provides for the continued ownership of the Debtor's assets by California companies that will continue to operate the Debtor's assets consistent with sound business and environmental policies. The Plan positions the Debtor to regain financial viability, resume procurement of power for its retail customers, and participate actively in Western energy markets by the end of 2002.

    Without raising retail electricity rates above current levels, the Plan provides a safe, reliable and long-term electric supply to California's electric customers. The Plan enables the Debtor to maintain a qualified workforce and keep the Debtor's generating assets intact and integrated, rather than selling them piecemeal to satisfy its debts. Finally, the Debtor's restructured gas and electric distribution, gas and electric transmission and generating assets will continue to be regulated to protect the public interest.

    The Debtor's assets will continue to be subject to rate regulation under the Plan. For the ETrans Assets (as defined below), FERC will continue to have exclusive jurisdiction over rates and terms of service. The GTrans Assets (as defined below) and Gen Assets (as defined below) will be subject to long-term contracts with the Reorganized Debtor for continued use in serving its retail electric and gas customers on a non-discriminatory basis at rates regulated by FERC. The CPUC will continue to have jurisdiction over the Debtor's retail electric and gas distribution assets, rates and services, including the manner in which the Reorganized Debtor's retail costs are allocated among various classes of the State's energy customers. Finally, the Debtor's assets will continue to be subject to public health and safety regulation by numerous other state, local, and federal agencies.

    The Proponents believe that (1) through the Plan, holders of Allowed Claims and Equity Interests will obtain a greater recovery from the estate of the Debtor than the recovery they would receive if the assets of the Debtor were liquidated under chapter 7 of the Bankruptcy Code, and (2) the Plan represents the best method for the holders of Allowed Claims and Equity Interests to be paid in full for such Allowed Claims and Equity Interests. The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan is qualified in its entirety by reference to the provisions of the Plan.

    RESTRUCTURING OF THE ELECTRIC TRANSMISSION BUSINESS.

      General.

      On or before the Effective Date, the majority of the assets generally associated with the Debtor's current electric transmission business (the "ETrans Assets") will be transferred to ETrans and its subsidiaries or affiliates, and ETrans will operate as a separate electric transmission company thereafter. Other assets necessary to support the ETrans business, including certain minor assets currently classified as distribution for ratemaking purposes, will also be transferred by the Debtor to ETrans or its subsidiaries or affiliates. Specifically, the Debtor will transfer approximately 18,500 circuit miles of electric transmission lines and cables located in California, which will include 1,300 circuit miles of 500 kV lines, 5,300 circuit miles of 230 kV lines, 6,000 circuit miles of 115 kV lines and 4,000 circuit miles of 70 and 60 kV lines, and the towers, poles and underground conduits used to support the lines and cables. In addition, ETrans and its subsidiaries or affiliates will receive all transmission substations, transmission control centers and associated operations systems, junctions and transmission switching stations and associated equipment necessary to support the lines and cables and all of the other land, entitlements, rights of way, access rights, personal, real and intellectual property and the business records necessary to operate the Debtor's electric transmission business. The Debtor's existing internal telecommunications backbone assets will also be transferred to ETrans or one of its subsidiaries or affiliates.

      Pursuant to section 365 of the Bankruptcy Code, the Debtor will also assume and assign to ETrans certain of the continuing contractual rights and obligations of the Debtor that are associated with the operation of the electric transmission business, after which the Debtor will be relieved of any obligations thereunder. Such contracts include those related to service over the Pacific Intertie, including certain "EHV" transmission agreements and contracts for the ownership, use and coordinated operation of the California-Oregon Transmission Project. In addition, the Debtor will assume and assign to ETrans several interconnection agreements with utilities and agencies in the Debtor's service area and certain other entities. ETrans will also enter into contracts with the Reorganized Debtor to enable the Reorganized Debtor to continue to provide interconnection and transmission services under contracts to be assumed by the Reorganized Debtor, including those with (a) the Western Area Power Administration, U.S. Department of Energy and certain of its customers and (b) the City and County of San Francisco.

      Formation and Capitalization.

      ETrans will be a California limited liability company with Newco as its sole member. The Debtor will be the sole shareholder of Newco. On or before the Effective Date, the ETrans Assets set forth on Schedule 7.2(a) to the Plan Supplement will be transferred to ETrans and its subsidiaries or affiliates in partial exchange for an estimated $770 million in cash (subject to adjustment), approximately $380 million in long-term notes and the assumption by ETrans and its subsidiaries of certain liabilities and obligations of the Debtor, all as set forth on Schedule 7.2(b) to the Plan Supplement. Thereafter, but prior to the Reorganized Debtor Spin-Off, the Debtor will declare and pay a dividend of the outstanding common stock of Newco to the Parent, and ETrans will continue as an indirect wholly-owned subsidiary of the Parent.

      Operational Control of ETrans Assets.

      Currently, the Debtor is a participating transmission owner in the ISO, the entity that operates and controls most of the electric transmission facilities owned by the State's three major investor-owned utilities and provides open access to electric transmission services on a non-discriminatory basis. As part of the Debtor's participation, the ISO uses the Debtor's transmission facilities to provide transmission service. On or before the Effective Date, the Debtor will assume and assign to ETrans certain of its contractual obligations associated with its participation as a transmission owner in the ISO.

      In December 1999, the FERC issued its final rule on Regional Transmission Organizations ("RTO") and encouraged utilities that own transmission systems to form RTOs on a voluntary basis. In several orders issued on July 12, 2001, the FERC indicated its strong preference for a single RTO that encompasses most of the Western United States, including California, and potentially Canadian provinces as well, that are interconnected in the region encompassed by the Western Systems Coordinating Council. No RTO is operational in the Western United States at this time. ETrans intends to join a FERC-approved Western RTO at such time as one is established and approved by FERC. If the FERC certifies the ISO as a RTO, ETrans may decide to remain with the ISO. Prior to any withdrawal from the ISO, ETrans will provide notice of its withdrawal to the ISO pursuant to the terms of the Transmission Control Agreement.

      Management and Employees.

      A list of the individuals who will initially serve as members of the board of control and executive officers of ETrans, together with biographical information for such persons, will be provided supplementally.

      Most of the current employees of the Debtor who provide services primarily for the electric transmission business will be transferred to or offered comparable positions with ETrans or its subsidiaries on or before the Effective Date. Job assignments or employment offers will be made consistent with the Debtor's and ETrans' respective rights and obligations under applicable law, labor contracts and policies. The Debtor anticipates that a total of 1,100 to 1,300 managerial, professional, administrative and union employees will be employed by ETrans and its subsidiaries. In addition, ETrans will use independent contractors consistent with the historical practices of the Debtor to perform certain of its core services and provide support during peak service periods. Certain employees of the Debtor currently provide engineering, maintenance, construction and other services that relate to both the distribution and electric transmission businesses of the Debtor. After the Effective Date, such employees may be employees of ETrans or the Reorganized Debtor and provide services between the Reorganized Debtor and ETrans pursuant to a service and maintenance agreement to be entered into between ETrans and the Reorganized Debtor to allow for a transition to independent operations. See Section VI.J. and Section VI.K. of this Disclosure Statement for more information on separation issues and human resources following the Restructuring Transactions.

      Regulation.
        Regulatory Approvals for Restructuring.

In connection with the transfer of the ETrans Assets to ETrans and its subsidiaries or affiliates, the assumption of certain of the electric transmission contracts by ETrans and the indirect transfer of interests in ETrans to the Parent, the Debtor will take certain actions with the following governmental agencies:

    FERC: Pursuant to Section 203 of the FPA, the Debtor will request FERC approval for the transfer of the ETrans Assets and the interests in ETrans. In reviewing the application, the FERC will determine if the transfer of such assets and interests is consistent with the public interest based on the anticipated impact on competition, rates and regulation. In conjunction with the application, the Debtor may seek a FERC determination that all assets proposed for transfer to ETrans and its subsidiaries are under FPA jurisdiction. In addition, the Debtor will request FERC approval under Section 8 of the FPA in connection with the transfer of transmission line-only licenses to ETrans. In reviewing the application, the FERC will determine the financial and technical ability of ETrans to operate the transmission facilities. FERC confirmation, approval or acceptance will also be requested under Sections 204 and 305 of the FPA relating to the issuance of securities and assumption of liabilities in connection with the transfer of interests and, if applicable, the creation of interlocking directorates, and under Section 205 of the FPA with respect to new or modified service tariffs. In conjunction with the application under Section 203 of the FPA, ETrans will commit to participate in a FERC-approved RTO and, as necessary or appropriate to satisfy that commitment, withdraw from participation in the ISO. Assuming no evidentiary hearing, the Debtor anticipates that the FERC approvals will be obtained within eight months after the date the applications are filed. The Debtor currently intends to submit such applications on or before November 30, 2001.

    SEC: Following the Restructuring Transactions, the Parent will be, as it is currently, a holding company exempt from registration under Section 3(a)(1) of the Public Utility Holding Company Act of 1935 ("PUHCA"). As the Parent will own two public utilities (ETrans and Gen) after the Restructuring Transactions are completed, the Parent will request SEC approval for the indirect acquisition of the ETrans membership interests pursuant to Section 9(a)(2) of PUHCA. There will be a period of time prior to the Reorganized Debtor Spin-Off in which the Parent will also own the Reorganized Debtor. Approval for such interim ownership will also be sought. In connection with its review process, the SEC will examine and, as necessary, determine whether (i) the acquisition will unduly concentrate control of utility systems, (ii) the purchase price is reasonable, (iii) the acquisition will unduly complicate the capitalization of the resulting system, (iv) applicable state laws have been complied with or preempted, and (v) the transaction will serve the public interest by facilitating the economic and efficient development of an integrated public utility system. Assuming no evidentiary hearing, it is anticipated that SEC approval will be obtained within one to three months after all other regulatory approvals have been obtained.

    CPUC: If the Debtor were not subject to the jurisdiction of the Bankruptcy Court, under the California Public Utilities Code the approval of the CPUC would be required to transfer many of the ETrans Assets to ETrans and its subsidiaries or affiliates, to transfer operational control of its transmission facilities from the ISO to a FERC-approved RTO, for the operation of the ETrans Assets and to otherwise effect the Restructuring Transactions. In connection with the confirmation of the Plan, however, the Debtor will seek an affirmative ruling from the Bankruptcy Court that such approval is not required because section 1123 of the Bankruptcy Code preempts such state law.

    Other Federal Agencies: The Debtor and ETrans and its subsidiaries or affiliates will seek approval of various federal agencies for the transfer of federal permits, rights-of-way and other authorizations as required.

    Other State and Local Agencies: If the Debtor were not subject to the jurisdiction of the Bankruptcy Court, the Debtor would seek the approval of numerous state and local agencies for the transfer and use of various permits, licenses, leases and other entitlements in connection with the transfer and operation of the ETrans Assets. In connection with the confirmation of the Plan, however, the Debtor will seek an affirmative ruling from the Bankruptcy Court that such approvals are not required to effect the transfers because section 1123 of the Bankruptcy Code preempts such state and local laws.
        Post Restructuring Regulation of ETrans.

Upon consummation of the Plan, the operations of ETrans will be subject to the jurisdiction of the following governmental agencies:

    FERC: The FERC will have jurisdiction over ETrans' rates, terms and conditions for all transmission and transmission-related services, including, but not limited to, conditions of transmission access and interconnection. In addition, the FERC will have jurisdiction over ETrans' participation in the ISO or any future Western RTO which will have operating control over the transmission assets pursuant to FERC tariffs.

    CPUC: The CPUC will retain jurisdiction over siting of transmission construction and non-rate jurisdiction over certain aspects of ETrans' operations to the extent not otherwise preempted by the overriding jurisdiction of FERC.

    Other Federal, State and Local Agencies: The ongoing operations of ETrans will continue to be subject to a variety of other federal, state and local agencies following consummation of the Plan.

    RESTRUCTURING OF THE GAS TRANSMISSION BUSINESS.

      General.

      On or before the Effective Date, the majority of the Debtor's assets associated with its current gas transmission business (the "GTrans Assets") will be transferred to GTrans and its subsidiaries or affiliates and GTrans will operate as a separate interstate gas transmission company thereafter. Specifically, the Debtor will transfer approximately 6,300 miles of transmission pipelines, three gas storage facilities and certain end-use customer service lines. GTrans and its subsidiaries will receive all of the land, entitlements, rights of way, access rights, personal and intellectual property and the business records necessary to operate the Debtor's current gas transmission business. Pursuant to section 365 of the Bankruptcy Code, the Debtor will also assume and assign to GTrans certain of the continuing contractual obligations of the Debtor that are associated with the operation of the gas transmission and storage business, after which the Debtor will be relieved of any obligations thereunder. GTrans will also enter into a contract with the Reorganized Debtor related to gas transmission and storage rights. See Section VI.F. of this Disclosure Statement for more detailed information on the agreement between GTrans and the Reorganized Debtor.

      Formation and Capitalization.

      GTrans will be a California limited liability company with Newco as its sole member. The Debtor will be the sole shareholder of Newco. On or before the Effective Date, the GTrans Assets set forth on Schedule 7.1(a) to the Plan Supplement will be transferred to GTrans and its subsidiaries or affiliates in partial exchange for an estimated $390 million in cash (subject to adjustment), approximately $420 million in long-term notes and the assumption by GTrans and its subsidiaries of certain liabilities and obligations of the Debtor, all as set forth on Schedule 7.1(b) to the Plan Supplement. Thereafter, but prior to the Reorganized Debtor Spin-Off, the Debtor will declare and pay a dividend of the outstanding common stock of Newco to the Parent and GTrans will continue as an indirect wholly-owned subsidiary of the Parent.

      Transition to FERC Jurisdiction.

      The Debtor will seek a certificate from the FERC requesting all necessary authority under Section 7 of the Natural Gas Act (the "NGA") for the Debtor to operate the GTrans Assets under FERC jurisdiction during the period prior to the Effective Date. Such certificate will also cover the transfer of the GTrans Assets to GTrans and the operation of such assets by GTrans after the transfer. Such action is intended to provide market assurance that the Debtor will operate as an interstate pipeline under FERC regulation rather than the CPUC as soon as possible. Currently, the Debtor intends to submit its application to the FERC on or before November 30, 2001.

      Management and Employees.

      A list of the individuals who will initially serve as members of the board of control and executive officers of GTrans, together with biographical information for such persons, will be provided supplementally.

      Most of the current employees of the Debtor who provide services primarily for the gas transmission business will be transferred to or offered comparable positions with GTrans or its subsidiaries on or before the Effective Date. Job assignments or employment offers will be made consistent with the Debtor's and GTrans' respective rights and obligations under applicable law, labor contracts and policies. The Debtor anticipates that a total of 650 to 750 managerial, professional, administrative and union employees will be employed by GTrans and its subsidiaries. In addition, GTrans will use independent contractors consistent with the historical practices of the Debtor to perform certain of its core services and provide support during peak service periods. Certain employees of the Debtor currently provide engineering, maintenance, construction and other services which relate to both the distribution and gas transmission businesses of the Debtor. After the Effective Date, such employees may be employees of GTrans or the Reorganized Debtor and provide services between the Reorganized Debtor and GTrans pursuant to a service agreement to be entered into between GTrans and the Reorganized Debtor to allow for a transition to independent operations. See Section VI.J. and VI.K. of this Disclosure Statement for more information on separation issues and human resources following the Restructuring Transactions.

      Regulation.
        Regulatory Approvals for Restructuring.

In connection with the transfer of the GTrans Assets to GTrans and its subsidiaries or affiliates, the Debtor will take certain actions with the following governmental agencies:

    FERC: The Debtor will request the approval of the FERC under Section 7 of the NGA in connection with the transfer of the GTrans Assets to GTrans and its subsidiaries or affiliates and the establishment of new rate tariffs. Assuming no evidentiary hearing, the Debtor anticipates that the FERC approvals will be obtained within eight months after the date the applications are filed with the FERC. The Debtor currently intends to submit such applications on or before November 30, 2001.

    CPUC: If the Debtor were not subject to the jurisdiction of the Bankruptcy Court, under the California Public Utilities Code the approval of the CPUC would be required to transfer the GTrans Assets from the Debtor to GTrans and its subsidiaries or affiliates and to otherwise effect the Restructuring Transactions. In connection with the confirmation of the Plan, however, the Debtor will seek an affirmative ruling from the Bankruptcy Court that such approval is not required because section 1123 of the Bankruptcy Code preempts such state law.

    Other Federal Agencies: The Debtor and GTrans and its subsidiaries will seek approval of various federal agencies for the transfer of federal permits, rights-of-way and other authorizations as required.

    Other State and Local Agencies: If the Debtor were not subject to the jurisdiction of the Bankruptcy Court, the Debtor would seek the approval of numerous state and local agencies for the transfer and use of various permits, licenses, leases and other entitlements in connection with the transfer and operation of the GTrans Assets. In connection with the confirmation of the Plan, however, the Debtor will seek an affirmative ruling from the Bankruptcy Court that such approvals are not required to effect the transfers because section 1123 of the Bankruptcy Code preempts such state and local laws.
        Post-Restructuring Regulation of GTrans.

Upon consummation of the Plan, the operations of GTrans will be subject to the jurisdiction of the following governmental agencies:

    FERC: The FERC will have jurisdiction over the rates, terms and conditions of service established by GTrans.

    Other Federal, State and Local Agencies: The ongoing operations of GTrans will continue to be subject to a variety of other federal, state and local agencies following consummation of the Plan.

    RESTRUCTURING OF THE GENERATION BUSINESS.

      General.

      On or before the Effective Date, the majority of the assets associated with the Debtor's current generation business (the "Gen Assets") will be transferred to Gen and its subsidiaries or affiliates and Gen will operate as a separate electricity generation company thereafter. The Debtor's conventional hydroelectric generation facilities and associated lands, irrigation district contracts and contracts for the purchase of power from two QFs operationally linked to the Gen Assets, the Helms Pumped Storage Facility and the Diablo Canyon Power Plant will be transferred to Gen and its subsidiaries or affiliates. Gen and its subsidiaries or affiliates will operate and mange its generation facilities and associated lands in accordance with FERC and NRC operating license conditions and consistent with sound environmental stewardship policies. Unlike other assets in the Debtor's current generation business, the Hunters Point Power Plant and Humboldt Bay Power Plant assets will remain with the Reorganized Debtor. This distinction is made because the Hunters Point Power Plant will be shut down and dismantled in the near future pursuant to a settlement agreement while the Humboldt Bay Power Plant includes a small non-operating nuclear power facility that is now in the early stages of decommissioning. The Reorganized Debtor will complete the decommissioning activities for these facilities subject to existing CPUC oversight and ratemaking. In addition to the assets listed above, Gen and its subsidiaries or affiliates will also receive land, switchyards, step up transformers and other interconnection equipment and other entitlements, rights of way, access rights, personal, real and intellectual property and the business records necessary to operate the assets transferred from the Debtor's current generation business. Pursuant to section 365 of the Bankruptcy Code, the Debtor will also assume and assign to Gen certain of the continuing contractual obligations of the Debtor that are associated with the operation of the transferred generation business, including water supply contracts, after which the Debtor will be relieved of any obligations thereunder.

      Formation and Capitalization.

      Gen will be a California limited liability company with Newco as its sole member. The Debtor will be the sole shareholder of Newco. On or before the Effective Date, the Gen Assets set forth on Schedule 7.3(a) of the Plan Supplement will be transferred to Gen and its subsidiaries in partial exchange for an estimated $200 million in cash (subject to adjustment), approximately $1.9 billion in long-term notes and the assumption by Gen and its subsidiaries of certain liabilities and obligations of the Debtor, all as set forth on Schedule 7.3(b) to the Plan Supplement. Thereafter, but prior to the Reorganized Debtor Spin-Off, the Debtor will declare and pay a dividend of the outstanding common stock of Newco to the Parent and Gen will continue as an indirect wholly-owned subsidiary of the Parent.

      Sale of Gen Output.

      Pursuant to the Plan, Gen and the Reorganized Debtor will enter into a power purchase agreement whereby the Reorganized Debtor will purchase the output generated by Gen's facilities and produced under its power purchase agreements. See Section VI.F. of this Disclosure Statement for more detailed information on the agreement between Gen and the Reorganized Debtor.

      Management and Employees.

      A list of the individuals who will initially serve as members of the board of control and executive officers of Gen, together with biographical information for such persons, will be provided supplementally.

      Most of the current employees of the Debtor who provide services primarily for the generation business will be transferred to or offered comparable positions with Gen or its subsidiaries on or before the Effective Date. Job assignments or employment offers will be made consistent with the Debtor's and Gen's respective rights and obligations under applicable law, labor contracts and policies. The Debtor anticipates that a total of 1,800 to 2,000 managerial, professional, administrative and union employees will be employed by Gen and its subsidiaries. In addition, Gen will use independent contractors consistent with the historical practices of the Debtor to augment its work force as necessary. See Section VI.J. and VI.K. of this Disclosure Statement for more information on separation issues and human resources following the Restructuring Transactions.

      Regulation.
        Regulatory Approvals for Restructuring.

In connection with the transfer of the Gen Assets to Gen and its subsidiaries or affiliates and the indirect transfer of interests in Gen to the Parent, the Debtor will take certain actions with the following governmental agencies:

    FERC: Pursuant to Section 203 of the FPA, the Debtor will request FERC approval of the transfer to Gen and its subsidiaries of certain Gen Assets, including a contract for the sale of power for resale and certain limited transmission facilities associated with generation, and the transfer of the interests in Gen. In reviewing the application, FERC will determine if the transfer of such contracts, assets and interests is consistent with the public interest based on the anticipated impact on competition, rates and regulation. In addition, the Debtor will request FERC approval under Section 8 of the FPA in connection with the transfer of the hydroelectric licenses to Gen and its subsidiaries. In connection with this review, the FERC will determine the financial and technical ability of Gen and its subsidiaries to operate the hydroelectric facilities. The Debtor will also request FERC confirmation, approval or acceptance under Sections 204 and 305 of the FPA relating to the issuance of securities and assumption of liabilities by Gen in connection with the transfer of interests and, if applicable, the creation of interlocking directorates, and under Section 205 of the FPA for authority to sell the output of the generation assets and purchased power. Specifically, Gen will seek FERC approval to sell power to the Reorganized Debtor pursuant to the power sales agreement described in Section VI.F of this Disclosure Statement. Assuming no evidentiary hearing, the Debtor anticipates that the FERC approvals will be obtained within eight months after the date the applications are filed with the FERC. The Debtor currently intends to submit such applications on or before November 30, 2001.

    NRC: The Debtor will request the approval of the NRC in connection with the transfer of the licenses related to the Diablo Canyon Power Plant to Gen and its subsidiaries. In connection with its review process, the NRC will review the technical and financial ability of Gen and its subsidiaries to operate and ultimately decommission the nuclear facility, including the adequacy of the decommissioning trust for NRC required decommissioning. The Debtor anticipates that the NRC approval will be obtained approximately nine months to a year after the date the applications are filed with the NRC. The NRC may issue its approval prior to completion of any NRC public hearing that may be held. In such event, the approval may be subject to further conditions developed through the hearing process. The Debtor currently intends to submit such applications on or before November 30, 2001.

    SEC: Following the Restructuring Transactions, the Parent will be, as it is currently, a holding company exempt from registration under Section 3(a)(1) of PUHCA. As the Parent will own two public utilities (ETrans and Gen) after the Restructuring Transactions are completed, the Parent will request SEC approval for the indirect acquisition of the Gen membership interests pursuant to Section 9(a)(2) of PUHCA. There will be a period of time prior to the Reorganized Debtor Spin-Off in which the Parent will also own the Reorganized Debtor. Approval for such interim ownership will also be sought. In connection with its review process, the SEC will examine and, as necessary, determine whether (i) the acquisition will unduly concentrate control of utility systems, (ii) the purchase price is reasonable, (iii) the acquisition will unduly complicate the capitalization of the resulting system, (iv) applicable state laws have been complied with or preempted, and (v) the transaction will serve the public interest by facilitating the economic and efficient development of an integrated public utility system. Assuming no evidentiary hearing, it is anticipated that SEC approval will be obtained within one to three months after all other regulatory approvals have been obtained.

    Nuclear Decommissioning Trusts (the "Trusts"): The Trusts created to cover costs associated with the decommissioning of the Debtor's Diablo Canyon Power Plant and Humboldt Bay Power Plant Unit 3 are currently funded with an aggregate of approximately $1.4 billion. The Trusts include a CPUC jurisdictional "qualified" trust covering both facilities, a CPUC jurisdictional "non-qualified" trust covering Humboldt Bay, and a FERC jurisdictional "qualified" trust covering both facilities. In connection with the Internal Restructurings, the Debtor will transfer its beneficial interests in the Trusts covering Diablo Canyon to Gen or a subsidiary. The transfer of the Debtor's beneficial interests in the Trusts is subject to the approval of the CPUC and the FERC, as applicable. The Debtor will seek the FERC's consent to the transfer of the Debtor's beneficial interests in the FERC jurisdictional "qualified" trust. In connection with the confirmation of the Plan, however, the Debtor will seek an order of the Bankruptcy Court pursuant to section 1142(b) of the Bankruptcy Code compelling the CPUC to approve the transfer or, in the alternative, deeming such approval to have been granted by the CPUC. The Reorganized Debtor will retain its beneficial interests in the Trusts for the purpose of decommissioning the Humboldt Bay Power Plant Unit 3. Upon completion of the transfer, the Trust funds will be used in a manner consistent with the terms of the Trust following the Effective Date.

    CPUC: If the Debtor were not subject to the jurisdiction of the Bankruptcy Court, under the California Public Utilities Code the approval of the CPUC would be required to transfer the generation assets from the Debtor to Gen and its subsidiaries or affiliates and to otherwise effect the Restructuring Transactions. In addition, Section 377 of the California Public Utilities Code states that the Debtor is required to retain its remaining generation assets through 2005. In connection with the confirmation of the Plan, however, the Debtor will seek an affirmative ruling from the Bankruptcy Court that such actions are not required because section 1123 of the Bankruptcy Code preempts such state law.

    Other Federal Agencies: The Debtor and Gen and its subsidiaries will seek approval of various federal agencies for the transfer of federal permits, rights-of-way and other authorizations as required.

    Other State and Local Agencies: If the Debtor were not subject to the jurisdiction of the Bankruptcy Court, the Debtor would seek the approval of numerous state and local agencies for the transfer and use of various permits, licenses, leases and other entitlements in connection with the transfer and operation of the Gen Assets. In connection with the confirmation of the Plan, however, the Debtor will seek an affirmative ruling from the Bankruptcy Court that such approvals are not required to effect the transfers because section 1123 of the Bankruptcy Code preempts such state and local laws.
        Post Restructuring Regulation of Gen.

Upon consummation of the Plan, the operations of Gen will be subject to the jurisdiction of the following governmental agencies:

    FERC: The FERC will have license and operating jurisdiction over the hydroelectric facilities and rate jurisdiction over the sale of the output of the entire portfolio of Gen and its subsidiaries.

    NRC: The NRC will continue to have jurisdiction over the operations of the Diablo Canyon Power Plant without modification.

    Other Federal, State and Local Agencies: The ongoing operations of Gen and its subsidiaries will continue to be subject to a variety of other federal, state and local agencies following consummation of the Plan.

    RESTRUCTURING OF THE DISTRIBUTION BUSINESS.

      General.

      Upon completion of the Restructuring Transactions, the Reorganized Debtor will be a local electric and gas distribution company serving retail customers in Northern and Central California. In general, the Reorganized Debtor will retain substantially all of the Debtor's distribution assets, comprised of the current assets of the Debtor that are not transferred to ETrans, GTrans, Gen or their respective subsidiaries or otherwise transferred or sold pursuant to the Plan, all as described in Section VI of this Disclosure Statement. Unlike the other assets in the Debtor's current generation business, the Hunters Point Power Plant and Humboldt Bay Power Plant assets will remain with the Reorganized Debtor instead of being transferred to the Gen and its subsidiaries. See Section VI.D.1. of this Disclosure Statement for the reasons these assets will not be transferred to Gen. Pursuant to section 365 of the Bankruptcy Code, the Reorganized Debtor will assume the bilateral energy purchase agreements entered into between the Debtor and (a) third party gas suppliers and (b) QFs (other than two QF contracts operationally linked to the Gen Assets) and other third party power suppliers. The Reorganized Debtor will retain the obligation to procure gas on behalf of its retail gas customers and has identified conditions upon which it will reassume the obligation to procure power on behalf of its retail electric customers as described in Section VI.G. of this Disclosure Statement. The Reorganized Debtor will retain the Debtor's name, Pacific Gas and Electric Company, following the Effective Date of the Plan.

      Capitalization and Spin-Off.

      Currently, all of the outstanding shares of common stock of the Debtor are held directly or indirectly by the Parent. In addition, a number of series of preferred stock of the Debtor are issued and outstanding, all of which are held by public shareholders. Pursuant to the Plan, the Debtor will declare and pay a stock dividend to the Parent such that after such dividend is paid, the number of issued and outstanding shares of common stock of the Debtor directly held by the Parent will be the same as the number of issued and outstanding shares of common stock of the Parent. The Parent will thereafter complete the Reorganized Debtor Spin-Off by declaring and paying a one-for-one dividend of the common stock of the Reorganized Debtor held by the Parent to the holders of record of Parent common stock as of a record date. Upon payment of the stock dividend, the shareholders of Parent will become direct shareholders of the Reorganized Debtor.

      The Debtor will not be required to register the common stock distributed in the Reorganized Debtor Spin-Off under the Securities Act of 1933, as amended (the "Securities Act"), but will furnish an information statement meeting the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders of common stock of Parent prior to the date of the Reorganized Debtor Spin-Off. The common stock of the Debtor will be registered pursuant to the Exchange Act, and will generally be freely-tradable by the recipients on the Effective Date or as soon as practicable thereafter. The Debtor will apply to list the common stock of the Reorganized Debtor on the New York Stock Exchange. Following the Reorganized Debtor Spin-Off, the Reorganized Debtor will be a stand-alone local electric and gas distribution company separate from the current organizational structure of the Parent. The preferred stock of the Debtor will remain in place as preferred stock of the Reorganized Debtor.

      In connection with the Reorganized Debtor Spin-Off, the Reorganized Debtor will establish a rights plan. Pursuant to the rights plan, the Reorganized Debtor will distribute one right (a "Right") for each outstanding share of common stock of the Reorganized Debtor. Each Right will entitle the holder to purchase from the Reorganized Debtor, a unit of preferred stock or common stock. The Rights will not be exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the date of the rights agreement pursuant to which they will be issued, unless earlier redeemed (which redemption may be effected in whole, but not in part, at a price of $0.01 per Right). The distribution date will occur upon the earlier of (a) 10 days after a public announcement that a person or group (other than the Reorganized Debtor or any of its subsidiaries or employee benefit plans) has acquired or obtained the right to acquire beneficial ownership of 15% or more of the then-outstanding shares of common stock of the Reorganized Debtor and (b) ten (10) business days (or later as determined by the Reorganized Debtor's board of directors) after the commencement of a tender or exchange offer that would result in such change in ownership. After the distribution date, certain triggering events will enable the holder of each Right (other than the potential acquirer) to purchase units of preferred stock or common stock at a 50% discount.

      Management and Employees.

      A list of the individuals who will initially serve as the directors and officers of the Reorganized Debtor, together with biographical information for such persons, will be provided supplementally.

      Substantially all of the current employees of the Debtor who are not transferred to ETrans, GTrans or Gen will remain as employees of the Reorganized Debtor as of the Effective Date. In addition, the Reorganized Debtor will use independent contractors consistent with the historical practices of the Debtor to augment its work force as necessary. See Section VI.I. and Section VI.J. of this Disclosure Statement for more information on separation issues and human resources following the Restructuring Transactions.

      Regulation.
        Regulatory Approvals for Restructuring.

In connection with the Internal Restructurings and the Reorganized Debtor Spin-Off, the Debtor will take certain actions with the following governmental agencies:

    FERC: The Debtor will request FERC approval under Section 204 of the FPA for the issuance of securities, and confirmation that the transaction complies with Section 305(a) of the FPA, in connection with its declaration and payment of the dividend of the common stock of Newco and, thus, indirectly the outstanding membership interests of each of ETrans, GTrans and Gen to the Parent. In addition, the Debtor and the Parent will request FERC approval for the dividend of the common stock of the Debtor to the public shareholders of the Parent and the debt financings contemplated by the Plan. Assuming no evidentiary hearing, the Debtor anticipates that the FERC approvals will be obtained within eight months after the date the applications are filed with the FERC. The Debtor currently intends to submit such applications on or before November 30, 2001.

    NRC: The Debtor will request the approval of the NRC in connection with indirect transfer of the licenses related to the shutdown nuclear generating unit at Humboldt Bay Power Plant associated with the separation of the Debtor from the current ownership of Parent. In connection with its review process, the NRC will review the technical and financial ability of the Debtor to maintain and decommission the nuclear facility. The Debtor anticipates that the NRC approval will be obtained approximately nine months to a year after the date the applications are filed with the NRC. The Debtor currently intends to submit such applications on or before November 30, 2001.

    Trusts: The Debtor's beneficial interests in the Trusts related to the Humboldt Bay Power Plant will remain with the Reorganized Debtor and the Trust funds will be used in a manner consistent with the terms of the Trust following the Effective Date.

    CPUC: If the Debtor were not subject to the jurisdiction of the Bankruptcy Court, under the California Public Utilities Code the approval of the CPUC could be required for the change of ownership of the Debtor resulting from the Reorganized Debtor Spin-Off. In connection with the confirmation of the Plan, however, the Debtor will seek an affirmative ruling from the Bankruptcy Court that such approval is not required to effect such transfers because section 1123 of the Bankruptcy Code preempts such state law.

    Other Federal Agencies: The Debtor will seek approval of various federal agencies for the transfer of federal permits, rights-of-way and other authorizations as required.

    Other State and Local Agencies: If the Debtor were not subject to the jurisdiction of the Bankruptcy Court, the Debtor would seek the approval of numerous state and local agencies for the transfer and use of various permits, licenses, leases and other entitlements in connection with the transfer and operation of the ETrans, GTrans and Gen Assets. In addition, the Proponents would be required to satisfy certain provisions of the California Corporations Code in connection with the Internal Restructurings and the Reorganized Debtor Spin-Off. In connection with the confirmation of the Plan, however, the Proponents will seek an affirmative ruling from the Bankruptcy Court that such approvals are not required to effect the transfers because section 1123 of the Bankruptcy Code preempts such state and local laws.
        Post-Restructuring Regulation of the Reorganized Debtor.

Upon consummation of the Plan, the operations of the Reorganized Debtor will be subject to the jurisdiction of the following governmental agencies:

    CPUC: The CPUC will continue to have jurisdiction over the operations and rates of the Reorganized Debtor.

    NRC: The NRC will continue to have jurisdiction over the maintenance and decommissioning of the shutdown nuclear generating unit at Humboldt Bay Power Plant without modification.

    Other Federal, State and Local Agencies: The Reorganized Debtor's ongoing operations will continue to be subject to a variety of other federal, state and local agencies following consummation of the Plan.

    CERTAIN CONTRACTS.

      Gen and Reorganized Debtor Power Purchase Agreement.

      Pursuant to the Plan, Gen and the Reorganized Debtor will enter into a long-term power sales agreement under which the Reorganized Debtor will purchase output generated by Gen's facilities and procured by Gen under its irrigation district and two operationally linked hydroelectric QF power purchase agreements. These resources have an aggregate approximate capacity of 7,100 MW. This agreement will ensure that output from the facilities and contracts transferred as of the Effective Date will be under contract to the Reorganized Debtor to be used to serve its retail customers.

      The Reorganized Debtor will be entitled to purchase all of the output of Gen's facilities and agreements, pursuant to the terms described below. Electricity from the Diablo Canyon Power Plant and certain run of river hydroelectric facilities will be purchased on a must-take basis. Gen will operate its generation facilities in accordance with FERC and NRC operating licenses and consistent with sound environmental stewardship policies. The Reorganized Debtor will have the flexibility to schedule available energy and ancillary services. The agreement will be subject to review and approval of FERC. The Proponents anticipate that the rates under this agreement will be toward the low end of a range of current wholesale benchmark prices.

      This agreement will have a term of 12 years. The amount of output available to the Reorganized Debtor will phase out over time as the irrigation district power purchase agreements expire and, in years nine through twelve of the agreement, in accordance with a schedule included in the agreement. Upon termination of the agreement, the Reorganized Debtor and Gen may renegotiate or extend the agreement, but neither party will be obligated to do so. This agreement will be included in the Plan Supplement following its submission to FERC.

      GTrans and Reorganized Debtor Transmission and Storage Agreement.

    Pursuant to the Plan, GTrans and the Reorganized Debtor will enter into an agreement related to gas transmission and storage rights. This agreement, subject to approval by FERC, will ensure that the Reorganized Debtor has sufficient firm capacity to enable it to serve its core gas customers. Pursuant to this agreement, the Reorganized Debtor will, for the term of the agreement, take the same level of transportation and storage services from GTrans as the Debtor currently takes under existing tariffs, until such tariffs are superseded. At such time as the tariffs are superseded, the Reorganized Debtor will take any additional services it may require to meet the service reliability standard authorized by the CPUC, under the tariffs that result from any subsequent rates and tariffs filed by GTrans with FERC under Section 4 of the NGA. The Reorganized Debtor will have an opportunity to participate as an unaffiliated and interested party in the Section 4 process. This agreement will be included in the Plan Supplement following its submission to FERC.

    NET OPEN POSITION.

    The price and volume risk associated with the procurement of energy to fulfill the net open position of the Debtor's electric customers, combined with the CPUC's refusal to allow these costs to be passed through to customers in rates, are the principal reasons the Debtor filed its petition for relief under chapter 11 of the Bankruptcy Code. As described in Section IV of this Disclosure Statement, as wholesale prices for electricity in California began to increase in June 2000, the Debtor was forced to pay escalating prices for electricity it could not provide through its own generation portfolio or contracted-for generation. At the same time, the CPUC refused to allow the Debtor to recover these costs from its retail customers or provide assurances that the Debtor's efforts to mitigate these high costs through purchases outside of the PX would not expose it to significant cost-recovery risk. In January 2001, the Debtor's credit rating was reduced to below investment grade and it was no longer in a position to procure power in the electricity market on behalf of its retail customers. Thereafter, the DWR began to purchase power to satisfy the net open position and supply the Debtor's customers with supplemental power. The DWR continues to serve the net open position today.

    As a practical matter, the DWR will continue to serve the net open position until the Debtor is restored to financial health and generators and power marketers are again willing to sell power to the Debtor with confidence that they will be paid in a timely manner for such power. However, pursuant to the Plan, the Debtor has identified the following conditions upon which it would be able to reassume the responsibility for the net open position of its electric customers not already provided by the DWR's contracts: (1) the Reorganized Debtor establishes an investment grade credit rating from S&P and Moody's; (2) the Reorganized Debtor receives assurances from S&P and Moody's that the Reorganized Debtor's credit rating will not be downgraded as a result of the reassumption of the net open position; (3) there is an objective retail rate recovery mechanism in place pursuant to which the Reorganized Debtor is able to fully recover in a timely manner its wholesale costs of purchasing electricity to satisfy the net open position; (4) there are objective standards in place regarding pre-approval of procurement transactions; and (5) subsequent to reassumption of the net open position, the conditions in clauses (3) and (4) remain in effect. The Debtor will seek a Bankruptcy Court ruling whereby the Reorganized Debtor will be prohibited from reassuming the net open position of its electric customers until these conditions are met, as this approach is crucial to establishing the financial viability of the Reorganized Debtor and the overall feasibility of the Plan.

    As described in Section IV.B.5 of this Disclosure Statement, the DWR has purchased power on the spot market and negotiated long-term power purchase contracts in partial fulfillment of its procurement obligations pursuant to AB 1X. The DWR is currently selling a portion of this power to the Debtor's customers. Consistent with applicable law, the Debtor acts as the billing and collection agent for the DWR's sales to the Debtor's retail customers. The Debtor does not take title to the DWR power or have any financial responsibility for the sale of such DWR power. The Debtor does not propose to accept an assignment of power procurement contracts executed by the DWR. The Debtor will seek a Bankruptcy Court ruling whereby the Reorganized Debtor will be prohibited from accepting, directly or indirectly, an assignment of the DWR contracts.

    LITIGATION.

      Rate Recovery Litigation.

      On November 8, 2000, the Debtor commenced the Rate Recovery Litigation in federal court. In the Rate Recovery Litigation, the Debtor asked the court for declaratory and injunctive relief compelling the State to recognize the Debtor's right to recover in retail rates the costs which it is required to bear in the wholesale market. The Debtor argued that its wholesale power costs were incurred pursuant to filed rates which the FERC had authorized and approved and, under the United States Constitution and numerous court decisions, such costs cannot be disallowed by state regulators, as such actions would be preempted, unlawfully interfere with interstate commerce and result in an unlawful taking and confiscation of the Debtor's property.

      On January 29, 2001, the Rate Recovery Litigation case was transferred to the United States District Court for the Central District of California, where a similar case filed by Southern California Edison was pending. On March 19, 2001, the court heard argument on the CPUC's motion to dismiss the Debtor's amended complaint. On May 2, 2001, the District Court judge dismissed the Debtor's amended complaint, without prejudice to refiling at a later date, on the ground that the Rate Recovery Litigation was premature since the CPUC had not finalized various actions. The court rejected all of the CPUC's other arguments for dismissal of the Debtor's complaint. Prior to the distribution of the outstanding common stock of Newco to the Parent, the Debtor will assign to Newco or a subsidiary of Newco the rights to 95% of the net after-tax proceeds from any successful resolution of the Rate Recovery Litigation and resulting CPUC rate order requiring collection in rates. The Reorganized Debtor will retain the rights to 5% of such proceeds.

      On August 6, 2001, the Debtor refiled its Rate Recovery Litigation case in the United States District Court for the Northern District of California, based on the Debtor's belief that the CPUC decisions related to this issue had become final.

      Compressor Station Chromium Litigation.

      The Debtor is currently a defendant in ten civil actions pending in California courts relating to chromium contamination. These cases are (1) Aguayo v. Pacific Gas and Electric Company, filed March 15, 1995 in Los Angeles County Superior Court, (2) Aguilar v. Pacific Gas and Electric Company, filed October 4, 1996 in Los Angeles County Superior Court, (3) Acosta, et al. v. Betz Laboratories, Inc., et al., filed November 27, 1996 in Los Angeles County Superior Court, (4) Adams v. Pacific Gas and Electric Company and Betz Chemical Company, filed on July 25, 2000 in Los Angeles Superior Court, (5) Baldonado vs. Pacific Gas and Electric Company, filed On October 25, 2000 in Los Angeles Superior Court, (6) Gale v. Pacific Gas and Electric Company, filed on January 30, 2001 in Los Angeles Superior Court, (7) Monice v. Pacific Gas and Electric Company, filed March 15, 2001, in San Bernardino County Superior Court, (8) Puckett v. Pacific Gas and Electric Company, filed March 30, 2001, in Los Angeles Superior Court, (9) Alderson, et al. v. PG&E Corporation, Pacific Gas and Electric Company, Betz Chemical Company, et al., filed April 11, 2001, in Los Angeles Superior Court, and (10) Boyd, et al. v. Pacific Gas and Electric Company, et al., filed May 2, 2001, in the Los Angeles Superior Court. The Debtor has not yet been served with the complaints in Gale, Puckett, Alderson, or Boyd. There are now approximately 1,160 plaintiffs in the Chromium Litigation with claims against the Debtor.

      Each of the complaints alleges personal injuries and seeks compensatory and punitive damages in an unspecified amount arising out of alleged exposure to chromium contamination in the vicinity of the Debtor's gas compressor stations located at Kettleman, Hinkley, and Topock, California. The plaintiffs include current and former employees of the Debtor and their relatives, residents in the vicinity of the compressor stations, and persons who visited the gas compressor stations. The plaintiffs also include spouses or children of these plaintiffs who claim loss of consortium or wrongful death.

      The discovery referee has set the procedures for selecting 18 trial test plaintiffs and 2 alternates in the Aguayo, Acosta, and Aguilar cases (the "Aguayo Litigation"). Ten of these trial test plaintiffs were selected by plaintiffs' counsel, seven plaintiffs were selected by defense counsel, and one plaintiff and two alternates were selected at random. Although a date for the first test trial in the Aguayo Litigation was set for July 2, 2001, in Los Angeles Superior Court, the Chapter 11 Case automatically stayed all proceedings.

      Prior to the Petition Date, the Debtor was responding to the complaints in which it had been served and asserting affirmative defenses. As of the Petition Date, the Debtor had filed 13 summary judgment motions challenging the claims of the 18 trial test plaintiffs in the Aguayo Litigation and completed discovery of plaintiffs' experts. Plaintiffs' discovery of the Debtor's experts was underway. At this stage of the proceedings, there is substantial uncertainty concerning the claims alleged, and the Debtor is attempting to gather information concerning the alleged type and duration of exposure, the nature of injuries alleged by individual plaintiffs, and the additional facts necessary to support its legal defenses, in order to better evaluate and defend this litigation. In a letter dated March 27, 2001, the California Department of Health Services asked the California Environmental Protection Agency's Office of Environmental Health Hazard Assessment to establish a public health goal for chromium 6 in drinking water. There has been substantial media attention concerning the presence of chromium 6 in certain water sources in Los Angeles, where the Aguayo Litigation is pending. The chromium issues have also been mentioned in media stories concerning the California energy crisis. All of this media attention has the potential to adversely impact the Debtor's defense of these cases.

      The aggregate after-tax amount of any liability resulting from the Chromium Litigation will be divided among the Reorganized Debtor, ETrans, GTrans and Gen approximately as follows: 50%, 12.5%, 12.5% and 25%, respectively.

      BFM Contract Seizure Litigation.

      On February 5, 2001, the Governor, acting under California's Emergency Services Act, commandeered the Debtor's BFM contracts for the benefit of the State. Under the Act, the State must pay the Debtor the reasonable value of the contracts, although the PX may seek to recover the monies that the Debtor owes to the PX from any proceeds realized from those contracts. The seized BFM contracts require the counterparties to deliver specified MW blocks of electricity during peak hours throughout 2001 at agreed upon prices. The Debtor entered into the BFM contracts at times when wholesale electricity prices were lower than when the contracts were commandeered. The Debtor believes the BFM contracts have significant value because such contracts entitled the Debtor to receive power for less than the market rates at the time the contracts were commandeered.

      The Debtor filed an administrative claim with the California Victim Compensation and Government Claims Board. Southern California Edison (whose BFM contracts were commandeered on February 2, 2001), along with the PX and 29 PX participants, also filed administrative claims. On September 6, 2001, the administrative law judge issued a ruling setting a hearing for October 19, 2001.

      On July 16, 2001, the Debtor also filed a complaint against the State in San Francisco Superior Court to recover the value of the seized contracts, alleging that the State's seizure of the contracts was an inverse condemnation. The PX and a PX participant filed similar suits against the State in Los Angeles Superior Court. A hearing has been set in Los Angeles Superior Court for September 21, 2001 to consider the PX's motion to coordinate these cases. The State has filed motions to dismiss the three complaints arguing that the plaintiffs have not joined all indispensable parties and that the parties have not fully exhausted administrative remedies. The judge who is overseeing the PX's coordination motion has stayed each of the State's motions to dismiss until a decision is made regarding coordination.

      Prior to the distribution of the outstanding common stock of Newco to the Parent, the Debtor will assign to Newco or a subsidiary of Newco the rights to the claim or the net after-tax proceeds from any successful resolution of such claim; provided, that if the proceeds are to be collected through the Debtor's customers, the Reorganized Debtor shall retain the rights to 5% of the net after-tax proceeds from any successful resolution of such claim.

      Claims Against the State.

    The Debtor was forced to seek relief under Chapter 11 of the Bankruptcy Code in part because of the unlawful actions of the State and the CPUC relating to the recovery of transition costs and the filings to timely conclude that the conditions for ending the rate freeze had been satisfied. The Debtor believes that such actions or inactions constituted or resulted in an unlawful confiscation and taking of the Debtor's property and that the Debtor and the Parent have valid claims and actions against the State for such conduct. Prior to the distribution of the outstanding common stock of Newco to the Parent, the Debtor will assign to Newco or a subsidiary of Newco the rights to the claim or the net after-tax proceeds from any successful resolution of such claim; provided, that if the proceeds are to be collected through the Debtor's customers, the Reorganized Debtor shall retain the rights to 5% of the net after-tax proceeds from any successful resolution of such claim.

    DISPOSITION OF SURPLUS PROPERTY AND PROPERTY RIGHTS.

    The Debtor has identified certain land parcels and property rights (not including land associated with the Debtor's hydroelectric and nuclear facilities which will be transferred to Gen or a subsidiary or affiliate of Gen) deemed not essential to its operations or the operations of any of the Reorganized Debtor, ETrans, GTrans or Gen. Schedule 7.5(a)(i) will identify such properties and be included in the Plan Supplement. As part of the Plan, on or immediately after the Effective Date, the Debtor will sell these land parcels to third parties. The Debtor expects to realize approximately $75 million after tax from the sale of such surplus land and properties. However, no contracts for the sale of these assets have yet been negotiated with third parties.

    SEPARATION.

    As a result of the restructuring of the gas and electric utility industries in California over the last decade, the Debtor has organized its operations into internal business lines that correspond generally to the separate companies to be operated by each of the Reorganized Debtor, ETrans, GTrans and Gen as of the Effective Date. The Debtor's generation business is currently structured as a separate business unit. The Debtor's gas transmission business is now operated as a separate business line within the utility operations business unit. While the electric transmission business is currently integrated into the Debtor's utility operations business unit, it was previously a separate business unit, and its operations remain largely distinct. The business lines currently share a variety of assets and services, including administrative and operating services, real and intellectual property, office buildings, service centers and yards, and telecommunications services and infrastructure.

    The Reorganized Debtor, ETrans, GTrans and Gen will enter into agreements providing for the separation of the Debtor's existing operations among the four separate operating companies, including a master separation and distribution agreement. The agreements will generally provide for the transfer of assets and assumption of liabilities relating to the business lines, tax-sharing and allocation, employee matters, indemnification and insurance arrangements, real estate, environmental matters, technology and intellectual property ownership and license agreements. They will also provide, in some cases, for transitional arrangements leading to a more permanent separation. The Debtor will also assume substantially all of its existing executory contracts and unexpired leases with third parties and assign certain of such contracts and leases to ETrans, GTrans or Gen on or before the Effective Date. See Section VI.P of this Disclosure Statement for more detailed information on the treatment of executory contracts and unexpired leases.

    In addition, ETrans, Gen and the Reorganized Debtor will enter into agreements for on-going electric operational matters, including interconnection, back-up power transmission, real property and access arrangements, and certain maintenance, metering, telecommunication and emergency services. The Reorganized Debtor and GTrans will also enter into agreements relating to on-going gas operational matters, including interconnection, gas transmission, storage, real property and access arrangements, and certain maintenance, telecommunication and emergency services. ETrans, GTrans and Gen will likely share various administrative and general services. In connection with the confirmation of the Plan, the Debtor will seek an affirmative ruling from the Bankruptcy Court that the CPUC affiliate transaction rules do not apply to the agreements described above because section 1123 of the Bankruptcy Code preempts such state law.

    The Debtor's existing environmental liabilities with respect to remediation of contamination will follow the assets and, to the extent future environmental liabilities arise, they will be liabilities of the owner of the assets. ETrans, GTrans, Gen and the Reorganized Debtor will enter into agreements with each other to provide for indemnification to the extent there are existing environmental liabilities and for allocation of responsibility and indemnification for future environmental liabilities associated with those assets which are shared or jointly used.

    Existing liabilities relating to personal injury, property damage, products liability, discrimination, employment or other similar claims against the Debtor, other than the Chromium Litigation, will follow the assets and, as future liabilities arise, they will be the liabilities of the owner of the assets. ETrans, GTrans, Gen and the Reorganized Debtor will enter into agreements with each other to provide for indemnification for existing liabilities and for allocation of responsibility and indemnification for future liabilities associated with those assets which are shared or jointly used.

    The Debtor's property and liability exposure is currently insured under a variety of insurance programs, the majority of which provide coverage for the Parent and each of its subsidiaries. Separate insurance programs for the Reorganized Debtor, ETrans, GTrans and Gen will be developed upon the separation of the business lines. At a minimum, these programs would provide coverage comparable to the scope of coverage and levels of risk retention as provided under the current policies. However, lower levels of risk retention and additional coverage will be evaluated based on the financial strength and exposures faced by the disaggregated entities.

    HUMAN RESOURCES.

      Employees.

      Employees of the Debtor currently providing services to ETrans, GTrans and Gen will be transferred to, or offered comparable positions with, ETrans, GTrans or Gen. In addition, ETrans, GTrans and Gen will likely share various administrative and general services resulting in the transfer of additional positions to those companies or the Parent. In connection with the transfer of employees, the Debtor may have increased turnover in positions represented by labor unions in ETrans, GTrans and Gen. Such potential turnover and resulting cost will be due in large part to the ability of the bargaining unit employees, under current collective bargaining agreements, to decline positions and exercise displacement rights within the Reorganized Debtor.

      Under current CPUC rules regarding the transfer of utility employees to affiliate companies, the CPUC requires an "affiliate" to pay a fee of up to 25% of the transferred employee's base compensation and benefits. If such rules were applied to the separation of functions under the Plan, the cost to the Debtor could be in excess of $50 million. However, in connection with the Plan, the Debtor will seek an affirmative ruling from the Bankruptcy Court that the payment of the fee is not required or appropriate because section 1123 and other provisions of the Bankruptcy Code preempt such state law.

      Benefit Plans.

      A benefit program will be offered to employees of the newly-formed entities that is comparable to the program currently offered to the Debtor's employees. The benefit programs offered to employees of ETrans, GTrans and Gen will ultimately be administered separately from those offered to the Reorganized Debtor. The separation of the benefit plans and their trusts will be done in accordance with applicable law governing such plans. The Reorganized Debtor will also maintain the Debtor's current benefit program for its employees without substantial changes to the program currently offered. To avoid disruption of the administration of such plans that may result if the CPUC attempts to establish jurisdiction over the separation of the funded plans, the Debtor will seek an affirmative ruling from the Bankruptcy Court that such jurisdiction is preempted by section 1123 of the Bankruptcy Code.

      Unions.

      The Debtor maintains collective bargaining agreements with three labor organizations: (a) the International Brotherhood of Electrical Workers Local 1245 ("IBEW"); (b) the Engineers and Scientists of California Local 20, IFPTE, AFL-CIO ("ESC"); and (c) the International Union of Security Officers ("IUSO"). These agreements will expire on December 31, 2002 for the IBEW and ESC and on March 31, 2003 for the IUSO.

      The IBEW represents approximately 11,000 of the approximately 21,000 current employees of the Debtor. The majority of these union employees will remain as employees of the Reorganized Debtor. For employees working for ETrans, GTrans or Gen, the collective bargaining agreement with the IBEW contains specific successorship provisions obligating the new entity to recognize the IBEW as the exclusive bargaining representative and assume the existing contract for its term.

      The ESC represents approximately 1,400 employees of the Debtor. The majority of these union employees will remain as employees of the Reorganized Debtor. The IUSO represents approximately 100 employees who will work exclusively for Gen. There is no successorship language in the ESC or IUSO agreements.

      As a result of the Restructuring Transactions contemplated by the Plan, the Debtor also will enter into negotiations to address the effects on the bargaining unit from the transfer of assets.

      Workers' Compensation Obligations.

    Every private employer in California is required to provide workers' compensation coverage, either by purchasing workers' compensation insurance or, with the permission of the State, self-insuring. To self-insure, employers must meet certain criteria for financial strength and stability and must provide security to cover their future workers' compensation liabilities in the event they default on obligations to pay benefits. The security must be in the form of cash, approved securities, surety bonds or irrevocable letters of credit. The Debtor is self-insured and the Parent has entered into an Agreement of Assumption and Guarantee of Liabilities on behalf of the Debtor. The Parent also guarantees the $401 million of surety bonds the Debtor has in place to secure its workers' compensation obligations.

    After the Effective Date, the Reorganized Debtor, ETrans, GTrans and Gen plan to satisfy their workers' compensation obligations through self-insurance. The Reorganized Debtor will reapply to remain self-insured, while ETrans, GTrans and Gen will each apply for approval to self-insure. In each case, approval to self-insure is discretionary. Once approval is obtained, each of the newly-formed entities will have its own self-insurance certificate. Nevertheless, while self-insurance has been identified as the likely and preferable approach to workers' compensation, the Reorganized Debtor, ETrans, GTrans and Gen will also evaluate the possibility of purchasing workers' compensation insurance.

    The Reorganized Debtor and the newly-formed entities will each be required to post separate collateral to the State to support their self-insured programs. The Proponents currently anticipate that the collateral requirements will be approximately $342 million in 2002. Of that amount, it is anticipated that the Reorganized Debtor will post $205 million and the newly-formed entities will post $137 million collectively.

    Effective upon the State's approval of continued self-insurance for the Reorganized Debtor or the establishment of third party workers' compensation insurance, the current Parent guarantees of the Debtor's workers' compensation obligations will be assumed by the Debtor.

    CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS.

    The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the provisions of the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims and Equity Interests will receive various amounts and types of consideration, thereby giving effect to the different rights of holders of Claims and Equity Interests in each Class.

    Allowed Claims include the amounts owed with respect to the period prior to the Petition Date and applicable interest accrued during such period. Holders of Allowed Claims will also be paid in Cash any accrued and unpaid interest due on the principal amount of such Allowed Claims through the Effective Date (assumed to be December 31, 2002), except as otherwise provided, at the lowest non-default rate specified in the applicable indenture or instrument governing such Allowed Claim. If no such instrument exists, or if the applicable instrument does not specify a non-default rate of interest, interest will be paid on the principal amount of such Allowed Claim in Cash from the Petition Date until the Effective Date at the Federal Judgment Rate. The Debtor will pay all accrued pre-petition and post-petition interest on all Allowed General Unsecured Claims, Allowed ISO, PX and Generator Claims and Allowed ESP Claims within ten (10) days of the Confirmation Date or as soon as practicable thereafter. In addition, thereafter, the Debtor will pay accrued interest in arrears on a quarterly basis on all Allowed General Unsecured Claims, Allowed ISO, PX and Generator Claims and Allowed ESP Claims through the earlier of certain events affecting the Plan and the Effective Date. In the event that certain events occur affecting the Plan, the Debtor reserves the right to recharacterize as payment of principal amounts paid on account of post-petition interest. See Section VI.O of this Disclosure Statement for more information regarding the timing of distributions under the Plan.

    To the extent allowed by law, the fees of the Bond Trustees and the trustees under the Debtor's Mortgage and indentures (acting in their capacities as trustees and, if applicable, acting in their capacities as disbursing agents), the Issuer of the PC Backed Mortgage Bonds and their professionals shall be paid by the Debtor pursuant to the Confirmation Order. Upon payment of such fees and expenses, such trustees will be deemed to have released their liens securing payment of their fees and expenses for all fees and expenses payable through the Effective Date.

    To the extent the Plan provides for the satisfaction of a portion of Allowed Claims in the form of long-term notes from each of ETrans, GTrans and Gen, except as otherwise indicated, the aggregate amount of such long-term notes will be divided approximately as follows: ETrans - 12%; GTrans - 15%; and Gen - 73%.

      Administrative Expense Claims.

      Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Case allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include all actual and necessary costs and expenses of preserving the estate of the Debtor, all actual and necessary costs and expenses of operating the business of the Debtor-in-Possession, any indebtedness or obligations incurred or assumed by the Debtor-in-Possession in connection with the conduct of its business, all cure amounts owed in respect of leases and contracts assumed by the Debtor-in-Possession, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

      Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor-in-Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor-in-Possession shall be paid in full and performed by the Debtor-in-Possession in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

      Professional Compensation and Reimbursement Claims.

      Professional Compensation and Reimbursement Claims are Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code. All payments to professionals for Professional Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

      Pursuant to the Plan, each holder of a Professional Compensation and Reimbursement Claim (a) shall file by no later than the date that is ninety (90) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court a final application for the allowance of compensation for services rendered and reimbursement of expenses incurred, and (b) if granted, such an award by the Bankruptcy Court shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Compensation and Reimbursement Claim and the Debtor.

      Priority Tax Claims.

      Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

      Pursuant to the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim at the sole option of the Debtor, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

      Class 1 - Other Priority Claims.

      Other Priority Claims are Claims that are entitled to priority in accordance with section 507(a) of the Bankruptcy Code, other than Administrative Expense Claims and Priority Tax Claims. The Debtor believes that all Other Priority Claims have been or will be paid pursuant to an order of the Bankruptcy Court. Accordingly, the Debtor believes that there should be no Allowed Other Priority Claims.

      Class 1 is unimpaired under the Plan. Pursuant to the Plan, except to the extent that a holder of an Allowed Other Priority Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Other Priority Claim, if any exist, will be paid in full, in Cash, on the later of the Effective Date and the date its Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

      Class 2 - Other Secured Claims.

      The Debtor believes that the Other Secured Claims will include, among other Claims, Claims relating to mechanics' and materialmen's liens and secured tax claims, as well as any secured Claims other than those Secured Claims in Class 3a, Class 3b and Class 4a.

      Class 2 is unimpaired under the Plan. Pursuant to the Plan, except to the extent that a holder of an Allowed Other Secured Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Other Secured Claim shall (a) be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (b) receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

      Class 3a - Secured Claims Relating to First and Refunding Mortgage Bonds.

      Class 3a includes Secured Claims against the Debtor evidenced by the First and Refunding Mortgage Bonds 7 7/8% Series 92A due March 1, 2002, First and Refunding Mortgage Bonds 6 1/4% Series 93C due August 1, 2003, First and Refunding Mortgage Bonds Series 93G, 6 1/4%, due March 1, 2004, First and Refunding Mortgage Bonds Series 93E, 5 7/8%, due October 1, 2005, First and Refunding Mortgage Bonds Series 81B due August 1, 2011, First and Refunding Mortgage Bonds Series 8.80% 91A due May 1, 2024, First and Refunding Mortgage Bonds Series 92B, 8 3/8%, due May 1, 2025, First and Refunding Mortgage Bonds Series 92D, 8 1/4%, due November 1, 2022, First and Refunding Mortgage Bonds Series 93A, 7 1/4%, due March 1, 2026, First and Refunding Mortgage Bonds Series 7 1/4% 93D due August 1, 2026, First and Refunding Mortgage Bonds Series 93F, 6 3/4%, due October 1, 2023, and First and Refunding Mortgage Bonds Series 93H, 7.05%, due March 1, 2024, issued by the Debtor under a First and Refunding Mortgage under which BNY Western Trust Company was trustee on the Petition Date.

      Class 3a is impaired under the Plan. On the Effective Date, each holder of an Allowed Secured Claim Relating to First and Refunding Mortgage Bonds will receive Cash in an amount equal to one hundred percent (100%) of such Allowed Claim. Allowed Secured Claims Relating to First and Refunding Mortgage Bonds will not include any prepayment or other penalties associated with the repayment of the Mortgage Bonds.

      Class 3b - Secured Claims Relating to Replaced First and Refunding Mortgage Bonds.

      Class 3b includes Secured Claims against the Debtor evidenced by the Mortgage Bonds that secure the Mortgage Backed PC Bond Claims contained in Class 4a.

      Class 3b is impaired under the Plan. Pursuant to the Plan, each series of Mortgage Bonds will be replaced with New Mortgage Bonds with substantially identical rates, maturities and redemption terms. In connection with the issuance of the New Mortgage Bonds, the Mortgage securing the Mortgage Bonds will be amended and restated in its entirety as provided in the Summary of Terms of Long-Term Debt, and the property transferred by the Debtor to ETrans, GTrans and Gen will be released from the lien of the Mortgage. On the Effective Date, the New Mortgage Bonds will be the only debt outstanding under the Mortgage, which will then encumber all real property and substantially all personal property of the Reorganized Debtor. On the Effective Date, each holder of a Mortgage Bond will receive an amount in Cash equal to any and all accrued and unpaid interest owed to such holder in respect of such Mortgage Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date.

      Class 4a - Mortgage Backed PC Bond Claims.

      Mortgage Backed PC Bond Claims are the Claims of the Issuer, Bond Trustee and the holders of Mortgage Backed PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Mortgage Backed PC Bonds.

      Class 4a is impaired under the Plan. Pursuant to the Plan, each series of Mortgage Backed PC Bonds will remain outstanding. The Debtor's obligations under the PC Bond Documents related to the Mortgage Backed PC Bonds will remain solely an obligation of the Reorganized Debtor. The Reorganized Debtor's obligations under the PC Bond Documents related to the Mortgage Backed PC Bonds will be secured by the New Mortgage Bonds which will, in turn, be secured by the amended and restated Mortgage. To the extent such payments are not made or provided for by the payment of Class 3b Allowed Claims to or for the benefit of the Bond Trustee, on the Effective Date, each holder of a Mortgage Backed PC Bond will receive an amount in Cash equal to any and all accrued and unpaid interest owed to such holder in respect to such Mortgage Backed PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreements will be paid in Cash.

      With respect to any property transferred by the Debtor to ETrans, GTrans or Gen pursuant to the terms of the Plan, the acquisition or construction of which was financed or refinanced with the proceeds of a series of Mortgage Backed PC Bonds, the transferee shall assume the obligation to perform, satisfy and/or comply with those terms, covenants, conditions or obligations under the related PC Bond Documents arising from and after the Effective Date which are to be observed, performed, satisfied or complied with by the owner or operator of the "Project" (as described therein) or any portion thereof which is then owned or controlled by such party, including, without limitation, (a) any obligation to maintain such Project or portion thereof and its other assets and to timely pay any taxes, governmental charges, assessments, insurance premiums or other costs or expenses related thereto, (b) the obligation to comply with all restrictions on the use of such Project or portion thereof set forth in the related PC Bond Documents, and (c) the obligation to refrain from taking any action or permitting any action to be taken with respect to such Project or portion thereof that could cause interest on the related series of PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

      On or prior to the Effective Date, with respect to each series of Mortgage Backed PC Bonds, the Reorganized Debtor, the Issuer and Bond Trustee shall receive an opinion of the original bond counsel to the effect that the transactions set forth in the Plan with respect to each series of Mortgage Backed PC Bonds and the execution and delivery of any releases, amendments or other agreements in connection therewith will not, in and of themselves, cause interest on such series of Mortgage Backed PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

      Class 4b - MBIA Insured PC Bond Claims.

      MBIA Insured PC Bond Claims are the Claims of the Issuer, Bond Trustee and the holders of MBIA Insured PC Bonds for all amounts due and owing by the Debtor under the Loan Agreement and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of the MBIA Insured PC Bonds.

      Class 4b is impaired under the Plan. Pursuant to the Plan, the MBIA Insured PC Bonds will remain outstanding. The Reorganized Debtor will continue to be solely liable under the Loan Agreement and related PC Bond Documents related to the MBIA Insured PC Bonds. On the Effective Date, each holder of a MBIA Insured PC Bond will receive Cash in an amount equal to any and all accrued and unpaid interest owed to such holder with respect to such MBIA Insured PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the Loan Agreement will be paid in Cash.

      With respect to any property transferred by the Debtor to ETrans, GTrans or Gen pursuant to the terms of the Plan, the acquisition or construction of which was financed or refinanced with the proceeds of a series of MBIA Insured PC Bonds, the transferee shall assume the obligation to perform, satisfy and/or comply with those terms, covenants, conditions or obligations under the related PC Bond Documents arising from and after the Effective Date which are to be observed, performed, satisfied or complied with by the owner or operator of the "Project" (as described therein) or any portion thereof which is then owned or controlled by such party, including, without limitation, (a) any obligation to maintain such Project or portion thereof and its other assets and to timely pay any taxes, governmental charges, assessments, insurance premiums or other costs or expenses related thereto, (b) the obligation to comply with all restrictions on the use of such Project or portion thereof set forth in the related PC Bond Documents, and (c) the obligation to refrain from taking any action or permitting any action to be taken with respect to such Project or portion thereof that could cause interest on the related series of PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

      On or prior to the Effective Date, the Reorganized Debtor, the Issuer and the Bond Trustee shall receive an opinion of the original bond counsel to the effect that the transactions set forth in the Plan with respect to the MBIA Insured PC Bonds and the execution and delivery of any releases, amendments or other agreements in connection therewith will not, in and of themselves, cause interest thereon to become includable in the gross income of the holders thereof for federal income tax purposes.

      Class 4c - MBIA Claims.

      MBIA Claims consist of (a) the contingent Claims of MBIA with respect to payments which may become due by the Debtor under the terms of the MBIA Reimbursement Agreement as reimbursement for payments made by MBIA under the PC Bond Insurance Policy, and (b) the Claims of MBIA for any and all accrued and unpaid amounts due by the Debtor under the MBIA Reimbursement Agreement, including any and all amounts due by the Debtor as reimbursement of amounts paid by MBIA under the PC Bond Insurance Policy to the Bond Trustee for the payment of interest on the MBIA Insured PC Bonds.

      Class 4c is impaired under the Plan. The Reorganized Debtor will continue to be solely liable under the MBIA Reimbursement Agreement. On the Effective Date, each holder of an Allowed MBIA Claim will receive Cash in an amount equal to its pro rata share of the aggregate amount paid by MBIA to the Bond Trustee with respect to the payment of interest on the MBIA Insured PC Bonds during the period from the Petition Date to and including the last scheduled interest payment date preceding the Effective Date, together with its pro rata share of all other amounts then due and owing to MBIA under the terms of the MBIA Reimbursement Agreement through the Effective Date, including interest due on such amounts to the extent provided in the MBIA Reimbursement Agreement at the non-default rate.

      Class 4d - Letter of Credit Backed PC Bond Claims.

      Letter of Credit Backed PC Bond Claims are the Claims of the Issuer, Bond Trustee and the holders of Letter of Credit Backed PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Letter of Credit Backed PC Bonds.

      Class 4d is impaired under the Plan. Pursuant to the Plan, each series of Letter of Credit Backed PC Bonds will remain outstanding. With respect to each series of Letter of Credit Backed PC Bonds, the respective Loan Agreement and PC Bond Documents executed in connection with the Letter of Credit Backed PC Bonds will be modified on the Effective Date to provide that the Reorganized Debtor, ETrans, GTrans and Gen shall each be severally, but not jointly, liable for its PC Allocable Shares of the payment obligations of the Debtor under the original Loan Agreement and other PC Bond Documents arising from and after the Effective Date. Each holder of a Letter of Credit Backed PC Bond will receive Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Letter of Credit Backed PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreement will also be paid in Cash. The PC Allocable Shares of the Reorganized Debtor, ETrans, GTrans and Gen will be approximately 26%, 17%, 14% and 43%, respectively.

      With respect to each series of Letter of Credit Backed PC Bonds the Reorganized Debtor, ETrans, GTrans and Gen will enter into an intercompany agreement (each a "Intercompany Agreement") which will provide, among other things that, in the event that the Reorganized Debtor, ETrans, GTrans or Gen shall fail to pay its PC Allocable Share of any payment obligation due under the related PC Bond Documents or due by such party under the related Reimbursement Agreement as set forth herein or shall fail to perform any other act required under the terms of the related PC Bond Documents or Reimbursement Agreement, then any non-defaulting party shall have the right, but not the obligation, to make such payment or perform such act for the account of and at the expense of the defaulting party. All such sums paid or expended by the non-defaulting party, together with interest thereon at twice the applicable PC Bond rate, shall be paid by the defaulting party to such non-defaulting party on demand. The Intercompany Agreement will also provide that the making of any election, the granting of any consent or the taking of any discretionary act required or permitted to be made or taken by the borrower or account party under the terms of the related PC Bond Documents or the related Reimbursement Agreement shall be made or taken only upon the unanimous written consent of the Reorganized Debtor, ETrans, GTrans and Gen.

      With respect to any property transferred by the Debtor to ETrans, GTrans or Gen pursuant to the terms of the Plan, the acquisition or construction of which was financed or refinanced with the proceeds of a series of Letter of Credit Backed PC Bonds, the transferee shall assume the obligation to perform, satisfy and/or comply with those terms, covenants, conditions or obligations under the related PC Bond Documents arising from and after the Effective Date which are to be observed, performed, satisfied or complied with by the owner or operator of the "Project" (as described therein) or any portion thereof which is then owned or controlled by such party, including, without limitation, (a) any obligation to maintain such Project or portion thereof and its other assets and to timely pay any taxes, governmental charges, assessments, insurance premiums or other costs or expenses related thereto, (b) the obligation to comply with all restrictions on the use of such Project or portion thereof set forth in the related PC Bond Documents, and (c) the obligation to refrain from taking any action or permitting any action to be taken with respect to such Project or portion thereof that could cause interest on the related series of PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

      On or prior to the Effective Date, the Reorganized Debtor, ETrans, GTrans, Gen, the Issuer and the Bond Trustee shall receive an opinion of the original bond counsel to the effect that the transactions set forth in the Plan with respect to the Letter of Credit Backed PC Bonds and the execution and delivery of any releases, amendments or other agreements in connection therewith will not, in and of themselves, cause interest thereon to become includable in the gross income of the holders thereof for federal income tax purposes.

      Class 4e - Letter of Credit Bank Claims.

      Letter of Credit Bank Claims consist of (a) the contingent Claims of each Letter of Credit Issuing Bank and the applicable Banks, if any, with respect to payments which may become due by the Debtor under their respective Reimbursement Agreements with the Debtor in an amount equal to the outstanding Stated Amount of each of the Letters of Credit, and (b) the Claims of the Letter of Credit Issuing Banks and the applicable Banks, if any, for any and all accrued and unpaid amounts due by the Debtor under their respective Reimbursement Agreements, including amounts due as reimbursement of amounts paid by each Letter of Credit Issuing Bank under its respective Letter of Credit to the Bond Trustee for the payment of interest on the related series of Letter of Credit Backed PC Bonds.

      Class 4e is impaired under the Plan. Pursuant to the Plan, each Reimbursement Agreement between the Debtor and a Letter of Credit Issuing Bank and the applicable Banks, if any, will be modified on the Effective Date to provide that the Reorganized Debtor, ETrans, GTrans and Gen will each be severally, but not jointly, liable for its PC Allocable Share of the payment obligations of the Debtor to such Letter of Credit Issuing Bank and the applicable Banks, if any, under its original Reimbursement Agreement arising from and after the Effective Date. On the Effective Date, the Reorganized Debtor, ETrans, GTrans and Gen will enter into an Intercompany Agreement with respect to each Reimbursement Agreement. On the Effective Date, each Letter of Credit Issuing Bank shall extend the expiration date of its outstanding Letter(s) of Credit to a date five years after the Effective Date. Each holder of an Allowed Letter of Credit Bank Claim will receive an amount in Cash equal to its pro rata share of the aggregate amount paid by the respective Letter of Credit Issuing Bank under the terms of its Letter of Credit to the respective Bond Trustee with respect to the payment of interest on the related series of Letter of Credit Backed PC Bonds to which such Letter of Credit Bank Claims relate during the period from the Petition Date to and including the last scheduled interest payment date preceding the Effective Date, together with its pro rata share of all other amounts then due and owing to the Letter of Credit Issuing Bank and the applicable Banks, if any, under the terms of the respective Reimbursement Agreement through the Effective Date, including interest due on such amounts to the extent provided in the respective Reimbursement Agreement at the non-default rate.

      Since the Petition Date, consistent with its duties as a Debtor-in-Possession, the Debtor has not reimbursed any of the Letter of Credit Issuing Banks for any of the payments they have made pursuant to the several post-petition draws by the respective Bond Trustees which have been applied to the payment of interest on the related series of Letter of Credit Backed PC Bonds. As a result thereof, each of the Letter of Credit Issuing Banks may have the right upon the passage of time, the giving of notice or both to (a) declare a default under its respective Reimbursement Agreement, (b) notify the respective Bond Trustee of such default, and (c) direct the respective Bond Trustee to call an "Event of Default" under the terms of the respective Indenture and, in accordance with the terms of the respective Indenture, cause the Bond Trustee to declare the respective series of Letter of Credit Backed PC Bonds immediately due and payable. In the event that a Letter of Credit Issuing Bank were to elect to take such action, the Bond Trustee would, in accordance with the terms of the respective Indenture and the respective Letter of Credit, draw upon the respective Letter of Credit and apply such drawn funds to the full payment and redemption of the related series of Letter of Credit Backed PC Bonds, with the end result that (a) the related series of Letter of Credit Backed PC Bonds would no longer remain outstanding, and (b) all or a part of the contingent portion of the Class 4e Claim of such Letter of Credit Issuing Bank and the applicable Banks, if any, would be converted to a Class 4f Claim in an amount equal to the amount due by the Debtor under the terms of the respective Reimbursement Agreement as reimbursement for amounts paid by such Letter of Credit Issuing Bank under its respective Letter of Credit to the Bond Trustee for the payment of the redemption price of the related series of Letter of Credit Backed PC Bonds.

      Class 4f - Prior Bond Claims.

      Prior Bond Claims consist of the Claims of the Prior Letter of Credit Issuing Banks for any and all accrued and unpaid amounts due by the Debtor under their respective Prior Reimbursement Agreements, including amounts due as reimbursement of amounts paid by each Prior Letter of Credit Issuing Banks under its respective Prior Letter of Credit to the Bond Trustee for the payment of the redemption price of the related series of Prior Bonds.

      Class 4f is impaired under the Plan. On the Effective Date, each holder of an Allowed Prior Bond Claim will receive an amount in Cash equal to its pro rata share of (a) the accrued and unpaid interest due on the Debtor's outstanding reimbursement obligation under the respective Prior Reimbursement Agreement in accordance with the terms thereof at the non-default rate to and including the Effective Date, (b) all other amounts (other than the Reimbursement Obligation) then due and owing to the respective Prior Letter of Credit Issuing Bank under the terms of the respective Prior Reimbursement Agreement through the Effective Date and (c) sixty percent (60%) of such outstanding Reimbursement Obligation. Each Prior Reimbursement Agreement between the Debtor and a Prior Letter of Credit Issuing Bank will be modified on the Effective Date to provide that the Reorganized Debtor shall remain solely liable thereunder for the remaining forty percent (40%) of the respective Reimbursement Obligation which shall be payable in ten years and shall bear interest at the same rate as the Reorganized Debtor notes with a ten-year maturity, unless and until, with respect to each series of Prior Bonds, (a) the Issuer (or other authorized governmental entity) issues a new series of revenue refunding bonds for the benefit of the Reorganized Debtor ("Refunding Bonds") in an aggregate principal amount equal to the outstanding Refunding Obligation, and (b) the terms and conditions relating to the issuance of Refunding Bonds set forth below are satisfied.

      The Refunding Bonds will be issued pursuant to a new trust indenture, loan agreement and related documents and for a term and with interest, payment and security provisions all substantially similar to the related series of Prior Bonds.

      The proceeds from the sale of such Refunding Bonds will be loaned to the Reorganized Debtor and applied to the payment of the related outstanding Reimbursement Obligation. The Reorganized Debtor will be solely liable for the payment obligations under the Refunding Bond documents.

      In connection with the issuance of any such Refunding Bonds, the Prior Letter of Credit Bank will issue its irrevocable letter of credit to the bond trustee for the benefit of the holders of the Refunding Bonds and for the account of the Reorganized Debtor, in a stated amount equal to the principal amount of the related Refunding Bonds plus an interest component equal to accrued interest on such Refunding Bonds at an assumed rate equivalent to the assumed rate for the interest component of its Prior Letter of Credit and for such a specified period as may be required by the rating agency rating the Refunding Bonds . Such letter of credit shall be issued for a term of not less than five years from the date of issuance. In such event, the Reorganized Debtor will enter into a new reimbursement agreement with the Prior Letter of Credit Issuing Bank upon substantially the same terms as the Prior Reimbursement Agreement entered into with respect to the related series of Prior Bonds.

      With respect to each series of Refunding Bonds, the issuer of such Refunding Bonds shall receive, on the date of issuance of the Refunding Bonds, an opinion of nationally recognized bond counsel to the effect that the interest on such series of Refunding Bonds is not includable in the gross income of the holders thereof for federal income tax purposes.

      Class 4g - Treasury PC Bond Claims.

      Treasury PC Bond Claims are the Claims of the Issuer, Bond Trustee and the holders of Treasury PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Treasury PC Bonds.

      Class 4g is unimpaired under the Plan. Pursuant to the Plan, each series of Treasury PC Bonds will be reinstated pursuant to section 1124 of the Bankruptcy Code and remain outstanding. The Debtor's obligations under the PC Bond Documents related to the Treasury PC Bonds will remain solely the obligation of the Reorganized Debtor. On the Effective Date, each holder of an Allowed Treasury PC Bond Claim will receive an amount in Cash equal to all accrued and unpaid interest owed to such holder with respect to such Treasury PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreements will also be paid in Cash.

      With respect to any property transferred by the Debtor to ETrans, GTrans or Gen pursuant to the terms of the Plan, the acquisition or construction of which was financed or refinanced with the proceeds of a series of Treasury PC Bonds, the transferee shall assume the obligation to perform, satisfy and/or comply with those terms, covenants, conditions or obligations under the related PC Bond Documents arising from and after the Effective Date which are to be observed, performed, satisfied or complied with by the owner or operator of the "Project" (as described therein) or any portion thereof which is then owned or controlled by such party, including, without limitation, (a) any obligation to maintain such Project or portion thereof and its other assets and to timely pay any taxes, governmental charges, assessments, insurance premiums or other costs or expenses related thereto, (b) the obligation to comply with all restrictions on the use of such Project or portion thereof set forth in the related PC Bond Documents, and (c) the obligation to refrain from taking any action or permitting any action to be taken with respect to such Project or portion thereof that could cause interest on the related series of PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

      On the Effective Date, the Reorganized Debtor, the Issuer, and the Bond Trustee shall receive an opinion of the original bond counsel to the effect that the transactions set forth in the Plan with respect to the Treasury PC Bonds and the execution and delivery of any releases, amendments or other agreements in connection therewith will not, in and of themselves, cause interest thereon to become includable in the gross income of the holders thereof for federal income tax purposes.

      Class 5 - General Unsecured Claims.

      Class 5 includes, but is not limited to, (a) Revolving Line of Credit Claims, (b) Medium Term Notes Claims, (c) Senior Note Claims, (d) Floating Rate Notes, (e) DWR Claims, (f) Southern San Joaquin Valley Power Authority Bond Claims, (g) Commercial Paper Claims, (h) Claims arising from the rejection of leases of nonresidential real property and executory contracts, (i) Claims relating to pre-petition litigation against the Debtor other than Environmental and Tort Claims for Actual Damages, Environmental and Tort Claims for Punitive Damages, Chromium Litigation Claims for Actual Damages and Chromium Litigation Claims for Punitive Damages, (j) Claims of the Debtor's vendors, suppliers and service providers and (k) Claims relating to intercompany obligations; provided, however that General Unsecured Claims will not include any unsecured Claims included in any other class.

      Class 5 is impaired under the Plan. On the Effective Date, each holder of an Allowed General Unsecured Claim will receive (a) Cash in an amount equal to sixty percent (60%) of such Allowed Claim and (b) long-term notes issued by each of ETrans, GTrans and Gen having an aggregate face value equal to forty percent (40%) of such Allowed Claim. In addition, each holder of an Allowed General Unsecured Claim will receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Classes 5, 6, 7 and 9a.

      Class 6 - ISO, PX and Generator Claims.

      Class 6 includes Allowed Claims of the ISO, PX and various power generators for purchases of electricity or ancillary services by the Debtor in markets operated by the PX and the ISO.

      Class 6 is impaired under the Plan. On the Effective Date, each holder of an Allowed ISO, PX or Generator Claim will receive (a) Cash in an amount equal to sixty percent (60%) of such Allowed Claim and (b) long-term notes issued by each of ETrans, GTrans and Gen having an aggregate face value equal to forty percent (40%) of such Allowed Claim. In addition, each holder of an Allowed ISO, PX and Generator Claim will receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Classes 5, 6, 7 and 9a.

      Class 7 - ESP Claims.

      Class 7 includes Allowed Claims of ESPs with respect to PX energy credits to be paid by the Debtor to such ESPs. The Debtor provides PX energy credits to those customers who have chosen to buy electricity from an ESP other than the Debtor. The amount of such credit is then paid to the applicable ESP, provided the ESP has passed the credit onto the customer. The Debtor disputes the validity of the PX energy credits since it believes that the retail rate freeze has been over since as early as May 2000 (which would eliminate the credits) and since the credit has been based on wholesale electricity prices found by FERC to be unjust and unreasonable.

      Class 7 is impaired under the Plan. On the Effective Date, each holder of an Allowed ESP Claim will receive (a) Cash in an amount equal to sixty percent (60%) of such Allowed Claim and (b) long-term notes issued by each of ETrans, GTrans and Gen having an aggregate face value equal to forty percent (40%) of such Allowed Claim. In addition, each holder of an Allowed ESP Claim will receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Classes 5, 6, 7 and 9a.

      Class 8a - Environmental and Tort Claims for Actual Damages.

      Class 8a includes any Claims (a) for environmental cleanup or similar obligations resulting from the pollution or contamination of property as a result of the Debtor's former or current operations and (b) relating to personal injury, property damage, products liability, discrimination, employment or other similar litigation against the Debtor, other than the Chromium Litigation, that result in a final judgment from a court of competent jurisdiction or a binding award, agreement or settlement payable by the Debtor or the Reorganized Debtor for damages or other obligations, other than punitive damages.

      Class 8a is unimpaired under the Plan. Each Allowed Environmental and Tort Claim for Actual Damages shall be satisfied in full in the ordinary course of business at such time and in such manner as the Reorganized Debtor, ETrans, GTrans or Gen, as the case may be, is obligated to satisfy such Allowed Claim under applicable law.

      Class 8b - Environmental and Tort Claims for Punitive Damages.

      Class 8b includes any Claims (a) for environmental cleanup or similar obligations resulting from the pollution or contamination of property as a result of the Debtor's former or current operations and (b) relating to personal injury, property damage, products liability, discrimination, employment or other similar litigation against the Debtor, other than the Chromium Litigation, that result in a final judgment from a court of competent jurisdiction payable by the Debtor or the Reorganized Debtor for punitive, exemplary or other similar damages.

      Class 8b is unimpaired under the Plan. Each Allowed Environmental and Tort Claim for Punitive Damages shall be satisfied in full in the ordinary course of business at such time and in such manner as the Reorganized Debtor, ETrans, GTrans or Gen, as the case may be, is obligated to satisfy such Allowed Claim under applicable law.

      Class 9a - Chromium Litigation Claims for Actual Damages.

      Class 9a includes Claims relating to the Chromium Litigation that result in a final judgment from a court of competent jurisdiction or a binding award, agreement or settlement payable by the Debtor or the Reorganized Debtor for damages or other obligations, other than punitive damages.

      Class 9a is impaired under the Plan. On the later of the Effective Date and such date as an Allowed Chromium Litigation Claim for Actual Damages becomes due and payable, each holder of an Allowed Chromium Litigation Claim for Actual Damages will receive (i) Cash in an amount equal to sixty percent (60%) of such Allowed Claim and (ii) long-term notes from each of ETrans, GTrans and Gen having and aggregate face value equal to forty percent (40%) of such Allowed Claim. In addition, each holder of an Allowed Chromium Claim for Actual Damages will receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in classes 5, 6, 7 and 9a. The aggregate after-tax amount of any Allowed Chromium Litigation Claim for Actual Damages will be divided among the Reorganized Debtor, ETrans, GTrans and Gen approximately as follows: 50%, 12.5%, 12.5% and 25%, respectively.

      Class 9b - Chromium Litigation Claims for Punitive Damages.

      Class 9b includes Claims relating to the Chromium Litigation that result in a final judgment from a court of competent jurisdiction payable by the Debtor or the Reorganized Debtor for punitive, exemplary or other similar damages.

      Class 9b is impaired under the Plan. On the later of the Effective Date and such date as an Allowed Chromium Litigation Claim for Punitive Damages becomes due and payable, each holder of an Allowed Chromium Litigation Claim for Punitive Damages will receive long-term subordinated notes (which notes shall be subordinated to all other debt of such entities, including other subordinated debt) from each of the Reorganized Debtor, ETrans, GTrans and Gen having an aggregate face value equal to one hundred percent (100%) of such Allowed Claim. The aggregate after-tax amount of any Allowed Chromium Litigation Claim for Actual Damages will be divided among the Reorganized Debtor, ETrans, GTrans and Gen approximately as follows: 50%, 12.5%, 12.5% and 25%, respectively.

      Class 10 - Convenience Claims.

      Class 10 includes Allowed Claims of vendors, suppliers and service providers against Debtor (a) in the amount of $100,000 or less or (b) consensually reduced to $100,000.

      Class 10 is unimpaired under the Plan. On the Effective Date, each holder of an Allowed Convenience Claim will receive Cash in the amount of one hundred percent (100%) of such Allowed Claim.

      Class 11 - QUIDS Claims.

      Class 11 includes Unsecured Claims against the Debtor evidenced by 7.90% Deferrable Interest Subordinated Debentures, Series A, Due December 31, 2025 issued by the Debtor pursuant to an indenture under which The First National Bank of Chicago was the indenture trustee on the Petition Date.

      Class 11 is impaired under the Plan. On the Effective Date, each holder of an Allowed QUIDS Claim will receive (a) Cash in an amount equal to accrued but unpaid interest from January 1, 2001 to the Effective Date on the principal amount of such Allowed Claim and (b) long-term subordinated notes issued by each of ETrans, GTrans and Gen having an aggregate face value equal to one hundred percent (100%) of such Allowed Claim, excluding the pre-petition interest portion of the Allowed Claim to be paid in Cash pursuant to clause (a). The aggregate amount of such long-term subordinated notes will be divided among ETrans, GTrans and Gen approximately as follows: 27.5%, 19.8% and 52.7%, respectively.

      Class 12 - Preferred Stock Equity Interests.

      Class 12 includes the Debtor's First Preferred Stock, par value $25.00 per share, and the Debtor's $100 First Preferred Stock, par value $100.00 per share. The Debtor's First Preferred Stock includes: (a) 6% First Preferred Stock, (b) 5 1/2% First Preferred Stock, (c) 5% First Preferred Stock, (d) 5% Redeemable First Preferred, (e) 5% Redeemable Series A, (f) 4.80% Redeemable First Preferred, (g) 4.50% Redeemable First Preferred, (h) 4.36% Redeemable First Preferred, (i) 6.57% Redeemable First Preferred, (j) 7.04% Redeemable First Preferred, and (k) 6.30% Redeemable First Preferred.

      Class 12 is impaired under the Plan. Each holder of a Preferred Stock Equity Interest will retain its Preferred Stock in the Reorganized Debtor and will receive in cash any dividends and sinking fund payments accrued in respect of such Preferred Stock through the last scheduled payment date prior to the Effective Date.

      Class 13 - Common Stock Equity Interests.

    Class 13 includes one hundred percent (100%) of 387,135,242 issued and outstanding shares of common stock of the Debtor, all of which shares are held directly or indirectly by the Parent.

    Class 13 is impaired under the Plan. Each holder of a Common Stock Equity Interest will retain its Common Stock in the Debtor, but the Common Stock directly held by the Parent will be distributed to the shareholders of the Parent pursuant to the Plan.

    SECURITIES ISSUED UNDER THE PLAN; WORKING CAPITAL FACILITIES.

      Equity Securities.

      No new equity securities will be issued to holders of Claims or Equity Interests in satisfaction of Allowed Claims under the Plan. In connection with the Restructuring Transactions, however, each of ETrans, GTrans and Gen will issue membership interests to Newco, and Newco will issue common stock to the Debtor. Subsequently, the Debtor will declare and pay a dividend of the outstanding common stock of Newco to the Parent and, thereafter, the Parent will declare and pay a dividend of the shares of common stock of the Reorganized Debtor directly held by the Parent to the shareholders of the Parent.

      Debt Securities.

      Each of ETrans, GTrans and Gen will issue to the Reorganized Debtor long-term notes and long-term subordinated notes which will be transferred to certain holders of Allowed Claims. Each of ETrans, GTrans and Gen will also issue to the Reorganized Debtor long-term subordinated notes to be transferred, and the Reorganized Debtor will issue long-term subordinated notes directly, to holders of certain Allowed Chromium Litigation Claims for Punitive Damages. The Reorganized Debtor will also issue New Mortgage Bonds. In addition, each of the Reorganized Debtor, ETrans, GTrans and Gen will issue new debt for cash. The terms of the debt securities to be issued under the Plan are described in the Summary of Terms attached hereto as Exhibit D. The debt securities to be issued for cash may be registered under the Securities Act or issued under an exemption from registration under the Securities Act and later exchanged for registered notes. The Proponents shall take all commercially reasonable actions prior to the date on which all debt securities issued or sold under the Plan are freely tradable to ensure that such debt securities will be structured, marketed, priced and sold in such a manner to trade at par; provided, however, that the assurances undertaken by the Proponents are not intended to protect against changes in market interest rates after the date on which all debt securities issues under the Plan are freely tradable. At all times prior to the date on which all debt securities issued or sold under the Plan are freely tradable, the Committee will be given reasonable observation rights in the process of structuring, marketing, pricing and selling the debt securities.

      Working Capital Facilities.

    Each of the Reorganized Debtor, ETrans, GTrans and Gen also will establish separate working capital facilities for the purpose of funding seasonal fluctuations in working capital, letters of credit primarily for workers' compensation liabilities in the event the Reorganized Debtor, ETrans, GTrans or Gen do not secure State approval of self-funding as described in Section VI.K.4 of this Disclosure Statement and certain other contingencies. The following table sets forth the available components and amounts of such facilities (amounts in millions):
	Reorganized Debtor	ETrans	GTrans	Gen
Available for Drawings	$500	$230	$65	$100
Letters of Credit	$400	$90	$30	$80
Total	$900	$320	$95	$180

    The foregoing amounts are estimates and may be adjusted based on circumstances in effect as of the Effective Date. Term sheets relating to the various working capital facilities will be provided supplementally.

    METHOD OF DISTRIBUTION UNDER THE PLAN.

    All distributions under the Plan shall be made by the Debtor as Disbursing Agent or such other entity designated by the Debtor as Disbursing Agent. A Disbursing Agent shall not be required to provide any bond, surety or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond, surety or other security shall be borne by the Debtor

    Subject to Bankruptcy Rules 3021 and 9010, all distributions under the Plan shall be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Distribution Record Date, unless the Debtor or, on and after the Effective Date, the Reorganized Debtor, has been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that provides an address for such holder different from the address reflected on the Schedules.

    At the close of business on the Distribution Record Date, the claims register shall be closed, and there shall be no further changes in the record holder of any Claim or Equity Interest. The Debtor shall have no obligation to recognize any transfer of any Claim or Equity Interest occurring after the Distribution Record Date. The Debtor shall instead be authorized and entitled to recognize and deal for all purposes of the Plan with only those holders of Claims and Equity Interests stated on the claims register as of the close of business on the Distribution Record Date.

    Any payment of Cash made by the Debtor pursuant to the Plan shall, at the Debtor's option, be made by check drawn on a domestic bank or wire transfer. No payment of Cash less than $100 shall be made by the Debtor to any holder of a Claim unless a request therefor is made in writing to the Debtor.

    Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

    All distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Debtor and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.

    TIMING OF DISTRIBUTIONS UNDER THE PLAN.

    Payments and distributions to holders of Allowed Claims on the Effective Date shall be made on the Effective Date, or as soon thereafter as is practicable. Payments or distributions made after the Effective Date to a holder of a Disputed Claim which later becomes an Allowed Claim will be deemed to have been made on the date payments or distributions are made to holders of Allowed Claims in the same Class as such Disputed Claim. Notwithstanding the foregoing, the Debtor will pay all accrued pre-petition and post-petition interest on all Allowed General Unsecured Claims, Allowed ISO, PX and Generator Claims and Allowed ESP Claims within ten (10) days of the Confirmation Date or as soon as practicable thereafter. In addition, thereafter, the Debtor will pay accrued interest in arrears on a quarterly basis on all Allowed General Unsecured Claims, Allowed ISO, PX and Generator Claims and Allowed ESP Claims through the earlier of certain events affecting the Plan and the Effective Date. In the event that certain events occur affecting the Plan, the Debtor reserves the right to recharacterize as payment of principal amounts paid on account of post-petition interest.

    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

    The Bankruptcy Code grants the Debtor the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the counter party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

    Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the Debtor will assume all executory contracts and unexpired leases between the Debtor and any person set forth on Schedule 6.1(a)(i) (assumed executory contracts) and Schedule 6.1(a)(ii) (assumed unexpired leases) as of the Effective Date. The Debtor will not assume any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iii) that is set forth in Schedule 6.1(a)(iii) (rejected executory contracts) or Schedule 6.1(a)(iv) (rejected unexpired leases). The schedules referred to in the preceding sentences, which will be filed supplementally, are intended to contain collectively all existing executory contracts and unexpired leases of the Debtor. The Debtor reserves the right, on or prior to the Confirmation Date, to amend such schedules to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed by the Debtor or rejected. The Debtor shall provide notice of any amendments to such schedules to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on such schedules shall not constitute an admission by the Debtor that such document is an executory contract or an unexpired lease or that the Debtor has any liability thereunder.

    Pursuant to the Plan, each executory contract and unexpired lease listed or to be listed on the schedules that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the schedules and (ii) executory contracts or unexpired leases appurtenant to the premises listed on the schedules, including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously has been assumed or assumed and assigned by the Debtor.

    Pursuant to the Plan, all of the Debtor's insurance policies and any agreements, documents or instruments relating thereto are treated as executory contracts under the Plan. The treatment of the Debtor's insurance policies and any agreements, documents or instruments relating thereto as executory contracts under the Plan shall not constitute or be deemed a waiver of any Cause of Action that the Debtor may hold against any entity, including, without limitation, the insurer under any of the Debtor's policies of insurance.

    All savings, retirement, health care, severance, performance-based cash incentive, retention, employee welfare benefit, life insurance, disability and similar plans and agreements, all directors and officers liability and other insurance and all workers' compensation programs are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtor in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

    Pursuant to sections 365(f) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases specified on Schedules 6.1(a)(i) and 6.1(a)(ii) shall on the Effective Date be deemed assigned by the Debtor to ETrans, GTrans or Gen or retained by the Reorganized Debtor, as indicated on such schedules.

    Pursuant to the Plan, subject to and upon the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption and assignment of the executory contracts and unexpired leases assumed and assigned pursuant to the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume, assume and assign or reject the unexpired leases pursuant to the Plan, through the date of entry of an order approving the assumption, assumption and assignment or rejection of such unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1 of the Plan.

    Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date, the Debtor shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed or assumed and assigned by the Debtor pursuant to the Plan, in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtor's liability with respect thereto or as may otherwise be agreed to by the parties.

    Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court and served upon the Debtor no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 6.1(a)(iii) or 6.1(a)(iv) relating to such executory contracts or unexpired leases. Claims arising out of the omission of an executory contract or unexpired lease from Schedules 6.1(i), 6.1(ii), 6.1(iii) or 6.1(iv) must be filed with the Bankruptcy Court and served upon the Debtor no later than thirty (30) days after notice of entry of the Confirmation Order. All Claims not filed within such time will be forever barred from assertion against the Debtor, its estate and its property. Unless otherwise ordered by the Bankruptcy Court, all claims arising from the rejection of executory contracts or unexpired leases shall be treated as General Unsecured Claims under the Plan.

    PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS.

    Except as to applications for allowance of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtor shall, on and after the Effective Date, have the exclusive right to make and file objections to Disputed Administrative Expense Claims and Disputed Claims. On and after the Effective Date, the Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtor shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and Claims and serve such objections upon the holder of the Administrative Expense Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than one-hundred eighty (180) days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

    CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN.

The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section 8.1 of the Plan:

    the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Plan, authorizing the Debtor to execute, enter into and deliver the Plan, and to execute, implement and take all actions necessary or appropriate to give effect to the transactions contemplated by the Plan;
    the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, determining that the Debtor, the Parent and their affiliates are not liable or responsible for any DWR contracts (except for the DWR Claims) or purchases of power by the DWR, and any liabilities associated therewith;
    the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, prohibiting the Reorganized Debtor from accepting, directly or indirectly, an assignment of the DWR contracts;
    the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, prohibiting the reassumption of the net open position of its electric customers by the Reorganized Debtor unless the conditions discussed in Section VI.F of this Disclosure Statement are satisfied;
    the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the commitment of ETrans to join a FERC-approved RTO and authorizing ETrans to join such FERC-approved RTO at such time as it is operational;
    the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving and authorizing the execution of the proposed (1) power purchase agreement between Gen and the Reorganized Debtor and (2) the transmission and storage agreement between GTrans and the Reorganized Debtor, each as contemplated by the Plan and discussed in Section VI.G of this Disclosure Statement;
    the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, prohibiting the CPUC and the State of California from taking any action related to the allocation or other treatment of any "gain on sale" related to assets transferred or disposed of under the Plan that would adversely impact the Reorganized Debtor;
    the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, that the CPUC affiliate transaction rules are not applicable to the Restructuring Transactions;
    the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, that the approval of state and local agencies of California, including, but not limited to, the CPUC, shall not be required in connection with the Restructuring Transactions because section 1123 of the Bankruptcy Code preempts such state and local laws;
    the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, that the Proponents are not required to comply with Chapter 5 and Section 1001 of the California Corporations Code because section 1123 of the Bankruptcy Code preempts such state law; and
    the Confirmation Order shall be, in form and substance, acceptable to the Proponents.

    CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN.

The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 8.2 of the Plan:

    the Confirmation Order, in form and substance acceptable to the Debtor shall have been signed by the Bankruptcy Court on or before June 30, 2002, and shall have become a Final Order;
    the Effective Date shall have occurred on or before January 1, 2003;
    all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;
    the Proponents shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Proponents to be necessary to implement the Plan;
    S&P and Moody's shall have established credit ratings for each of the securities to be issued by the Reorganized Debtor, ETrans, GTrans and Gen that are acceptable to the Proponents;
    the Plan shall not have been modified in a material way, including any modification pursuant to Section 11.10 of the Plan, since the Confirmation Date; and
    the disaggregated entities shall have consummated each of the debt offerings contemplated by the Plan.

The Proponents may waive, by a writing signed by authorized representatives of each of the Proponents and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent to effectiveness of the Plan set forth above.

In the event that one or more of the conditions to the Effective Date described above and set forth in Section 8.2 of the Plan have not occurred or been waived on or before January 1, 2003, (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (iv) the Debtor's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

    IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THE PLAN.

    From and after the Effective Date, the Reorganized Debtor, Newco, ETrans, GTrans and Gen may operate their businesses, and may use, acquire and dispose of their property free of any restrictions imposed under the Bankruptcy Code. As of the Effective Date, all property of the Reorganized Debtor, Newco, ETrans, GTrans and Gen shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan. All injunctions and stays provided for in the Chapter 11 Case under sections 105 and 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

    DISCHARGE AND INJUNCTION.

    The rights afforded pursuant to the Plan and the treatment of all Claims and Equity Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, or any of its assets or properties. Except as otherwise provided in the Plan, pursuant to section 1141(d)(1) of the Bankruptcy Code (i) on the Effective Date, all such Claims against and Equity Interests in the Debtor shall be satisfied, discharged and released in full and (ii) all persons shall be enjoined from asserting against the Reorganized Debtor, Newco, ETrans, GTrans, Gen, their predecessors or successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

    Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtor, Newco, ETrans, GTrans or Gen on account of any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Reorganized Debtor, Newco, ETrans, GTrans or Gen or against the property or interests in property of the Reorganized Debtor, Newco, ETrans, GTrans or Gen on account of any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Reorganized Debtor, Newco, ETrans, GTrans or Gen or against the property or interests in property of the Reorganized Debtor, Newco, ETrans, GTrans or Gen on account of any such Claim or Equity Interest and (v) commencing or continuing in any manner any action or other proceeding of any kind with respect to any claims and Causes of Action which are extinguished, dismissed or released pursuant to the Plan. The injunction shall also enjoin all parties in interest, including, without limitation, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, from taking any action in violation of the Confirmation Order. Such injunction shall extend to successors of the Reorganized Debtor, Newco, ETrans, GTrans and Gen, their respective properties and interests in property. Section 9.6 of the Plan does not enjoin, bar or otherwise impair the commencement or prosecution of direct personal claims against any Person other than the Reorganized Debtor, Newco, ETrans, GTrans and Gen.

    VOTING.

      Voting of Claims.

      Each holder of an Allowed Claim or Equity Interest in an impaired Class of Claims or Equity Interests that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in the Disclosure Statement Order attached hereto as Exhibit B, or any other order or orders of the Bankruptcy Court.

      Elimination of Vacant Classes.

      Any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

      Nonconsensual Confirmation.

    If one or more classes of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, the Proponents reserve the right to amend the Plan in accordance with Section 11.10 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both. With respect to any impaired Classes of Claims or Equity Interests that may be deemed to reject the Plan, the Proponents shall request the Bankruptcy Court to confirm the Plan under section 1129(b) of the Bankruptcy Code.

    SUMMARY OF OTHER PROVISIONS OF THE PLAN.

    The following subsections summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

      Amendment or Modification of the Plan.

      Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Proponents at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Proponents shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified by the Debtor at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification is determined by the Bankruptcy Court to not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

      Cancellation of Existing Securities and Agreements.

      Pursuant to the Plan, on the Effective Date, the promissory notes, bonds, debentures and all other debt instruments evidencing any Claim, other than those that are reinstated and rendered unimpaired or renewed and extended pursuant to Article IV of the Plan, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtor under the agreements and indentures governing such Claims, as the case may be, shall be discharged. The Common Stock and Preferred Stock representing Equity Interests shall remain outstanding.

      Holders of promissory notes, bonds, debentures and any and all other debt instruments evidencing any Claim shall not be required to surrender such instruments pursuant to the Plan.

      Revocation or Withdrawal of the Plan.

      The Proponents reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Proponents revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any claims by or against the Debtor or any other person or entity or to prejudice in any manner the rights of the Debtor or any person or entity in any further proceedings involving the Debtor.

      Termination of Committee.

      Pursuant to the Plan, the appointment of the Committee shall terminate on the Effective Date.

      Effectuating Documents and Further Transactions.

      Pursuant to the Plan, each of the Parent, the Debtor, the Reorganized Debtor, Newco, ETrans, GTrans and Gen is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

      Exculpation.

      Pursuant to the Plan, none of the Debtor, the Parent or the Committee or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Equity Interest or other party in interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Case, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtor, the Parent and the Committee and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided that nothing in Section 11.6 of the Plan shall effect a release in favor of any person other than the Debtor with respect to any debt owed to the United States Government, any state, city or municipality for any liability of such person arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, or (ii) the environmental laws of the United States, any state, city or municipality.

      Release of Parent.

      In partial consideration for terms of the Plan, including, but not limited to, the complete satisfaction of all Allowed Claims against the Debtor and the Reorganized Debtor Spin-Off, the confirmation of the Plan shall constitute a full waiver and release by the Debtor, the Reorganized Debtor, their successors in interest and their assignees from any claims or causes of action that were asserted or could have been asserted as of the Effective Date by the Debtor against the Parent or the Parent's officers, directors, employees and agents, including, but not limited to, any claims or causes of action related to any alleged fraudulent conveyances or transfers, preferences or other causes of action under chapter 5 of the Bankruptcy Code or analogous state statutes.

      Plan Supplement.

The following documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the last day upon which holders of Claims may vote to accept or reject the Plan:

    Schedules to the Plan;

    Master Separation Agreement;

    Term Sheets for the Working Capital Facilities;

    Reorganized Debtor Power Purchase Agreement between Gen and the Reorganized Debtor; and

    Transmission and Storage Agreement between GTrans and the Reorganized Debtor.

Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours or on the website maintained by the Bankruptcy court at http://www.canb.uscourts.gov. In addition, holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor at the address set forth in Section 11.14 of the Plan.

      Retention of Jurisdiction.

      Pursuant to the Plan, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                  to hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of cure amounts and Claims resulting therefrom;

                  to hear and determine any and all adversary proceedings, applications and contested matters;

                  to hear and determine any objections to Administrative Expense Claims or Claims;

                  to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                  to issue such orders as may be necessary in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                  to consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

                  to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan and/or the Confirmation Order;

                  to recover all assets of the Debtor and property of the Debtor's estate, wherever located;

                  to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

                  to hear any other matter not inconsistent with the Bankruptcy Code; and

                  to enter a final decree closing the Chapter 11 Case.

      Exemption from Transfer Taxes.

      Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. All sale transactions consummated by the Debtor and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including, without limitation, the sales, if any, by the Debtor of owned property or assets pursuant to section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtor of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax.

      Fees and Expenses.

      Subject to section 1129(a)(4) and other applicable provisions of the Bankruptcy Code, as of the Confirmation Date the Debtor shall reimburse the Parent for any and all fees and expenses of professional persons incurred by the Parent in connection with the preparation of this Disclosure Statement and the Plan and the prosecution, implementation and consummation of the Plan. On a monthly basis thereafter, the Debtor shall reimburse the Parent for any and all fees and expenses of professional persons incurred by the Parent in connection with the Disclosure Statement and the Plan.

      From and after the Confirmation Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

      Payment of Statutory Fees.

      All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

      Severability.

      In the event that the Bankruptcy Court determines that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan. It shall be a condition to the effectiveness of the Plan that the Plan shall not be materially modified.

      Binding Effect.

      The Plan shall be binding upon and inure to the benefit of the Proponents, the Reorganized Debtor, Newco, ETrans, GTrans, Gen, the holders of Claims and Equity Interests, other parties in interest, and their respective successors and assigns.

      Governing Law.

      Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law of such jurisdiction.

      Withholding and Reporting Requirements.

      In connection with the consummation of the Plan, the Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

      Sections 1125 and 1126 of the Bankruptcy Code.

      As of and subject to the occurrence of the Confirmation Date, (a) the Proponents shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation section 1125(a) of the Bankruptcy Code, and any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Proponents and each of their affiliates, agents, directors, officers, employees, advisors and attorneys) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

      Allocation of Plan Distributions.

      All distributions in respect of Allowed Claims will be allocated first to the portion of such Claims representing interest (as determined for federal income tax purposes), second to the original principal amount of such Claims (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

      Minimum Distributions.

      No payment of Cash less than $100 shall be made by the Debtor to any holder of a Claim unless a request therefor is made in writing to the Debtor.

      Notices.

All notices, requests and demands to or upon the Debtor, to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtor:

Pacific Gas and Electric Company
77 Beale Street
P.O. Box 7442
San Francisco, California 94120
Attn: General Counsel
Telephone: (415) 973-7000
Facsimile: (415) 973-5520

with a copy to:

PG&E Corporation
One Market, Spear Street Tower
Suite 2400
San Francisco, California 94105
Attn: General Counsel
Telephone: (415) 267-7000
Facsimile: (415) 267-7265

and:

Howard, Rice, Nemerovski, Canady, Falk & Rabkin
Three Embarcadero Center, 7th Floor
San Francisco, California 94111
Attn: James L. Lopes
Telephone: (415) 434-1600
Facsimile: (415) 217-5910

and:

Weil, Gotshal & Manges LLP
700 Louisiana, Suite 1600
Houston, Texas 77002
Attn: Alan Gover
Telephone: (713) 546-5000
Facsimile: (713) 224-9511

If to the Committee:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attn: Paul Aronzon
Telephone: (212) 530-5000
Facsimile: (212) 530-5219

If to the Trustee:

The Office of the United States Trustee
250 Montgomery Street, Suite 1000
San Francisco, California 94104
Attn: Stephen L. Johnson
Telephone: (415) 705-3333
Facsimile: (415) 705-3379

  CONFIRMATION AND CONSUMMATION PROCEDURE.

  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

    SOLICITATION OF VOTES.

    In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims and Equity Interests in Classes 3a, 3b, 4a, 4b, 4c, 4d, 4e, 4f, 5, 6, 7, 9a, 9b, 11, 12 and 13 are impaired, and the holders of Allowed Claims in such Class are entitled to vote to accept or reject the Plan. Claims and Equity Interests in Classes 1, 2, 4g, 8a, 8b and 10 are unimpaired. Accordingly, the holders of Allowed Claims and Equity Interests in each of such Classes are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.

    The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in such class holding at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the allowed claims in such class casting ballots for acceptance or rejection of the plan. The Bankruptcy Code defines "acceptance" of a plan by a class of equity interests as acceptance by holders in such class holding at least two-thirds (2/3) in amount of the allowed interests casting ballots for acceptance or rejection of the plan.

    A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

    THE CONFIRMATION HEARING.

    The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for __________, 2002, commencing at _____ a.m., Pacific Time, before the Honorable Dennis James Montali, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Northern District of California, 235 Pine Street, San Francisco, California 94014, or such other location as the Bankruptcy Court directs. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing or at any subsequent continued Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or securities of the Debtor held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court with a copy to Chambers, together with proof of service thereof, and served upon the following parties on or before ________, 2002 at 4:00 p.m., Pacific Time:

Pacific Gas and Electric Company 77 Beale Street P.O. Box 7442 San Francisco, California 94120 Attn: General Counsel
PG&E Corporation One Market, Spear Street Tower Suite 2400 San Francisco, California 94105 Attn: General Counsel
Howard, Rice, Nemerovski, Canady, Falk & Rabkin Three Embarcadero Center, 7th Floor San Francisco, California 94111 Attn: James L. Lopes
Weil, Gotshal & Manges LLP 700 Louisiana, Suite 1600 Houston, Texas 77002 Attn: Alan Gover
The Office of the United States Trustee 250 Montgomery Street, Suite 1000 San Francisco, California 94104 Attn: Stephen L. Johnson

    Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

    CONFIRMATION.

    At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and shareholders that are impaired under the plan.

        Acceptance.

        The following classes of Claims and Equity Interests are impaired, will receive distributions under the Plan and are entitled to vote to accept or reject the Plan: Class 3a - Secured Claims Relating to First and Refunding Mortgage Bonds, Class 3b - Secured Claims Relating to Replaced First and Refunding Mortgage Bonds, Class 4a - Mortgage Backed PC Bond Claims, Class 4b - MBIA Insured PC Bond Claims, Class 4c - MBIA Claims, Class 4d - Letter of Credit Backed PC Bond Claims, Class 4e - Letter of Credit Bank Claims, Class 4f - Prior Bond Claims, Class 5 - General Unsecured Claims, Class 6 - ISO, PX and Generator Claims, Class 7 - ESP Claims, Class 9a - Chromium Litigation Claims for Actual Damages, Class 9b - Chromium Litigation Claims for Punitive Damages, Class 11 - QUIDS Claims, Class 12 - Preferred Stock Equity Interests, and Class 13 - Common Stock Equity Interests.

        The following classes of Claims and Equity Interests are unimpaired and, therefore, are conclusively presumed to have accepted the Plan: Class 1 - Other Priority Claims, Class 2 - Other Secured Claims, Class 4g - Treasury PC Bond Claims, Class 8a - Environmental and Tort Claims for Actual Damages, Class 8b - Environmental and Tort Claims for Punitive Damages, and Class 10 - Convenience Claims.

        The Proponents reserve the right to amend the Plan in accordance with its terms or seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code or both with respect to any Class of Claims that is entitled to vote to accept or reject the Plan, if such Class rejects the Plan.

        Unfair Discrimination and Fair and Equitable Tests.

To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

    Secured Creditors. Either (a) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments totaling, and having a present value as of the effective date of the plan equal to, at least the amount of its allowed secured claim, (b) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (c) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (a) or (b) above.

    Unsecured Creditors. Either (a) each impaired unsecured creditor receives or retains as of the effective date of the plan property of a value equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

    Equity Interests. Either (a) each impaired holder of an equity interest will receive or retain as of the effective date of the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (b) the holder of any interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

A plan does not "discriminate unfairly" with respect to a nonaccepting class if the value of the cash, securities and/or other value to be distributed to the nonaccepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the nonaccepting class.

The Debtor believes and will demonstrate at the Confirmation Hearing that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired Class that does not vote to accept the Plan.

      Feasibility.

      The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Debtor has prepared projections of the financial performance for each of ETrans, GTrans, Gen and the Reorganized Debtor for the period from January 1, 2003 through December 31, 2005 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Projected Financial Information, annexed hereto as Exhibit C. Based upon such projections, the Debtor believes that the disaggregated entities will be able to make all payments and distributions required pursuant to the Plan and continue to operate as viable businesses, and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

      The projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date of the Plan will occur in 2003.

      The financial projections have been prepared based upon certain assumptions that the Debtor believes to be reasonable under the circumstances, taking into account the purpose for which they were prepared. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit C. However, the financial projections were not prepared with a view toward compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or forecasts. In addition, the financial projections have not been examined or compiled by the independent accountants of the Debtor or the Parent. Neither the Debtor nor the Parent makes any representation as to the accuracy of the projections or the ability of the disaggregated entities to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.

      Best Interests Test.

With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code. To determine the recovery that holders of Claims and Equity Interests in each impaired Class would receive if the Debtor was liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtor, augmented by the unencumbered Cash held by the Debtor at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the costs and expenses of liquidation and by such additional administrative and priority claims that might result from the termination of the Debtor's business and the use of chapter 7 for the purposes of liquidation.

The Debtor's costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtor during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtor during the Chapter 11 Case, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

To determine if the Plan is in the best interests of each impaired Class, the value of the distributions from the proceeds of a liquidation of the Debtor's unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Case, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (b) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (c) the substantial increases in claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Case, the Debtor has determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to the liquidation of the Debtor under chapter 7.

The Debtor also believes that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged. In addition, the process of liquidating the Debtor's businesses would be subject to review by numerous regulatory agencies, including the CPUC, the FERC, the NRC and the U.S. Department of Justice.

Under the Plan, all Allowed Claims and Equity Interests will be paid in full, together with post-petition interest. Accordingly, the Proponents do not believe a financial liquidation analysis presentation is required or would be useful because payment in full of all Allowed Claims and Equity Interests is a per se satisfaction of the best interests test.

    CONSUMMATION.

The Plan will be consummated on the Effective Date. The Effective Date of the Plan will occur on or before the expiration of thirty (30) Business Days after the date on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 8.2 of the Plan, have been satisfied or waived pursuant to Section 8.4 of the Plan. For a more detailed discussion of the conditions precedent to the Effective Date of the Plan and the consequences of the failure to meet such conditions, see Section VI.S.

The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

  FINANCIAL INFORMATION.

  The audited consolidated balance sheets and the related consolidated statement of operations, shareholders' equity (deficit) and cash flow for the years ended December 31, 1998, 1999 and 2000, of the Parent and its subsidiaries are filed with the SEC and incorporated herein by reference. The aforementioned financial information is provided to permit the holders of Claims and Equity Interests to better understand the Debtor's historical business performance and the impact of the Chapter 11 Case on the Debtor's business.

  The Debtor is required to file monthly operating reports with the Bankruptcy Court. Such financial information is on file with the Bankruptcy Court and is publicly available for review by holders of Claims or other persons.

  SECURITIES LAWS MATTERS.

    BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS.

  In reliance upon an exemption from the registration requirements of the Securities Act and equivalent state securities laws afforded by section 1145 of the Bankruptcy Code, securities to be issued as of the Effective Date as provided in the Plan (the "Securities") will be exempt from the registration requirements of the Securities Act and equivalent state securities laws. Except with respect to "underwriters," section 1145(a) of the Bankruptcy Code generally exempts from such registration the issuance of securities if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued principally in such exchange and partly for cash or property. The Debtor believes that the exchange of securities and Cash for Claims against the Debtor under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code. The Debtor intends to seek a no-action letter from the SEC to the effect that each of the Securities to be issued in exchange for Allowed Claims under the Plan will be issued by a successor of the Debtor for purposes of section 1145(a) of the Bankruptcy Code.

  The Securities would be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act, unless the holder is an "underwriter" with respect to such Securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such Securities generally may be resold by the recipients without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the individual states. However, recipients of Securities are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

  Section 1145(b)(1) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transactions" of an entity that is not an "issuer," (i) purchases a claim against, interest in, or claim for an administrative expense, with a view to distribution of any security to be received in exchange for the claim or interest, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from the holders of such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, the consummation of the plan, or the offer or sale of securities under the plan, or (iv) is an issuer of the securities within the meaning of section 2(11) of the Securities Act.

  The term "issuer" is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, for example, an officer or director of a reorganized debtor or its successor under a plan may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities.

  To the extent that persons deemed to be "underwriters" receive Securities, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Entities deemed to be statutory underwriters for purposes of section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

  Under certain circumstances, holders of securities deemed to be "underwriters" may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 provides that if certain conditions are met (e.g., the availability of current public information with respect to the issuer, volume limitations and notice and manner of sale requirements), specified persons who resell "restricted securities" or who resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities Act. In addition, under paragraph (k) of Rule 144, the resale of restricted securities that are sold for the account of a holder who is not an affiliate of the company at the time of such resale and was not an affiliate of the company during the three (3) month period preceding such sale will not be restricted, so long as a period of at least two years has elapsed since the later of the date the securities were acquired from the issuer or an affiliate of the issuer.

  Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph (d)(4) of Rule 144A and certain notice provisions). Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons, "dealers" registered as such pursuant to section 15 of the Exchange Act and "banks" and "savings and loan associations" within the meaning of the Securities Act which purchase securities for their own account or for the account of another qualified institutional buyer and which (in the aggregate) own and invest on a discretionary basis at least $100,000,000 in securities of unaffiliated issuers and have an audited net worth of at least $25,000,000. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a U.S. automated inter-dealer quotation system.

  Pursuant to the Plan, certificates evidencing Securities received by holders that do not certify that they are not underwriters within the meaning of section 1145 of the Bankruptcy Code, will bear a legend substantially in the form below:

  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

  Any person or entity that would receive legended Securities as provided above may instead receive certificates evidencing securities without such legend if, prior to the Effective Date, such person or entity delivers to the Debtor, (i) an opinion of counsel reasonably satisfactory to the Debtor to the effect that the Securities to be received by such person or entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that such person or entity is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code.

  Any holder of a certificate evidencing Securities bearing such legend may present such certificate to the transfer agent for the Securities for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (i) such shares are sold pursuant to an effective registration statement under the Securities Act or (ii) such holder delivers to the Debtor an opinion of counsel reasonably satisfactory to the Debtor to the effect that such shares are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend, unless otherwise specified in such opinion.

  Whether or not any particular person would be deemed to be an "underwriter" of securities to be issued pursuant to the Plan, or an "affiliate" of securities, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any such person would be such an "underwriter' or an "affiliate".

  IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE DEBTOR, THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

  CERTAIN RISK FACTORS TO BE CONSIDERED.

  HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

    CERTAIN BANKRUPTCY LAW CONSIDERATIONS.

      Risk of Non-Confirmation of the Plan.

      Although the Proponents believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. If the conditions precedent to the Confirmation Date set forth in Section 8.1 of the Plan have not occurred or been waived, the Plan shall not be confirmed by the Bankruptcy Court.

      Non-Consensual Confirmation.

      In the event one or more impaired Classes of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtor's request if all other conditions for confirmation have been met and at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any "insider" in such Class) and, as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the rejecting impaired classes. See Section VI.C.2. The Debtor believes that the Plan satisfies these requirements.

      Risk of Non-Occurrence of the Effective Date.

    There can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in Section 8.2 of the Plan have not occurred or been waived on or before January 1, 2003, the Confirmation Order shall be vacated, in which event no distributions under the Plan would be made, the Debtor and all holders of Claims and Equity Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtor's obligations with respect to Claims and Equity Interests would remain unchanged.

    CERTAIN RISKS RELATING TO THE RESTRUCTURING TRANSACTIONS.

      The Net Open Position.

      The success of the Plan depends in large part on the ability of the Debtor to avoid long-term net open position exposure. The Debtor does not propose to accept an assignment of power procurement contracts executed by the DWR. However, pursuant to the Plan, the Debtor has identified the following conditions upon which it would be able to reassume the responsibility for the net open position of its electric customers not already provided by the DWR's contracts: (a) the Reorganized Debtor establishes an investment grade credit rating from S&P and Moody's; (b) the Reorganized Debtor receives assurances from S&P and Moody's that the Reorganized Debtor's credit rating will not be downgraded as a result of the reassumption of the net open position; (c) there is an objective retail rate recovery mechanism in place pursuant to which the Reorganized Debtor is able to fully recover in a timely manner its wholesale costs of purchasing electricity to satisfy the net open position; (d) there are objective standards in place regarding pre-approval of procurement transactions; and (e) subsequent to reassumption of the net open position, the conditions in clauses (c) and (d) remain in effect. The Debtor will seek Bankruptcy Court approval of these conditions in the Confirmation Order as this approach is a critical component of the overall feasibility of the Plan. In the event that this approach is infeasible or the Bankruptcy Court does not approve it, the financial viability of the Reorganized Debtor will be jeopardized and the Debtor will be unable to consummate the Plan.

      Ability of the Debtor to Obtain Regulatory Approvals in Connection with the Restructuring Transactions.

      The Plan provides for a restructuring of the Debtor's operations and involves the approval of various regulatory agencies, including the FERC, the NRC and the SEC, for several of the Plan components. For example, the asset transfers to the newly created companies each will require the approval of the FERC under the FPA and the NGA. In addition, the transfer of the Diablo Canyon Power Plant to Gen and the indirect transfer of the shutdown nuclear generating unit at Humboldt Bay Power Plant associated with the separation of the Reorganized Debtor from the Parent will require the approval of the NRC. The Debtor anticipates that the approval process for all of the necessary filings may take up to one year. While the Debtor intends to make all required filings as soon as practicable, there can be no assurance that the approvals will be obtained in a timely manner or at all. If any of the required approvals are not obtained, the Debtor will be compelled to consider alternatives and the Plan, as currently contemplated, would not be consummated.

      Tax Risks.

      The Internal Restructurings are intended to qualify as tax-free "reorganizations", and the Reorganized Debtor Spin-Off is intended to qualify as a tax-free "spin-off". In connection with the implementation of the Plan, the Proponents will seek a private letter ruling from the IRS confirming the tax-free treatment of these transactions. The Proponents anticipate that the ruling process may take up to one year, or longer, due to the complexity of the issues involved. There is no assurance that the requested ruling will be obtained. In the event that a ruling cannot be obtained, the Proponents may obtain certain opinions of its tax advisors with respect to such transactions. An opinion of the Proponents tax advisors represents the advisor's best legal judgement and is not binding upon the IRS or a court considering the issues. If the Internal Restructurings and the Reorganized Debtor Spin-Off were determined to be taxable, the resulting tax liability could be substantial; however, the Proponents do not believe such a tax liability is likely. See Section XII of this Disclosure Statement entitled "Certain Federal Income Tax Consequences of the Plan."

      Transition of Operations to the Disaggregated Entities.

    The Debtor has operated its business as a vertically integrated company for approximately 100 years. Over that period, the Debtor has developed numerous systems and operational methods that cover each of its current functions. Also, the Debtor has entered into many complicated contracts that involve the generation, transmission and distribution functions collectively. As of the Effective Date, many of such arrangements will be unwound and the assets related to each business line will be identified, separated and transferred to a newly formed company.

    In addition, substantially all of the current employees of the Debtor who provide services primarily for the distribution, electric transmission, gas transmission or generation functions of the Debtor's current business will be offered comparable positions with the Reorganized Debtor, ETrans, GTrans or Gen, respectively. The new companies will identify and create functions and positions that have been operated historically by the Debtor. In connection with the transfer of employees, the Debtor may have increased turnover in positions represented by labor unions in ETrans, GTrans and Gen. Such potential turnover and resulting cost will be due in large part to the ability of the bargaining unit employees, under collective bargaining agreements, to decline positions and exercise displacement rights within the Reorganized Debtor. The success of the new companies will by impacted by their ability to create stable organizations in a timely manner.

    RISKS RELATING TO THE BUSINESSES AFTER THE EFFECTIVE DATE.

      Pass-Through of Procurement Costs.

      The ongoing financial viability of the Reorganized Debtor is dependent on its ability to pass through in rates the cost of electricity purchased on behalf of customers. The Reorganized Debtor is generally obligated to provide such service, but receives no profit from doing so. Upon the Effective Date, but prior to reassuming the net open position of its electric customers, the Reorganized Debtor must pass through to its customers the cost of power purchased from QF generators and the agreement to be entered into with Gen. After reassuming the net open position, the Reorganized Debtor will assume responsibility for buying power to meet customer load in excess of these amounts combined with the amounts that the DWR has not contracted for. The price of energy related to reassuming the net open position is not known and subject to substantial price fluctuation. In order to manage this risk, the Reorganized Debtor is requesting an order from the Bankruptcy Court to prohibit it from reassuming the net open position of its electric customers not already provided by the DWR's contracts until objective and timely cost pass-through and procurement pre-approval is assured.

      Commodity Price Risks.

      As of the Effective Date, the Debtor will transfer the Gen Assets to Gen and Gen will operate as an independent power producer thereafter. As an independent owner/operator, Gen could face increased price risk associated with variability in power prices for Northern and Central California. Additionally, the Reorganized Debtor could face price risk if and when it reassumes the net open position not already provided by the DWR's contracts. To manage this risk for both companies and to provide a sufficiently stable framework for financing, Gen will sell output to the Reorganized Debtor under a power sales agreement having a term of 12 years. As a result, during the term of the agreement the price risk should be limited to replacement power requirements, if any, brought about by low hydroelectric availability and/or unit outages that may occur. As described above, to the extent that this replacement power is part of the net open position reassumed by the Reorganized Debtor, the conditions of its acceptance will ensure timely pass-through of the associated costs.

      State Regulation and Oversight.

      As described in Section IV of this Disclosure Statement, the State of California has engaged in a series of actions directly and through its various agencies that have caused significant damage to the Debtor. While the Debtor has commenced litigation against the State for the violation of various federal and State laws, the outcome of such litigation may not be known for some time. On the Effective Date, the State's role in the regulation of the Debtor's business will decrease, but it will not be eliminated. The Reorganized Debtor will remain a regulated entity subject to CPUC jurisdiction for almost all of its relevant activities. In this regard, the Reorganized Debtor will continue to require CPUC authorization for revenue requirements associated with the conduct of its core business, its cost of capital, and other relevant business and financial matters. There can be no assurance that the State will not attempt to use its regulatory or ratemaking authority to the detriment of the Debtor.

      Moreover, the CPUC will retain a non-rate oversight role with respect to ETrans and may potentially assert a limited non-rate oversight role with respect to Gen. While Gen does not intend to dedicate its facilities to the public and thus be deemed a "public utility" within the meaning of the California Public Utilities Code, and the contract with the Reorganized Debtor will expressly so provide, the CPUC could attempt to make a contrary finding. If the CPUC made such a finding and a court subsequently upheld the CPUC's decision, Gen would be subject to limited, non-rate jurisdiction of the CPUC. Consequently, the Proponents will ask the Bankruptcy Court to find that, after the Effective Date, Gen's facilities will not be dedicated to the public, although their output will be contractually committed to the Reorganized Debtor for the term of the contract.

      Operation of Competing Gas Pipelines.

      A number of competing gas pipelines and storage operators have proposed facilities to serve customers in areas currently served by the Debtor. Following the Effective Date, GTrans will operate an interstate gas pipeline and certain storage facilities in the same area. The proposed pipelines and storage facilities could have an adverse impact the ongoing operations of GTrans if these facilities are ultimately developed and potential customers of GTrans, including the Reorganized Debtor, contract for the competing services rather than those offered by GTrans.

      Bypass.

      Because the electric and gas distribution business faces high capital requirements associated with largely fixed assets, the Reorganized Debtor will continue to face risk stemming from the ability of customers to "bypass" its facilities by taking service from other sources, thereby impairing cost recovery for investments made on behalf of customers. The most notable forms of bypass include self-generation, municipalization by condemnation of the Reorganized Debtor's assets, and construction of duplicate distribution facilities by public entities. These forms of bypass appear to be increasing, as customers and local public officials explore their energy options in light of the energy crisis. There are various means of mitigating the cost stranding associated with bypass, most of which require either legislative or CPUC action.

      Bypass also raises the potential for power procurement obligations to become "stranded." For example, the DWR has locked in a number of long-term contracts with fixed obligations, which many analysts believe include above-market prices. In order to facilitate the issuance of bonds to restore funds to the State treasury, the State has limited the ability of customers to bypass these state procurement costs through direct access. The procurement actions of the Reorganized Debtor might also be exposed to this same risk if direct access and the other forms of bypass mentioned above were allowed to proceed more aggressively in the absence of adequate cost recovery provisions.

      Finally, bypass of gas distribution facilities could arise due to customers and/or third parties building facilities to connect customers directly to FERC jurisdictional pipelines, including those of GTrans. Under such circumstances, the distribution facilities which previously served the customer(s) would become underutilized.

      Potential Exposure to Environmental Liabilities.

    As of the Effective Date, in connection with the transfer of the physical assets by the Debtor as contemplated by the Plan, ETrans, GTrans and Gen will assume certain environmental cleanup liabilities associated with such assets. As the new owners of the assets, ETrans, GTrans and Gen will assume current and future environmental liabilities, if any. Certain costs associated with environmental liabilities are expected to be recovered in FERC approved rates in the case of each of ETrans and GTrans, while costs associated with Gen's liabilities would be subject to recovery through applicable market-benchmark rates. In addition to certain present known liabilities, ETrans, GTrans and Gen are at risk for unknown, remote or non-estimable environmental cleanup contingencies associated with the transferred assets and facilities. To the extent that these costs prove to be material and cost recovery in rates is not available, the financial health of ETrans, GTrans and Gen would be adversely affected. For those assets which are shared or jointly used, ETrans, GTrans, Gen and the Reorganized Debtor will enter into agreements to provide for the allocation of responsibility for future environmental liabilities and indemnification to the extent there are existing environmental liabilities.

    The Reorganized Debtor will retain the recorded liability and any unknown, remote or non-estimable environmental cleanup contingencies associated with assets not transferred to ETrans, GTrans or Gen. These contingencies include those associated with former manufactured gas plant sites (both owned and non-owned), natural gas gathering sites, divested steam-electric power plants, retained-steam electric power plants (Hunters Point and Humboldt Bay, including nuclear-related liabilities) and retained lands or facilities adjacent to divested plants, electric and gas distribution facilities (including service centers, substations, warehouses and repair facilities), and liabilities associated with cleanup of non-owned disposal, recycling or transportation sites (regardless of which former utility operation(s) contributed materials or wastes to those sites). Costs associated with known environmental liabilities are currently recovered in rates under a special ratemaking mechanism authorized by the CPUC. To the extent that these costs prove to be material and cost recovery in rates is not available, the financial health of the Reorganized Debtor would be adversely affected.

    RISKS RELATING TO THE ISSUANCE OF NEW DEBT SECURITIES.

      Inability to Successfully Market New Debt Securities.

      At the Confirmation Date, Lehman Brothers will deliver to the Proponents a "highly confident" letter as to its ability to successfully market a sufficient amount of new debt for cash as will be necessary (together with other available cash) to pay those Allowed Claims and portions of Allowed Claims to be satisfied in cash pursuant to the Plan. However, in the event of an adverse change in market conditions or in the condition of ETrans, GTrans, Gen or the Reorganized Debtor prior to the completion of the offerings, the issuers could be unable to successfully complete the offerings of such debt on terms acceptable to each of the issuers. If such debt offerings are unsuccessful, the Proponents will be unable to consummate the Plan, in which event no distributions will be made under the Plan.

      Interest Rate Risk.

  Prior to the pricing of the new debt in connection with the Plan, interest rates could increase and be higher than the rates assumed for purposes of the projected financial information attached hereto as Exhibit C. If interest rates increase substantially prior to the consummation of the Plan, the Reorganized Debtor, ETrans, GTrans and Gen may be unable to raise a sufficient amount of Cash under the debt offerings to satisfy all Allowed Claims.

  DESCRIPTION OF CERTAIN CLAIMS.

    POLLUTION CONTROL BONDS.

      General.

      Pursuant to the terms of various separate trust indentures (each, an "Indenture" and, collectively, the "Indentures") each between the California Pollution Control Financing Authority, a public instrumentality and political subdivision of the State of California (the "Issuer") and Bankers Trust Company, as trustee (the "Bond Trustee") and various corresponding loan agreements with the Debtor, as of the Petition Date of this Chapter 11 Case, the Issuer had issued and outstanding each of the following 15 series of revenue bonds (defined collectively in the Plan as, the "PC Bonds") in the original aggregate principal amount of $1.69 billion as set forth below:
Series	Original Principal Amount
California Pollution Control Financing Authority, 6 5/8% Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1992 Series A (the "92A Bonds")	$35,000,000
California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1992 Series B (the "92B Bonds")	$50,000,000
California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1993 Series A (the "93A Bonds")	$60,000,000
California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1993 Series B (the "93B Bonds")	$200,000,000
California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series A (the "MBIA Insured PC Bonds")	$200,000,000
California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series B (the "96B Bonds")	$160,000,000
California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series C (the "96C Bonds")	$200,000,000
California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series D (the "96D Bonds")	$100,000,000
California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series E (the "96E Bonds")	$165,000,000
California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series F (the "96F Bonds")	$100,000,000
California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series G (the "96G Bonds")	$62,870,000
California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series A (the "97A Bonds")	$45,000,000
California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series B (the "97B Bonds")	$148,550,000
California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series C (the "97C Bonds")	$148,550,000
California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series D (the "97D Bonds")	$17,900,000

      Any series of 96C Bonds, 96E Bonds, 96F Bonds and/or 97B Bonds that remain outstanding on the Voting Record Date or the Effective Date, as applicable, are defined collectively in the Plan as the "Letter of Credit Backed PC Bonds." The 92A Bonds, 92B Bonds, 93A Bonds and the 93B Bonds are defined collectively in the Plan as the "Mortgage Backed PC Bonds." The 96B Bonds, 96D Bonds, 97A Bonds and the 97C Bonds, together with any series of 96C Bonds, 96E Bonds, 96F Bonds and/or 97B Bonds that have been redeemed in whole, but not in part, as of the Voting Record Date or the Effective Date, as applicable, are defined collectively in the Plan as the "Prior Bonds." The 96G Bonds and the 97D Bonds are defined collectively in the Plan as the "Treasury Bonds."

      The Issuer loaned the proceeds from the sale of each series of PC Bonds (each a "Bond Loan" and, collectively, the "Bond Loans") to the Debtor for the purpose of financing or refinancing the acquisition and/or construction of certain pollution control, sewage disposal and/or solid waste disposal facilities of the Debtor located within the State of California. The Bond Loans were made pursuant to the terms of various loan agreements (each, a "Loan Agreement" and, collectively, the "Loan Agreements") between the Issuer and the Debtor, pursuant to which the Debtor agreed, among other things, to repay the Bond Loans at the times and in the amounts necessary to enable the Issuer to make full and timely payment of the principal of, premium, if any, and interest on, each series of PC Bonds when due and to pay the purchase price of any PC Bonds tendered for purchase by the Debtor in accordance with the terms of the applicable Indenture.

      Pursuant to the terms of each of the Indentures, the Issuer has assigned to the Bond Trustee, for the benefit of the holders of the respective series of PC Bonds, certain of the Issuer's rights under the various Loan Agreements, including, but not limited to, the Issuer's right under the Loan Agreements to receive payments from the Debtor of the principal of, premium, if any, and interest due, on the Bond Loans. In this manner, the Issuer has acted solely as a conduit, loaning the proceeds from the sale of the PC Bonds to the Debtor and assigning its right to receive repayment of such loans to the Bond Trustee as security for the PC Bonds and to provide funds for the full payment of the respective PC Bonds.

      The PC Bonds are special limited obligations of the Issuer payable exclusively out of the trust estates under each of the Indentures. None of the PC Bonds constitute a debt or liability, or a pledge of the faith, credit or taxing power of the Issuer, the State of California or any of its instrumentalities or political subdivisions. Each series of PC Bonds is a limited obligation of the Issuer payable solely from the revenues derived by the Issuer from the Debtor pursuant to the terms of the related Loan Agreement to the extent pledged by the Issuer to the Bond Trustee under the terms of the applicable Indenture and from certain other funds pledged and assigned as part of the trust estates under the applicable Indentures.

      Each series of PC Bonds was sold in the capital markets on the basis that, assuming the Debtor continues to comply with certain covenants contained in the Loan Agreements and certain of the documents, instruments and agreements executed in connection therewith (collectively, the "PC Bond Documents") and with certain exceptions, interest on such series of PC Bonds would not be includable in the gross income of the holders thereof for federal income tax purposes and that such interest also would be exempt from California personal income taxes.

      Such tax-exempt status of the PC Bonds has allowed such bonds to be issued at favorable interest rates, thus allowing the Debtor to finance certain of its capital improvements at interest rates substantially below comparable conventional taxable financing alternatives available to the Debtor. Accordingly, the Debtor considers the existence and continued maintenance of such favorable tax-exempt financing an asset or property of the Debtor's chapter 11 estate.

      Mortgage Backed PC Bonds.

      With respect to each series of Mortgage Backed PC Bonds, in order to secure its obligation to repay the Bond Loan made by the Issuer to the Debtor of the proceeds from the sale of the Mortgage Backed PC Bonds, the Debtor delivered to the Bond Trustee certain of its First and Refunding Mortgage Bonds (defined in the Plan as the "Mortgage Bonds") in an aggregate principal amount equal to the related series of Mortgage Backed PC Bonds. Each series of Mortgage Bonds delivered to the Bond Trustee to secure a series of Mortgage Backed PC Bonds provides for payments on such Mortgage Bonds at the times and in the amounts necessary to allow the Bond Trustee to make full and timely payment of the principal of, premium, if any, and interest on the related series of Mortgage Backed PC Bonds.

      Each series of underlying Mortgage Bonds securing Mortgage Backed PC Bonds, was issued under and secured by the Debtor's First and Refunding Mortgage dated December 1, 1920, as supplemented and amended (defined in the Plan as the "Mortgage"), which constituted a first mortgage lien upon all real property and a security interest in substantially all personal property of the Debtor pari passu with the security interest of all other First and Refunding Mortgage Bonds issued thereunder, subject to certain exceptions, including certain tax liens and certain liens existing on property at the time such property was acquired by the Debtor.

      Letter of Credit Backed PC Bonds.

      With respect to each series of Letter of Credit Backed PC Bonds, the Debtor has entered into a reimbursement agreement (each defined in the Plan as a "Reimbursement Agreement") with a bank (each defined in the Plan as a "Letter of Credit Issuing Bank") and certain banking or other financial institutions (each a "Bank") pursuant to which the Letter of Credit Issuing Bank has issued its irrevocable letter of credit (each defined in the Plan as a "Letter of Credit") to the Bond Trustee, for the account of the Debtor, to provide for the payment of the principal of and interest on the related series of Letter of Credit Backed PC Bonds and to support the payment of the purchase price of any Letter of Credit Backed PC Bonds tendered for purchase in accordance with the terms of the applicable Indenture. Under the terms of each Reimbursement Agreement, the Debtor is obligated to reimburse the Letter of Credit Issuing Bank for, among other things, all amounts drawn on the related Letter of Credit.

      Each Letter of Credit was issued in an initial stated amount (the "Stated Amount") equal to the sum of (i) the aggregate outstanding principal amount of the related series of Letter of Credit Backed PC Bonds (the "Principal Portion"), plus (ii) an amount equal to the amount of accrued interest on the outstanding principal amount of the related series of Letter of Credit Backed PC Bonds at an assumed maximum annual rate for a specified period of days as set forth in the Letter of Credit (the "Interest Portion"). The Stated Amount of each Letter of Credit is reduced by the amount of each drawing paid thereunder, subject to the provision that (x) with respect to amounts drawn for the payment of interest on the related Letter of Credit Backed PC Bonds, the Interest Portion of the Stated Amount is automatically reinstated unless the Letter of Credit Issuing Bank gives notice to the contrary to the Bond Trustee in accordance with the terms of the applicable Letter of Credit, and (y) with respect to amounts drawn to pay the purchase price of Letter of Credit Backed PC Bonds, the amount so drawn is subject to reinstatement upon the terms set forth in the applicable Letter of Credit.

      Under the terms of each of the Indentures pursuant to which each series of Letter of Credit Backed PC Bonds were issued, each regularly scheduled payment of the principal of, or interest on, the Letter of Credit Backed PC Bonds is made from moneys drawn by the Bond Trustee under the related Letter of Credit. The obligation to the Debtor to repay the loan under the Loan Agreement is deemed satisfied to the extent of any corresponding payment made by the Letter of Credit Issuing Bank under the terms of the Letter of Credit. With respect to each such drawing, the Debtor is then obligated to reimburse the Letter of Credit Issuing Bank for the amount of such drawing. Only if the Letter of Credit Issuing Bank dishonors a drawing or there is no Letter of Credit then in effect, is the Bond Trustee authorized under the terms of the Indenture to collect Bond Loan payments due under the respective Loan Agreement directly from the Debtor and apply such funds to the payment of the principal of, or interest on, the related Letter of Credit Backed PC Bonds.

      Accordingly, with respect to each series of Letter of Credit Backed PC Bonds for which the related Letter of Credit remains outstanding, all payments of the principal of, and interest on, the Letter of Credit Backed PC Bonds have been fully and timely made when due from draws made by the respective Bond Trustee on the respective Letter of Credit in accordance with the terms of the related Indenture.

      MBIA Insured PC Bonds.

      The Debtor has entered into a reimbursement and indemnity agreement (defined in the Plan as the "MBIA Reimbursement Agreement") with MBIA Insurance Corporation ("MBIA") pursuant to which MBIA has issued its financial guaranty insurance policy (defined in the Plan as the "PC Bond Insurance Policy") insuring the full payment of regularly scheduled principal of and interest (but not premium) on the MBIA Insured PC Bonds.

      The PC Bond Insurance Policy unconditionally and irrevocably guarantees the full and complete payment required to be made by or on behalf of the Issuer to the Bond Trustee of an amount equal to (i) the principal of and interest on the MBIA Insured PC Bonds as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, other than any advancement of maturity pursuant to a mandatory sinking fund payment or mandatory redemption upon the occurrence of a determination of taxability of the MBIA Insured PC Bonds, the payment guarantee by the PC Bond Insurance Policy shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner of MBIA Insured PC Bonds pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law. Accordingly, since the Petition Date, all regularly scheduled payments of the principal of, and interest on, the MBIA Insured PC Bonds have been fully and timely made when due from monies paid to the Bond Trustee by MBIA under the terms of the PC Bond Insurance Policy and in accordance with the terms of the related indenture.

      Under the terms of the MBIA Reimbursement Agreement, the Debtor is obligated to reimburse MBIA for all payments made by MBIA to the Bond Trustee under the PC Bond Insurance Policy and to indemnify MBIA against certain liabilities, costs and expenses that it may sustain in connection with the MBIA Insured PC Bonds.

      Prior Bonds.

      With respect to each series of Prior Bonds, the Debtor entered into a reimbursement agreement (each defined in the Plan as a "Prior Reimbursement Agreement") with a national banking association (each defined in the Plan as a "Prior Letter of Credit Issuing Bank") pursuant to which the Prior Letter of Credit Issuing Bank issued its irrevocable letter of credit (each defined in the Plan as a "Prior Letter of Credit") to the Bond Trustee, for the account of the Debtor, to secure the payment of the principal of and interest on the related series of Prior Bonds and to provide for the payment of the purchase price of such Prior Bonds tendered for purchase in accordance with the terms of the applicable Indenture. Under the terms of each Prior Reimbursement Agreement, the Debtor was obligated to reimburse the Prior Letter of Credit Issuing Bank for, among other things, all amounts drawn on the related Prior Letter of Credit.

      Each Prior Letter of Credit was issued in an initial stated amount equal to the sum of (i) the aggregate outstanding principal amount of the related series of Prior Bonds, plus (ii) an amount equal to the amount of accrued interest on the outstanding principal amount of the related series of Prior Bonds at an assumed maximum annual rate for a specified period of days as set forth in the Prior Letter of Credit.

      On or after the Petition Date, with respect to each series of Prior Bonds, the Prior Letter of Credit Issuing Bank gave notice to the Bond Trustee of the occurrence of an event of default under the applicable Prior Reimbursement Agreement and, in accordance with the terms of the applicable Indenture, directed the Bond Trustee to call the related series of Prior Bonds for redemption in full. Pursuant to the terms of the applicable Indentures, the Bond Trustee drew upon the related Prior Letters of Credit and applied the proceeds from such Prior Letter of Credit draws to pay the redemption price of the Prior Bonds. All of the Prior Bonds have been redeemed in whole and no principal or interest remains outstanding with respect thereto.

      With respect to each series of Prior Bonds, under the terms of the respective Prior Reimbursement Agreement the Debtor is obligated to reimburse the respective Prior Letter of Credit Issuing Bank for, among other things, the amount drawn under the related Prior Letter of Credit which was applied to the payment of the redemption price of the Prior Bonds (that portion of the reimbursement obligation of the Debtor under the Prior Reimbursement Agreement arising with respect to the portion of the final drawing made under the related Prior Letter of Credit for the payment of the principal portion of the redemption price of the related series of Prior Bonds, referred to in the Plan as the "Reimbursement Obligation").

      Treasury PC Bonds.

  Prior to the Petition Date, the Debtor purchased all of the outstanding Treasury PC Bonds. The Debtor remains the sole holder of all of the beneficial interest in the Treasury PC Bonds. All of the Treasury PC Bonds remain outstanding.

  While the Treasury PC Bonds are held by the Debtor, payments of principal or interest made by the Debtor under the terms of each of the related Loan Agreements are returned to the Debtor in the form of payments of principal or interest on the related series of Treasury PC Bonds.

  During the period that Treasury PC Bonds are held by the Debtor or any other "substantial user" of the facilities financed or refinanced by such Treasury PC Bonds or by any "related person" thereto within the meaning of Section 103(b)(13) of the Internal Revenue Code of 1954, as amended, interest on such Treasury PC Bonds may not be tax-exempt. However, if such Treasury PC Bonds were sold or transferred to a sufficiently unrelated third party and the Debtor continued to comply with the covenants set forth in the related PC Bond Documents, then interest on such Treasury PC Bonds could again be excluded from the gross income of the new holder thereof for federal income tax purposes. The ability to subsequently sell Treasury PC Bonds in the capital markets on such a tax-exempt basis, with its commensurate interest cost savings over similar conventional taxable debt, is an asset or property of the Debtor's chapter 11 estate which the Debtor seeks to preserve.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.

    INTRODUCTION.

    The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtor, certain holders of Claims and the Parent. The following summary does not address the federal income tax consequences to holders whose Claims are entitled to reinstatement or payment in full in Cash, or are unimpaired under the Plan (e.g., holders of Administrative Expense Claims, Professional Compensation and Reimbursement Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Treasury PC Bond Claims, Environmental and Tort Claims for Actual Damages, Environmental and Tort Claims for Punitive Damages and Convenience Claims). Additionally, this summary does not address the federal income tax consequences to holders of MBIA Claims, Letter of Credit Bank Claims and the Prior Bond Claims as it is the Proponent's understanding that such holders have retained separate counsel to advise them with respect thereto. Moreover, this summary does not address the federal income tax consequences to holders of Allowed Chromium Litigation Claims for Actual Damages and Allowed Chromium Litigation Claims for Punitive Damages, and each such holder is advised to retain separate counsel to advise him, her or it with respect to the consequences to such holder in light of the particular circumstances surrounding such holder's Claim.

    The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

    The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Proponents intend to request a ruling from the IRS and may request certain opinions from its tax advisors confirming certain, but not all, of the federal income tax consequences of the Plan to the Proponents and certain holders of Claims. However, there is no assurance that a ruling will be obtained, nor that any opinion of its tax advisors will be requested. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

    ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

    CONSEQUENCES TO THE DEBTOR AND THE PARENT.

      Consequences of the Internal Restructurings and the Reorganized Debtor Spin-Off.

      In connection with the implementation of the Plan, the Proponents will seek a private letter ruling from the IRS substantially to the effect that, among other things,

      (1) the Internal Restructurings will qualify as a tax-free "reorganization" under Section 368(a) of the Tax Code;

      (2) the Reorganized Debtor Spin-Off will qualify as a tax-free spin-off under Section 355 of the Tax Code; and

      (3) accordingly, the Proponents will not recognize any gain or loss in connection with the Internal Restructurings and the Reorganized Debtor Spin-Off.

      In the event that a ruling cannot be obtained, the Proponents may choose to proceed without a ruling and instead may (in their discretion) obtain certain opinions from its tax advisors with respect to such transactions. An opinion represents the advisor's best legal judgement and is not binding upon the IRS or a court considering the issues. If the Internal Restructurings and the Reorganized Debtor Spin-Off were determined to be taxable, the resulting tax liability could be substantial; however, the Proponents do not believe such a tax liability is likely.

      Pursuant to the Plan, the Proponents also retain the flexibility to adjust the nature or terms of the consideration to be received by holders of Claims if such changes are necessary to obtain the desired tax treatment.

      Consequences of New Notes.

    It is anticipated that the long-term subordinated notes will be issued with original issue discount ("OID"), and it is possible, although not anticipated, that the long-term notes will be issued with OID. See "Interest and Original Issue Discount on the New Notes" below. Any such OID generally would be amortizable by the issuer utilizing the constant interest method, and deductible as interest, unless the applicable notes are treated as applicable high-yield discount obligations ("AHYDO") within the meaning of Section 163(e)(5) of the Tax Code. The AHYDO rules will have no applicability to the long-term notes unless the long-term notes are considered to be traded on an established securities market and, contrary to the Proponents expectations, are issued with sufficient OID such that there would be accrued and unpaid OID as of the end of the fifth year after issuance in excess of one year's interest, both actual and imputed. However, the AHYDO rules may apply to the long-term subordinated notes if, among other requirements, their yield to maturity is at least five percentage points over the applicable federal rate in effect for the calendar month for which the long-term subordinated notes are issued.

    If either the long-term notes or the long-term subordinated notes are treated as AHYDOs, a portion of the accrued discount attributable to the "disqualified portion," if any, of the interest deduction otherwise allowable as OID would be disallowed, and the balance of such deduction would be deferred until actually paid in cash. The "disqualified portion" of any interest deduction otherwise allowable as OID on an AHYDO is that portion, if any, of the total OID multiplied by a fraction, the numerator of which is equal to the "disqualified yield" (i.e., the excess of the yield to maturity of the notes over the sum of the applicable federal rate for the calendar month in which the notes are issued plus six percentage points) and the denominator of which is equal to the total yield to maturity of the notes.

    CONSEQUENCES TO HOLDERS OF IMPAIRED CLAIMS OTHER THAN HOLDERS OF POLLUTION CONTROL BONDS.

    Pursuant to the Plan, holders of Allowed General Unsecured Claims (Class 5), Allowed ISO, PX and Generator Claims (Class 6), Allowed ESP Claims (Class 7), and Allowed QUIDS Claims (Class 11), will receive, in satisfaction and discharge of their Allowed Claims, a combination of (1) long-term notes or long-term subordinated notes from each ETrans, GTrans and Gen and (2) cash. The long-term notes and the long-term subordinated notes are referred to collectively as the "New Notes."

    The federal income tax consequences of the Plan to a holder depend, in part, on whether a holder's Claim and all or part of any New Notes received constitute "securities" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. The Proponents intend to take the position, and the following discussion assumes, that all of the New Notes will constitute "securities" for federal income tax purposes.

    Pursuant to the Plan, the Proponents retain the flexibility to adjust the nature or terms of the consideration to be received by holders of Claims if such changes are necessary to obtain the desired tax treatment of the Internal Restructurings and the Reorganized Debtor Spin-Off. Accordingly, each holder of a Claim in the above-described Classes is urged to consult its tax advisor regarding the federal income tax consequences of the Plan, including the status of its Claim and the New Notes.

      Holders of Claims That Do Not Constitute Securities.

      In general, each holder of an impaired Allowed Claim (other than holders of Allowed PC Bond Claims) that does not constitute a security for federal income tax purposes will recognize gain or loss in an amount equal to the difference between (a) the "amount realized" in satisfaction of such Claim (other than any Claim for accrued but unpaid interest) and (b) the holder's adjusted tax basis in such Claim (other than any Claim for accrued but unpaid interest). The "amount realized" by a holder will equal the sum of the amount of any cash received and the "issue prices" of any New Notes received (see "Interest and Original Issue Discount on the New Notes," below) by such holder. For a discussion of the tax consequences of Claims for accrued but unpaid interest, see "Distributions in Discharge of Accrued Interest," below.

      Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount and whether and to what extent the holder had previously claimed a bad debt deduction.

      A holder's aggregate tax basis in any New Notes received will equal the issue price of such debt, and the holder's holding period for the debt will begin the day following its issuance (which generally should be the day following the Effective Date).

      Holders of Claims that Constitute Securities.

      The receipt of New Notes in partial satisfaction of claims that constitute securities will constitute a "reorganization" for federal income tax purposes. Accordingly, in general, holders of an impaired Allowed Claim (other than Allowed PC Bond Claims) that constitutes a security for federal income tax purposes will not recognize any loss, but will recognize any gain realized (as determined in accordance with the preceding section) to the extent of any cash received. In addition, see "Distributions in Discharge of Accrued Interest," below, for a discussion of the federal income tax consequences of any Claims for accrued interest.

      Where gain is recognized by a holder, the character of such gain as long-term or short-term capital gain or as ordinary income will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

      A holder's aggregate tax basis in the New Notes received will equal the holder's adjusted basis in its Claim, increased by the amount of gain and interest income recognized, decreased by the amount of cash received. Such tax basis will be allocable among the New Notes based on relative fair market value. The holder will carryover the holding period of its Claim to any New Notes received, except to the extent any portion of such New Notes is treated as received in payment of accrued but unpaid interest.

      Distributions in Discharge of Accrued Interest.

      In general, to the extent that any amount received (whether cash or other property) by a holder of a Claim is received in satisfaction of accrued interest or accrued OID during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly it is unclear whether, by analogy, a holder of a Claim with previously included OID that is not paid in full would be required to recognize a capital loss rather than an ordinary loss.

      Ownership and Disposition of the New Notes.
        Interest and Original Issue Discount on the New Notes.

        Pursuant to the Plan, the long-term notes will provide for the payment at least annually of all stated interest. Accordingly, the stated interest on the long-term notes generally will be includable in income by a holder for federal income tax purposes in accordance with such holder's method of accounting. In addition, under certain circumstances, the long-term notes may be treated as issued with OID, and the holders of the long-term notes would include such OID into income in accordance with the OID rules discussed below.

        Because the long-term subordinated notes will provide that stated interest may be deferred at the option of the issuer, the long-term subordinated notes will be treated as issued with OID. Accordingly, all stated interest on the long-term subordinated notes will be included in a holder's gross income in accordance with the OID rules discussed below, and each holder will be required to accrue and include in gross income interest amounts that become due under the long-term subordinated notes even if the issuer exercises its option to defer the payment of interest.

        In general, a debt instrument is treated as having OID to the extent its "stated redemption price at maturity" (in this case, the stated principal amount of the New Notes) exceeds its "issue price" by more than a de minimis amount. The "stated redemption price at maturity" of a New Note is the sum of all payments to be made on the New Notes, except for "qualified stated interest." In the case of the long-term notes the stated interest constitutes "qualified stated interest." In the case of the long-term subordinated notes none of the stated interest constitutes "qualified stated interest." The "issue price" of the New Notes will depend upon whether they are traded on an "established securities market" during the sixty day period ending thirty days after the Effective Date. Pursuant to Treasury Regulations, an "established securities market" includes a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions. The Proponents anticipate that the New Notes will be traded on an established securities market, and that the "issue price" of the New Notes will therefore be their fair market value. If any of the New Notes are not traded on an established securities market, the issue price of such New Notes will be their stated principal amount if, as the Proponents expect, the stated interest rate is greater than the applicable federal rate for obligations of similar maturity in effect on the Confirmation Date.

        In general, each holder will be required to accrue any OID in respect of its New Notes, and include such amount in gross income as interest, over the term of such notes based on the constant interest method. Accordingly, each holder of a New Note issued with OID generally will be required to include amounts in gross income in advance of the payment of cash in respect of such income. A holder's tax basis in a New Note will be increased by the amount of any OID included in income and reduced by any cash payments (other than payments of qualified stated interest) made with respect to such New Note.

        In addition, certain debt obligations that are issued with substantial OID and have a maturity of over five years are treated as AHYDOs within the meaning of the Tax Code. With respect to such obligations, a portion of a holder's income with respect to such accrued OID may be treated as a dividend (that is, to the extent the issuer has sufficient earnings and profits such that a similar such distribution in respect of stock would constitute a dividend for federal income tax purposes). Moreover, with respect to a corporate holder this dividend treatment would apply for purposes of the dividends-received-deduction presumably subject to certain holding period and taxable income requirements and other limitations on the dividends-received-deduction. The AHYDO rules will have no applicability to the long-term notes unless the long-term notes are considered to be traded on an established securities market and, contrary to the Proponents expectations, are issued with sufficient OID such that there would be accrued and unpaid OID as of the end of the fifth year after issuance in excess of one year's interest, both actual and imputed. However, the AHYDO rules may apply to the long-term subordinated notes if, among other requirements, their yield to maturity is at least five percentage points over the applicable federal rate in effect for the calendar month for which the long -term subordinated notes are issued.

        Acquisition and Bond Premium.

        A holder of a Claim that receives New Notes as part of a "reorganization" for federal income tax purposes and has a carryover tax basis in any of the New Notes that exceeds the issue price of such note, but is less than or equal to the sum of all remaining amounts payable under such note other than qualified stated interest will be treated as having acquired such note at an "acquisition premium." In such event, the amount of OID includable in the holder's gross income generally is reduced in each period in proportion to the percentage of the OID represented by the acquisition premium. Alternatively, a holder may elect to accrue the discount on a constant yield basis.

        If a holder has a tax basis in any of the New Notes that exceeds the sum of all remaining amounts payable under the New Notes other than qualified stated interest (i.e., at a "bond premium"), the holder will not include any of the OID in income. Moreover, the holder may elect to deduct such bond premium over the period from its acquisition of such note to the maturity date of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).

        If such bond premium is amortized, the amount of qualified stated interest on the New Note that must be included in the holder's income for each period ending on an interest payment date or at the maturity date, as the case may be, will (except as Treasury Regulations may otherwise provide) be reduced by the portion of bond premium allocable to such period based on the New Note's yield to maturity. If such an election to amortize bond premium is not made, a holder will receive a tax benefit from the premium only in computing such holder's gain or loss upon the sale or other taxable disposition of the New Note, or upon the full or partial payment of principal.

        An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includable in the holder's gross income and that are held at, or acquired after, the beginning of the holder's taxable year as to which the election is made. The election may be revoked only with the consent of the IRS. A holder who elects to amortize bond premium must reduce its adjusted basis in the New Notes by the amount of such allowable amortization.

        Market Discount.

    A holder of a Claim that acquired its original obligation at a market discount to face and then received New Notes as part of a "reorganization" exchange, will be subject to the market discount rules of the Tax Code. Pursuant to these rules, if such holder's carryover basis in the New Notes for federal income tax purposes is less than the note's stated redemption price at maturity (or in the case of a note that has original issue discount, less than its revised issue price), the holder will be required to treat the amount of such difference as market discount unless such difference is less than a statutorily defined de minimis amount. Presumably, the amount of any market discount on the New Notes would be reduced by the amount of any accrued market discount with respect to the old notes required to be carried over to the New Notes, see discussion below.

    Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. A holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry such note until it is disposed of in a taxable transaction.

    Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of the New Notes to the maturity date of the note, unless the holder makes an irrevocable election to compute the accrual on a constant yield basis. A holder may elect to include market discount in income currently as it accrues (on either a straight-line or a constant yield basis), in which case the interest deferral rule set forth in the last sentence of the preceding paragraph will not apply. Such an election will apply to all bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

    The Treasury Department is expected to promulgate regulations that will provide that any accrued market discount not treated as ordinary income upon a tax-free exchange (including a "reorganization" exchange) of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan (and, likely, even without the issuance of regulations), any holder of a Claim that constitutes a "security" for federal income tax purposes would carry over any accrued market discount incurred in respect of such Claim to the New Notes received for such Claim pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of such debt also would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

    CONSEQUENCES TO HOLDERS OF ALLOWED PC BOND CLAIMS.

    Pursuant to the Plan, the Mortgage Backed PC Bonds (Class 4a), the MBIA Insured PC Bonds (Class 4b) and the Letter of Credit Backed PC Bonds (Class 4d) shall all remain outstanding. As set forth in the Plan, there will be some modification to the terms of the indebtedness evidenced by the Mortgage Backed PC Bonds, the MBIA Insured Bonds and the Letter of Credit Backed PC Bonds as the result of, among other things, a change in collateral with respect to the Mortgage Backed PC Bonds, and a change in the conduit borrower with respect to the Letter of Credit Backed PC Bonds and the MBIA Insured Bonds. However, the Debtor believes that such modifications, either viewed individually or taken as a whole, should not constitute a significant modification, as determined under applicable Treasury regulations, with respect to any such series of bonds, and thus no holder of such bonds should be deemed to have exchanged their existing bonds for "new" bonds for federal income tax purposes.

    Accordingly, the Plan provides that, with respect to each series of Mortgaged Backed PC Bonds, the MBIA Insured Bonds and the Letter of Credit Backed PC Bonds, the Issuer shall receive an opinion of nationally recognized bond counsel to the effect that the transactions set forth in the Plan with respect to such series of PC Bonds and the execution and delivery of any releases, amendments or other agreements in connection therewith, will not, in and of themselves, cause interest thereon to become includable in the gross income of the holders thereof for federal income tax purposes.

    CONSEQUENCES TO HOLDERS OF PREFERRED STOCK EQUITY INTERESTS.

    Holders of Preferred Stock Equity Interests (Class 12) will retain their Preferred Stock and will receive in cash any dividends accrued through the last scheduled dividend payment date prior to the Effective Date.

    The cash received by holders of Preferred Stock Equity Interests will be treated as a distribution for federal income taxes. Consequently, the cash received by the holders of Preferred Stock Equity Interests will be treated first as a taxable dividend to the extent of Reorganized Debtor's earnings and profits for the taxable year of the distribution and any accumulated earnings and profits (as determined for federal income tax purposes) and then as a tax-free return of capital to the extent of the holder's tax basis in its stock, with any excess treated as capital gain from the sale or exchange of the stock.

    A distribution to a corporate shareholder which is treated as a dividend for federal income tax purposes may qualify for the 70% dividends received deduction. Dividend income that is not subject to regular federal income tax as a consequence of the dividends received deduction may be subject to the federal alternative minimum tax. The dividends received deduction is only available if certain holding periods and taxable income requirements are satisfied. The length of time that a shareholder has held stock is reduced for any period during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. The law is unclear whether there would also be excluded any period during which a holder can require, pursuant to the terms of the stock itself, the redemption of the stock. Also, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed. In addition, any dividend received by a corporation is subject to the "extraordinary distribution" provisions of the Tax Code.

    INFORMATION REPORTING AND WITHHOLDING.

  All distributions to holders of Allowed Claims and Equity Interests under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a rate of up to 30.5%. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

  The foregoing summary has been provided for informational purposes only. All holders of Claims and Equity Interests are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.

  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.

  If the Plan is not confirmed and consummated, the Debtor's alternatives include (i) liquidation of the Debtor under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

    LIQUIDATION UNDER CHAPTER 7.

    If no chapter 11 plan can be confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtor. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests is set forth in Section VII.C.4. of this Disclosure Statement. The Debtor believes that liquidation under chapter 7 would result in, among other things, (i) smaller distributions being made to creditors than those provided for in the Plan because of additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtor's operations and (iii) the failure to realize the greater going concern value of the Debtor's assets.

    ALTERNATIVE PLAN OF REORGANIZATION.

    If the Plan is not confirmed, the Debtor or, if exclusivity is terminated, any other party in interest, could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtor's business or an orderly liquidation of its assets. The Proponents have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

    LIQUIDATION UNDER CHAPTER 11.

  The Proponents believe that the Plan enables the Debtor to successfully and expeditiously emerge from chapter 11 and preserve its business, and allows creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtor would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors may receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation may be preferable to a chapter 7 liquidation, the Proponents believe that a liquidation under chapter 11 is a much less attractive alternative to creditors because a greater return to creditors is provided for in the Plan.

  CONCLUSION AND RECOMMENDATION.

The Proponents believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Proponents urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that t hey will be received no later than ______ p.m., Pacific Time, on ________, 200_.

Dated: September 20, 2001

PACIFIC GAS AND ELECTRIC COMPANY

By: /s/ GORDON R. SMITH
Name: Gordon R. Smith
Title: President & Chief Executive Officer

PG&E CORPORATION

By: /s/ ROBERT D. GLYNN, JR.
 Name: Robert D. Glynn, Jr.
Title: Chairman of the Board, Chief Executive
Officer and President

INDEX OF DEFINED TERMS

Term Section

92A Bonds Section XI.A.1

92B Bonds Section XI.A.1

93A Bonds Section XI.A.1

93B Bonds Section XI.A.1

96B Bonds Section XI.A.1

96C Bonds Section XI.A.1

96D Bonds Section XI.A.1

96E Bonds Section XI.A.1

96F Bonds Section XI.A.1

96G Bonds Section XI.A.1

97A Bonds Section XI.A.1

97B Bonds Section XI.A.1

97C Bonds Section XI.A.1

97D Bonds Section XI.A.1

AB 1X Section IV.B.5

AB 6X Section IV.B.1.a

AB1890 Section IV.B.1

Administrative Expense Claim Plan

Aguayo Litigation Section VI.H.2

AHYDOS Section XII.B.2

AJR 77 Section IV.B.3.d

Allowed Claim Plan

Amended and Restated Credit Agreement Plan

Ballot Plan

Bankruptcy Code Section I

Bankruptcy Court Section I

Bankruptcy Rules Plan

Banks Section XI.A.3

BFM Section IV.B.1.b

Bond Loan Section XI.A.1

Bond Trustee Section XI.A.1

Calpine QFs Section V.B.15

Cash Plan

CEC Section III.C

Chapter 11 Case Plan

Chromium Litigation Plan

Chromium Litigation Claim for Actual Damages Plan

Chromium Litigation Claim for Punitive Damages Plan

Claims Plan

Commercial Paper Claim Plan

Committee Section V.B.4

Common Stock Plan

Common Stock Equity Interests Plan

Confirmation Hearing Section I

Confirmation Order Plan

Convenience Claim Plan

CPA Section IV.B.5

CPUC Section I.B

Debtor Section I

Debtor-in-Possession Plan

Disclosure Statement Order Section I

Disclosure Statement Section I

Disputed Claims Plan

Distribution Record Date Plan

DWR Section IV.A.

Effective Date Plan

Environmental and Tort Claim for Actual Damages Plan

Environmental and Tort Claim for Punitive Damages Plan

Equity Interests Plan

ESC Section VI.K.3

ESP Claim Plan

ETrans Section VI.A

ETrans Assets Section VI.B.1

Exchange Act Section VI.E.2

Federal Judgment Rate Plan

FERC Section I.B

Floating Rate Notes Plan

FPA Section VI.B.3.a

Gen Section VI.A

Gen Assets Section VI.D.1

General Unsecured Claim Plan

GTrans Section VI.A

GTrans Assets Section VI.C.1

IBEW Section VI.K.3

Indenture Section XI.A.1

Intercompany Agreement Section VI.L.10

Interest Portion Section XI.A.3

Internal Restructurings Section VI.A

IRS Section XII.A

ISO Section III.B.1

ISO, PX and Generator Claim Plan

Issuer Section XI.A.1

IUSO Section VI.K.3

kV Section III.B.1

kVa Section III.B.1

Letter of Credit Backed PC Bonds Section XI.A.1

Letter of Credit Backed PC Bond Claim Plan

Letter of Credit Issuing Bank Section XI.A.3

Letter of Credit Bank Claim Plan

Letter of Credit Section XI.A.3

Loan Agreement Section XI.A.1

MBIA Section XI.A.4

MBIA Claim Plan

MBIA Insured PC Bonds Section XI.A.1

MBIA Insured PC Bond Claim Plan

MBIA Reimbursement Agreement Section XI.A.4

Medium Term Notes Plan

Moody's Section IV.B.4.a

Mortgage Backed PC Bonds Section XI.A.1

Mortgage Backed PC Bond Claim Plan

Mortgage Section XI.A.2

Mortgage Bonds Section XI.A.2

MW Section III.B.1

Newco Section VI.A

New Mortgage Bonds Plan

New Notes Section XII.C

NGA Section VI.C.3

NRC Section III.C

OID Section XII.B.2

Other Priority Claim Plan

Other Secured Claim Plan

Parent Section I

PC Allocable Share Section VI.L.8

PC Bond Documents Section XI.A.1

PC Bond Insurance Policy Section XI.A.4

PC Bonds Section XI.A.1

Petition Date Section I.B

Plan Section I

Plan Supplement Plan

Preferred Stock Plan

Preferred Stock Equity Interests Plan

Principal Portion Section XI.A.3

Prior Bonds Section XI.A.1

Prior Bond Claim Plan

Prior Letter of Credit Issuing Bank Section XI.A.5

Prior Letter of Credit Section XI.A.5

Prior Reimbursement Agreement Section XI.A.5

Priority Tax Claim Plan

Professional Compensation and Reimbursement Claims Plan

Projection Period Section VII.C.3

Proponents Section I

PUHCA Section VI.B.5.a

PX Section III.C

QFs Section III.B.1

QUIDS Claim Plan

Rate Recovery Litigation Section IV.B.3

Refunding Bonds Section VI.L.12

Reimbursement Agreement Section XI.A.3

Reimbursement Obligation Section XI.A.5

Reorganized Debtor Plan

Reorganized Debtor Spin-Off Section VI.A

Revolving Line of Credit Plan

Restructuring Transactions Section VI.A

Right Section VI.E.2

RSP Section IV.B.3.c

RTOs Section VI.B.3

SB 7X Section IV.B.5

S&P Section IV.B.4.a

Schedules Plan

SEC Section I

Secured Claims Relating to First and Refunding Mortgage Bonds Plan

Secured Claims Relating to Replaced First and Refunding

Mortgage Bonds Plan

Securities Section IX.A

Securities Act Section VI.E.2

Senior Notes Plan

Southern San Joaquin Valley Power Authority Bonds Plan

Stated Amount Section XI.A.3

Tax Code Section XII.A

TCBA Section IV.B.1.c

TIN Section XII.F

TRA Section IV.B.1.c

Treasury PC Bonds Section XI.A.1

Treasury PC Bond Claim Plan

Trusts Section VI.D.5.a

Turn Accounting Order Section V.B.11

TURN Section IV.B.3.a

Voting Deadline Section I.D.1

Voting Record Date Section I.

WSCC Section IV.B.8

EXHIBIT A

Plan of Reorganization
UNITED STATES BANKRUPTCY COURT NORTHERN DISTRICT OF CALIFORNIA, :	x
:
In re	:
	:	Chapter 11 Case No.
PACIFIC GAS AND ELECTRIC COMPANY,	:	01-30923-DM
:
Debtor.	:
x

PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR
PACIFIC GAS AND ELECTRIC COMPANY

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION OF TERMS 1

1.1. Definitions 1

1.2. Interpretation; Application of Definitions and Rules of Construction 20

ARTICLE II TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS, AND PRIORITY TAX CLAIMS 20

2.1. Administrative Expense Claims 20

2.2. Professional Compensation and Reimbursement Claims 20

2.3. Priority Tax Claims 21

ARTICLE III CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS 21

ARTICLE IV TREATMENT OF CLAIMS AND EQUITY INTERESTS 22

4.1. Payment of Interest 22

4.2. Timing of Payments and Distributions 23

4.3. Class 1 - Other Priority Claims 23

(a) Distributions 23

(b) Impairment and Voting 23

4.4. Class 2 - Other Secured Claims 23

(a) Distributions/Reinstatement of Claims 23

(b) Impairment and Voting 23

4.5. Class 3a - Secured Claims Relating to First and Refunding Mortgage Bonds 24

(a) Allowance 24

(b) Distributions 24

(c) Liens 24

(d) Impairment and Voting 24

4.6. Class 3b - Secured Claims Relating to Replaced First and Refunding Mortgage Bonds 24

(a) Allowance 24

(b) Distributions 24

(c) Liens 24

(d) Impairment and Voting 24

4.7. Class 4a - Mortgage Backed PC Bond Claims 24

(a) Allowance 24

(b) Distributions 25

(c) Impairment and Voting 25

4.8. Class 4b - MBIA Insured PC Bond Claims 25

(a) Allowance 25

(b) Distributions 26

(c) Impairment and Voting 26

4.9. Class 4c - MBIA Claims 26

(a) Allowance 26

(b) Distributions 26

(c) Impairment and Voting 27

4.10. Class 4d - Letter of Credit Backed PC Bond Claims 27

(a) Allowance 27

(b) Distributions 27

(c) Impairment and Voting 28

4.11. Class 4e - Letter of Credit Bank Claims 28

(a) Allowance 28

(b) Distributions 28

(c) Impairment and Voting 28

4.12. Class 4f - Prior Bond Claims 29

(a) Allowance 29

(b) Distributions 29

(c) Impairment and Voting 29

4.13. Class 4g - Treasury PC Bond Claims 29

(a) Allowance. 29

(b) Distributions 29

(c) Impairment and Voting 30

4.14. Class 5 - General Unsecured Claims 30

(a) Distributions 30

(b) Impairment and Voting 30

4.15. Class 6 - ISO, PX and Generator Claims 30

(a) Distributions 30

(b) Impairment and Voting 30

4.16. Class 7 - ESP Claims 31

(a) Distributions 31

(b) Impairment and Voting 31

4.17. Class 8a - Environmental and Tort Claims for Actual Damages 31

(a) Distributions 31

(b) Impairment and Voting 31

4.18. Class 8b - Environmental and Tort Claims for Punitive Damages 31

(a) Distributions 31

(b) Impairment and Voting 31

4.19. Class 9a - Chromium Litigation Claims for Actual Damages 31

(a) Distributions 31

(b) Impairment and Voting 32

4.20. Class 9b - Chromium Litigation Claims for Punitive Damages 32

(a) Distributions 32

(b) Impairment and Voting 32

4.21. Class 10 - Convenience Claims 32

(a) Distributions 32

(b) Impairment and Voting 32

4.22. Class 11 - QUIDS Claims 32

(a) Allowance 32

(b) Distributions 32

(c) Impairment and Voting 32

4.23. Class 12 - Preferred Stock Equity Interests 33

(a) Treatment 33

(b) Impairment and Voting 33

4.24. Class 13 - Common Stock Equity Interests 33

(a) Treatment 33

(b) Impairment and Voting 33

4.25. Allocation of Long-Term Notes, QUIDS Subordinated Long-Term Notes and Chromium Subordinated Long-Term Notes 33

4.26. Tax Treatment 34

ARTICLE V PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS AND CLAIMS 34

5.1. Voting of Claims 34

5.2. Elimination of Vacant Classes 34

5.3. Nonconsensual Confirmation 34

5.4. Method of Distributions Under the Plan 34

(a) Disbursing Agent 34

(b) Distributions to Holders as of the Distribution Record Date 34

(c) Distributions of Cash 35

(d) Timing of Distributions 35

(e) Allocation of Plan Distributions. 35

(f) Minimum Distributions 35

(g) Unclaimed Distributions 35

5.5. Objections to and Resolution of Administrative Expense Claims and Claims 35

5.6. Payment of the Trustees' Fees 36

5.7. Cancellation of Existing Securities and Agreements 36

ARTICLE VI EXECUTORY CONTRACTS AND UNEXPIRED LEASES 36

6.1. Assumption, Assignment and/or Rejection of Executory Contracts and Unexpired Leases 36

(a) Assumption of Executory Contracts and Unexpired Leases 36

(b) Assignment of Executory Contracts and Unexpired Leases 37

(c) Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusiveness 37

6.2. Insurance Policies 37

6.3. Approval of Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases 37

6.4. Cure of Defaults 38

6.5. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to, or Omitted from, the Plan 38

6.6. Assumed Indemnification Obligations 38

6.7. Compensation and Benefit Programs 38

6.8. Retiree Benefits 38

ARTICLE VII IMPLEMENTATION OF THE PLAN 39

7.1. Restructuring of the Electric Transmission Business 39

(a) ETrans Membership Interests 39

(b) Transfer of ETrans Assets 39

(c) Assumed ETrans Liabilities 39

(d) ETrans Long-Term Notes, ETrans QUIDS Subordinated Long-Term Notes and ETrans Chromium Subordinated Long-Term Notes 39

(e) New Money Notes 39

(f) Cash Consideration 39

(g) Continuing Services Agreement 40

(h) Service and Maintenance Agreement 40

(i) RTO 40

(j) Boards of Control 40

(k) Officers 40

(l) Regulatory Approvals 40

7.2. Restructuring of the Gas Transmission Business 41

(a) GTrans Membership Interests 41

(b) Transfer of GTrans Assets 41

(c) Assumed GTrans Liabilities 41

(d) GTrans Long-Term Notes, GTrans QUIDS Subordinated Long-Term Notes and GTrans Chromium Subordinated Long-Term Notes 41

(e) New Money Notes 41

(f) Cash Consideration 42

(g) Transmission and Storage Contract 42

(h) Boards of Control 42

(i) Officers 42

(j) Regulatory Approvals 42

7.3. Restructuring of the Electric Generation Business 43

(a) Gen's Membership Interests 43

(b) Transfer of Gen Assets 43

(c) Assumed Gen Liabilities 43

(d) Gen Long-Term Notes, Gen QUIDS Subordinated Long-Term Notes, and Gen Chromium Subordinated Long-Term Notes 43

(e) New Money Notes 43

(f) Cash Consideration 43

(g) Reorganized Debtor Power Purchase Agreement 43

(h) Boards of Control 44

(i) Officers 44

(j) Regulatory Approvals 44

7.4. Newco 45

(a) Issuance of Newco Common Stock 45

(b) Board of Directors 45

(c) Officers 45

7.5. Reorganized Debtor 45

(a) Surplus Property and Property Rights 45

(b) Dividend of Newco Common Stock to the Parent 45

(c) Chromium Subordinated Long-Term Notes 45

(d) New Money Notes 45

(e) Transfer of Long-Term Notes, QUIDS Subordinated Long-Term Notes and Chromium Subordinated Long-Term Notes to Holders of Allowed Claims 45

(f) NOP 46

(g) Retention and Transfer of Rate Recovery Litigation Claims 46

(h) BFM Contract Seizure Litigation 46

(i) Claims Against the State 46

(j) Separation and Support Services Agreements 47

(k) Board of Directors 47

(l) Officers 47

(m) Articles of Incorporation and Bylaws 47

(n) Reorganized Debtor Spin-Off 47

(o) Regulatory Issues 48

7.6. Parent 49

(a) Transfer of Parent Assets 49

(b) Assumed Parent Liabilities 49

(c) Parent Dividend 49

(d) Regulatory Approvals 49

7.7. Working Capital Facilities 49

7.8. Regulatory Issues 49

7.9. Issuance of New Securities 50

7.10. Additional Entities 50

ARTICLE VIII CONFIRMATION AND EFFECTIVENESS OF THE PLAN 51

8.1. Conditions Precedent to Confirmation 51

8.2. Conditions Precedent to Effectiveness 52

8.3. Effect of Failure of Conditions 52

8.4. Waiver of Conditions 52

ARTICLE IX EFFECT OF CONFIRMATION OF PLAN 53

9.1. Term of Bankruptcy Injunction or Stays 53

9.2. Revesting of Assets 53

9.3. Operations Following Effective Date 53

9.4. Claims Extinguished 53

9.5. Discharge of Debtor 53

9.6. Injunction 53

ARTICLE X RETENTION OF JURISDICTION 54

ARTICLE XI MISCELLANEOUS PROVISIONS 55

11.1. Effectuating Documents and Further Transactions 55

11.2. Assurances Regarding Debt Securities. 55

11.3. Corporate Action 55

11.4. Exemption from Transfer Taxes 56

11.5. Releases by Debtor. 56

11.6. Limited Release by Releasees 56

11.7. Exculpation 57

11.8. Termination of Committee 57

11.9. Fees and Expenses 57

11.10. Payment of Statutory Fees 58

11.11. Amendment or Modification of the Plan 58

11.12. Severability 58

11.13. Revocation or Withdrawal of the Plan 58

11.14. Binding Effect 58

11.15. Notices 58

11.16. Governing Law 60

11.17. Withholding and Reporting Requirements 60

11.18. Plan Supplement 60

11.19. Exhibits/Schedules 60

11.20. Filing of Additional Documents 60

PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR
PACIFIC GAS AND ELECTRIC COMPANY

Pacific Gas and Electric Company, a California corporation (the "Debtor"), together with the Debtor's parent company, PG&E Corporation, a California corporation (the "Parent"), jointly propose the following plan of reorganization for the Debtor under section 1121(a) of title 11 of the United States Code, as amended from time to time (the "Bankruptcy Code"):

  DEFINITIONS AND CONSTRUCTION OF TERMS

      Definitions. As used herein, the following terms have the respective meanings specified below:

      92A Bonds means those certain California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1992 Series A issued by the Issuer in the aggregate principal amount of $35,000,000.

      92B Bonds means those certain California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1992 Series B issued by the Issuer in the aggregate principal amount of $50,000,000.

      93A Bonds means those certain California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1993 Series A issued by the Issuer in the aggregate principal amount of $60,000,000.

      93B Bonds means those certain California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1993 Series B issued by the Issuer in the aggregate principal amount of $200,000,000.

      96B Bonds means those certain California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series B issued by the Issuer in the aggregate principal amount of $160,000,000.

      96C Bonds means those certain California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series C issued by the Issuer in the aggregate principal amount of $200,000,000.

      96D Bonds means those certain California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series D issued by the Issuer in the aggregate principal amount of $100,000,000.

      96E Bonds means those certain California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series E issued by the Issuer in the aggregate principal amount of $165,000,000.

      96F Bonds means those certain California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series F issued by the Issuer in the aggregate principal amount of $100,000,000.

      96G Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series G issued by the Issuer in the aggregate principal amount of $62,870,000.

      97A Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series A issued by the Issuer in the aggregate principal amount of $45,000,000.

      97B Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series B issued by the Issuer in the aggregate principal amount of $148,550,000.

      97C Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series C issued by the Issuer in the aggregate principal amount of $148,550,000.

      97D Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series D issued by the Issuer in the aggregate principal amount of $17,900,000.

      Administrative Expense Claims means any Claim constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, all actual and necessary costs and expenses of preserving the estate of the Debtor, all actual and necessary costs and expenses of operating the business of the Debtor-in-Possession, any indebtedness or obligations incurred or assumed by the Debtor-in-Possession in connection with the conduct of its business, all cure amounts owed in respect of leases and contracts assumed by the Debtor-in-Possession, all compensation and reimbursement expenses to the extent Allowed by the Bankruptcy Court under sections 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

      Affiliate has the meaning ascribed to such term in section 101(2) of the Bankruptcy Code.

      Allowed means, with reference to any Claim or Equity Interest, (a) any Claim against the Debtor which has been listed by the Debtor in its Schedules, as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim or objection to claim has been filed, (b) any Claim or Equity Interest allowed hereunder, (c) any Claim or Equity Interest which is not Disputed, (d) any Claim or Equity Interest that is compromised, settled or otherwise resolved pursuant to a Final Order of the Bankruptcy Court or under the Plan, or (e) any Claim or Equity Interest which, if Disputed, has been Allowed by Final Order; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim" or "Allowed Claim" shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Petition Date.

      Amended and Restated Credit Agreement means the Amended and Restated Credit Agreement among the Debtor, Bank of America et al., dated as of December 1, 1997, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Assumed Corporate Indemnities mean any obligation of the Debtor to defend, indemnify, reimburse or limit the liability of its present and any former officers, directors and/or employees who were officers, directors and/or employees, respectively, on or after the Petition Date, solely in their capacity as officers, directors and/or employees, against any claims or obligations pursuant to the Debtor's articles of incorporation or bylaws, applicable state law or specific agreement, or any combination of the foregoing.

      Assumed Indemnification Claims mean all Claims, if any, as to which the claimant asserts rights based only upon the Assumed Corporate Indemnities.

      Ballot means the form distributed to each holder of an impaired Claim or Equity Interest on which such holder shall indicate acceptance or rejection of the Plan.

      Bank means, with respect to each Reimbursement Agreement, those certain banking or other financial institutions that are signatories hereto (other than the Letter of Credit Issuing Bank) and their respective successors and assigns.

      Bankruptcy Code has the meaning set forth in the introduction to the Plan.

      Bankruptcy Court means the United States Bankruptcy Court for the Northern District of California having jurisdiction over the Chapter 11 Case and, to the extent of any reference under section 157 of title 28 of the United States Code, the unit of such District Court under section 151 of title 28 of the United States Code.

      Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Rules of the Bankruptcy Court.

      BFM means the block forward market administered by the PX.

      BFM Contract Seizure Litigation means the complaint against the State of California filed by the Debtor on July 16, 2001 in San Francisco Superior Court to recover the value of the seized BFM contracts.

      Bond Loan means, with respect to each series of PC Bonds, the loan of the proceeds from the sale of such series of PC Bonds made by the Issuer to the Debtor pursuant to the terms of the respective Loan Agreement.

      Bond Trustee means, with respect to each series of PC Bonds, Bankers Trust Company, a state banking corporation organized under the laws of the State of New York, as trustee under the Indenture pursuant to which such series of PC Bonds were issued, and its successors and assigns or any successor trustee under such Indenture appointed in accordance with the terms thereof.

      Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in San Francisco, California or New York, New York are required or authorized to close by law or executive order.

      Cash means legal tender of the United States of America.

      Cause of Action means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Case, including through the Effective Date.

      Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court on April 6, 2001 and filed under Chapter 11 Case No. 01-30928-DM.

      Chromium Litigation means the ten (10) civil actions pending in California courts relating to chromium contamination: (i) Aguayo v. Pacific Gas and Electric Company, filed March 15, 1995 in Los Angeles County Superior Court, (ii) Aguilar v. Pacific Gas and Electric Company, filed October 4, 1996 in Los Angeles County Superior Court, (iii) Acosta, et al. v. Betz Laboratories, Inc., et al., filed November 27, 1996 in Los Angeles County Superior Court, (iv) Adams v. Pacific Gas and Electric Company and Betz Chemical Company, filed on July 25, 2000 in Los Angeles Superior Court, (v) Baldonado vs. Pacific Gas and Electric Company, filed On October 25, 2000 in Los Angeles Superior Court, (vi) Gale v. Pacific Gas and Electric Company, filed on January 30, 2001 in Los Angeles Superior Court, (vii) Monice v. Pacific Gas & Electric Company, filed March 15, 2001, in San Bernardino County Superior Court, (viii) Puckett v. Pacific Gas & Electric Company, filed March 30, 2001, in Los Angeles Superior Court, (ix) Alderson, et al. v. PG&E Corporation, Pacific Gas and Electric Company, Betz Chemical Company, et al., filed April 11, 2001, in Los Angeles Superior Court and (x) Boyd, et al. v. Pacific Gas and Electric Company, et al., filed on May 2, 2001, in Los Angeles Superior Court.

      Chromium Litigation Claims for Actual Damages means all Claims arising from the Chromium Litigation that result in a final judgment from a court of competent jurisdiction or a binding award, agreement or settlement payable by the Debtor or the Reorganized Debtor for damages or other obligations other than punitive, exemplary or similar damages.

      Chromium Litigation Claims for Punitive Damages means all Claims arising from the Chromium Litigation that results in a final judgment from a court of competent jurisdiction or a binding award, agreement or settlement payable by the Debtor or the Reorganized Debtor for punitive, exemplary or similar damages, other than actual damages.

      Chromium Subordinated Long-Term Notes means, collectively, the ETrans Chromium Subordinated Long-Term Notes, the GTrans Chromium Subordinated Long-Term Notes, the Gen Chromium Subordinated Long-Term Notes and the Reorganized Debtor Chromium Subordinated Long-Term Notes.

      Claim has the meaning set forth in section 101 of the Bankruptcy Code.

      Claims Against the State means claims and actions against the State of California resulting from actions of the State of California and the CPUC relating to the recovery of transition costs and the filings to timely conclude that the conditions for ending the rate freeze had been satisfied.

      Class means a category of holders of Claims or Equity Interests as set forth in Articles III and IV of the Plan.

      Clerk means the clerk of the Bankruptcy Court.

      Collateral means any property or interest in property of the estate of the Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

      Commercial Paper means short-term promissory notes bearing various interest rates based on the three month London Inter Bank Offered Rate of the Debtor issued under commercial paper dealer agreements between the Debtor and (i) Goldman Sachs & Co. dated May 30, 1997, (ii) Bank of America National Trust and Savings Association dated February 7, 1985, (iii) Salomon Smith Barney, Inc. dated November 10, 2000 and (iv) Merrill Lynch, Pierce Fenner & Smith (oral agreement).

      Commercial Paper Claim means any Claim arising from Commercial Paper.

      Committee means the official Committee of Unsecured Creditors appointed in the Chapter 11 Case by the United States Trustee pursuant to section 1102 of the Bankruptcy Code. The Committee is comprised of Enron Corp., Dynegy Power Marketing, Inc., P-E Berkeley, Inc., GWF Power Systems, L.P., Bank of America, N.A., Morgan Guaranty, Merrill Lynch, Davey Tree Expert Co., the City of Palo Alto, California, the State of Tennessee and Pacific Investment Management Company LLC.

      Common Stock means shares of the Debtor's common stock, par value $5.00 per share.

      Common Stock Equity Interests means any claim relating to the three hundred eighty seven million, one hundred thirty five thousand, two hundred forty two (387,135,242) issued and outstanding shares of Common Stock, each of which shares is held directly or indirectly by the Parent.

      Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

      Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

      Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

      Convenience Claims means any Claim of a vendor, supplier or service provider against the Debtor (a) in the amount of $100,000 or less or (b) consenually reduced to $100,000 or less.

      Creditors means holders of Allowed Claims to be satisfied pursuant to Article IV of the Plan.

      CPUC means the California Public Utilities Commission.

      CPU Code means the California Public Utilities Code.

      Debtor has the meaning set forth in the introduction to the Plan.

      Debtor-in-Possession means the Debtor in its capacity as debtor-in-possession in the Chapter 11 Case pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

      Debtor's Articles of Incorporation means the Restated Articles of Incorporation of the Debtor, effective as of May 6, 1998.

      Debtor's Bylaws means the Bylaws of the Debtor, as amended as of February 21, 2001.

      Diablo Canyon means Diablo Canyon Power Plant.

      Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 5.4 of the Plan.

      Disclosure Statement means the Disclosure Statement for the Plan of Reorganization under Chapter 11 of the Bankruptcy Code for the Proponents, dated September 20, 2001, including, without limitation, all exhibits and schedules thereto, as approved on , 2001 by the Bankruptcy Court pursuant the Disclosure Statement Order.

      Disclosure Statement Order means the Order of the Bankruptcy Court issued pursuant to section 1125 of the Bankruptcy Code approving, among other things, the Disclosure Statement, setting dates for the confirmation hearing and for filing objections to the Plan, and establishing procedures for the solicitation and tabulation of votes to accept or reject the Plan.

      Disputed Claim means, with reference to any Claim, proof of which was timely and properly filed, and in such case, or in the case of an Administrative Expense Claim, any Administrative Expense Claim or Claim which is disputed under the Plan or as to which the Debtor has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim proof of which was required to be filed by order of the Bankruptcy Court, but as to which a proof of claim was not timely or properly filed. A Claim that is Disputed by the Debtor as to its amount only shall be deemed Allowed in the amount the Debtor admits owing, if any, and Disputed as to the excess.

      Disputed Claim Amount means the amount set forth in the proof of claim relating to a Disputed Claim or, if an amount is estimated in respect of a Disputed Claim in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, the amount so estimated pursuant to an order of the Bankruptcy Court.

      Distribution Record Date means days prior to the Effective Date, as set forth in the Disclosure Statement Order.

      DWR means the California Department of Water Resources.

      DWR Claims means any Claim arising from the DWR Comprehensive Agreement maturing in 2001 through 2008.

      DWR Comprehensive Agreement means the Agreement between the Debtor and the DWR effective April 22, 1982 relating to the terms of certain transmission services provided to the DWR, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Effective Date means thirty (30) days after the later of (a) the date on which the Confirmation Order is signed and (b) the date on which the conditions specified in Section 8.2 of the Plan have been satisfied or waived by the Proponents.

      Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

      Environmental and Tort Claims for Actual Damages means all Claims arising from (x) environmental cleanup or similar obligations resulting from the pollution or contamination of property as a result of the Debtor's former or current operations and (y) personal injury, property damage, products liability, discrimination, employment or other similar litigation, other than the Chromium Litigation, against the Debtor that result in a final judgment from a court of competent jurisdiction or a binding award, agreement or settlement payable by the Debtor or the Reorganized Debtor for damages or other obligations other than punitive, exemplary or similar damages.

      Environmental and Tort Claims for Punitive Damages means all Claims arising from (x) environmental cleanup or similar obligations resulting from the pollution or contamination of property as a result of the Debtor's former or current operations and (y) personal injury, property damage, products liability, discrimination, employment or other similar litigation, other than the Chromium Litigation, against the Debtor that result in a final judgment from a court of competent jurisdiction or a binding award, agreement or settlement payable by the Debtor or the Reorganized Debtor for punitive, exemplary or similar damages other than actual damages.

      Equity Interest means any share of Common Stock, Preferred Stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

      ERISA means the Employee Retirement Income Security Act of 1974, as amended.

      ESP means energy service provider.

      ESP Claims means any Claim arising from PX energy credits payable by the Debtor to ESPs.

      ETrans means ETrans, LLC, a California limited liability company and a wholly-owned subsidiary of Newco.

      ETrans Assets has the meaning set forth in Section 7.1(b) of the Plan.

      ETrans Business means the Debtor's current electric transmission business.

      ETrans Chromium Subordinated Long-Term Notes means the subordinated long-term debt securities to be issued by ETrans, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      ETrans Liabilities has the meaning set forth in Section 7.1(c) of the Plan.

      ETrans Long-Term Notes means the long-term debt securities to be issued by ETrans, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      ETrans Membership Interests has the meaning set forth in Section 7.1(a) of the Plan.

      ETrans New Money Notes has the meaning set forth in Section 7.1(e) of the Plan.

      ETrans QUIDS Subordinated Long-Term Notes means the subordinated long-term debt securities to be issued by ETrans, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      Exchange Act means the Securities Exchange Act of 1934, as amended.

      Federal Judgment Rate means the monthly average of the one year constant maturity Treasury yield (as provided for in section 1961 of title 28 of the United States Code, as amended), calculated as of the last day of each relevant month.

      FPA means the Federal Power Act of 1920, as amended.

      Fed. Rules Civ. Pro. means the Federal Rules of Civil Procedure.

      FERC means the Federal Energy Regulatory Commission.

      Filing Date means September 20, 2001.

      Final Order means an order of the Bankruptcy Court, or any other court of competent jurisdiction, as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Fed. Rules Civ. Pro., or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not prevent such order from being a Final Order.

      First and Refunding Mortgage Bonds means (i) 7.875% First and Refunding Mortgage Bonds Series 92A due March 1, 2002, (ii) 6.250% First and Refunding Mortgage Bonds Series 93C due August 1, 2003, (iii) 6.25% First and Refunding Mortgage Bonds Series 93G due March 1, 2004, (iv) 5.875% First and Refunding Mortgage Bonds Series 93E due October 1, 2005, (v) First and Refunding Mortgage Bonds Series 81B due August 1, 2011, (vi) First and Refunding Mortgage Bonds Series 91A due May 1, 2024, (vii) 8.375% First and Refunding Mortgage Bonds Series 92B due May 1, 2025, (viii) 8.25% First and Refunding Mortgage Bonds Series 92D due November 1, 2022, (ix) 7.25% First and Refunding Mortgage Bonds Series 93A due March 1, 2026, (x) 7.25% First and Refunding Mortgage Bonds Series 93D due August 1, 2026, (xi) 6.75% First and Refunding Mortgage Bonds Series 93F due October 1, 2023, and (xii) 7.05% First and Refunding Mortgage Bonds Series 93H due March 1, 2024, issued by the Debtor under the Mortgage.

      Floating Rate Note Claims means any Claim arising from the Floating Rate Notes.

      Floating Rate Notes means the Floating Rate Notes due October 31, 2001 issued by the Debtor under an indenture dated as of September 1, 1987 under which The Bank of New York was the indenture trustee on the Petition Date, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Gen means Gen, LLC, a California limited liability company and a wholly-owned subsidiary of Newco.

      Gen Assets has the meaning set forth in Section 7.3(b) of the Plan.

      Gen Business means the Debtor's current electricity generation business.

      Gen Chromium Subordinated Long-Term Notes means the subordinated long-term debt securities to be issued by Gen, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      General Unsecured Claim means any Claim, including, but not limited to, (a) Revolving Line of Credit Claims, (b) Medium Term Notes Claims, (c) Senior Note Claims, (d) Floating Rate Note Claims, (e) DWR Claims, (f) Southern San Joaquin Valley Power Authority Bond Claims, (g) Claims arising from the rejection of leases of nonresidential real property and executory contracts, (h) Claims relating to pre-petition litigation against the Debtor other than Environmental and Tort Claims for Actual Damages, Environmental and Tort Claims for Punitive Damages, Chromium Litigation Claims for Actual Damages or Chromium Litigation Claims for Punitive Damages, (i) Claims of the Debtor's vendors, suppliers and service providers, (j) Claims relating to intercompany obligations and (k) Commercial Paper Claims; provided, however that General Unsecured Claims will not include any unsecured Claims included in any other class.

      Gen Liabilities has the meaning set forth in Section 7.3(c) of the Plan.

      Gen Long-Term Notes means the long-term debt securities to be issued by Gen, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      Gen Membership Interests has the meaning set forth in Section 7.3(a) of the Plan.

      Gen New Money Notes has the meaning set forth in Section 7.3(e) of the Plan.

      Gen QUIDS Subordinated Long-Term Notes means the subordinated long-term debt securities to be issued by Gen, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      Governmental Entity means any federal, state or local governmental authority or regulatory agency, authority, commission or instrumentality thereof.

      GTrans means GTrans, LLC, a California limited liability company and a wholly-owned subsidiary of Newco.

      GTrans Assets has the meaning set forth in Section 7.2(b) of the Plan.

      GTrans Business means the Debtor's current interstate gas transmission business.

      GTrans Chromium Subordinated Long-Term Notes means the subordinated long-term debt securities to be issued by GTrans, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      GTrans Liabilities has the meaning set forth in Section 7.2(c) of the Plan.

      GTrans Long-Term Notes means the long-term debt securities to be issued by GTrans, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      GTrans Membership Interests has the meaning set forth in Section 7.2(a) of the Plan.

      GTrans New Money Notes has the meaning set forth in Section 7.2(e) of the Plan.

      GTrans QUIDS Subordinated Long-Term Notes means the subordinated long-term debt securities to be issued by GTrans, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      HSR means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      Humboldt Bay means Unit 3 of the Humboldt Bay Power Plant.

      Impaired means any Class of Claims or Equity Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

      Indenture means, with respect to each series of PC Bonds, that certain indenture of trust between the Issuer and the Bond Trustee pursuant to which such series of PC Bonds were issued, as originally executed, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Intercompany Agreement has the meaning set forth in Section 4.10(b)(ii) of the Plan.

      Internal Restructuring means the transactions set forth in Sections 7.1 through 7.4, Sections 7.5(a) through 0, and Section 7.6 of the Plan.

      IRS means the United States Internal Revenue Service.

      Issuer means the California Pollution Control Financing Authority, a public instrumentality and political subdivision of the State of California, organized and existing under the California Pollution Control Financing Authority Act, being Division 27 (commencing at Section 44500) of the California Health and Safety Code, as supplemented and amended.

      ISO means the California Independent System Operator.

      ISO, PX and Generator Claims mean any Claim arising from amounts due to the ISO, PX and various power generators based on purchases of electricity or ancillary services by the Debtor in markets operated by the PX and the ISO.

      Issuance Date has the meaning set forth in Section 11.2(a) of the Plan.

      Letter of Credit means, with respect to each series of Letter of Credit Backed PC Bonds, that certain irrevocable direct pay letter of credit issued by the Letter of Credit Issuing Bank for the account of the Debtor to the Bond Trustee and delivered to the Bond Trustee in accordance with the terms of the respective Indenture, securing, among other things, the payment of the principal of, and interest on, the respective series of Letter of Credit Backed PC Bonds, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Letter of Credit Backed PC Bond Claims means all Claims of the Issuer, Bond Trustee and the holders of Letter of Credit Backed PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Letter of Credit Backed PC Bonds.

      Letter of Credit Backed PC Bonds means collectively, any series of 96C Bonds, 96E Bonds, 96F Bonds and/or 97B Bonds that are outstanding as of the Voting Record Date or the Effective Date, as applicable.

      Letter of Credit Issuing Bank means, with respect to each series of Letter of Credit Backed PC Bonds, the issuer of the Letter of Credit.

      Letter of Credit Bank Claims means Claims relating to (a) the contingent Claims of each Letter of Credit Issuing Bank and the applicable Banks, if any, with respect to payments which may become due by the Debtor under their respective Reimbursement Agreements with the Debtor in an amount equal to the outstanding Stated Amount of each of the Letters of Credit, and (b) the Claims of the Letter of Credit Issuing Banks and the applicable Banks, if any, for any and all accrued and unpaid amounts due by the Debtor under their respective Reimbursement Agreements, including amounts due as reimbursement of amounts paid by each Letter of Credit Issuing Bank under its respective Letter of Credit to the Bond Trustee for the payment of interest on the related series of Letter of Credit Backed PC Bonds.

      Lien has the meaning set forth in section 101 of the Bankruptcy Code.

      Loan Agreement means, with respect to each series of PC Bonds, that certain loan agreement by and between the Issuer and the Debtor with respect to such series of PC Bonds, as originally executed, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Long-Term Notes means, collectively, the ETrans Long-Term Notes, the GTrans Long-Term Notes and the Gen Long-Term Notes.

      Master Separation Agreement has the meaning set forth in Section 7.6(c) of the Plan.

      MBIA means MBIA Insurance Corporation.

      MBIA Claims means any Claims relating to (a) the contingent Claims of MBIA with respect to payments which may become due by the Debtor under the terms of the MBIA Reimbursement Agreement as reimbursement for payments made by MBIA under the PC Bond Insurance Policy, and (b) the Claims of MBIA for any and all accrued and unpaid amounts due by the Debtor under the MBIA Reimbursement Agreement, including any and all amounts due by the Debtor as reimbursement of amounts paid by MBIA under the PC Bond Insurance Policy to the Bond Trustee for the payment of interest on the MBIA Insured PC Bonds.

      MBIA Insured PC Bond Claims means any Claims of the Issuer, Bond Trustee and the holders of the MBIA Insured PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of MBIA Insured PC Bonds.

      MBIA Insured PC Bonds means those certain California Pollution Control Financing Authority, Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1996 Series A issued by the Issuer in the aggregate principal amount of $200,000,000.

      MBIA Reimbursement Agreement means that certain Reimbursement and Indemnity Agreement, dated as of May 1, 2000, by and between the Debtor and MBIA, pursuant to which MBIA has issued the PC Bond Insurance Policy, together with all amendments, modifications, and renewals thereof.

      Medium Term Note Claims means any Claim arising from the Medium Term Notes.

      Medium Term Notes means those certain notes bearing various interest rates from 5.810% to 8.450% due through October 7, 2013 issued by the Debtor other than the Senior Notes and the Floating Rate Notes issued by the Debtor under an indenture dated as of September, 1987, as amended, under which the Bank of New York was the indenture trustee on the Petition Date.

      Membership Interests means, collectively, the ETrans Membership Interests, the GTrans Membership Interests and the Gen Membership Interests.

      Moody's means Moody's Investor Services or its successor.

      Mortgage means that certain First and Refunding Mortgage dated December 1, 1920, made by the Debtor, under which BNY Western Trust Company was trustee on the Petition Date, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Mortgage Backed PC Bonds means collectively, the 92A Bonds, the 92 B Bonds, the 93A Bonds and the 93B Bonds.

      Mortgage Backed PC Bond Claims means any Claim of the Issuer, Bond Trustee and the holders of the Mortgage Backed PC Bonds for all amounts due and owing by the Debtor under the Loan Agreement and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Mortgage Backed PC Bonds.

      Mortgage Bonds means, with respect to each series of Mortgage Backed PC Bonds, those certain first and refunding mortgage bonds made by the Debtor in favor of the Bond Trustee pursuant to and secured by the Mortgage, in an aggregate principal amount equal to the related series of Mortgage Backed PC Bonds.

      Newco means Newco, Inc., a California corporation and initially a wholly-owned subsidiary of the Debtor.

      Newco Common Stock has the meaning set forth in Section 7.4(a) of the Plan.

      New Money Notes means, collectively, the ETrans New Money Notes, the GTrans New Money Notes, the Gen New Money Notes and the Reorganized Debtor New Money Notes.

      New Mortgage Bonds means mortgage bond to be issued by the Reorganized Debtor, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      NGA means the Natural Gas Policy Act of 1978.

      NOP or Net Open Position means the Debtor's customer electricity load requirements that are not met by (a) the DWR's long-term contracts or (b) the Reorganized Debtor's generating facilities or other long-term contracts with QFs and other providers existing as of the Effective Date.

      NRC means the U.S. Nuclear Regulatory Commission.

      NYSE means the New York Stock Exchange.

      Other Priority Claims means any Claim, other than an Administrative Expense Claims or a Priority Tax Claims, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

      Other Secured Claims means, among other Claims, Claims relating to mechanics' and materialmen's liens and secured tax Claims, as well as Secured Claims other than those Secured Claims in Class 3a, Class 3b or Class 4a.

      PC Allocable Share means, with respect to each series of PC Bonds, that portion of the Debtor's payment obligations arising under the related PC Bond Documents to be allocated to each of ETrans, GTrans, Gen and the Reorganized Debtor, which shall be approximately as follows: (a) ETrans: twenty six percent (26%); (b) GTrans: seventeen percent (17%); (c) Gen: fourteen percent (14%); and (d) Reorganized Debtor: forty three percent (43%).

      PC Bond Documents means, with respect to each series of PC Bonds, the Loan Agreement, Indenture, and all of the other documents, instruments, agreements and certificates evidencing, securing, governing or otherwise pertaining to the respective Bond Loan or the respective series of PC Bonds or otherwise executed and delivered by or on behalf of the Debtor in connection with any of the foregoing, together with all amendments, modifications, renewals, substitutions and replacements of or to any of the foregoing.

      PC Bond Insurance Policy means that certain Financial Guaranty Insurance Policy issued by MBIA with respect to the MBIA Insured PC Bonds, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      PC Bonds means collectively, the Letter of Credit Backed PC Bonds, the MBIA Insured Bonds, the Mortgage Backed PC Bonds, the Prior Bonds and the Treasury Bonds.

      Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

      Petition Date means April 6, 2001, the date on which the Debtor commenced the Chapter 11 Case.

      Parent and PG&E Corporation has the meaning set forth in the introduction to the Plan.

      Parent Assets has the meaning set forth in Section 7.6(a) of the Plan.

      Parent Liabilities has the meaning set forth in Section 7.6(b) of the Plan.

      Plan means this Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company proposed by the Proponents, dated September 20, 2001, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

      Plan Supplement means the documents, schedules and other instruments to be filed with the Bankruptcy Court in accordance with Section 11.18 of the Plan.

      Preferred Stock means the issued and outstanding shares of the Debtor's First Preferred Stock, par value $25.00 per share, and the Debtor's $100 First Preferred Stock, par value $100.00 per share. The Debtor's First Preferred Stock includes: (a) 6% First Preferred Stock, (b) 5 1/2% First Preferred Stock, (c) 5% First Preferred Stock, (d) 5% Redeemable First Preferred, (e) 5% Redeemable Series A, (f) 4.80% Redeemable First Preferred, (g) 4.50% Redeemable First Preferred, (h) 4.36% Redeemable First Preferred, (i) 6.57% Redeemable First Preferred, (j) 7.04% Redeemable First Preferred, and (k) 6.30% Redeemable First Preferred.

      Preferred Stock Equity Interests means any Claim relating to the Debtor's Preferred Stock.

      Prior Bond Claims means any Claims of the Prior Letter of Credit Issuing Banks for any and all accrued and unpaid amounts due by the Debtor under their respective Prior Reimbursement Agreements, including amounts due as reimbursement of amounts paid by each Prior Letter of Credit Issuing Banks under its respective Prior Letter of Credit to the Bond Trustee for the payment of the redemption price of the related series of Prior Bonds.

      Prior Bonds means collectively, the 96B Bonds, the 96D Bonds, the 97A Bonds and the 97C Bonds, together with any series of 96C Bonds, 96E Bonds, 96F Bonds and/or 97B Bonds that have been redeemed in whole, but not in part, as of the Voting Record Date or the Effective Date, as applicable.

      Prior Letter of Credit means, with respect to each series of Prior Bonds, that certain irrevocable direct pay letter of credit issued by the Prior Letter of Credit Issuing Bank for the account of the Debtor to the Bond Trustee and delivered to the Bond Trustee in accordance with the terms of the respective Indenture which secured, among other things, the payment of the principal of, and interest on, the respective series of Prior Bonds, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Prior Letter of Credit Issuing Bank means, with respect to each series of Prior Bonds, the issuer of the Prior Letter of Credit.

      Prior Reimbursement Agreement means, with respect to each series of Prior Bonds, that certain reimbursement or other agreement between the Debtor and the Prior Letter of Credit Issuing Bank providing, among other things, for the issuance of the related Prior Letter of Credit and the reimbursement of the Prior Letter of Credit Issuing Bank for draws made thereunder, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Priority Tax Claim means any Claim for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

      Professional Compensation and Reimbursement Claims means Administrative Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code.

      Proponents means the Debtor and the Parent.

      PUHCA means the Public Utility Holding Company Act of 1935, as amended.

      PX means the California Power Exchange.

      QFs means qualifying facilities.

      QUIDS means the 7.90% Deferrable Interest Subordinated Debentures, Series A, Due December 31, 2025 issued by the Debtor under the QUIDS Indenture, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      QUIDS Claims means all Claims arising from the QUIDS.

      QUIDS Indenture means the Indenture dated as of November 28, 1995 and issued by the Debtor to the First National Bank of Chicago, as trustee, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      QUIDS Subordinated Long-Term Notes means, collectively, the ETrans QUIDS Subordinated Long-Term Notes, the GTrans QUIDS Subordinated Long-Term Notes and the Gen QUIDS Subordinated Long-Term Notes

      Rate Recovery has the meaning set fort in Section 7.5(g) of the Plan.

      Rate Recovery Litigation means Pacific Gas and Electric Co. v. Loretta Lynch, et al., case no. C-00-4128-SBA in the United States District Court for the Northern District of California, or any subsequent lawsuit raising the same claims.

      Refunding Bonds means, with respect to each series of Prior Bonds, a new series of revenue bonds to be issued by the Issuer (or other authorized governmental entity) for the benefit of the Reorganized Debtor, the proceeds of the sale of which shall be loaned by the Issuer to the Reorganized Debtor for the purpose of paying the principal portion of the redemption price of such series of Prior Bonds by repaying the related Reimbursement Obligation.

      Reimbursement Agreement means, with respect to each series of Letter of Credit Backed PC Bonds, that certain reimbursement or other agreement between the Debtor and the Letter of Credit Issuing Bank and certain other Banks, if any, that are signatories thereto providing, among other things, for the issuance of the related Letter of Credit and the reimbursement of the Letter of Credit Issuing Bank and certain other Banks, if any, that are signatories thereto for draws made under such Letter of Credit, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Reimbursement Obligation means, with respect to each series of Prior Bonds, that portion of the reimbursement obligation of the Debtor under the Prior Reimbursement Agreement arising with respect to the portion of the final drawing made under the related Prior Letter of Credit for the payment of the principal portion of the redemption price of the related series of Prior Bonds.

      Releasees means (i) all present and former officers and directors of the Debtor and the Parent who were directors and/or officers, respectively, on or after the Petition Date; (ii) any other Persons who serve or served as members of management of the Debtor or the Parent on or after the Petition Date; (iii) all present and former members of the Committee; (iv) all present and former officers and directors and other Persons who serve or served as members of the management of any present or former member of the Committee; and (v) all advisors, consultants or professionals of or to the Debtor and the Parent, the Committee and the members of the Committee.

      Reorganized Debtor means the Debtor, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date, other than Newco, ETrans, GTrans or Gen or their respective subsidiaries or affiliates.

      Reorganized Debtor Chromium Subordinated Long-Term Notes means the subordinated long-term debt securities to be issued by the Reorganized Debtor, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      Reorganized Debtor New Money Notes means long-term debt securities to be issued by the Reorganized Debtor, the terms of which are set forth on the Summary of Terms of Long-Term Debt.

      Reorganized Debtor Power Purchase Agreement has the meaning set forth in Section 7.3(g) of the Plan.

      Reorganized Debtor Spin-Off has the meaning set forth in Section 7.6(c) of the Plan.

      Restructuring Transactions means the transactions set forth in Article VII of the Plan.

      Revolving Line of Credit means the Amended and Restated Credit Agreement dated as of December 1, 1997, as amended, as to which Bank of America National Trust and Savings Association was the Administrative Agent on the Petition Date, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Revolving Line of Credit Claim means any Claim arising from the Revolving Line of Credit.

      RTO means Regional Transmission Organization.

      Schedules means (i) the schedule of assets and liabilities, (ii) the list of holders of Equity Interests, (iii) the statement of financial affairs filed by the Debtor under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and (iv) all amendments and modifications thereto through and including the date by which objections to Claims must be filed with the Bankruptcy Court pursuant to Section 11.11 hereto.

      SEC means the United States Securities and Exchange Commission.

      Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

      Secured Claims Relating to First and Refunding Mortgage Bonds means any Claim arising from the First and Refunding Mortgage Bonds.

      Secured Claims Relating to Replaced First and Refunding Mortgage Bonds means any Claim arising from Secured Claims against the Debtor evidenced by the Mortgage Bonds that secure the Mortgage Backed PC Bond Claims.

      Securities Act means the Securities Act of 1933, as amended.

      Senior Note Claims means all Claims arising from the Senior Notes.

      Senior Notes means the 7.375% Senior Notes due November 1, 2005 issued by the Debtor under an indenture dated September 1, 1987 as amended under which The Bank of New York was the indenture trustee on the Petition Date, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Southern San Joaquin Valley Power Authority Agreement means the Agreement between the Debtor and the Southern San Joaquin Valley Power Authority dated as of July 1, 1997 and related Indenture of Trust dated as of November 1, 1991 between the Southern San Joaquin Valley Power Authority and Bank of America National Trust and Savings Association as Trustee in respect of amounts payable on certain bonds issued by Southern San Joaquin Power Authority maturing in 2001 through January 1, 2013, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Southern San Joaquin Valley Power Authority Bond Claims means any Claim arising from the Southern San Joaquin Valley Power Authority Agreement.

      S&P means Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc., or its successor.

      Stated Amount means, with respect to each Letter of Credit, the aggregate amount available to be drawn thereunder, from time to time, in accordance with the terms thereof.

      Summary of Terms of Long-Term Debt means the summary of terms of the long-term debt securities to be issued by each of ETrans, GTrans, Gen and the Reorganized Debtor as set forth on Exhibit 1 to the Plan.

      Transmission Control Agreement means the Transmission Control Agreement dated March 31, 1998, per the order in California Independent System Operator Cooperation, 82 FERC Paragraph 61,235 (1998), together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Transmission and Storage Contract has the meaning set forth in Section 7.2(g) of the Plan.

      Treasury PC Bond Claims means the Claims of the Issuer, Bond Trustee and the holders of Treasury PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Treasury PC Bonds.

      Treasury PC Bonds means, collectively, the 96G Bonds and the 97D Bonds.

      Trusts means trusts created to cover costs associated with the decommissioning of Diablo Canyon and Humboldt Bay, consisting of a CPUC jurisdictional "qualified" trust covering both facilities, a CPUC jurisdictional "non-qualified" trust covering Humboldt Bay, and a FERC jurisdictional "qualified" trust covering both facilities.

      Unimpaired means any Class of Claims or Equity Interests which is not Impaired.

      Voting Record Date means , 20 , as set forth in the Disclosure Statement Order.

      WAPA means the Western Area Power Administration, U.S. Department of Energy.

      Western RTO means a single RTO which encompasses most of the Western United States, including California, and potentially Canadian provinces, that are interconnected in the region encompassed by the Western Systems Coordinating Council.

      Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

  TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS, AND PRIORITY TAX CLAIMS

      Administrative Expense Claims. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor-in-Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor-in-Possession shall be paid in full and performed by the Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

      Professional Compensation and Reimbursement Claims. The holders of Professional Compensation and Reimbursement Claims shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date that is ninety (90) days after the Effective Date, or such other date as may be fixed by the Bankruptcy Court. If granted such an award by the Bankruptcy Court, such award shall be paid in full in such amounts as are Allowed by the Bankruptcy Court either (a) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim, or as soon thereafter as is practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Compensation and Reimbursement Claim and the Debtor.

      Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, at the sole option of the Debtor, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

  Claims and Equity Interests other than Administrative Expense Claims, Professional and Reimbursement Claims and Priority Tax Claims are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:
Class	Claim / Interest	Status
--	Administrative Expense Claims	Unimpaired
--	Professional Compensation and Reimbursement Claims	Unimpaired
--	Priority Tax Claims	Unimpaired
1	Other Priority Claims	Unimpaired
2	Other Secured Claims	Unimpaired
3a	Secured Claims Relating to First and Refunding Mortgage Bonds	Impaired
3b	Secured Claims Relating to Replaced First and Refunding Mortgage Bonds	Impaired
4a	Mortgage Backed PC Bond Claims	Impaired
4b	MBIA Insured PC Bond Claims	Impaired
4c	MBIA Claims	Impaired
4d	Letter of Credit Backed PC Bond Claims	Impaired
4e	Letter of Credit Bank Claims	Impaired
4f	Prior Bond Claims	Impaired
4g	Treasury PC Bond Claims	Unimpaired
5	General Unsecured Claims	Impaired
6	ISO, PX and Generator Claims	Impaired
7	ESP Claims	Impaired
8a	Environmental and Tort Claims for Actual Damages	Unimpaired
8b	Environmental and Tort Claims for Punitive Damages	Unimpaired
9a	Chromium Litigation Claims for Actual Damages	Impaired
9b	Chromium Litigation Claims for Punitive Damages	Impaired
10	Convenience Claims	Unimpaired
11	QUIDS Claims	Impaired
12	Preferred Stock Equity Interests	Impaired
13	Common Stock Equity Interests	Impaired

  TREATMENT OF CLAIMS AND EQUITY INTERESTS

      Payment of Interest. Allowed Claims shall include amounts owed with respect to the period prior to the Petition Date and applicable interest accrued during such period. Holders of Allowed Claims shall also be paid in Cash any accrued and unpaid interest due on the principal amount of such Allowed Claims through the Effective Date. Except as otherwise provided herein, any interest payable under this Section 4.1 shall be calculated at the lowest non-default rate specified in the applicable indenture or instrument governing such Allowed Claim. If no such instrument exists, or if the applicable instrument does not specify a non-default rate of interest, interest shall be paid on the principal amount of such Allowed Claim at the Federal Judgment Rate.

      Timing of Payments and Distributions.

        Each of the distributions specified in this Article IV with respect to accrued pre-petition and post-petition interest on all Allowed General Unsecured Claims, Allowed ISO, PX and Generator Claims and Allowed ESP Claims accrued through the Confirmation Date shall be paid within ten (10) days of the Confirmation Date, or as soon thereafter as practicable. From the Confirmation Date through the earlier of (i) certain events affecting the Plan and (ii) the Effective Date, each of the distributions specified in this Article IV with respect to interest on all Allowed General Unsecured Claims, Allowed ISO, PX and Generator Claims and Allowed ESP Claims accrued after the Confirmation Date shall be paid in arrears on a quarterly basis; provided, however, the amounts paid pursuant to this Section 4.2(a) on account of post-petition interest may be re-characterized, in the sole discretion of the Proponents, in the event certain events occur.

        Except as set forth in Section 4.2(a) above and except to the extent a holder of an Allowed Claim or Equity Interest as of the Distribution Record Date has otherwise been paid all or a portion of such holders Allowed Claim or Equity Interest prior to the Effective Date, each of the distributions specified in this Article IV with respect to each Allowed Claim or Equity Interest shall (i) occur on the later of the Effective Date, the date such Allowed Claim or Equity Interest becomes an Allowed Claim or Equity Interest or as soon thereafter as is practicable, and (ii) be in full and complete settlement, satisfaction and discharge of such Allowed Claim or Equity Interest.

      Class 1 - Other Priority Claims.

        Distributions. Each holder of an Allowed Other Priority Claim, if any exist, shall be paid in full, in Cash, on the later of Effective Date and the date its Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

        Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      Class 2 - Other Secured Claims.

        Distributions/Reinstatement of Claims. Each holder of an Allowed Other Secured Claim shall, at the option of the Debtor, (i) be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code or (ii) receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secure Claim, or as soon thereafter as is practicable.

        Impairment and Voting. Class 2 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      Class 3a - Secured Claims Relating to First and Refunding Mortgage Bonds.

        Allowance. The Secured Claims Relating to First and Refunding Mortgage Bonds shall be deemed Allowed Secured Claims Relating to First and Refunding Mortgage Bonds in the amounts set forth in Schedule 4.5 to the Plan Supplement.

        Distributions. Each holder of an Allowed Secured Claim Relating to First and Refunding Mortgage Bonds shall receive Cash in an amount equal to one hundred percent (100%) of such Allowed Claim. Allowed Secured Claims Relating to First and Refunding Mortgage Bonds shall not include any prepayment or other penalties associated with the repayment of First and Refunding Mortgage Bonds.

        Liens. All existing liens securing the Allowed Secured Claims Relating to First and Refunding Mortgage Bonds shall be extinguished as of the Effective Date.

        Impairment and Voting. Class 3a is impaired by the Plan. Each holder of an Allowed Secured Claim Relating to First and Refunding Mortgage Bonds is entitled to vote to accept or reject the Plan.

      Class 3b - Secured Claims Relating to Replaced First and Refunding Mortgage Bonds.

        Allowance. The Secured Claims Relating to Replaced First and Refunding Mortgage Bonds shall be deemed Allowed Secured Claims Relating to Replaced First and Refunding Mortgage Bonds in the amounts set forth in Schedule 4.6 to the Plan Supplement.

        Distributions. Each series of Mortgage Bond shall be replaced with New Mortgage Bonds. Each holder of a Mortgage Bond shall receive an amount in Cash equal to any and all accrued and unpaid interest owed to such holder in respect to such Mortgage Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date.

        Liens. The property transferred by the Debtor to ETrans, GTrans, Gen, Newco, the Parent and their respective subsidiaries and affiliates or sold by the Debtor pursuant to Article VII of the Plan shall be released from the lien of the Mortgage. As of the Effective Date, the New Mortgage Bonds shall be the only debt outstanding under the Mortgage.

        Impairment and Voting. Class 3b is impaired by the Plan. Each holder of an Allowed Secured Claim Relating to Replaced First and Refunding Mortgage Bonds is entitled to vote to accept or reject the Plan.

      Class 4a - Mortgage Backed PC Bond Claims.

        Allowance. The Mortgage Backed PC Bond Claims shall be deemed Allowed Mortgage Backed PC Bond Claims in the amounts set forth on Schedule 4.7 to the Plan Supplement.

        Distributions.

          Each series of Mortgage Backed PC Bonds shall remain outstanding. To the extent such payments are not made or provided for by the payment of Class 3b Claims to or for the benefit of the Bond Trustee, each holder of a Mortgage Backed PC Bond shall receive Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Mortgage Backed PC Bond in accordance with the terms thereunder to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreements shall be paid in Cash. The Reorganized Debtor shall continue to be solely liable for the Debtor's obligations under the PC Bond Documents related to the Mortgage Backed PC Bonds.

          With respect to any property transferred by the Debtor to ETrans, GTrans or Gen pursuant to the terms of the Plan, the acquisition or construction of which was financed or refinanced with the proceeds of a series of Mortgage Backed PC Bonds, the transferee shall assume the obligation to perform, satisfy and/or comply with those terms, covenants, conditions or obligations under the related PC Bond Documents arising from and after the Effective Date which are to be observed, performed, satisfied or complied with by the owner or operator of the "Project" (as described therein) or any portion thereof which is then owned or controlled by such party, including, without limitation, (A) any obligation to maintain such Project or portion thereof and its other assets and to timely pay any taxes, governmental charges, assessments, insurance premiums or other costs or expenses related thereto, (B) the obligation to comply with all restrictions on the use of such Project or portion thereof set forth in the related PC Bond Documents, and (C) the obligation to refrain from taking any action or permitting any action to be taken with respect to such Project or portion thereof that could cause interest on the related series of PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

          On or prior to the Effective Date, with respect to each series of Mortgage Backed PC Bonds, the Reorganized Debtor, the Issuer and Bond Trustee shall receive an opinion of the original bond counsel to the effect that the transactions set forth in the Plan with respect to each series of Mortgage Backed PC Bonds and the execution and delivery of any releases, amendments or other agreements in connection therewith will not, in and of themselves, cause interest on such series of Mortgage Backed PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

        Impairment and Voting. Class 4a is impaired by the Plan. Each holder of an Allowed Mortgage Backed PC Bond Claim is entitled to vote to accept or reject the Plan.

      Class 4b - MBIA Insured PC Bond Claims.

        Allowance. The MBIA Insured PC Bond Claims shall be deemed Allowed MBIA Insured PC Bond Claims in the amounts set forth on Schedule 4.8 to the Plan Supplement.

        Distributions.

          The MBIA Insured PC Bonds shall remain outstanding. Each holder of a MBIA Insured PC Bond shall receive Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such MBIA Insured PC Bond in accordance with the terms of the respective MBIA Insured PC Bond, to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the Loan Agreement shall also be paid in Cash. The Reorganized Debtor shall continue to be solely liable for the Debtor's obligations under the PC Bond Documents related to the MBIA Insured PC Bonds.

          With respect to any property transferred by the Debtor to ETrans, GTrans or Gen pursuant to the terms of the Plan, the acquisition or construction of which was financed or refinanced with the proceeds of a series of MBIA Insured PC Bonds, the transferee shall assume the obligation to perform, satisfy and/or comply with those terms, covenants, conditions or obligations under the related PC Bond Documents arising from and after the Effective Date which are to be observed, performed, satisfied or complied with by the owner or operator of the "Project" (as described therein) or any portion thereof which is then owned or controlled by such party, including, without limitation, (A) any obligation to maintain such Project or portion thereof and its other assets and to timely pay any taxes, governmental charges, assessments, insurance premiums or other costs or expenses related thereto, (B) the obligation to comply with all restrictions on the use of such Project or portion thereof set forth in the related PC Bond Documents, and (C) the obligation to refrain from taking any action or permitting any action to be taken with respect to such Project or portion thereof that could cause interest on the related series of PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

          On or prior to the Effective Date, the Reorganized Debtor, the Issuer and the Bond Trustee shall receive an opinion of the original bond counsel to the effect that the transactions set forth in the Plan with respect to the MBIA Insured PC Bonds and the execution and delivery of any releases, amendments or other agreements in connection therewith will not, in and of themselves, cause interest thereon to become includable in the gross income of the holders thereof for federal income tax purposes.

        Impairment and Voting. Class 4b is impaired by the Plan. Each holder of an Allowed MBIA Insured PC Bond Claim is entitled to vote to accept or reject the Plan.

      Class 4c - MBIA Claims.

        Allowance. The MBIA Claims shall be deemed Allowed MBIA Claims in the amounts set forth on Schedule 4.9 to the Plan Supplement.

        Distributions. Each holder of an Allowed MBIA Claim shall receive Cash equal to its pro rata share of the aggregate amount paid by MBIA to the Bond Trustee with respect to the payment of interest on the MBIA Insured PC Bonds during the period from the Petition Date to and including the last scheduled interest payment date preceding the Effective Date, together with its pro rata share of all other amounts due and owing to MBIA under the terms of the MBIA Reimbursement Agreement through the Effective Date, including interest due on such amounts to the extent provided in the MBIA Reimbursement Agreement at the non-default rate. The Reorganized Debtor shall continue to be solely liable under the MBIA Reimbursement Agreement.

        Impairment and Voting. Class 4c is impaired by the Plan. Each holder of an Allowed MBIA Claim is entitled to vote to accept or reject the Plan.

      Class 4d - Letter of Credit Backed PC Bond Claims.

        Allowance. The Letter of Credit Backed PC Bond Claims shall be deemed Allowed Letter of Credit Backed PC Bond Claims in the amounts set forth on Schedule 4.10 to the Plan Supplement.

        Distributions.

          The Letter of Credit Backed PC Bonds shall remain outstanding. Each holder of a Letter of Credit Backed PC Bond shall receive Cash in an amount equal to any and all accrued and unpaid interest owed to such Holder in respect of such Letter of Credit Backed PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the Loan Agreements shall also be paid in Cash. With respect to each series of Letter of Credit Backed PC Bonds, the applicable Loan Agreement(s) and related PC Bond Documents shall be modified on the Effective Date to provide that the Reorganized Debtor, ETrans, GTrans and Gen shall each be severally, but not jointly, liable for its PC Allocable Share of the payment obligations of the Debtor under the original Loan Agreement arising from and after the Effective Date.

          With respect to each series of Letter of Credit Backed PC Bonds the Reorganized Debtor, ETrans, GTrans and Gen will enter into an intercompany agreement (each an "Intercompany Agreement") which will provide, among other things that, in the event that the Reorganized Debtor, ETrans, GTrans or Gen shall fail to pay its PC Allocable Share of any payment obligation due under the related PC Bond Documents or due by such party under the related Reimbursement Agreement as set forth herein or shall fail to perform any other act required under the terms of the related PC Bond Documents or Reimbursement Agreement, then any non-defaulting party shall have the right, but not the obligation, to make such payment or perform such act for the account of and at the expense of the defaulting party. All such sums paid or expended by the non-defaulting party, together with interest thereon at ~~[~~twice the applicable PC Bond rate~~]~~, shall be paid by the defaulting party to such non-defaulting party on demand. The Intercompany Agreement will also provide that the making of any election, the granting of any consent or the taking of any discretionary act required or permitted to be made or taken by the borrower or account party under the terms of the related PC Bond Documents or the related Reimbursement Agreement shall be made or taken only upon the unanimous written consent of the Reorganized Debtor, ETrans, GTrans and Gen.

          With respect to any property transferred by the Debtor to ETrans, GTrans or Gen pursuant to the terms of the Plan, the acquisition or construction of which was financed or refinanced with the proceeds of a series of Letter of Credit Backed PC Bonds, the transferee shall assume the obligation to perform, satisfy and/or comply with those terms, covenants, conditions or obligations under the related PC Bond Documents arising from and after the Effective Date which are to be observed, performed, satisfied or complied with by the owner or operator of the "Project" (as described therein) or any portion thereof which is then owned or controlled by such party, including, without limitation, (A) any obligation to maintain such Project or portion thereof and its other assets and to timely pay any taxes, governmental charges, assessments, insurance premiums or other costs or expenses related thereto, (B) the obligation to comply with all restrictions on the use of such Project or portion thereof set forth in the related PC Bond Documents, and (C) the obligation to refrain from taking any action or permitting any action to be taken with respect to such Project or portion thereof that could cause interest on the related series of PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

        Impairment and Voting. Class 4d is impaired by the Plan. Each holder of an Allowed Letter of Credit Backed PC Bond Claim is entitled to vote to accept or reject the Plan.

      Class 4e - Letter of Credit Bank Claims.

        Allowance. The Letter of Credit Bank Claims shall be deemed Allowed Letter of Credit Bank Claims in the amounts set forth on Schedule 4.11 to the Plan Supplement.

        Distributions. Each holder of an Allowed Letter of Credit Bank Claim shall receive Cash in an amount equal to its pro rata share of the aggregate amount paid by the respective Letter of Credit Issuing Bank to the respective Bond Trustee under the terms of the applicable Letter of Credit with respect to the payment of the interest on the Letter of Credit Backed PC Bonds to which such Letter of Credit Issuing Bank Claim relates during the period from the Petition Date to and including the last scheduled interest payment date on such Letter of Credit Backed PC Bonds preceding the Effective Date, together with its pro rata share of all other amounts then due and owing to the respective Letter of Credit Issuing Bank and the applicable Banks, if any, under the terms of the respective Reimbursement Agreement through the Effective Date, including interest due on such amounts to the extent provided in the respective Reimbursement Agreement at the non-default rate. Each Reimbursement Agreement between the Debtor and a Letter of Credit Issuing Bank and the applicable Banks, if any, shall be modified on the Effective Date to provide that the Reorganized Debtor, ETrans, GTrans and Gen shall each be severally, but not jointly, liable for its PC Allocable Share of the payment obligations of the Debtor to such Letter of Credit Issuing Bank and the applicable Banks, if any, under the original Reimbursement Agreement arising from and after the Effective Date. Each Letter of Credit Issuing Bank shall extend the expiration date of its outstanding Letter(s) of Credit to a date five (5) years after the Effective Date. On the Effective Date, ETrans, Gtrans, Gen and the Reorganized Debtor will enter into an Intercompany Agreement with respect to each Reimbursement Agreement.

        Impairment and Voting. Class 4e is impaired by the Plan. Each holder of an Allowed Letter of Credit Bank Claim is entitled to vote to accept or reject the Plan.

      Class 4f - Prior Bond Claims.

        Allowance. The Prior Bond Claims shall be deemed Allowed Prior Bond Claims in the amounts set forth on Schedule 4.12 to the Plan Supplement.

        Distributions. Each holder of an Allowed Prior Bond Claim shall receive Cash in an amount equal to its pro rata share of (i) the accrued and unpaid interest due on the outstanding Reimbursement Obligation of the Debtor to such holder under the respective Prior Reimbursement Agreement in accordance with the terms thereof to and including the Effective Date, (ii) all other amounts (other than the Reimbursement Obligation) due and owing to the respective Prior Letter of Credit Issuing Bank under the terms of the respective Prior Reimbursement Agreement through the Effective Date at the non-default rate and (iii) sixty percent (60%) of such outstanding Reimbursement Obligation. Each Prior Reimbursement Agreement between the Debtor and a Prior Letter of Credit Issuing Bank shall be modified on the Effective Date to provide that the Reorganized Debtor shall remain solely liable thereunder for the remaining forty percent (40%) of the respective Reimbursement Obligation which shall be payable in ten (10) years and bear interest at the same rate as the Reorganized Debtor's notes with a ten (10) year maturity, unless and until Refunding Bonds are issued with respect thereto secured by, among other things, a new letter of credit issued by such Prior Letter of Credit Issuing Bank, all in form and content and upon terms and conditions satisfactory to the Reorganized Debtor.

        Impairment and Voting. Class 4f is impaired by the Plan. Each holder of an Allowed Prior Bond Claim is entitled to vote to accept or reject the Plan.

      Class 4g - Treasury PC Bond Claims.

        Allowance. The Treasury PC Bond Claims shall be deemed Allowed Treasury PC Bond Claims in the amounts set forth on Schedule 4.13 to the Plan Supplement.

        Distributions.

          Each Allowed Treasury PC Bond Claim shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. Each series of Treasury PC Bonds will remain outstanding. The Debtor's obligations under PC Bond Documents related to the Treasury PC Bonds shall remain solely the obligation of the Reorganized Debtor. Each holder of a Treasury PC Bond shall receive Cash in an amount equal to any and all accrued and unpaid interest owed to such holder with respect to such Treasury PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the Loan Agreements shall also be paid in Cash.

          With respect to any property transferred by the Debtor to ETrans, GTrans or Gen pursuant to the terms of the Plan, the acquisition or construction of which was financed or refinanced with the proceeds of a series of Treasury PC Bonds, the transferee shall assume the obligation to perform, satisfy and/or comply with those terms, covenants, conditions or obligations under the related PC Bond Documents arising from and after the Effective Date which are to be observed, performed, satisfied or complied with by the owner or operator of the "Project" (as described therein) or any portion thereof which is then owned or controlled by such party, including, without limitation, (A) any obligation to maintain such Project or portion thereof and its other assets and to timely pay any taxes, governmental charges, assessments, insurance premiums or other costs or expenses related thereto, (B) the obligation to comply with all restrictions on the use of such Project or portion thereof set forth in the related PC Bond Documents, and (C) the obligation to refrain from taking any action or permitting any action to be taken with respect to such Project or portion thereof that could cause interest on the related series of PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

          On the Effective Date, the Reorganized Debtor, the Issuer, and the Bond Trustee shall receive an opinion of the original bond counsel to the effect that the transactions set forth in the Plan with respect to the Treasury PC Bonds and the execution and delivery of any releases, amendments or other agreements in connection therewith will not, in and of themselves, cause interest thereon to become includable in the gross income of the holders thereof for federal income tax purposes.

        Impairment and Voting. Class 4g is unimpaired by the Plan. Each holder of an Allowed Treasury PC Bond Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      Class 5 - General Unsecured Claims.

        Distributions. Each holder of an Allowed General Unsecured Claim shall receive (i) Cash in an amount equal to sixty percent (60%) of such Allowed Claim and (ii) Long-Term Notes having an aggregate face value equal to forty percent (40%) of such Allowed Claim. In addition, each holder of an Allowed General Unsecured Claim shall receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Classes 5, 6, 7 and 9a.

        Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

      Class 6 - ISO, PX and Generator Claims.

        Distributions. Each holder of an Allowed ISO, PX and Generator Claim shall receive (i) Cash in an amount equal to sixty percent (60%) of the amount of such Allowed Claim and (ii) Long-Term Notes having an aggregate face value equal to forty percent (40%) of the amount of such Allowed Claim. In addition, each holder of an Allowed ISO, PX and Generator Claim shall receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Classes 5, 6, 7 and 9a.

        Impairment and Voting. Class 6 is impaired by the Plan. Each holder of an Allowed ISO, PX and Generator Claim is entitled to vote to accept or reject the Plan.

      Class 7 - ESP Claims.

        Distributions. Each holder of an Allowed ESP Claim shall receive (i) Cash in an amount equal to sixty percent (60%) of the amount of such Allowed Claim and (ii) Long-Term Notes having an aggregate face value equal to forty percent (40%) of the amount of such Allowed Claim. In addition, each holder of an Allowed ESP Claim shall receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Classes 5, 6, 7 and 9a.

        Impairment and Voting. Class 7 is impaired by the Plan. Each holder of an Allowed ESP Claim is entitled to vote to accept or reject the Plan.

      Class 8a - Environmental and Tort Claims for Actual Damages.

        Distributions. Each Allowed Environmental and Tort Claim for Actual Damages shall be satisfied in full in the ordinary course of business at such time and in such manner as ETrans, GTrans, Gen or the Reorganized Debtor, as the case may be, is obligated to satisfy such Allowed Claim under applicable law.

        Impairment and Voting. Class 8a is unimpaired by the Plan. Each holder of an Allowed Environmental and Tort Claim for Actual Damages is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      Class 8b - Environmental and Tort Claims for Punitive Damages.

        Distributions. Each Allowed Environmental and Tort Claim for Punitive Damages shall be satisfied in full in the ordinary course of business at such time and in such manner as ETrans, GTrans, Gen or the Reorganized Debtor, as the case may be, is obligated to satisfy such Allowed Claim under applicable law.

        Impairment and Voting. Class 8b is unimpaired by the Plan. Each holder of an Allowed Environmental and Tort Claim for Punitive Damages is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      Class 9a - Chromium Litigation Claims for Actual Damages.

        Distributions. On the later of the Effective Date and such date as an Allowed Chromium Litigation Claim for Actual Damages becomes due and payable, each holder of an Allowed Chromium Litigation Claim for Actual Damages shall receive (i) Cash in an amount equal to sixty percent (60%) of such Allowed Claim and (ii) Long-Term Notes having an aggregate face value equal to forty percent (40%) of such Allowed Claim. In addition, each holder of an Allowed Chromium Litigation Claim for Actual Damages shall receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Classes 5, 6, 7 and 9a. The aggregate after-tax amount of any Allowed Chromium Litigation Claim for Actual Damages shall be divided among ETrans, GTrans, Gen and the Reorganized Debtor approximately as follows: twelve and one-half percent (12.5%); twelve and one-half percent (12.5%); twenty-five percent (25%); and fifty percent (50%), respectively.

        Impairment and Voting. Class 9a is impaired by the Plan. Each holder of an Allowed Chromium Litigation Claim for Actual Damages is entitled to vote to accept or reject the Plan.

      Class 9b - Chromium Litigation Claims for Punitive Damages.

        Distributions. On the later of the Effective Date and such date as an Allowed Chromium Litigation Claim for Punitive Damages becomes due and payable, each holder of an Allowed Chromium Litigation Claim for Punitive Damages shall receive Chromium Subordinated Long-Term Notes having an aggregate face value equal to one hundred percent (100%) of such Allowed Claim. In addition, each holder of an Allowed Chromium Litigation Claim for Punitive Damages shall receive its pro rata share of a $40 million placement fee to be divided among holders of Allowed Claims in Classes 5, 6, 7 and 9a. The aggregate after-tax amount of any Allowed Chromium Litigation Claim for Punitive Damages shall be divided among ETrans, GTrans, Gen and the Reorganized Debtor approximately as follows: twelve and one-half percent (12.5%); twelve and one-half percent (12.5%); twenty-five percent (25%); and fifty percent (50%) respectively.

        Impairment and Voting. Class 9b is impaired by the Plan. Each holder of an Allowed Chromium Litigation Claim for Punitive Damages is entitled to vote to accept or reject the Plan.

      Class 10 - Convenience Claims.

        Distributions. Each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to one hundred percent (100%) of such Allowed Claim.

        Impairment and Voting. Class 10 is unimpaired by the Plan. Each holder of an Allowed Convenience Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      Class 11 - QUIDS Claims.

        Allowance. The QUIDS Claims shall be deemed Allowed QUIDS Claims in the aggregate principal amount set forth in Schedule 4.22, plus all accrued and unpaid interest as of the Petition Date at the non-default rate of interest specified in the QUIDS Indenture.

        Distributions. Each holder of an Allowed QUIDS Claim shall receive (i) Cash in an amount equal to accrued but unpaid interest on the principal amount of such Allowed Claim from January 1, 2001 to the Effective Date and (ii) QUIDS Subordinated Long-Term Notes having an aggregate face value equal to one hundred percent (100%) of such Allowed Claim (excluding the pre-petition interest portion of the Allowed Claim to be paid in Cash pursuant to Section 4.22(b)(i) of the Plan).

        Impairment and Voting. Class 11 is impaired by the Plan. Each holder of an Allowed QUIDS Claim is entitled to vote to accept or reject the Plan.

      Class 12 - Preferred Stock Equity Interests.

        Treatment. Each holder of a Preferred Stock Equity Interest shall retain its Preferred Stock in the Reorganized Debtor and shall receive in Cash any dividends and sinking fund payments accrued in respect of such Preferred Stock through the last scheduled payment date prior to the Effective Date.

        Impairment and Voting. Class 12 is impaired by the Plan. Each holder of an Allowed Preferred Stock Equity Interest is entitled to vote to accept or reject the Plan.

      Class 13 - Common Stock Equity Interests.

        Treatment. Each holder of a Common Stock Equity Interest shall retain its Common Stock in the Debtor, but the Common Stock directly held by the Parent shall be distributed by the Parent to the shareholders of the Parent pursuant to the Plan Supplement.

        Impairment and Voting. Class 13 is impaired by the Plan. Each holder of an Allowed Common Stock Equity Interest is entitled to vote to accept or reject the Plan.

      Allocation of Long-Term Notes, QUIDS Subordinated Long-Term Notes and Chromium Subordinated Long-Term Notes.

        To the extent the Plan provides for the satisfaction of a portion of an Allowed Claim in the form of Long-Term Notes, the aggregate amount of such Long-Term Notes shall be divided among each of the following entities approximately as follows:

          ETrans: twelve percent (12%);

          GTrans: fifteen percent (15%); and

          Gen: seventy-three percent (73%).

        To the extent the Plan provides for the satisfaction of a portion of an Allowed Claim in the form of QUIDS Subordinated Long-Term Notes, the aggregate amount of such QUIDS Subordinated Long-Term Notes shall be divided among each of the following entities approximately as follows:

          ETrans: twenty-seven and one-half percent (27.5%);

          GTrans: nineteen and eight-tenths percent (19.8%); and

          Gen: fifty-two and seven-tenths percent (52.7%).

        To the extent the Plan provides for the satisfaction of a portion of an Allowed Claim in the form of Chromium Subordinated Long-Term Notes, the aggregate amount of such Chromium Subordinated Long-Term Notes shall be divided among each of the four (4) entities approximately as follows:

          ETrans: twelve and one-half percent (12.5%);

          GTrans: twelve and one-half percent (12.5%);

          Gen: twenty-five percent (25%); and

          Reorganized Debtor: fifty percent (50%).

      Tax Treatment. To the extent that, in the Proponents discretion, adjustments are required in terms of the nature or terms of consideration to be distributed to holders of Allowed Claims pursuant to this Article IV in order to obtain the desired tax treatment, such adjustments shall be made in accordance with Section 11.11 of the Plan.

  PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS AND CLAIMS

      Voting of Claims. Each holder of record as of the Voting Record Date of an Allowed Claim or Equity Interest in an Impaired Class of Claims or Equity Interests set forth in Article IV of the Plan shall be entitled to vote separately with regard to each Impaired Class of Claims or Equity Interests held by such holder to accept or reject the Plan as provided in the Disclosure Statement Order.

      Elimination of Vacant Classes. Any Class of Claims that is not occupied as of the Commencement Date of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

      Nonconsensual Confirmation. If any Impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, the Debtor reserves the right to amend the Plan in accordance with Section 11.11 hereof or to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both.

      Method of Distributions Under the Plan.

        Disbursing Agent. All distributions under the Plan shall be made by the Debtor as Disbursing Agent or such other entity designated by the Debtor as Disbursing Agent. A Disbursing Agent shall not be required to provide any bond, surety or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond, surety or other security shall be borne by the Debtor.

        Distributions to Holders as of the Distribution Record Date.

          Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made to the holder of each Allowed Claim or Equity Interest at the address of such holder as listed on the Schedules as of the Distribution Record Date, unless the Debtor has been notified in writing of a change of address, including, without limitation, by the filing of a timely proof of Claim or Equity Interest by such holder that provides an address for such holder different from the address reflected on the Schedules.

          As at the close of business on the Distribution Record Date, the claims register and records of the stock transfer agent shall be closed, and there shall be no further changes in the record holder of any Claim or Equity Interest. The Debtor shall have no obligation to recognize any transfer of any Claim or Equity Interest occurring after the Distribution Record Date. The Debtor shall instead be authorized and entitled to recognize and deal for all purposes of the Plan with only those record holders stated on the claims register or the records of the stock transfer agent as of the close of business on the Distribution Record Date.

        Distributions of Cash. Any payment of Cash made by the Debtor pursuant to the Plan shall, at the Debtor's option, be made by check drawn on a domestic bank or wire transfer.

        Timing of Distributions. Except as otherwise set forth in the Plan, payments and distributions to holders of Allowed Claims or Equity Interests on the Effective Date shall be made on the Effective Date, or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

        Allocation of Plan Distributions. All distributions in respect of Allowed Claims shall be allocated first to the portion of such Claims representing interest (as determined for federal income tax purposes), second to the original principal amount of such Claims (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

        Minimum Distributions. No payment of Cash less than one hundred dollars ($100) shall be made by the Debtor to any holder of a Claim or Equity Interest unless a request therefor is made in writing to the Debtor.

        Unclaimed Distributions. All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Debtor and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred.

      Objections to and Resolution of Administrative Expense Claims and Claims. Except as to applications for allowance of compensation and reimbursement of Professional Compensation and Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, the Reorganized Debtor shall, on and after the Effective Date, have the exclusive right to make and file objections to Administrative Expense Claims and Claims. On and after the Effective Date, the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims without the approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtor shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and Claims and serve such objections upon the holder of the Administrative Expense Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than one hundred eighty (180) days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

      Payment of the Trustees' Fees. To the extent allowed by law, the fees of the Bond Trustees and the trustees under the Debtor's Mortgage and indentures (acting in their capacities as trustees and, if applicable, acting in their capacities as disbursing agents), the Issuer of the PC Backed Mortgage Bonds and their professionals shall be paid by the Debtor pursuant to the Confirmation Order. Upon payment of such fees and expenses, such Trustees shall be deemed to have released their liens securing payment of their fees and expenses for all fees and expenses payable through the Effective Date

      Cancellation of Existing Securities and Agreements. On the Effective Date, the promissory notes, bonds, debentures and all other debt instruments evidencing any Claim, other than those that are reinstated and rendered unimpaired or renewed and extended pursuant to Article IV of the Plan, or renewed and remain outstanding pursuant to Article IV of the Plan, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtor under the agreements and indentures governing such Claims, as the case may be, shall be discharged. The Common Stock and Preferred Stock representing Equity Interests shall remain outstanding. Holders of promissory notes, bonds, debentures and any and all other debt instruments evidencing any Claim shall not be required to surrender such instruments.

  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      Assumption, Assignment and/or Rejection of Executory Contracts and Unexpired Leases.

        Assumption of Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts set forth on Schedule 6.1(a)(i) to the Plan Supplement and unexpired leases set forth on Schedule 6.1(a)(ii) to the Plan Supplement that exist between the Debtor and any Person or Entity shall be deemed assumed by the Debtor as of the Effective Date, except that any executory contract or unexpired lease shall be deemed rejected by the Debtor as of the Effective Date (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iii) that is set forth in Schedule 6.1(a)(iii) to the Plan Supplement (executory contracts) or Schedule 6.1(a)(iv) to the Plan Supplement (unexpired leases). The schedules referred to in the preceding sentence are intended to contain collectively all existing executory contracts and unexpired leases of the Debtor. The Debtor reserves the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(i) through 6.1(a)(iv) to the Plan Supplement to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed by the Debtor or rejected. The Debtor shall provide notice of any amendments to Schedules 6.1(a)(i) through 6.1(a)(iv) to the Plan Supplement to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 6.1(a)(i) through 6.1(a)(iv) to the Plan Supplement shall not constitute an admission by the Debtor that such document is an executory contract or an unexpired lease or that the Debtor has any liability thereunder.

        Assignment of Executory Contracts and Unexpired Leases. Pursuant to sections 365(f) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases assigned pursuant to Article VII of the Plan shall be deemed assigned by the Debtor on the Effective Date to those entities as set forth in Article VII of the Plan.

        Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease listed or to be listed on Schedule 6.1(a)(iii) or 6.1(a)(iv) to the Plan Supplement that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 6.1(a)(iii) or 6.1(a)(iv) to the Plan Supplement and (ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedules 6.1(a)(iii) or 6.1(a)(iv) to the Plan Supplement, including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously has been assumed or assumed and assigned by the Debtor.

      Insurance Policies. All of the Debtor's insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan. Nothing contained in this Section 6.2 shall constitute or be deemed a waiver of any Cause of Action that the Debtor may hold against any entity, including, without limitation, the insurer under any of the Debtor's policies of insurance.

      Approval of Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1(a) hereof, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume, assume and assign or reject the unexpired leases specified in Section 6.1(a) hereof through the date of entry of an order approving the assumption, assumption and assignment or rejection of such unexpired leases, (iii) approval, pursuant to sections 365(f) and 1123 (b)(2) of the Bankruptcy Code, of the assignment of the executory contracts and unexpired leases assigned pursuant to Article VII of the Plan, and (iv) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1 hereof.

      Cure of Defaults. Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date, the Debtor shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed, or assumed and assigned, by the Debtor pursuant to Section 6.1(a) hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. All Disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtor's liability with respect thereto, or as may otherwise be agreed to by the parties.

      Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to, or Omitted from, the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 6.1 of the Plan must be filed with the Bankruptcy Court and served upon the Debtor by no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedules 6.1(a)(iii) or 6.1(a)(iv) to the Plan Supplement. Claims arising out of the omission of an executory contract or unexpired lease from Schedules 6.1(i) through 6.1(iv) to the Plan Supplement must be filed with the Bankruptcy Court and served upon the Debtor by no later than thirty (30) days after notice of entry of the Confirmation Order. All such Claims not filed within such time shall be forever barred from assertion against the Debtor, its estate and its property.

      Assumed Indemnification Obligations. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the Assumed Indemnification Claims. The Assumed Indemnification Claims shall, in all respects, irrespective of whether such claims arise under contracts or executory contracts, survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Petition Date.

      Compensation and Benefit Programs. Except as provided in Section 6.1 of the Plan, all savings, retirement, health care, severance, performance-based cash incentive, retention, employee welfare benefit, life insurance, disability and other similar plans and agreements, all directors and officers liability and other insurance and all workers' compensation programs are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtor in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

      Retiree Benefits. Payments, if any, due to any Person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtor prior to the Petition Date shall be continued for the duration of the period the Debtor has obligated itself to provide such benefits.

  IMPLEMENTATION OF THE PLAN

      Restructuring of the Electric Transmission Business.

        ETrans Membership Interests. On or before the Effective Date, ETrans shall have authorized and, subject to the terms and conditions hereof, shall issue to Newco one hundred percent (100%) of ETrans' membership interests (the "ETrans Membership Interests").

        Transfer of ETrans Assets. On the terms and subject to the conditions hereof, on or before the Effective Date, the Debtor shall transfer, convey, assign and deliver, and ETrans (or such other special purpose affiliates or wholly-owned subsidiaries of ETrans as are deemed necessary) shall accept, all right, title and interest of the Debtor in and to the rights, properties and assets of the Debtor used in connection with the ETrans Business and set forth on Schedule 7.1(b) to the Plan Supplement (collectively the "ETrans Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except as set forth on Schedule 7.1(b) to the Plan Supplement.

        Assumed ETrans Liabilities. On or before the Effective Date, ETrans and its affiliates or subsidiaries, if any, shall assume and thereafter in due course pay and fully satisfy the executory contracts, leases, liabilities and obligations of the Debtor set forth on Schedule 7.1(c) to the Plan Supplement (collectively the "ETrans Liabilities") and no other liabilities or obligations.

        ETrans Long-Term Notes, ETrans QUIDS Subordinated Long-Term Notes and ETrans Chromium Subordinated Long-Term Notes.

          On or before the Effective Date, ETrans shall issue to the Debtor approximately $380 million in long-term debt securities, consisting of ETrans Long-Term Notes and ETrans QUIDS Subordinated Long-Term Notes.

          On or before the Effective Date, or as soon as practical thereafter, ETrans shall issue to the Debtor ETrans Chromium Subordinated Long-Term Notes.

        New Money Notes. On or before the Effective Date, or as soon as practical thereafter, ETrans shall sell and issue new debt securities in the original principal amount of approximately $770 million, the terms of which are set forth on the Summary of Terms of Long-Term Debt, which notes shall be registered under the Securities Act or shall be exchangeable for substantially identical notes so registered (any and all such notes, including the exchanged notes, collectively, the "ETrans New Money Notes").

        Cash Consideration. On the Effective Date, or as soon as practical thereafter, ETrans shall pay Cash to the Debtor in the amount of approximately $770 million, subject to adjustment.

        Continuing Services Agreement. On or before the Effective Date, ETrans, its affiliates or subsidiaries, if any, and the Reorganized Debtor shall enter into one or more agreements, as necessary whereby ETrans will interconnect with the Reorganized Debtor and shall provide to the Reorganized Debtor certain transmission services as necessary for the Reorganized Debtor's continued service to each of its customers pursuant to contracts to be assumed by the Reorganized Debtor, including those with (i) WAPA and certain of its customers and (ii) the City and County of San Francisco.

        Service and Maintenance Agreement. On or before the Effective Date, ETrans, its affiliates or subsidiaries, if any, and the Reorganized Debtor shall enter into one or more agreements, as necessary to allow for ETrans to transition to separate operations.

        RTO. ETrans intends to join an RTO. At such time as a Western RTO is established and approved by the FERC and the FERC issues an order allowing ETrans to join such RTO, ETrans may transfer to such RTO. If the FERC certifies the ISO as a RTO, ETrans may decide to remain with the ISO. Prior to any withdrawal from the ISO, ETrans shall provide notice of its withdrawal to the ISO pursuant to the terms of the Transmission Control Agreement.

        Boards of Control. The members of the Boards of Control of ETrans and its affiliates or subsidiaries, if any, immediately prior to the Effective Date, and as set forth on Schedule 7.1(j) to the Plan Supplement, shall serve as the initial Boards of Control of ETrans and its affiliates or subsidiaries, if any, on and after the Effective Date unless otherwise disclosed prior to the Effective Date. Each of the members of such initial Boards of Control shall serve in accordance with the organizational documents of ETrans or its affiliates or subsidiaries, if any, as the same may be amended from time to time.

        Officers. The officers of ETrans and its affiliates or subsidiaries, if any, immediately prior to the Effective Date, and as set forth on Schedule 7.1(k) to the Plan Supplement, shall serve as the initial officers of ETrans and its affiliates or subsidiaries, if any, on and after the Effective Date unless otherwise disclosed prior to the Effective Date. Such officers shall serve in accordance with any employment agreement with ETrans or its affiliates or subsidiaries, if any, and applicable law.

        Regulatory Approvals.

          ETrans, its affiliates or subsidiaries, if any, and the Proponents shall timely seek all regulatory approvals from all applicable Governmental Entities that the Proponents, in their sole discretion, believe necessary to effectuate the transactions specified in this Section 7.1, including, without limitation, requesting confirmation, acceptance or approval by (A) the FERC (1) pursuant to sections 8 and 203 of the FPA, of the transfer of the ETrans Assets and ETrans Membership Interests, (2) pursuant to sections 204 and 305 of the FPA, of the issuance of the ETrans securities, assumption of ETrans Liabilities, transfer of ETrans Membership Interests and the creation of interlocking directorates, if any, and (3) pursuant to section 205 of the FPA, of new and any modified rate schedules and tariffs; (B) the SEC, pursuant to section 9(a)(2) of PUHCA, of the acquisition indirectly by the Parent of the ETrans Membership Interests; and (C) various federal agencies for its transfer of federal permits, rights of ways and other authorizations or operating permits, as required. In conjunction with the application under Section 203 of the FPA, ETrans shall commit to participate in a FERC-approved RTO and, as necessary and appropriate to satisfy such commitment, withdraw from participation in the ISO.

          ETrans, its affiliates or subsidiaries, if any, and the Proponents shall seek an affirmative ruling of the Bankruptcy Court, which may be in the Confirmation Order, that, pursuant to section 1123 of the Bankruptcy Code, the approval of California's state and local governmental agencies, including, but not limited to, the CPUC, shall not be required, among other things, in order to transfer or operate the ETrans Assets, for the transfer and use of various permits, licenses, leases and other entitlements in connection with the transfer and operation of the ETrans Assets, to transfer operational control of its transmission facilities from the ISO to a FERC-approved RTO, to issue securities, to assume the ETrans Liabilities or to otherwise effectuate the Restructuring Transactions.

      Restructuring of the Gas Transmission Business.

        GTrans Membership Interests. On or before the Effective Date, GTrans shall have authorized and, subject to the terms and conditions hereof, shall issue to Newco one hundred percent (100%) of GTrans' membership interests (the "GTrans Membership Interests").

        Transfer of GTrans Assets. On the terms and subject to the conditions hereof, on or before the Effective Date, the Debtor shall transfer, convey, assign and deliver, and GTrans (or such other special purpose affiliates or wholly-owned subsidiaries of GTrans as are deemed necessary) shall accept, all right, title and interest of the Debtor in and to the rights, properties and assets of the Debtor used in connection with the GTrans Business and described on Schedule 7.2(b) to the Plan Supplement (collectively the "GTrans Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except as set forth on Schedule 7.2(b) to the Plan Supplement.

        Assumed GTrans Liabilities. On or before the Effective Date, GTrans shall assume and thereafter in due course pay and fully satisfy the executory contracts, leases, liabilities and obligations of the Debtor set forth on Schedule 7.2(c) to the Plan Supplement (collectively the "GTrans Liabilities") and no other liabilities or obligations.

        GTrans Long-Term Notes, GTrans QUIDS Subordinated Long-Term Notes and GTrans Chromium Subordinated Long-Term Notes.

          On or before the Effective Date, GTrans shall issue to the Debtor approximately $420 million in long-term debt securities, consisting of GTrans Long-Term Notes and GTrans QUIDS Subordinated Long-Term Notes.

          On or before the Effective Date, or as soon as practical thereafter, GTrans shall issue to the Debtor GTrans Chromium Subordinated Long-Term Notes.

        New Money Notes. On or before the Effective Date, or as soon as practical thereafter, GTrans shall sell and issue new debt securities in the original principal amount of approximately $390 million, the terms of which are set forth on the Summary of Terms of Long-Term Debt, which notes shall be registered under the Securities Act or shall be exchangeable for substantially identical notes so registered (any and all such notes, including the exchanged notes, collectively, (the "GTrans New Money Notes").

        Cash Consideration. On the Effective Date, or as soon as practical thereafter, GTrans shall pay Cash to the Debtor in the amount of approximately $390 million, subject to adjustment.

        Transmission and Storage Contract. On or before the Effective Date, GTrans, its affiliates or subsidiaries, if any, and the Reorganized Debtor shall enter into an agreement related to gas transmission and storage rights, the form of which shall be set forth on Exhibit 7.2(g) to the Plan Supplement (the "Transmission and Storage Contract").

        Boards of Control. The members of the Boards of Control of GTrans and its affiliates or subsidiaries, if any, immediately prior to the Effective Date, and as set forth on Schedule 7.2(h) to the Plan Supplement, shall serve as the initial Boards of Control of GTrans and its affiliates or subsidiaries, if any, on and after the Effective Date unless otherwise disclosed prior to the Effective Date. Each of the members of such initial Boards of Control shall serve in accordance with the organizational documents of GTrans or its affiliates or subsidiaries, if any, as the same may be amended from time to time.

        Officers. The officers of GTrans and its affiliates or subsidiaries, if any, immediately prior to the Effective Date, and as set forth on Schedule 7.2(i) to the Plan Supplement, shall serve as the initial officers of GTrans and its affiliates or subsidiaries, if any, on and after the Effective Date unless otherwise disclosed prior to the Effective Date. Such officers shall serve in accordance with any employment agreement with GTrans or its affiliates or subsidiaries, if any, and applicable law.

        Regulatory Approvals.

          GTrans, its affiliates or subsidiaries, if any, and the Proponents shall timely seek all regulatory approvals from all applicable Governmental Entities that the Proponents, in their sole discretion, believe necessary to effectuate the transactions specified in this Section 7.2, including, without limitation, issuance, acceptance or approval by (A) the FERC, of a certificate under section 7 of the NGA, to operate the GTrans Assets under FERC jurisdiction for the transfer of the GTrans Assets, for GTrans to operate the GTrans Assets after the transfer and for establishment of new rate tariffs; and (B) various federal agencies for its transfer of federal permits, rights-of-ways and other authorizations or operating permits, as required.

          GTrans, its affiliates or subsidiaries, if any, and the Proponents shall seek an affirmative ruling of the Bankruptcy Court that, pursuant to section 1123 of the Bankruptcy Code, the approval of California's state and local governmental agencies, including, but not limited to the CPUC, shall not be required, among other things, in order to transfer or operate the GTrans Assets, for the transfer and use of various permits, licenses, leases and other entitlements in connection with the transfer and operation of the GTrans Assets, to issue securities, to assume the GTrans Liabilities, or to otherwise effectuate the Restructuring Transactions.

      Restructuring of the Electric Generation Business.

        Gen's Membership Interests. Before the Effective Date, Gen shall have authorized and, subject to the terms and conditions hereof, shall issue to Newco one hundred percent (100%) of Gen's membership interests (the "Gen Membership Interests").

        Transfer of Gen Assets. On the terms and subject to the conditions hereof, on or before the Effective Date, the Debtor shall transfer, convey, assign and deliver, and Gen (or such other special purpose affiliates or wholly-owned subsidiaries of Gen as are deemed necessary) shall accept, all right, title and interest of the Debtor in and to the rights, properties and assets of the Debtor used in connection with the Gen Business and described on Schedule 7.3(b) to the Plan Supplement (collectively the "Gen Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except as set forth on Schedule 7.3(b) to the Plan Supplement.

        Assumed Gen Liabilities. On or before the Effective Date, Gen and its affiliates or subsidiaries, if any, shall assume and thereafter in due course pay and fully satisfy the executory contracts, leases, liabilities and obligations of the Debtor set forth on Schedules 7.3(c) to the Plan Supplement (collectively the "Gen Liabilities") and no other liabilities or obligations.

        Gen Long-Term Notes, Gen QUIDS Subordinated Long-Term Notes, and Gen Chromium Subordinated Long-Term Notes.

          On or before the Effective Date, Gen shall issue to the Debtor approximately $1.9 billion in long-term debt securities, consisting of Gen Long-Term Notes and Gen QUIDS Subordinated Long-Term Notes.

          On or before the Effective Date, or as soon as practical thereafter, Gen shall issue to the Debtor Gen Chromium Subordinated Long-Term Notes.

        New Money Notes. On or before the Effective Date, or as soon as practical thereafter, Gen shall sell and issue new debt securities in the original principal amount of approximately $200 million, the terms of which are set forth on the Summary of Terms of Long-Term Debt, which notes shall be registered under the Securities Act or shall be exchangeable for substantially identical notes so registered (any and all such notes, including the exchanged notes, collectively, the "Gen New Money Notes").

        Cash Consideration. On or before the Effective Date, or as soon as practical thereafter, Gen shall pay Cash to the Debtor in the amount of approximately $200 million, subject to adjustment.

        Reorganized Debtor Power Purchase Agreement. On or before the Effective Date, Gen and the Reorganized Debtor shall enter into a long-term power sales agreement, whereby the Reorganized Debtor shall purchase output generated by Gen's facilities and produced by Gen under its irrigation district and two operationally linked hydroelectric QF power purchase agreements, the form of which shall be set forth on Exhibit 7.3(g) to the Plan Supplement (the "Reorganized Debtor Power Purchase Agreement").

        Boards of Control. The members of the Boards of Control of Gen and its affiliates or subsidiaries, if any, immediately prior to the Effective Date, and as set forth on Schedule 7.3(h) to the Plan Supplement, shall serve as the initial Boards of Control of Gen and its affiliates or subsidiaries, if any, on and after the Effective Date unless otherwise disclosed prior to the Effective Date. Each of the members of such initial Boards of Control shall serve in accordance with the organizational documents of Gen or its affiliates or subsidiaries, if any, as the same may be amended from time to time.

        Officers. The officers of Gen and its affiliates or subsidiaries, if any, immediately prior to the Effective Date, and as set forth on Schedule 7.3(i) to the Plan Supplement, shall serve as the initial officers of Gen and its affiliates or subsidiaries, if any, on and after the Effective Date, unless otherwise disclosed prior to the Effective Date. Such officers shall serve in accordance with any employment agreement with Gen or its affiliates or subsidiaries, if any, and applicable law.

        Regulatory Approvals.

          Gen, its affiliates or subsidiaries, if any, and the Proponents shall timely seek all regulatory approvals from all applicable Governmental Entities that the Proponents, in their sole discretion, believe necessary to effectuate the transactions specified in this Section 7.3, including, without limitation, confirmation, acceptance or approval by (A) the FERC (1) pursuant to sections 8 and 203 of the FPA, of the transfer of the Gen Membership Interests and certain Gen Assets, including a contract for the sale of power for resale and certain limited transmission facilities associated with generation, (2) pursuant to sections 204 and 305 of the FPA, of the issuance of the Gen securities, the assumption of Gen Liabilities, the transfer of Gen Membership Interests and the creation of interlocking directorates, if any, (3) pursuant to section 205 of the FPA, to sell the output of the generation assets and purchased power pursuant to the Reorganized Debtor Power Purchase Agreement and any agreements between Gen and its affiliates or subsidiaries, and (4) the transfer of the Debtor's beneficial interest in the Trusts covering Diablo Canyon; (B) the SEC, pursuant to section 9(a)(2) of PUHCA, of the acquisition indirectly by the Parent of the Gen Membership Interests; (C) the NRC, of the Debtor's transfer of the Gen Assets, including, but not limited to, the Debtor's beneficial interest in the Trusts covering Diablo Canyon to Gen or its affiliates or subsidiaries, if any; and (D) various federal agencies for its transfer of federal permits, rights-of-ways and other authorizations or operating permits, as required.

          Gen, its affiliates or subsidiaries, if any, and the Proponents shall seek an affirmative ruling of the Bankruptcy Court that, pursuant to sections 1123 and 1142(b) of the Bankruptcy Code, that (A) the approval of California's state and local governmental agencies, including, but not limited to, the CPUC, shall not be required, among other things, in order to transfer or operate the Gen Assets, including, but not limited to, the beneficial interest in the Trusts covering Diablo Canyon, for the transfer and use of various permits, licenses, leases and other entitlements in connection with the transfer and operation of the GTrans Assets, to issue securities, to assume the Gen Liabilities or to otherwise effectuate the Restructuring Transactions; and (B) the Reorganized Debtor is not required to retain its remaining generation assets through 2005.

      Newco.

        Issuance of Newco Common Stock. Prior to the Effective Date, Newco shall have authorized and issued to the Debtor an aggregate of ten thousand (10,000) shares of Common Stock, par value $0.01 per share, of Newco (the "Newco Common Stock"), which shall constitute 100% of the authorized, issued and outstanding shares of Newco Common Stock.

        Board of Directors. The members of the Board of Directors of Newco immediately prior to the Effective Date, and as set forth on Schedule 7.4(b) to the Plan Supplement, shall serve as the initial Board of Directors of Newco on and after the Effective Date unless otherwise disclosed prior to the Effective Date. Each of the members of such initial Board of Directors shall serve in accordance with the articles of incorporation of Newco or bylaws of Newco, as the same may be amended from time to time.

        Officers. The officers of Newco immediately prior to the Effective Date, and as set forth on Schedule 7.4(c) to the Plan Supplement, shall serve as the initial officers of Newco on and after the Effective Date unless otherwise disclosed prior to the Effective Date. Such officers shall serve in accordance with any employment agreement with Newco and applicable law.

      Reorganized Debtor.

        Surplus Property and Property Rights. On or immediately after the Effective Date, the Debtor shall sell, transfer, convey, assign and deliver, all right, title and interest of the Debtor in and to the rights, properties and assets of the Debtor described on Schedule 7.5(a) to the Plan Supplement, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except as set forth on Schedule 7.5(a) to the Plan Supplement.

        Dividend of Newco Common Stock to the Parent. Following the transactions set forth Sections 7.1 through 7.4 of the Plan but prior to the Reorganized Debtor Spin-off, the Debtor shall declare and pay a dividend of the outstanding Newco Common Stock to the Parent; and each of ETrans, GTrans and Gen shall thereafter continue as an indirect wholly-owned subsidiary of the Parent.

        Chromium Subordinated Long-Term Notes. On or before the Effective Date, the Reorganized Debtor shall issue dReorganized Debtor Chromium Subordinated Long-Term Notes.

        New Money Notes. On or before the Effective Date, or as soon as practical thereafter, the Reorganized Debtor shall sell and issue new debt securities in the original principal amount of approximately $4.31 billion, the terms of which are set forth on the Summary of Terms of Long-Term Debt, which notes shall be registered under the Securities Act or shall be exchangeable for substantially identical notes so registered (any and all such notes, including the exchanged notes, collectively, the "Reorganized Debtor New Money Notes").

        Transfer of Long-Term Notes, QUIDS Subordinated Long-Term Notes and Chromium Subordinated Long-Term Notes to Holders of Allowed Claims. On the Effective Date or as soon thereafter as is practicable, and following the transactions set forth in Sections 7.1 through 7.4 of the Plan, on the terms and subject to the conditions hereof, the Debtor shall transfer, convey, assign and deliver, and the Creditors shall accept, all right, title and interest of the Debtor in and to the Long-Term Notes, the QUIDS Subordinated Long-Term Notes and the Chromium Subordinated Long-Term Notes, in accordance with Article IV hereof, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except as set forth on Schedule 7.5(e) to the Plan Supplement.

        NOP. Upon the occurrence of the following events, the Reorganized Debtor may assume the NOP: (i) the Reorganized Debtor establishes and maintains an investment grade credit rating from S&P and Moody's; (ii) the Reorganized Debtor receives assurances from S&P and Moody's that the Reorganized Debtor's credit rating shall not be downgraded as a result of the reassumption of the NOP; (iii) there is an objective retail rate recovery mechanism in place pursuant to which the Reorganized Debtor is able to fully recover in a timely manner its wholesale costs of purchasing electricity to satisfy the NOP; (iv) there are objective standards in place regarding pre-approval of procurement transactions; and (v) subsequent to reassumption of the NOP, the conditions in clauses (iii) and (iv) shall remain in effect. The Reorganized Debtor shall be prohibited from accepting, directly or indirectly, an assignment of the DWR contracts.

        Retention and Transfer of Rate Recovery Litigation Claims. All of the Debtor's rights to and interest in the proceeds from any resolution of the Rate Recovery Litigation and resulting CPUC rate order requiring collection in rates (the "Rate Recovery") are property of the estate of the Debtor pursuant to section 541 of the Bankruptcy Code. On the Effective Date, and prior to the transactions set forth in Section 7.5(b) of the Plan, on the terms and subject to the conditions hereof, the Debtor shall transfer, convey, assign and deliver, and Newco, or a subsidiary of Newco, shall accept, right, title and interest of the Debtor in and to ninety five percent (95%) of the net after tax proceeds from the Rate Recovery, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except as set forth on Schedule 7.5(g) to the Plan Supplement, with the remaining right, title and interest in and to the remaining five percent (5%) of the net after tax proceeds continuing to be held by the Reorganized Debtor.

        BFM Contract Seizure Litigation. All of the Debtor's rights to and interest in the proceeds from any resolution of the BFM Contract Seizure Litigation are property of the estate of the Debtor pursuant to section 541 of the Bankruptcy Code. On the Effective Date, and prior to the transactions set forth in Section 7.5(b) of the Plan, on the terms and subject to the conditions hereof, the Debtor shall transfer, convey, assign and deliver, and Newco, or a subsidiary of Newco, shall accept, right, title and interest of the Debtor in and to either the claim or the net after tax proceeds from the BFM Contract Seizure Litigation, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except as set forth on Schedule 7.5(h) to the Plan Supplement; provided, however, if the proceeds from the BFM Contract Seizure Litigation are to be collected through the Debtor's customers, the Reorganized Debtor shall retain the rights to 5% of the net after tax proceeds from any successful resolution of such claim.

        Claims Against the State. All of the Debtor's rights to and interest in the proceeds from any resolution of the Claims Against the State are property of the estate of the Debtor pursuant to section 541 of the Bankruptcy Code. On the Effective Date, and prior to the transactions set forth in Section 7.5(b) of the Plan, on the terms and subject to the conditions hereof, the Debtor shall transfer, convey, assign and deliver, and Newco, or a subsidiary of Newco, shall accept, right, title and interest of the Debtor in and to either the claims or the net after tax proceeds from the Claims Against the State, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except as set forth on Schedule 7.5(i) to the Plan Supplement; provided, however, if the proceeds from the Other Claims Against the State are to be collected through the Debtor's customers, the Reorganized Debtor shall retain the rights to 5% of the net after tax proceeds from any successful resolution of such claim.

        Separation and Support Services Agreements. On or before the Effective Date, ETrans, GTrans, Gen, Newco, the Reorganized Debtor, the Parent and their subsidiaries and affiliates shall enter into one or more agreements, as appropriate, relating to the separation of the Debtor's existing operations among ETrans, GTrans, Gen, Newco, the Reorganized Debtor and their subsidiaries and affiliates, including, but not limited to, business lines, tax-sharing and allocation, employee matters, indemnification and insurance arrangements, real estate, environmental matters, technology and intellectual property ownership and license agreements, on-going electric operational matters, and certain operating, maintenance, metering, telecommunication and emergency services.

        Board of Directors. The members of the Board of Directors of the Debtor immediately prior to the Effective Date, and as set forth on Schedule 7.5(j) to the Plan Supplement, shall serve as the initial Board of Directors of the Reorganized Debtor on and after the Effective Date. Each of the members of such initial Board of Directors shall serve in accordance with the Debtor's Articles of Incorporation or the Debtor's Bylaws, as the same may be amended from time to time.

        Officers. The officers of the Debtor immediately prior to the Effective Date, and as set forth on Schedule 7.5(k) to the Plan Supplement, shall serve as the initial officers of the Reorganized Debtor on and after the Effective Date. Such officers shall serve in accordance with any employment agreement with the Reorganized Debtor and applicable law.

        Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Reorganized Debtor shall contain provisions necessary to (i) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such articles of incorporation and bylaws as permitted by applicable law and (ii) effectuate the provisions of the Plan, in each case without any further action by the shareholder or directors of the Debtor.

        Reorganized Debtor Spin-Off. In connection with the transactions set forth in Section 7.6(c) hereof, the Debtor shall, on, or as soon as practicable after, the Effective Date:

          have authorized and, subject to the terms and conditions hereof, shall issue to the Parent such number of additional shares of the Reorganized Debtor's Common Stock such that after such dividend is paid, the number of issued and outstanding shares of Common Stock held directly by the Parent will be the same as the number of issued and outstanding shares of common stock of the Parent;

          seek a private letter ruling from the IRS substantially to the effect that, among other things, (A) the Internal Restructuring shall qualify as a "reorganization" under section 368(a) of the Tax Code and (B) the Reorganized Debtor Spin-Off shall qualify as a tax-free spin-off under section 355 of the Tax Code; provided, that in the event the desired ruling cannot be obtained, the Proponents may choose to proceed with a modified ruling or without a ruling;

          prepare and distribute an information statement meeting the requirements of the Exchange Act to the holders of common stock of the Parent prior to the date of the Reorganized Debtor Spin-Off;

          cause the Reorganized Debtor's Common Stock to be approved for listing on the NYSE, subject only to official notice of distribution; and

          establish a rights plan (the terms of which are set forth on the Summary of Terms attached as Schedule 7.5(m)(v) to the Plan Supplement) and distribute to the shareholders of the Reorganized Debtor's Common Stock one "right" for each outstanding share of the Reorganized Debtor's Common Stock.

        Regulatory Issues.

          The Proponents shall timely seek a no-action letter from the SEC to the effect that each of the securities to be issued pursuant to Article IV hereof shall be issued by a successor of the Debtor for purposes of section 1145(a) of the Bankruptcy Code.

          The Proponents shall timely seek all regulatory approvals from all applicable Governmental Entities that the Proponents, in their sole discretion, believe necessary to effectuate the transactions specified in this Section 7.5, including, without limitation, confirmation, approval or acceptance by (i) the FERC, pursuant to sections 204 and 305 of the FPA, of the Debtor's issuances of securities, the debt financing, and the declaration and payment of the dividend of the Newco Common Stock to the Parent and the indirect transfer of the Membership Interests to the Parent; (ii) the SEC, pursuant to section 9(a)(2) of PUHCA, of the acquisition by Parent of the Newco Common Stock, and indirectly the Membership Interests; (iii) the NRC of the indirect transfer of certain assets related to the shutdown nuclear generating unit at Humboldt Bay in connection with the Reorganized Debtor Spin-Off; and (iv) various federal agencies for its transfer of federal permits, rights-of-ways and other authorizations, as required.

          The Proponents shall seek an affirmative ruling of the Bankruptcy Court, which may be in the Confirmation Order, that, pursuant to section 1123 of the Bankruptcy Code, that (A) the approval of California's state and local governmental agencies, including, but not limited to, the CPUC, and the payment of fees to such agencies, shall not be required for (1) the change of ownership of the Debtor resulting from the Reorganized Debtor Spin-Off or for the transfer of the ETrans Assets, the GTrans Assets and the Gen Assets, and (2) the transfer of assets to, or operation of assets by, ETrans, GTrans or Gen, or their affiliates or subsidiaries, as appropriate or to otherwise effectuate the Restructuring Transactions, and (B) the CPUC affiliate transaction rules shall not apply to any of the agreements entered into as part of the Restructuring Transactions.

      Parent.

        Transfer of Parent Assets. On the terms and subject to the conditions hereof, on or before the Effective Date, the Debtor shall transfer, convey, assign and deliver, and the Parent, Newco or a subsidiary of the Parent or Newco, shall accept, all right, title and interest of the Debtor in and to the rights, properties and assets of the Debtor and described on Schedule 7.6(a) to the Plan Supplement (collectively the "Parent Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except as set forth on Schedule 7.6(a) to the Plan Supplement.

        Assumed Parent Liabilities. On and as of the Effective Date, the Parent, Newco or a subsidiary of the Parent or Newco, shall assume and thereafter in due course pay and fully satisfy the executory contracts, leases, liabilities and obligations of the Debtor set forth on Schedule 7.6(b) to the Plan Supplement (collectively the "Parent Liabilities") and no other liabilities or obligations.

        Parent Dividend. Immediately following the transactions set forth in Sections 7.1 through 7.5, 7.6(a) and 7.6(b) hereof, and on or immediately following the Effective Date, the Parent shall declare and pay a one-for one dividend of all of the Reorganized Debtor's Common Stock held by the Parent to the shareholders of the Parent (the "Reorganized Debtor Spin-Off") in accordance with the terms and conditions of the Master Separation Agreement attached as Exhibit 7.6(c) to the Plan Supplement (the "Master Separation Agreement").

        Regulatory Approvals. The Proponents shall timely seek all regulatory approvals from all applicable Governmental Entities that the Proponents, in their sole discretion, believe necessary to effectuate the transactions specified in this Article VII, including, without limitation, confirmation, acceptance or approval by (i) the FERC, pursuant to section 203 of the FPA, the transfer by Parent of interests in the Debtor to the Parent's shareholders and (ii) the SEC, pursuant to section 9(a)(2) of PUHCA, of (A) the temporary ownership by the Parent of the Debtor's Common Stock and (B) the indirect ownership of the ETrans Membership Interests and the Gen Membership Interests.

      Working Capital Facilities. Each of the Reorganized Debtor, ETrans, GTrans and Gen shall establish working capital facilities for the purpose of funding seasonal fluctuations in working capital, letters of credit primarily for workers' compensation liabilities in the event the Reorganized Debtor, ETrans, GTrans or Gen do not secure approval by the State of California of the self-funding set forth in Section 7.8(b) of the Plan and certain other contingencies, the terms, available components and estimated amounts of which shall be set forth on Exhibit 7.7 to the Plan Supplement.

      Regulatory Issues.

        Each of the Reorganized Debtor, Newco, ETrans, GTrans and Gen and their respective subsidiaries and affiliates shall operate their businesses in accordance with all applicable laws and regulations promulgated or issued by all Governmental Entities having jurisdiction over such businesses.

        In the event that any of the Reorganized Debtor, ETrans, GTrans, Gen or Newco does not purchase workers' compensation insurance, such entity shall apply for approval by the Office of Self Insurance Plans of such entities' self insurance plan which shall satisfy the workers' compensation requirements set forth in the State of California's Labor Code section 3700 and by the Office of Self Insurance Plans, provided that each of the Reorganized Debtor, Newco, ETrans, GTrans and Gen shall post separate collateral to the State of California to support their self-insured programs.

      Issuance of New Securities. Notwithstanding the foregoing, certain securities related approvals shall be sought from the FERC under section 204 of the FPA. Other than such FERC approvals, the issuance of the following securities and notes by the Reorganized Debtor, Newco, ETrans, GTrans and Gen is hereby authorized without further act or action under applicable law, regulation, order or rule:

        Membership Interests;

        10,000 shares of Newco Common Stock;

        shares of the Reorganized Debtor's Common Stock;

        Long-Term Notes;

        QUIDS Subordinated Long-Term Notes;

        Chromium Subordinated Long-Term Notes;

        New Money Notes; and

        New Mortgage Bonds.

      Additional Entities. In accordance with Section 11.11 hereof, the Proponents may modify the Restructuring Transactions set forth in this Article VII in such a manner as they may deem necessary and appropriate in order to effect the Internal Restructuring set forth in the Plan, including, but not limited to, (a) forming additional special purpose affiliates or subsidiaries of ETrans, GTrans, Gen and Newco (such entities to be set forth on Schedule 7.10(a) to the Plan Supplement) and (b) transferring certain assets (to be set forth on Schedule 7.10(b) to the Plan Supplement) of the Debtor to the entities set forth on Schedule 7.10(a) to the Plan Supplement.

  CONFIRMATION AND EFFECTIVENESS OF THE PLAN

      Conditions Precedent to Confirmation. The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section 8.4 of the Plan:

        the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Plan, authorizing the Debtor to execute, enter into and deliver the Plan and to execute, implement and take all actions necessary or appropriate to give effect to the transactions contemplated by the Plan;

        the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, determining that the Debtor, the Parent and their affiliates are not liable or responsible for any DWR contracts (except for the DWR Claims) or purchases of power by the DWR, and any liabilities associated therewith;

        the Bankruptcy Court shall have entered an order or orders, which may be in the Confirmation Order, prohibiting the Reorganized Debtor from accepting, directly or indirectly, an assignment of the DWR contracts;

        the Bankruptcy Court shall have entered an order or orders, which may be in the Confirmation Order, prohibiting the reassumption of the NOP of its electric customers by the Reorganized Debtor unless the conditions set forth in Section 7.5(f) of the Plan are satisfied;

        The Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the commitment of ETrans to join a FERC-approved RTO and authorizing ETrans to join such FERC-approved RTO at such time as it is operational;

        the Bankruptcy Court shall have entered an order or orders, which may be in the Confirmation Order, approving and authorizing the execution of the proposed (i) Reorganized Debtor Power Purchase Agreement and (ii) the Transmission and Storage Contract;

        the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, having the effect of prohibiting officials of the CPUC and officials of the State of California from taking any action related to the allocation or other treatment of any "gain on sale" related to assets transferred or disposed of under the Plan that would adversely impact the Reorganized Debtor;

        the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, that the CPUC affiliate transaction rules are not applicable to the Restructuring Transactions;

        the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, that the approval of state and local agencies of California, including, but not limited to, the CPUC, shall not be required in connection with the Restructuring Transactions because section 1123 of the Bankruptcy Code preempts such state and local laws;

        the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, that the Proponents are not required to comply with Chapter 5 and section 1001 of the California Corporations Code because section 1123 of the Bankruptcy Code preempts such state law; and

        the Confirmation Order shall be, in form and substance, acceptable to the Proponents.

      Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 8.4 of the Plan:

        the Confirmation Order, in form and substance acceptable to the Debtor shall have been signed by the Bankruptcy Court on or before June 30, 2002, and shall have become a Final Order;

        the Effective Date shall have occurred on or before January 1, 2003;

        all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

        the Proponents shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Proponents to be necessary to implement the Plan;

        S&P and Moody's shall have established credit ratings for each of the securities to be issued by ETrans, GTrans, Gen and the Reorganized Debtor that are acceptable to the Proponents;

        the Plan shall not have been modified in a material way, including any modification pursuant to Section 11.11 of the Plan, since the Confirmation Date; and

        each of the disaggregated entities shall have consummated the sale of the New Money Notes as contemplated by the Plan.

      Effect of Failure of Conditions. In the event that one or more of the conditions specified in Section 8.2 of the Plan have not occurred or been waived on or before the January 1, 2003, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtor's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other Person or Entity or to prejudice in any manner the rights of the Debtor or any Person or Entity in any further proceedings involving the Debtor.

      Waiver of Conditions. The Proponents may waive by a writing signed by an authorized representative of the respective Proponent and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent set forth in Sections 8.1 and 8.2 of the Plan.

  EFFECT OF CONFIRMATION OF PLAN

      Term of Bankruptcy Injunction or Stays. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

      Revesting of Assets. On the Effective Date, except as otherwise transferred, sold or otherwise provided for in the Plan, the property of the estate of the Debtor shall vest in the Reorganized Debtor.

      Operations Following Effective Date. From and after the Effective Date, the Reorganized Debtor, Newco, ETrans, GTrans and Gen and their respective subsidiaries and affiliates may each operate its businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. As of the Effective Date, all property of the Reorganized Debtor, Newco, ETrans, GTrans and Gen and their respective subsidiaries and affiliates shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan.

      Claims Extinguished. As of the Effective Date, any and all avoidance claims accruing to the Debtor under sections 502(d), 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code and not then pending, shall be extinguished.

      Discharge of Debtor. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor or any of its assets or properties. Except as otherwise provided herein, (a) on the Effective Date, all such Claims against and Equity Interests in the Debtor shall be satisfied, discharged and released in full and (b) all Persons shall be precluded from asserting against the Debtor, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

      Injunction. In addition to and except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtor, Newco, ETrans, GTrans or Gen or their respective subsidiaries or affiliates on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Reorganized Debtor, Newco, ETrans, GTrans or Gen or their respective subsidiaries or affiliates or against the property or interests in property of the Reorganized Debtor, Newco, ETrans, GTrans or Gen or their respective subsidiaries or affiliates on account of any such Claim or Equity Interest, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Reorganized Debtor, Newco, ETrans, GTrans or Gen or their respective subsidiaries or affiliates or against the property or interests in property of the Reorganized Debtor, Newco, ETrans, GTrans or Gen or their respective subsidiaries or affiliates on account of any such Claim or Equity Interest and (e) commencing or continuing in any manner any action or other proceeding of any kind with respect to any claims and Causes of Action which are extinguished, dismissed or released pursuant to the Plan. The injunction shall also enjoin all parties in interest, including, without limitation, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, from taking any action in violation of the Confirmation Order. Such injunction shall extend to successors of the Reorganized Debtor, Newco, ETrans, GTrans or Gen or their respective subsidiaries or affiliates, their respective properties and interests in property. This Section 9.6 shall not enjoin, bar or otherwise impair the commencement or prosecution of direct personal claims against any Person other than the Reorganized Debtor, Newco, ETrans, GTrans and Gen and their respective subsidiaries or affiliates.

  RETENTION OF JURISDICTION

  The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

      to hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of cure amounts and Claims resulting therefrom;

      to hear and determine any and all adversary proceedings, applications and contested matters;

      to hear and determine any objection to Administrative Expense Claims or Claims;

      to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

      to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

      to consider any amendments to or modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

      to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

      to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan and/or Confirmation Order;

      to recover all assets of the Debtor and property of the Debtor's estate, wherever located;

      to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

      to hear any other matter not inconsistent with the Bankruptcy Code; and

      to enter a final decree closing the Chapter 11 Case.

  MISCELLANEOUS PROVISIONS

      Effectuating Documents and Further Transactions. The Debtor (or the Reorganized Debtor after the Effective Date), the Parent, Newco, ETrans, GTrans and Gen and their respective subsidiaries and affiliates are each authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

      Assurances Regarding Debt Securities.

        The Proponents shall take all commercially reasonable actions prior to the date on which all debt securities issued or sold under the Plan are freely tradable (the "Issuance Date") to ensure that such debt securities will be structured, marketed, priced and sold in such a manner to trade at par; provided, however, that the assurances undertaken herein are not intended to protect against changes in market interest rates after the date on which all debt securities issued under the Plan are freely tradable.

        At all times prior to the Issuance Date, the Committee shall be given reasonable observation rights in the process of structuring, marketing, pricing and selling the debt securities.

      Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the shareholder or directors of the Debtor shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of California, the state in which the Debtor is incorporated, without any requirement of further action by the shareholder or directors of the Debtor. On the Effective Date, or as soon thereafter as is practicable, the Debtor, ETrans, GTrans, Gen and Newco and their respective subsidiaries and affiliates shall, if required, file their articles of incorporation or articles of organization or amended articles of incorporation or amended articles of organization, as appropriate, with the Secretary of State of California, in accordance with the applicable general corporation law of California.

      Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. All sale transactions consummated by the Debtor and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including, without limitation, the sales, if any, by the Debtor of owned property or assets pursuant to section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtor of executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax.

      Releases by Debtor.

        As of the Effective Date, and subject to the release by the Releasees set forth in Section 11.6 below, the Debtor releases all of the Releasees from any and all Causes of Action held by, assertable on behalf of or derivative from the Debtor, in any way relating to the Debtor, the Debtor-in-Possession, the Chapter 11 Case, the Plan, negotiations regarding or concerning the Plan and the ownership, management and operation of the Debtor; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer or employee to the Debtor or any reimbursement obligation of any former director, officer or employee with respect to a loan or advance made by the Debtor to such former director, officer or employee and is not a waiver of or release for any attorneys retained in connection with this Chapter 11 Case from claims by their respective clients.

        As of the Effective Date, the Debtor releases the Parent from any and all Causes of Action held by, assertable on behalf of, or derivative from, the Debtor, in any way relating to the Debtor, the Debtor-in-Possession, the Chapter 11 Case, the Plan, negotiations regarding or concerning the Plan, the ownership, management and operation of the Debtor, and any transactions or transfers between the Parent and the Debtor, including but not limited to, any Cause of Action arising under Chapter 5 of the Bankruptcy Code or any state fraudulent conveyance statute.

      Limited Release by Releasees. In consideration for release of the Releases and other valuable consideration, except as otherwise provided under the Plan, as of the Effective Date, each of the Releasees, in any capacity, at their option, generally release the Debtor and the Debtor-in-Possession, the Reorganized Debtor, Newco, ETrans, GTrans, Gen and Newco and their respective subsidiaries and affiliates, in each case in any capacity, from any and all Causes of Action held by, assertable on behalf of or derivative from such Releasee, in any way relating to the Debtor, the Debtor-in-Possession, the Chapter 11 Case, the Plan, negotiations regarding or concerning the Plan and the ownership, management and operation of the Debtor. The release by the Debtor in Section 11.5 of the Plan shall be provided only to Releasees who execute and delivery to the Debtor a release as provided in this Section 11.6 and in a form acceptable to the Debtor.

      Exculpation. As of and subject to the occurrence of the Confirmation Date, (a) the Proponents shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation section 1125(a) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Proponents and each of their affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore, none of the Debtor, the Debtor-in-Possession, the Parent, the Committee, or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Equity Interest or other party in interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Case, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtor, the Debtor-in-Possession, the Parent, the Committee, and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided that nothing in this Section 11.7 shall effect a release in favor of any person other than the Debtor with respect to any debt owed to the United States Government, any state, city or municipality for any liability of such person arising under (a) the Internal Revenue Code, or any state, city or municipal tax code, or (b) the environmental laws of the United States, any state, city or municipality.

      Termination of Committee. The appointment of the Committee shall terminate on the Effective Date.

      Fees and Expenses.

        Subject to section 1129(a)(4) and other applicable provisions of the Bankruptcy Code, as of the Confirmation Date, the Debtor shall reimburse the Parent for any and all fees and expenses of professional Persons incurred by the Parent in connection with the preparation of the Disclosure Statement and the Plan and the prosecution, implementation and consummation of the Plan. On a monthly basis thereafter, the Debtor shall reimburse the Parent for any and all fees and expenses of professional Persons thereafter incurred by the Parent in connection with the Disclosure Statement and the Plan.

        From and after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional Persons thereafter incurred, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

      Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

      Amendment or Modification of the Plan.

        Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtor at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the Debtor shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified by the Debtors at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

      Severability. In the event that the Bankruptcy Court determines that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

      Revocation or Withdrawal of the Plan. The Proponents reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Proponents revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtor or any other Person or Entity or to prejudice in any manner the rights of the Debtor or any Person or Entity in any further proceedings involving the Debtor.

      Binding Effect. The Plan shall be binding upon and inure to the benefit of the Proponents, the Reorganized Debtor, Newco, ETrans, GTrans, and Gen and their subsidiaries and affiliates, the holders of Claims and Equity Interests, other parties in interest, and their respective successors and assigns.

      Notices. All notices, requests and demands to or upon the Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

      If to the Debtor:

      Pacific Gas and Electric Company
      77 Beale Street
      P.O. Box 7442
      San Francisco, California 94120
      Attn: General Counsel
      Telephone: (415) 973-7000
      Facsimile: (415) 973-5320

      with a copy to:

      PG&E Corporation
      One Market, Spear Street Tower, Suite 2400
      San Francisco, California 94105
      Attn: General Counsel
      Telephone: (415) 267-7000
      Facsimile: (415) 267-7265

      and:

      Howard, Rice, Nemerovski, Canady, Falk & Rabkin
      Three Embarcadero Center, 7th Floor
      San Francisco, California 94105
      Attn: James L. Lopes
      Telephone: (415) 434-1600
      Facsimile: (415) 217-5910

      and:

      Weil, Gotshal & Manges LLP
      700 Louisiana, Suite 1600
      Houston, Texas 77002
      Attn: Alan Gover
      Telephone: (713) 546-5000
      Facsimile: (713) 224-9511

      If to the Committee:

      Milbank, Tweed, Hadley & McCloy LLP
      1 Chase Manhattan Plaza
      New York, New York 10005
      Attn: Paul Aronzon
      Telephone: (212) 530-5000
      Facsimile: (212) 530-5219

      If to the Trustee:

      The Office of the United States Trustee
      250 Montgomery Street, Suite 1000
      San Francisco, California 94104
      Attn: Stephen L. Johnson
      Telephone: (415) 705-3333
      Facsimile: (415) 705-3379

      Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law of such jurisdiction.

      Withholding and Reporting Requirements. Except as otherwise provided by the Plan, in connection with the consummation of the Plan, the Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

      Plan Supplement. The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor at the address set forth in Section 11.15 of the Plan.

      Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

      Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtor shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

Dated: San Francisco, California
September 20, 2001

PACIFIC GAS AND ELECTRIC COMPANY

By:

Name:

Title:

PG&E CORPORATION

By:

Name:

Title:

Counsel for Pacific Gas and Electric Company:

HOWARD, RICE, NEMEROVSKI,
CANADY, FALK & RABKIN
Three Embarcadero Center, 7th Floor
San Francisco, California 94111
(415) 434-1600

Counsel for PG&E Corporation:
WEIL, GOTSHAL & MANGES LLP
700 Louisiana, Suite 1600
Houston, Texas 77002
(713) 546-5000

EXHIBIT B

Disclosure Statement Order

EXHIBIT C

Projected Financial Information
Reorganized Debtor	($Millions)
	12/31/02	12/31/03	12/31/04	12/31/05
INCOME STATEMENT
Total Operating Revenues*		10113.1	10042.5	10362.4

Operating Expenses:
Total Cost of Energy*		6036.0	5822.9	6007.3
M&O and A&G Costs		1850.1	1882.6	1900.4
Depreciation & Decommissioning		741.5	737.9	752.5
Property & Other Taxes		109.7	111.2	111.7
RRB Asset Amortization		290.1	290.1	290.1
Total Operating Expenses		9027.4	8844.7	9062.1

Operating Income		1085.8	1197.8	1300.3

Total Interest Income		16.0	9.9	9.4

Interest Expense (Excl RRBs)		410.7	370.6	364.1
RRB Interest		87.9	68.9	50.3
Total Interest Expense		498.5	439.5	414.4

Other Income		(44.4)	(41.4)	(45.9)

Pretax Income		558.8	726.7	849.4

Total Booked Income Taxes		183.3	249.1	298.9

Preferred Dividend Req		22.6	22.9	23.9

Total Earnings Avail for Common		352.9	454.7	526.7
* Excludes Receipts and Disbursements for CDWR Procurement.

BALANCE SHEET	12/31/02	12/31/03	12/31/04	12/31/05
Assets:
Plant in Service	19756.9	20754.5	21504.4	22242.7
Accumulated Depr	(9161.4)	(9902.9)	(10496.7)	(11059.9)
Net Plant	10595.5	10851.6	11007.7	11182.8

Construction Work In Progress	137.3	139.3	141.2	142.9

Other Noncurrent Assets	64.4	64.4	64.4	64.4
Total Long-term Assets	10797.2	11055.3	11213.3	11390.1

Current Assets:
Short-term Investments (Net)	0.0	0.0	0.0	0.0

Accounts Receivable	1651.3	1701.6	1751.9	1785.7

Balancing Accts Receivable	0.0	0.0	0.0	0.0
Inventory - Fuels	168.7	165.8	163.0	163.4
Inventory - M&S	64.2	65.9	67.6	69.2
Total Current Assets	1884.2	1933.4	1982.4	2018.2

Deferred Charges:
Expense Deferral (Reg Assets)	1572.8	1282.7	992.6	702.5
Other Deferred Charges	1418.3	1418.3	1418.3	1418.3
Total Deferred Charges	2991.2	2701.1	2411.0	2120.9

TOTAL ASSETS	15672.6	15689.8	15606.7	15529.2

Capitalization:
Common Stock Equity	3738.5	4114.0	4568.7	4905.4
Preferred Stock (incl QUIDS)	423.5	419.7	433.9	448.0
RRBs Outstanding	1160.4	870.3	580.2	290.1
Other Long-term Debt	5035.7	5019.1	4903.9	4865.6
Total Capitalization	10358.1	10423.1	10486.7	10509.0

Current Liabilities:
Short-Term Borrowings	164.3	164.3	161.5	161.9
Accounts Payable - Creditors	982.2	1012.4	1062.2	1095.6
Accounts Payable - Affiliates	0.0	0.0	0.0	0.0
Balancing Accounts Payable	29.3	29.1	28.9	28.6
Accrued Taxes Payable	573.5	569.7	540.4	544.0
Current Portion of RRBs	290.1	290.1	290.1	290.1
Long-Term Debt - Current	0.0	0.0	0.0	0.0
Interest Payable	42.7	38.2	33.7	33.4
Dividends Payable	0.0	0.0	0.0	0.0
Other Current Liabilities	610.4	610.4	610.4	610.4
Total Current Liabilities	2692.5	2714.2	2727.2	2764.0

Deferred Credits and Other NC Liabilities:
Deferred Income Taxes	840.5	744.6	648.7	566.8
Deferred ITC	108.3	103.8	99.4	94.9
Noncurrent Balancing Acct Liab	0.0	0.0	0.0	0.0
Customer Advances for Construction	117.2	121.7	123.9	126.8
Other Deferred Credits	1301.9	1301.9	1301.9	1301.9
Other Noncurrent Liab.	254.1	280.3	218.8	165.7
Total Deferred Credits & NC Liab	2622.0	2552.4	2392.8	2256.2

TOTAL CAPITAL & LIABILITIES	15672.6	15689.8	15606.7	15529.2

CASH FLOW STATEMENT	12/31/02	12/31/03	12/31/04	12/31/05
Cash Flows From Operations:
Net Income		375.5	477.6	550.5
Depreciation		717.5	737.9	752.5
Change in Deferred Taxes		(95.9)	(100.4)	(86.4)
Change in Accts Receivable		(50.3)	(50.2)	(33.8)
Change in Inventories		1.2	1.2	(2.0)
Change in Accts Payable		50.0	49.8	33.5
Change in Accrued Taxes Payable		(3.8)	(29.3)	3.6
Change in Bal Accts & Reg Asset Amort		289.9	289.9	289.8
Change in Other Working Capital		3.3	(4.5)	(0.3)
Other Net Cash from Operations		26.6	1.6	2.0
Net Cash from Operations		1314.0	1373.5	1509.4

Investing Activities:
Capital Expenditures		(997.6)	(956.7)	(981.6)
Other Net Investing Activities		0.0	0.0	0.0
Net Cash Used In Investing		(997.6)	(956.7)	(981.6)

Financing Activities:
Common Stock Issued (Repurchased)		0.0	0.0	(190.0)
Preferred Stock Issued		0.0	21.0	21.0
Preferred Stock redeemed		(3.8)	(6.9)	(6.9)
Long-term Debt issued		0.0	(115.1)	(38.4)
Long-term Debt matured/redeemed		(0.0)	0.0	0.0
Long-term Debt purch/sinking		0.0	0.0	0.0
RRB Principal Repayments		(290.1)	(290.1)	(290.1)
Change in Short-term Position		0.0	(2.8)	0.4
Dividends Disbursed		(22.9)	(22.9)	(23.9)
Other Net Financing Activities		0.0	0.0	0.0
Net Cash Used In Financing		(316.8)	(416.9)	(527.8)

Net Change in Cash		(0.4)	0.0	0.0

ETrans	($Millions)
	12/31/02	12/31/03	12/31/04	12/31/05
INCOME STATEMENT
Total Operating Revenues		773.8	847.0	905.5

Operating Expenses:
Grid Services		263.0	260.9	258.9
M&O and A&G Costs		166.3	169.4	172.6
Depreciation		111.4	122.3	134.8
Property & Other Taxes		23.6	26.9	30.0
Total Operating Expenses		564.3	579.6	596.3

Operating Income		209.5	267.5	309.2

Total Interest Income		0.0	0.0	0.0

Total Interest Expense		96.7	101.0	111.6

Other Income		5.6	6.6	6.1

Pretax Income		118.4	173.0	203.7

Total Booked Income Taxes		48.3	70.5	83.0

Preferred Dividend Req		0.0	0.0	0.0

Total Earnings Avail for Common		70.2	102.5	120.7

BALANCE SHEET	12/31/02	12/31/03	12/31/04	12/31/05
Assets:
Plant in Service	3192.5	3514.8	3895.3	4231.6
Accumulated Depr	(1135.9)	(1247.3)	(1307.4)	(1381.7)
Net Plant	2056.6	2267.5	2587.9	2850.0

Construction Work In Progress	57.6	58.8	60.0	61.2

Other Noncurrent Assets	0.0	0.0	0.0	0.0
Total Long-term Assets	2114.2	2326.2	2647.9	2911.1

Current Assets:
Short-term Investments (Net)	0.0	0.0	0.0	0.0

Accounts Receivable	74.9	82.7	90.5	96.8

Other Current Assets	5.8	5.9	6.1	6.1
Total Current Assets	80.7	88.6	96.6	102.9

Deferred Charges	204.3	204.3	204.3	204.3

TOTAL ASSETS	2399.2	2619.1	2948.7	3218.3

Capitalization:
Common Stock Equity	536.3	754.3	964.8	1062.3
Preferred Stock (incl QUIDS)	0.0	0.0	0.0	0.0
Other Long-term Debt	1250.0	1250.0	1362.8	1525.8
Total Capitalization	1786.3	2004.3	2327.6	2588.1

Current Liabilities:
Short-Term Borrowings (Net)	0.0	0.0	0.0	0.0
Accounts Payable	42.3	42.3	42.4	42.6
Balancing Accounts Payable	0.0	0.0	0.0	0.0
Accrued Taxes Payable	46.3	46.6	46.9	47.6
Long-Term Debt - Current	0.0	0.0	0.0	0.0
Interest Payable	0.0	0.0	0.0	0.0
Dividends Payable	0.0	0.0	0.0	0.0
Other Current Liabilities	42.4	42.4	42.4	42.4
Total Current Liabilities	131.0	131.3	131.7	132.5

Deferred Credits and Other NC Liabilities:
Deferred Income Taxes	307.3	313.7	320.2	328.8
Deferred ITC	14.2	13.6	13.1	12.6
Noncurrent Balancing Acct Liab	0.0	0.0	0.0	0.0
Customer Advances for Construction	0.0	0.0	0.0	0.0
Other Deferred Credits	155.1	155.7	156.2	156.3
Other Noncurrent Liab.	5.2	0.5	0.0	0.0
Total Deferred Credits & NC Liab	481.9	483.5	489.5	497.8

TOTAL CAPITAL & LIABILITIES	2399.2	2619.1	2948.7	3218.3

CASH FLOW STATEMENT	12/31/02	12/31/03	12/31/04	12/31/05
Cash Flows From Operations:
Net Income		70.2	102.5	120.7
Depreciation		111.4	122.3	134.8
Change in Deferred Taxes		6.4	5.9	8.2
Change in Accts Receivable		(7.8)	(7.8)	(6.3)
Change in Inventories		0.0	0.0	0.0
Change in Accts Payable		0.1	0.1	0.1
Change in Accrued Taxes Payable		0.3	0.3	0.7
Change in Other Working Capital		(0.0)	0.0	0.0
Other Net Cash from Operations		(6.3)	0.0	0.0
Net Cash from Operations		174.3	223.3	258.2

Investing Activities:
Capital Expenditures		(322.3)	(444.0)	(398.1)
Other Net Investing Activities		0.0	0.0	0.0
Net Cash Used In Investing		(322.2)	(444.0)	(398.1)

Financing Activities:
Common Stock Issued (Repurchased)		148.0	107.9	(23.2)
Preferred Stock Issued		0.0	0.0	0.0
Preferred Stock redeemed		0.0	0.0	0.0
Long-term Debt issued		0.0	112.8	163.0
Long-term Debt matured/redeemed		0.0	0.0	0.0
Long-term Debt purch/sinking		0.0	0.0	0.0
Change in Short-term Position		0.0	0.0	0.0
Dividends Disbursed		0.0	0.0	0.0
Other Net Financing Activities		0.0	0.0	0.0
Net Cash Used In Financing		148.0	220.7	139.8

Net Change in Cash		0.0	0.0	0.0

GTrans	($Millions)
	12/31/02	12/31/03	12/31/04	12/31/05
INCOME STATEMENT
Total Operating Revenues		430.5	427.5	450.8

Operating Expenses:
Total Cost of Energy		0.0	0.0	0.0
M&O and A&G Costs		130.2	134.1	138.3
Depreciation		77.2	81.4	83.8
Property & Other Taxes		19.7	21.7	22.5
Total Operating Expenses		227.0	237.2	244.6

Operating Income		203.5	190.4	206.2

Total Interest Income		0.0	0.0	0.0

Total Interest Expense		71.6	74.6	73.1

Other Income		2.6	3.2	1.9

Pretax Income		134.4	119.0	135.0

Total Booked Income Taxes		54.8	48.5	55.0

Preferred Dividend Req		0.0	0.0	0.0

Total Earnings Avail for Common		79.6	70.5	80.0

BALANCE SHEET	12/31/02	12/31/03	12/31/04	12/31/05
Assets:
Plant in Service	2766.9	2886.0	3062.2	3108.9
Accumulated Depr	(1110.3)	(1187.5)	(1214.9)	(1272.0)
Net Plant	1656.5	1698.5	1847.2	1836.9

Construction Work In Progress	10.0	37.8	9.9	28.5

Other Noncurrent Assets	0.0	0.0	0.0	0.0
Total Long-term Assets	1666.5	1736.2	1857.1	1865.4

Current Assets:
Short-term Investments (Net)	0.0	0.0	0.0	0.0

Accounts Receivable	46.3	46.0	45.7	48.2

Other Current Assets	6.5	6.7	6.9	7.0
Total Current Assets	52.8	52.7	52.5	55.2

Deferred Charges	104.7	104.7	104.7	104.7

TOTAL ASSETS	1824.1	1893.6	2014.4	2025.3

Capitalization:
Common Stock Equity	485.9	505.7	577.0	652.5
Preferred Stock (incl QUIDS)	0.0	0.0	0.0	0.0
Other Long-term Debt	900.0	939.2	977.9	900.9
Total Capitalization	1385.9	1444.9	1554.9	1553.4

Current Liabilities:
Short-Term Borrowings	0.0	0.0	0.0	0.0
Accounts Payable	12.5	12.8	13.2	13.6
Balancing Accounts Payable	0.0	0.0	0.0	0.0
Accrued Taxes Payable	(16.9)	(16.8)	(16.6)	(16.5)
Long-Term Debt - Current	0.0	0.0	0.0	0.0
Interest Payable	0.0	0.0	0.0	0.0
Dividends Payable	0.0	0.0	0.0	0.0
Other Current Liabilities	34.5	34.5	34.5	34.5
Total Current Liabilities	30.0	30.6	31.1	31.6

Deferred Credits and Other NC Liabilities:
Deferred Income Taxes	278.2	288.3	298.3	310.5
Deferred ITC	10.2	9.7	9.3	8.8
Noncurrent Balancing Acct Liab	0.0	0.0	0.0	0.0
Customer Advances for Construction	0.0	0.0	0.0	0.0
Other Deferred Credits	121.0	120.1	119.2	121.3
Other Noncurrent Liab.	(1.2)	0.0	1.5	(0.3)
Total Deferred Credits & NC Liab	408.2	418.1	428.3	440.3

TOTAL CAPITAL & LIABILITIES	1824.1	1893.6	2014.4	2025.3

CASH FLOW STATEMENT	12/31/02	12/31/03	12/31/04	12/31/05
Cash Flows From Operations:
Net Income		79.6	70.5	80.0
Depreciation		77.2	81.4	83.8
Change in Deferred Taxes		10.1	9.6	11.7
Change in Accts Receivable		0.3	0.3	(2.5)
Change in Inventories		0.0	0.0	0.0
Change in Accts Payable		0.3	0.4	0.4
Change in Accrued Taxes Payable		(0.1)	0.2	0.1
Change in Other Working Capital		0.0	0.0	0.0
Other Net Cash from Operations		(27.6)	1.8	(0.1)
Net Cash from Operations		139.9	164.1	173.4

Investing Activities:
Capital Expenditures		(119.1)	(203.6)	(91.8)
Other Net Investing Activities		(0.0)	0.0	0.0
Net Cash Used In Investing		(119.1)	(203.6)	(91.8)

Financing Activities:
Common Stock Issued (Repurchased)		(60.0)	0.8	(4.6)
Preferred Stock Issued		0.0	0.0	0.0
Preferred Stock redeemed		0.0	0.0	0.0
Long-term Debt issued		39.2	38.7	(77.0)
Long-term Debt matured/redeemed		0.0	0.0	0.0
Change in Short-term Position		0.0	0.0	0.0
Dividends Disbursed		0.0	0.0	0.0
Other Net Financing Activities		0.0	0.0	0.0
Net Cash Used In Financing		(20.8)	39.5	(81.6)

Net Change in Cash		(0.0)	0.0	0.0

Gen	($Millions)
	12/31/02	12/31/03	12/31/04	12/31/05
INCOME STATEMENT
Total Operating Revenues		1471.5	1488.8	1504.9

Operating Expenses:
Total Cost of Energy		95.7	89.5	93.8
M&O and A&G Costs		551.2	589.0	539.0
Depreciation		49.4	52.7	62.5
Property & Other Taxes		63.4	63.9	65.1
Total Operating Expenses		759.7	795.1	760.3

Operating Income		711.8	693.7	744.7

Total Interest Income		0.0	0.0	0.0

Total Interest Expense		194.1	188.6	183.1

Other Income		88.9	94.5	100.5

Pretax Income		606.7	599.6	662.0

Total Booked Income Taxes		245.8	242.9	268.3

Preferred Dividend Req		0.0	0.0	0.0

Total Earnings Avail for Common		360.9	356.7	393.7

BALANCE SHEET	12/31/02	12/31/03	12/31/04	12/31/05
Assets:
Plant in Service	9489.6	9603.5	9703.4	9912.0
Accumulated Depr	(8640.3)	(8689.8)	(8742.5)	(8804.9)
Net Plant	849.3	913.8	960.9	1107.0

Construction Work In Progress	1.0	25.3	66.5	0.0

Other Noncurrent Assets	1572.2	1661.1	1755.7	1856.2
Total Long-term Assets	2422.5	2600.2	2783.1	2963.2

Current Assets:
Short-term Investments (Net)	0.0	0.0	0.0	0.0

Accounts Receivable	199.3	181.4	183.5	185.5

Inventory - M&S	66.0	66.0	66.0	66.0
Other Current Assets	0.0	0.0	0.0	0.0
Total Current Assets	265.3	247.4	249.5	251.5

Deferred Charges	0.0	0.0	0.0	0.0

TOTAL ASSETS	2687.8	2847.6	3032.6	3214.8

Capitalization:
Common Stock Equity	(1209.0)	(1092.5)	(956.2)	(815.6)
Preferred Stock (incl QUIDS)	0.0	0.0	0.0	0.0
Other Long-term Debt	2400.0	2266.7	2200.0	2133.3
Total Capitalization	1191.0	1174.2	1243.8	1317.8

Current Liabilities:
Short-Term Borrowings	0.0	0.0	0.0	0.0
Accounts Payable	73.3	76.6	79.9	73.6
Long-Term Debt - Current	0.0	66.7	66.7	66.7
Interest Payable	0.0	0.0	0.0	0.0
Dividends Payable	0.0	0.0	0.0	0.0
Other Current Liabilities	0.0	0.0	0.0	0.0
Total Current Liabilities	73.3	143.3	146.5	140.3

Deferred Credits and Other NC Liabilities:
Deferred Income Taxes	5.9	30.0	48.9	64.2
Deferred ITC	0.0	0.0	0.0	0.0
Other Deferred Credits	0.0	0.0	0.0	0.0
Other Noncurrent Liab.	1417.6	1500.2	1593.3	1692.4
Total Deferred Credits & NC Liab	1423.4	1530.2	1642.3	1756.7

TOTAL CAPITAL & LIABILITIES	2687.8	2847.6	3032.6	3214.8

CASH FLOW STATEMENT	12/31/02	12/31/03	12/31/04	12/31/05
Cash Flows From Operations:
Net Income		360.9	356.7	393.7
Depreciation		49.4	52.7	62.5
Change in Deferred Taxes		24.1	18.9	15.3
Change in Accts Receivable		(2.4)	(2.1)	(2.0)
Change in Inventories		0.0	0.0	0.0
Change in Accts Payable		3.6	3.3	(6.2)
Change in Accrued Taxes Payable		0.0	0.0	0.0
Change in Other Working Capital		0.0	0.0	0.0
Other Net Cash from Operations		(10.6)	(1.4)	(1.4)
Net Cash from Operations		425.0	428.1	461.9

Investing Activities:
Capital Expenditures		(113.9)	(141.0)	(142.1)
Other Net Investing Activities		0.0	0.0	0.0
Net Cash Used In Investing		(113.9)	(141.0)	(142.1)

Financing Activities:
Common Stock Issued (Repurchased)		(244.4)	(220.4)	(253.1)
Preferred Stock Issued		0.0	0.0	0.0
Preferred Stock redeemed		0.0	0.0	0.0
Long-term Debt issued		0.0	0.0	0.0
Long-term Debt matured/redeemed		(66.7)	(66.7)	(66.7)
Long-term Debt purch/sinking		0.0	0.0	0.0
Change in Short-term Position		0.0	0.0	0.0
Dividends Disbursed		0.0	0.0	0.0
Other Net Financing Activities		0.0	0.0	0.0
Net Cash Used In Financing		(311.0)	(287.1)	(319.8)

Net Change in Cash		0.0	0.0	0.0

Assumptions - Nature and Limitations of Projections

The financial projections included in the Disclosure Statement are dependent upon the successful implementation of the business plans of the Reorganized Debtor, ETrans, GTrans and Gen and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, continued access by the Reorganized Debtor, ETrans, GTrans and Gen to debt and equity markets, the continued availability of the working capital facilities contemplated by the Disclosure Statement, the anticipated future performance of the Reorganized Debtor, ETrans, GTrans and Gen, certain assumptions with respect to competitors of ETrans, GTrans and Gen, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtor, ETrans, GTrans and Gen. In addition, the risk factors outlined in the Disclosure Statement and unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtor, ETrans, GTrans and/or Gen. Although the Proponents believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and may be material.

Significant Assumptions Regarding Plan Consummation

The Debtor is assuming that the Plan shall be confirmed by the Bankruptcy Court for the purposes of these projections. The assumption of Plan confirmation incorporates the following significant assumptions:

1. the holders of Classes 3a, 3b, 4a, 4b, 4c, 4d, 4e, 4f, 5, 6, 7, 9a, 9b, 11, 12, and 13 claims shall have voted to accept the Plan by the requisite statutory majority or majorities as provided in section 1126(c) of the Bankruptcy Code;

2. no material adverse effect on the business, assets, operations, property, condition (financial or otherwise) of the Debtor or any of its subsidiaries (other than inactive subsidiaries) shall have occurred and be continuing;
  no material unanticipated claims shall have been filed or asserted in the Chapter 11 Case;
  all necessary regulatory and governmental approvals shall have been received within the contemplated timeline; and
  the Bankruptcy Court shall have confirmed the Plan.

Significant Assumptions Regarding the Pre-Consummation Projections

Cash Balance At December 31, 2002

The Debtor expects to have cash available to reimburse creditors at year-end 2002 of about $3.3 billion. This amount is estimated based on the current cash balances, and taking into account various cash impacts through 2002. These impacts include reductions for restricted funds, outstanding checks and all operating receipts and disbursements. Capital expenditures included in the forecast total $1.4 billion in 2001 and $1.8 billion in 2002.

Earnings For 2001 -2002

Earnings over the period 2001 - 2002 reflect both earnings from ongoing utility operations, as well as non-recurring items such as the impact of FERC-ordered refunds and reversal of charges for costs the Debtor believes are invalid. Starting common equity balances in 2003 incorporate these earnings.

The Distribution Company (Reorganized Debtor)

A. Structure of the Reorganized Debtor

1. The Reorganized Debtor will be a local electric and gas distribution company serving retail customers in Northern and Central California. The Reorganized Debtor will retain substantially all distribution assets, comprised of the current assets that are not transferred to ETrans, GTrans or Gen or transferred or sold as contemplated under Section VI.H. of the Disclosure Statement. In general, the Reorganized Debtor's assets will be electric facilities at voltages below 60 kilovolts and gas facilities at pressures below 60 psig.

2. The Reorganized Debtor will provide distribution customer services and revenue cycle services, and will provide and administer public purpose programs for retail electric and gas customers.

3. The Reorganized Debtor will retain the obligation to procure gas on behalf of its retail gas customers and will accept the obligation to procure power on behalf of its retail electric customers once certain financial conditions are achieved.

4. The Reorganized Debtor will assume and retain the bilateral energy purchase agreements with (a) third party gas suppliers, and (b) most QFs and other third party power suppliers. Gen will assume Irrigation District contracts and two QF contracts whose operations are closely linked with the Irrigation District projects.

5. The Reorganized Debtor and Gen will enter into an agreement during which the Reorganized Debtor will purchase output generated by Gen's facilities and produced under Gen's power purchase agreements.

6. The Reorganized Debtor will contract with GTrans for a combination of firm and as-available storage and pipeline capacity rights based on its continuing obligation to serve core gas customers.

7. The Hunters Point Power Plant and Humboldt Bay Power Plant assets will remain with the Reorganized Debtor.
  Significant Assumptions Regarding the Projections for the Reorganized Debtor

Income Statement

Total Operating Revenues

Revenues include customer payments for electric and gas distribution services, electric transmission and gas transmission services, electric and gas energy procurement purchases (excluding DWR sources of electricity), public purpose programs and Rate Reduction Bonds.

1. Electric and Gas Distribution Revenues include base revenue increases from general rate case and attrition proceedings intended to enable the Reorganized Debtor to recover increased costs due to inflation, customer growth and ratebase growth. The authorized rate of return on common equity (ROE) remains at 11.2%. Electric annual load growth approximates 2%/year, and gas annual load growth ranges between 1.5% and 3%/year. The total energy demand incorporates forecast impacts of conservation programs in 2001 and 2002.

2 Electric and gas procurement revenues match electric and gas procurement expenses. Excluded are revenues collected for electric energy procured by DWR on behalf of the Reorganized Debtor's customers. Cash revenues (receipts) lag expenses (disbursements) by the average working capital lag of 16 days.

3 Electric and Gas Public Purpose Program Revenue, excluding CARE, remains relatively constant at about $230 million/year (about $200 million electric, $30 million gas). Identical M&O expenses offset these revenues so there is no impact on distribution earnings.

Operating Expenses

1. Total Cost of Energy includes all electric and gas commodity procured on behalf of retail electric and gas customers, and the costs of electric transmission and gas transmission services. Electric commodity costs include QF contracts, bilateral contracts with Gen, natural gas fuel for the Hunters Point and Humboldt power plants and other commodity procurement and grid management costs. Excluded are remittances to DWR for power it procures on behalf of the Reorganized Debtor's customers.

2. M&O and A&G Costs include direct M&O Expenses for electric and gas distribution, M&O expenses for the Hunters Point and Humboldt facilities, distribution A&G costs, public purpose programs and franchise and uncollectibles expenses.

3. Depreciation is calculated using depreciation rates currently authorized by the California Public Utilities Commission.

4. Property Tax is estimated at about 1% of net plant. Franchise Fees and Uncollectable expenses are estimated at about 1% of revenue.

Interest Expense

1. Interest Expense (excluding Rate Reduction Bonds) consists mainly of interest on long-term debt. Interest expense is based on an interest rate of about 7.75% for new long-term debt and 4.7% for retained Pollution Control bonds. Borrowing costs are based on the all-in, effective costs to the Reorganized Debtor. Corresponding debt balances are net of issuance expenses. Accordingly, the par value of debt issued will be approximately 1.0 percent higher than the net balances shown.

Other Income
1. Other Income is comprised of "below-the-line" income and expenses, including AFUDC, operating costs not recoverable in retail rates, and non-recurring items.

Income Taxes

1. Income Taxes are calculated using a 35% federal tax rate and an 8.84% state tax rate, with a combined tax rate of 40.746%. The book income tax provision reflects existing regulatory practices for recognizing the timing of income tax expenses.

Dividends

1. Preferred Dividend arrearages are paid upon plan consummation. Preferred dividends are based on an embedded cost of preferred stock of about 6.5%.

Balance Sheet

Starting balances are based on separation of the assets into the lines of business as described in the POR and Disclosure Statement. Generally, balances of assets and liabilities are either held constant at their starting level, or are taken as a percentage of a revenue or expense. Plant in service, construction work in progress, common stock and long-term debt are dynamic balances, changing as a function of cash from operations and capital expenditures. Cash balances are assumed to be zero, since any excess cash is either netted against short-term borrowings or is used to buy back long-term debt and equity in order to meet the assumed capital structure targets for each year. For the Distribution Business, the targeted debt/capital ratio is less than 50%, declining from an initial debt/capital ratio of 55%.

Cash Flow Statement

Cash from operations is estimated by adding back depreciation and deferred taxes to net income, plus changes in working capital. Seasonal variations in receipts and reimbursements will cause these average requirements to fluctuate within a range of approximately +/- $250 million.

The Generation Company (Gen)

A. Structure of Gen

1. Gen produces electricity, ancillary services and reliability-must run services. Initially all of the output of Gen will be sold to the Reorganized Debtor through a long-term bilateral contract. Beyond the term of the contract, Gen expects to sell into the open market at market rates.

2. Gen will own and operate the conventional hydroelectric facilities, Helms Pumped Storage facility and Diablo Canyon Power Plant. In addition, Gen will own and administer the Irrigation District contracts as well as two Qualifying Facility contracts - Bowman and Sandbar. Table 1 lists the capacity and energy output of Gen's assets.

3. Gen will own and maintain the generation tie lines that connect the generating assets to the transmission system.

Table 1. Gen Capability
Capacity (MW)
Hydro (incl. Helms)	3,896
Diablo Canyon	2,174
Irrigation Districts and QFs	1,062
Total	7,132

B. Significant Assumptions Regarding the Projections for Gen

Income Statement

Total Operating Revenues

1. Under the terms of the bilateral contract with the Reorganized Debtor, Gen will receive separate capacity and energy payments. The capacity payments will be subject to availability criteria and the energy payments will be based on the actual electrical output of the assets. Both the capacity price and the energy price will escalate with inflation. The capacity payment is expected to result in Gen revenue of approximately $1.22 billion per year, while the energy payment is expected to be approximately $0.26 billion. Actual revenue will vary with hydrological conditions, unit outages, and other factors affecting energy production and capacity ratings under the contract.

Operating Expenses

1. Total Cost of Energy represents the cost of nuclear fuel for Diablo Canyon, as well as the spent fuel storage fee imposed by the Department of Energy.

2. M&O and A&G Costs - - Hydro and Helms

a. Hydro operations and maintenance expenses are similar to the expenses contained in PG&E's proposed Revenue Sharing Agreement settlement, dated August 11, 2000.

b. Normal expenses are based on the Company's historic level of spending prior to the passage of AB1890.

c. Mandated expenses are any expenses incurred as a result of an order from a government agency or regulatory body. Such expenses include the cost of complying with license conditions and fees payable to FERC, among other costs.

d. Transmission fees are estimated at $5.5 million per year escalating with inflation, based on a Company forecast.

e. In recent history, the hydro system has experienced one major storm causing approximately $20 million of damage every ten years. Consequently the operating expenses include $2 million per year escalating at inflation to reflect this cost.

3. M&O and A&G Costs - - Diablo Canyon

a. Diablo Canyon's normal operating expenses are about $230 million escalating at inflation. O&M includes the cost of dry cask storage for spent nuclear fuel. Each unit runs approximately 20 months between refueling outages, resulting in one unit outage per year and 2 unit outages in the same year once every 5 years. Each refueling outage costs $35 million and requires 35 days to complete.

b. Income on the Diablo decommissioning trust assets flow through Other Income with an offsetting expense. All trust income and assets remain restricted for the sole purpose of nuclear decommissioning.

4. M&O and A&G Costs - - Irrigation District and QF Contracts

a. Irrigation district expenses consists of debt service payments, O&M, and water and energy payments, initially totaling $70 million/year.

b. QF contract costs are in the form of capacity and energy payments totaling about $7 million per year.

5. Depreciation and Decommissioning - - Depreciation expense is almost entirely for PG&E conventional hydro. Depreciation expense on hydro assumes a 35 year remaining life on gross plant. Diablo Canyon, Helms, and one conventional hydro project (South Yuba) have previously been expensed for financial reporting purposes.

Total Interest Income

1. Gen is assumed to not carry a cash balance.

Interest Expense

1. Interest Expense (excluding Rate Reduction Bonds) is modeled assuming an 8.2% cost of long term debt. Borrowing costs are based on the all-in, effective costs to Gen. Corresponding debt balances are net of issuance expenses. Accordingly, the par value of debt issued will be approximately 1.0 percent higher than the net balances shown.

Income Taxes

1. Income taxes are calculated using a 35% federal tax rate and an 8.84% state tax rate, with a combined tax rate of 40.746%.

Balance Sheet

Assets

Net Plant

1. Net plant is essentially PG&E conventional hydro plus undepreciated capital additions at Diablo Canyon, Helms and South Yuba.

Other Noncurrent Assets

1. Approximately $1.5 billion of this is the Diablo decommissioning trust fund. This fund is projected to grow at 6.34% per year from investment income reinvestments. The remaining $170 million is nuclear fuel inventory.

Current Assets

Accounts Receivable - Customers

1. Accounts receivable is estimated at 45 days revenue.

Other Current Assets

1. $66 million of materials and supplies inventory is listed as Other Current Assets.

Capitalization

Common Stock Equity

1. Gen is borrowing against the market value of its assets and the book value is artificially low due to previous accounting write-downs. As a result, common stock equity is negative.

Other Long Term Debt

1. Gen consists of a mix of finite lived assets (Diablo Canyon, and the Irrigation District and QF Contracts) as well as near-perpetual assets (Hydro and Helms). Because of this mix of assets as well as the security of the bilateral contract, Gen's near-term borrowing capacity is greater than its long term borrowing capacity. Gen is assumed to borrow $2.4 billion initially. $800 million of this debt amortizes straight-line over 12 years.

Current Liabilities

Accounts Payable - Creditors

1. Accounts payable is estimated at 45 days of cash operating expenses.

Deferred Credits and Other NC Liabilities

Deferred Income Taxes

1. Deferred income taxes are the difference between book and cash income taxes.

Other Noncurrent Liab.

1. This item is the liability associated with decommissioning Diablo Canyon.

Cash Flow Statement

Cash Flows From Operations

1. Cash from operations is estimated by adding back depreciation and deferred taxes to net income, plus any change in working capital.

Investing Activities

Capital Expenditures

Hydro and Helms

1. Capital spending is divided into normal capital and mandated capital costs. The normal capital spending forecast is the same as that contained in the Revenue Sharing Agreement.

2. Mandated capital costs, like mandated expenses, are capital costs incurred as a result of an order from a government agency or regulatory body. Mandated capital costs are based on a Company forecast and average $16 million (2001$) over the first 10 years.

Diablo Canyon

1. Diablo's capital spending is divided into 2 categories: base and major projects. Base capital spending is approximately $20 million per year. Major projects consist of turbine rotor replacement ($93 million over 2003-2005) and steam generator replacement ($415 million over 2006-2009).

Irrigation District and QF Contracts

1. There are no capital expenditures associated with the Irrigation District or QF Contracts.

The Electric Transmission Company (ETrans)

A. Structure of ETrans

1. ETrans will operate as an independent electric transmission company, selling transmission services to wholesale customers (other utilities), and to electric generators. ETrans will not procure electricity or ancillary services, except to the extent already required under existing transmission contracts to be assumed by ETrans and to meet any obligations under an ISO or RTO. ETrans' transmission network capacity will be controlled by the ISO/RTO.

2. ETrans will own electric facilities at voltages 60 kilovolts and above, including substations and telecommunications infrastructure.

B. Significant Assumptions Regarding the Financial Projections for ETrans

Income Statement

Total Operating Revenues

1. Operating revenues are estimated by assuming that ETrans' transmission rates are set annually by FERC. Authorized returns on common equity are 12.5% in 2003-2004, and 12.0% in 2005.

2. Authorized revenues are assumed to be increased each year to reflect additions of new transmission plant, and the effects of inflation on operating costs.

Operating Expenses

1. Grid Services - - The amounts on this line include the expenses of reliability-must-run (RMR) contracts. RMR costs are assumed to total about $250 million/year.

2. M&O and A&G Costs are the costs of operating and maintaining ETrans' electric infrastructure for delivering energy. These expenses are for the portion of costs that are not capitalized, and include employee compensation and benefits, payroll taxes, materials and supplies, contract labor, franchise fees paid to the cities and counties ETrans serves, and other costs and fees.

3. Depreciation & Decommissioning - - Depreciation expense is estimated as a function of investment in plant, and computed using currently approved depreciation rates.

4. Property & Other Taxes - - Property Tax is estimated at about 1% of net plant.
  Total Interest Income - - ETrans is assumed to not carry a cash balance, and not to have any balancing account interest income.

Interest Expense

1. Interest expense on long-term debt is estimated using a 7.73% cost of debt. Borrowing costs are based on the all-in, effective costs to ETrans. Corresponding debt balances are net of issuance expenses. Accordingly, the par value of debt issued will be approximately 1.0 percent higher than the net balances shown.

Other Income

1. This line includes amounts for AFUDC (Allowance for Funds Used During Construction).

Income Taxes

1. Income taxes are calculated using a 35% federal tax rate and an 8.84% state tax rate, with a combined tax rate of 40.746%.

Preferred Dividend Req

1. ETrans is assumed to be financed only with common equity and long-term debt. Therefore, there are no preferred dividends.

Balance Sheet

Starting balances are based on separation of the assets into the lines of business as described in the POR and Disclosure Statement. Generally, balances of assets and liabilities are either held constant at their starting level, or are taken as a percentage of a revenue or expense. Plant in service, construction work in progress, common stock and long-term debt are dynamic balances, changing as a function of cash from operations and capital expenditures. Cash balances are shown as zero, since any excess cash is offset against short-term debt, or is used to buy back debt and equity in order to meet the assumed capital structure targets for each year.

Plant in Service

Changes in Plant in Service are based on business unit forecasts of annual capital expenditures during the forecast period, which in turn are based on current business plans and projections. Significant capital expenditures for capacity additions, including Path 15, are included in the forecast.

Cash Flow Statement

1. Cash from operations is estimated by adding back depreciation and deferred taxes to net income, plus any change in working capital. Cash from operations over the forecast period is insufficient to fund ETrans' capital spending program over this period. As result, external financing, both equity and debt, is required. Equity infusions are assumed to be funded by the parent company, either through internally generated funds from other businesses or from stock issuance.

  Working capital is estimated based on year-end recorded balances.

The Gas Transmission Company (GTrans)

A. Structure of GTrans

1. GTrans will operate as an independent, FERC-regulated interstate gas transmission company, and will provide open access, non-discriminatory gas transportation, storage and related services to local gas and electric distribution companies, gas marketers, electric generators and other credit-worthy parties. GTrans will focus on providing open access transportation and related services, and, at least initially, will not buy and sell natural gas or other commodities.

2. GTrans will own gas transmission lines above 60 psig, including approximately 6,300 miles of pipelines, three underground storage facilities, eight compressor stations and certain end-use customer service lines. In addition, GTrans will receive all other assets currently used primarily to support the gas transmission business, except the Reorganized Debtor will retain gas gathering facilities and operations.

B. Significant Assumptions Regarding the Financial Projections for GTrans

Income Statement

Total Operating Revenues

1. Forecast operating revenues for 2003 are based on forecast 2002 revenues (fully normalized for weather and hydro conditions) for PG&E's California Gas Transmission business unit, and include an assumed 1% increase in total throughput due to system load growth. For the period 2004-2005, revenues are calculated as those necessary to achieve the full FERC-authorized return on common equity, which is assumed to be 13.0% for 2004 and 2005.

Operating Expenses

1. Total Cost of Energy - - The amounts on this line are zero, since GTrans has no plans to market natural gas commodity sales to its customers. Natural gas used to operate GTrans' compressor stations and to reflect other line losses will be collected from shippers through an "in-kind" shrinkage adjustment.

2. M&O and A&G Costs - - Maintenance and Operation (M&O) costs are based on GTrans' current forecast for 2002, and are escalated thereafter. These are the costs of operating and maintaining GTrans' infrastructure for delivering and storing natural gas. These expenses are for the portion of costs that are not capitalized, and include employee compensation and benefits, payroll taxes, materials and supplies, contract labor, franchise fees paid to cities and counties, and other costs and fees. Activities covered by these costs include pipeline, underground storage, and right-of-way maintenance. Administrative and General (A&G) costs represent the administrative costs of running the business. These costs also are forecast based on 2002 estimates.

3. Depreciation & Decommissioning expense is estimated as a function of investment in plant, and computed using currently-approved depreciation rates.
  Property and Other taxes, such as Franchise Fees, are estimated based on the sum of 1% of net plant and 1% of revenues.

Total Interest Income

1. GTrans is assumed not to carry a cash balance, and not to have any balancing account interest income.

Interest Expense

1. Interest expense on long-term debt is estimated using a 7.73% cost of debt. Borrowing costs are based on the all-in, effective costs to GTrans. Corresponding debt balances are net of issuance expenses. Accordingly, the par value of debt issued will be approximately 1.0 percent higher than the net balances shown.

Other Income

1. These amounts are based primarily on an estimate of AFUDC (Allowance for Funds Used During Construction.)

Income Taxes

1. Income taxes are calculated using a 35% federal tax rate and an 8.84% state tax rate, with a combined tax rate of 40.746%.

Preferred Dividend Req

1. GTrans will be financed only with common equity and long-term debt. Therefore, there are no preferred dividends.

Balance Sheet

Starting balances are based on separation of the assets into the lines of business as described in the POR and Disclosure Statement. Generally, balances of assets and liabilities are either held constant at their starting level, or are taken as a percentage of a revenue or expense. Plant in service, construction work in progress, common stock and long-term debt are dynamic balances, changing as a function of cash from operations and capital expenditures. Cash balances are assumed to be zero, since any excess cash is used to offset short-term debt or is used to buy back debt and equity in order to meet the assumed capital structure targets for each year.

Plant in Service

Changes in Plant in Service are based GTrans' expected annual capital expenditures during the forecast period, which in turn are based on current business plans and projections. These forecasts reflect the forecasted timing of plant additions. Significant capital expenditures for pipeline and storage capacity additions are included in the forecast.

Cash Flow Statement

Cash from operations is estimated by adding back depreciation and deferred taxes to net income, plus any change in working capital.

EXHIBIT D

Summary of Terms of Long-Term Debt

I. New Money Notes
Issuers	1. ETrans; 2. GTrans; 3. Gen; and 4. Reorganized Debtor.
Amount	ETrans -- $770,000,000
GTrans -- $390,000,000
Gen -- $200,000,000
Reorganized Debtor -- $4,310,000,000
Interest Rate	Market rate for comparable long-term notes at the time of issuance.
Maturity	10 years, 20 years or 30 years from issuance.
Interest Payment Date	Semiannually.
Ranking	Pari passu with other unsecured notes, including long-term notes, and prior to subordinated debt.
Covenants	Will reflect market terms at the time of their issuance.
Initial Trading Procedures

The initial holders of the New Money Notes will be permitted to sell such New Money Notes upon issuance; provided, however such initial sale is conducted through one of the bookrunning managers of the New Money Notes offerings for the period 10 days after issuance of the New Money Notes.

II. Long-Term Notes
Issuers	1. ETrans; 2. GTrans; and 3. Gen.
Amount	ETrans -- $380,000,000
GTrans -- $420,000,000
Gen -- $1,900,000,000
Interest Rate	Market rate for comparable long-term notes at the time of issuance.
Maturity	10 years, 20 years or 30 years from issuance.
Interest Payment Date	Semiannually.
Ranking	Pari passu with other unsecured notes, including New Money Notes, and prior to subordinated debt.
Covenants	Will reflect market terms at the time of their issuance.
Initial Trading Procedures

The initial holders of the long-term notes will be permitted to sell such long-term notes upon issuance; provided, however such initial sale is conducted through one of the bookrunning managers of the New Money Notes offerings for the period 10 days after issuance of the long-term notes.

III. QUIDS Long-Term Subordinated Notes
Issuers	1. ETrans; 2. GTrans; and 3. Gen.
Amount	ETrans -- $80,000,000
GTrans -- $60,000,000
Gen -- $160,000,000
Interest Rate	Market rate for comparable long-term subordinated notes at the time of issuance.
Maturity	2025 (same as original maturity).
Redemption Rights	Redeemable in whole or in part at 100% of principal plus accrued interest.
Interest Payment Date

Quarterly. So long as no event of default has occurred, the issuer may extend the interest payment period for up to 20 quarters and then pay the accrued interest, subject to further extension (but not beyond maturity) for an additional 20 quarters. During the extension, the issuer would be precluded from paying dividends or making distributions to equity holders and from redeeming or repurchasing securities that are pari passu or junior to these subordinated notes.

Ranking	Pari passu with each other; subordinate to all debt except after-issued subordinated debt and Chromium long-term subordinated notes, and senior to Chromium long-term notes.

IV. Chromium Long-Term Subordinated Notes
Issuers	1. ETrans; 2. GTrans; 3. Gen; and 4. Reorganized Debtor.
Amount	Unknown.
Interest Rate	Zero coupon reflecting market rate.
Maturity	10 years from issuance.
Ranking	Subordinate to all other debt, including QUIDS long-term subordinated notes.

V. New Mortgage Bonds
Issuer	Reorganized Debtor
Amount	$345,000,000
Interest Rate and Maturity	Identical to currently outstanding Mortgage Bonds.
Redemption Rights	Identical to currently outstanding Mortgage Bonds.
Ranking	All bonds of all series are pari passu with one another; generally senior to all other debt.
Collateral

Subject to listed exceptions, secured by a first lien on all fixed and personal property, shares of stock deposited with the trustee and choses in action, including after-acquired property (subject to liens existing at acquisition).

Exceptions to Collateral

The amended and restated Mortgage would expressly exclude from the collateral "excepted property" - cash and securities not paid, deposited or held under the indenture, contracts and other agreements, contract rights, bills, notes and other instruments, accounts receivable, claims and judgments, governmental and other licenses and permits etc., intellectual property rights and other general intangibles, vehicles and other movable equipment, goods, materials and inventory held for sale in the ordinary course or consumable, products produced, furniture and fixtures, computers, data processing and telecommunications facilities used primarily for administrative or clerical purposes or not otherwise used in the Reorganized Debtor's core business, and mineral rights.

Negative Lien Covenant

The Reorganized Debtor would not create or permit any debt, lien or charge which would be prior to the lien of the indenture upon the mortgaged property or upon the income derived therefrom except for:

• Mortgages, pledges, liens, charges, security interests or encumbrances ("Liens") on the assets of the Reorganized Debtor in existence on the date of the indenture (including all Liens contemplated by the Plan of Reorganization) and to the extent the Reorganized Debtor merges into, another entity, Liens on the assets of such entity on the date of merger;

• Liens on property pledged to ensure the payment of principal and interest on debt issued to finance or refinance some or all of the undercollection reflected in the Reorganized Debtor's TRA or comparable account or Liens otherwise created in connection with the issuance of tax-exempt debt securities;

• pledges or deposits by the Reorganized Debtor under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, etc.; Liens imposed by law or; Liens for property taxes; minor restrictions as to the use of real properties or Liens incidental to the conduct of the business of the Reorganized Debtor;

• Liens constituting purchase money security interests and Liens related to construction and acquisition of property;

• Liens incurred in connection with sale-leaseback transactions by the Reorganized Debtor.

Notwithstanding the above, the Reorganized Debtor may create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all secured debt then outstanding (not including secured debt permitted under the foregoing exceptions) at such time does not exceed 10% of the consolidated net tangible assets (as defined in the Mortgage) of the Reorganized Debtor.

Payment of Dividends	As restricted by applicable law.
Events of Default	• Nonpayment of interest when due after 30-day grace period.
• Nonpayment of principal of or premium at maturity.
• Breach of covenant or warranty in the indenture and continuation of such breach for 60 days after notice given to the company.

• Occurrence of event or condition which results in acceleration of bond, debenture, note or other evidence of money borrowed or guaranteed by the Reorganized Debtor or any significant subsidiary with an aggregate outstanding principal amount of more than $25,000,000, and such indebtedness is not discharged or acceleration is not rescinded within 30 days after notice to the Reorganized Debtor.

• Entry of decree or order for relief in an involuntary case under federal or state bankruptcy law or similar laws or adjudging the company or any significant subsidiary to be bankrupt or insolvent or appointing custodian, receiver, etc., which decree or order remains in effect for 60 days.

• Commencing a voluntary case under federal or state bankruptcy law or other similar law; making an assignment for the benefit of creditors; admission in writing of inability to pay debts when due or taking of corporate action in furtherance thereof

Amendments

  Ministerial amendments may be adopted without bondholder consent.

  Modification and amendments may be made by the Reorganized Debtor and the trustee with the consent of a majority in principal amount of each series affected.

  Amendments to certain specified economic terms of any series of notes (i.e., maturity date, percentage of outstanding bonds required to approve certain matters, conversion rights, creation of prior lien) may be adopted only with the consent of each bondholder.